AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1996

                                                       REGISTRATION NO. 33-63652
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               BANK UNITED CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                6711
    (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL
 OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)

                                   13-3528556
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                           50 CHARLES LINDBERGH BLVD.,
                                    SUITE 500
                            UNIONDALE, NEW YORK 11553
                                 (516) 745-6644

               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              SALVATORE A. RANIERI
                       VICE PRESIDENT AND GENERAL COUNSEL
                          50 CHARLES LINDBERGH BLVD.,
                                   SUITE 500
                           UNIONDALE, NEW YORK 11553
                                 (516) 745-6644

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

        WILLIAM F. BAVINGER, ESQ.                CRAIG M. WASSERMAN, ESQ.
              BRYAN CAVE LLP                  WACHTELL, LIPTON, ROSEN & KATZ
          700 THIRTEENTH STREET                    51 WEST 52ND STREET
          WASHINGTON, D.C. 20005                    NEW YORK, NY 10019
                                                      (212) 403-1000

                               JONATHON K. HEFFRON
                           EXECUTIVE VICE PRESIDENT,
                             CHIEF OPERATING OFFICER
                               AND GENERAL COUNSEL
                                   BANK UNITED
                             3200 SOUTHWEST FREEWAY
                              HOUSTON, TEXAS 77027
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                BANK UNITED CORP.

         Cross-Reference Sheet Between Items in Form S-4 and Prospectus
                    Pursuant to Item 501(b) of Regulation S-K


 ITEM NO.                         FORM S-4 CAPTION                                 HEADING IN PROSPECTUS
- -----------  -----------------------------------------------------------  ---------------------------------------
             A.  Information About the Transaction
Item  1.     Forepart of Registration Statement and Outside Front Cover
             Page of Prospectus.........................................  Outside Front Cover Page of Prospectus
Item  2.     Inside Front and Outside Back Cover Pages of Prospectus....  Inside Front Cover Page
                                                                          of Prospectus; Additional
                                                                          Information; Exchange Agent; Outside
                                                                          Back Cover Page of Prospectus.
Item  3.     Risk Factors, Ratio of Earnings to Fixed Charges and Other
             Information................................................  Outside Front Cover Page of Prospectus;
                                                                          Summary; Risk Factors; The Company;
                                                                          Purpose of the Exchange Offer; The
                                                                          Exchange Offer; Federal Income Tax
                                                                          Considerations; Capitalization; Ratios
                                                                          of Earnings to Fixed Charges.
Item  4.     Terms of Transaction.......................................  Summary; Purpose of the Exchange Offer;
                                                                          The Exchange Offer; Federal Income Tax
                                                                          Considerations; Capitalization.
Item  5.     Pro Forma Financial Information............................                     *
Item  6.     Material Contacts with the Company Being Acquired..........                     *
Item  7.     Additional Information Required for Reoffering by Persons
             and Parties Deemed to be Underwriters......................                     *
Item  8.     Interests of Named Experts and Counsel.....................                     *
Item  9.     Disclosure of Commission Position on Indemnification for
             Securities Act Liabilities.................................                     *
             B.  Information About the Registrant
Item 10.     Information with Respect to S-3 Registrants................                     *
Item 11.     Incorporation of Certain Information by Reference..........                     *
Item 12.     Information with Respect to S-2 or S-3 Registrants.........                     *
Item 13.     Incorporation of Certain Information by Reference..........                     *
Item 14.     Information with Respect to Registrants Other than S-2 or
             S-3 Registrants............................................  The Company; Selected Consolidated
                                                                          Financial and Other Data; Management's
                                                                          Discussion and Analysis of Financial
                                                                          Condition and Results of Operations;
                                                                          Business; Regulation; Description of
                                                                          Properties; Legal Proceedings.
             C.  Information About the Company Being Acquired
Item 15.     Information with Respect to S-3 Companies..................                     *
Item 16.     Information with Respect to S-2 or S-3 Companies...........                     *
Item 17.     Information with Respect to Companies Other than S-2 or S-3
             Companies..................................................                     *
             D.  Voting and Management Information
Item 18.     Information if Proxies, Consents or Authorizations Are to
             be Solicited...............................................                     *
Item 19.     Information if Proxies, Consents or Authorizations Are Not
             to be Solicited or in an Exchange Offer....................  Management

- ------------

* Omitted because inapplicable or answer is in the negative.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JUNE 28, 1996
                                BANK UNITED CORP.
             OFFER TO EXCHANGE 8.05% SENIOR NOTES DUE MAY 15, 1998,
               FOR ANY AND ALL RULE 144A NOTES (AS DEFINED BELOW)

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                ON , 1996, UNLESS EXTENDED. AS DESCRIBED HEREIN,
        WITHDRAWAL RIGHTS WITH RESPECT TO THE EXCHANGE OFFER ARE EXPECTED
               TO EXPIRE AT THE EXPIRATION OF THE EXCHANGE OFFER.

    Bank United Corp., a Delaware corporation formerly named USAT Holdings Inc. (the "Company"), hereby offers, upon the terms and conditions set forth in this Prospectus and the related Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange its 8.05% Senior Notes due May 15, 1998 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 8.05% Senior Notes due May 15, 1998, previously issued and sold to certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to Rule 144A ("Rule 144A") under the Securities Act, as well as to a limited number of institutional investors that are "accredited investors" within the meaning of Rule 501 under the Securities Act (such outstanding securities being collectively referred to herein as "Rule 144A Notes"). The principal amount of the Rule 144A Notes currently outstanding is $115,000,000.

    The Exchange Notes offered hereby are substantially identical to the Rule 144A Notes except that the Exchange Notes have been registered under the Securities Act. For federal income tax purposes, the Exchange Offer will result in a tax-free exchange. See "Federal Income Tax Considerations".

    The Company's purpose in engaging in the Exchange Offer is to satisfy the condition pursuant to which the interest rate on the Rule 144A Notes will revert to 8.05% per annum. The Exchange Offer will provide holders of Rule 144A Notes with Exchange Notes that, with certain exceptions set forth below, will generally be transferable without registration or any prospectus delivery requirement under the Securities Act. The Rule 144A Notes also may generally be transferable without such registration. See "Purpose of the Exchange Offer" and "Risk Factors -- Restrictions on Transfer".

    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), the Exchange Notes issued pursuant to the Exchange Offer in exchange for Rule 144A Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" or "promoter" of the Company within the meaning of Rule 405 under the Securities Act) without complying with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of each such holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Rule 144A Notes where such Rule 144A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

    The Exchange Offer is not conditioned upon any minimum number of Rule 144A Notes being tendered. The Exchange Offer will expire at 5:00 p.m., New York City time, on , 1996, unless extended (the "Expiration Date"). Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by the Company and the right of holders of Rule 144A Notes to withdraw tenders at any time prior to the acceptance thereof, Rule 144A Notes validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. Exchange Notes to be issued in exchange for properly tendered Rule 144A Notes will be mailed by the Exchange Agent promptly after the acceptance thereof. See "The Exchange Offer -- Withdrawal Rights".

    SEE "RISK FACTORS" COMMENCING AT PAGE 13 FOR A DESCRIPTION OF CERTAIN
RISKS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE EXCHANGE
NOTES.
                                              (TEXT CONTINUED ON FOLLOWING PAGE)
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE
       "FDIC"), THE OFFICE OF THRIFT SUPERVISION (THE "OTS") OR ANY STATE
       SECURITIES COMMISSION, NOR HAS THE COMMISSION, THE FDIC, THE OTS OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                THE EXCHANGE NOTES OFFERED HEREBY ARE NOT SAVINGS
              ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
                 SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE
                                FDIC OR ANY OTHER
                              GOVERNMENTAL AGENCY.
                               ------------------

             The date of this Prospectus is                , 1996.

     The Exchange Notes and the Rule 144A Notes are referred to collectively as the "Senior Notes". Interest on the Senior Notes is payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1993. The Senior Notes will mature on May 15, 1998. The Senior Notes are not redeemable prior to maturity, except that the Senior Notes are redeemable upon the occurrence of a Change of Control (as defined herein) or the sale or other disposition of at least 80% of the assets of the Bank (i) at the option of the Company, in whole but not in part, and (ii) at the option of holders, in whole or in part, in each case at 101% of their principal amount plus accrued interest to the date of redemption. The Senior Notes are subject to, and entitled to the benefits of, an Indenture, dated as of May 15, 1993 (the "Original Indenture"), and a First Supplemental Indenture, dated as of January 23, 1995 (the "Supplemental Indenture") (collectively, the "Indenture"). The Indenture does not limit the right of the Company to conduct a tender offer for, or otherwise to purchase, the Senior Notes. See "Description of the Senior Notes".

     The Senior Notes will rank PARI PASSU with or senior to such other indebtedness as the Company may incur. The Indenture generally restricts the incurrence of additional debt by the Company except for certain intercompany or affiliate subordinated debt and certain debt which may be incurred to redeem or repurchase the Senior Notes. No such debt is currently outstanding. The Indenture does not limit the incurrence of debt by subsidiaries of the Company. See "Description of the Senior Notes".

     The interest rate on the Exchange Notes is 8.05% per annum. The interest rate on the Rule 144A Notes was initially 8.05% per annum, and increased to 8.55% per annum in October 1993, and to 9.05% per annum in February 1994, because the Company had not consummated the Exchange Offer. The interest rate on the Rule 144A Notes will revert to 8.05% per annum from and including the date of the consummation of the Exchange Offer. See "Purpose of the Exchange Offer".

     There has not previously been any public market for the Rule 144A Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- No Prior Market". Moreover, to the extent that Rule 144A Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Rule 144A Notes could be adversely effected.

     THE COMPANY WILL NOT PAY ANY COMMISSION OR OTHER REMUNERATION TO ANY BROKER, DEALER, SALESMAN OR OTHER PERSON FOR SOLICITING TENDERS OF RULE 144A NOTES. SEE "THE EXCHANGE OFFER -- SOLICITATION OF TENDERS; EXPENSES".

                                        2

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where applicable reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified by such reference.

     The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                                 EXCHANGE AGENT

     The Bank of New York has agreed to provide certain services as Exchange Agent in connection with the Exchange Offer. Owners of Rule 144A Notes who require assistance should contact the Exchange Agent at The Bank of New York, 101 Barclay Street (7 East), Reorganization Section, New York, New York 10286, Attention Enrique Lopez (800) 524-4558.

                                        3

                                     SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION, DEFINITIONS AND FINANCIAL STATEMENTS APPEARING ELSEWHERE HEREIN. INVESTORS SHOULD CAREFULLY REVIEW THE ENTIRE PROSPECTUS. THE FISCAL YEAR FOR BANK UNITED CORP. AND ITS WHOLLY OWNED SUBSIDIARY, BANK UNITED (THE "BANK"), ENDS SEPTEMBER 30, AND, UNLESS OTHERWISE INDICATED, REFERENCES TO PARTICULAR YEARS ARE TO FISCAL YEARS ENDING SEPTEMBER 30 OF THE YEAR INDICATED. AS USED HEREIN, THE TERM "COMPANY" REFERS TO BANK UNITED CORP. AND ITS PREDECESSORS, AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES. SEE PAGE 140 FOR THE INDEX OF DEFINED TERMS USED IN THIS PROSPECTUS.

                          PURPOSE OF THE EXCHANGE OFFER

     The Company's purpose in engaging in the Exchange Offer is to satisfy the condition pursuant to which the interest rate on the Rule 144A Notes will revert to 8.05% per annum. Because the Company did not consummate the Exchange Offer by October 14, 1993, the interest rate on the Rule 144A Notes increased to 8.55% per annum. Because the Company did not consummate the Exchange Offer by February 11, 1994, the interest rate on the Rule 144A Notes increased to 9.05% per annum. The interest rate on the Rule 144A Notes will revert to 8.05% per annum from and including the date on which the Exchange Offer is consummated. The Exchange Offer will provide holders of Rule 144A Notes with Exchange Notes that, with certain exceptions, will generally be transferable without registration or any prospectus delivery requirement under the Securities Act and without registration under the securities laws of many states. The Rule 144A Notes also may generally be transferable without such registration. See "Purpose of the Exchange Offer" and "Risk Factors -- Restrictions on Transfer".

                               THE EXCHANGE OFFER


Exchange Ratio......................  Each Rule 144A Note is exchangeable for a like principal amount of Exchange Notes.

Expiration Date.....................  5:00 p.m., New York City time, on , 1996, unless extended, in which case the term
                                      "Expiration Date" means the latest date
                                      and time to which the Exchange Offer shall have been extended.

Principal Amount of Senior Notes....  Subject to the terms and conditions of the
                                      Exchange Offer, any and all Rule 144A
                                      Notes will be accepted if duly tendered
                                      and not withdrawn prior to acceptance
                                      thereof. The Exchange Offer is not
                                      conditioned upon any minimum principal
                                      amount of Rule 144A Notes being tendered.
                                      The Indenture limits the aggregate amount of Senior Notes, including Rule 144A Notes and Exchange Notes, which may be outstanding to $115 million principal amount, all of which is currently in the form of Rule 144A Notes.

Trading and Market Price............  The Rule 144A Notes are currently eligible for quotation through the National
                                      Association of Securities Dealers, Inc.'s
                                      ("NASD's") PORTAL system. Prior to the
                                      date hereof, there has been only a private institutional trading market for the Rule 144A Notes. It is anticipated that the Exchange Notes will trade in the over-the-counter market following expiration of the Exchange Offer; however, no assurance can be given as to the prices at which the Exchange Notes may trade, or as to the liquidity which may exist in such market. Goldman, Sachs & Co. ("Goldman Sachs") has advised the Company that it intends to act as a market maker for the Exchange Notes; however, it is not obligated to do so and may discontinue market making activities with respect to the Exchange Notes at any time. A decision to terminate market making activities may adversely affect the liquidity of, and the trading prices for, the Senior Notes. See "Risk Factors -- No Prior Market".

                                       4
Federal Income Tax
  Considerations....................  Generally, for federal income tax purposes, holders of Rule 144A Notes will not recognize any gain or loss upon the receipt of Exchange Notes pursuant to the Exchange Offer. See "Federal Income Tax Considerations".

Conditions of the
  Exchange Offer....................  The Company's obligation to consummate the
                                      Exchange Offer is subject to certain
                                      conditions. See "The Exchange Offer --
                                      Conditions".

Withdrawal Rights...................  Tenders of Rule 144A Notes may be
                                      withdrawn at any time prior to the
                                      Expiration Date. See "The Exchange Offer
                                      -- Withdrawal Rights".

How to Tender.......................  Tendering holders of Rule 144A Notes must either (i) complete and sign a Letter of Transmittal, have their signatures guaranteed if required, forward the Letter of Transmittal and any other required documents to the Exchange Agent at the address set forth under the caption "The Exchange Offer -- Exchange Agent", and either deliver the Rule 144A Notes to the Exchange Agent or tender such Rule 144A Notes pursuant to the procedures for book-entry transfer or (ii) request a broker, dealer, bank, thrift trust company or other nominee to effect the transaction for them. Beneficial owners of Rule 144A Notes registered in the name of a broker, dealer, bank, trust company or other nominee must contact such institution to tender their Rule 144A Notes. Rule 144A Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of such Rule 144A Notes to the Exchange Agent's account at the Depository Trust Company ("DTC") is delivered in a timely fashion. Certain provisions have also been made for holders whose Rule 144A Notes are not readily available or who cannot comply with the procedure for book-entry transfer on a timely basis. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer -- How to Tender".

Acceptance of Tenders...............  Subject to the terms and conditions of the
                                      Exchange Offer, including the reservation of certain rights by the Company to delay or terminate the Exchange Offer if certain conditions occur (relating generally to the legal effect of the offer or the occurrence of certain legal or administrative proceedings or other impediments or changes in applicable law or regulations), Rule 144A Notes validly tendered prior to the Expiration Date will be accepted promptly after such Expiration Date. See "The Exchange Offer -- Conditions" and "-- Acceptance of Tenders". Subject to such terms and conditions, Exchange Notes to be issued in exchange for validly tendered Rule 144A Notes will be mailed by the Exchange Agent promptly after acceptance of the tendered Rule 144A Notes. Although the Company does not currently intend to do so, if it modifies the terms of the Exchange Offer prior to the Expiration Date, such modified terms will be available to all holders of Rule 144A Notes, whether or not their Rule 144A Notes have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the Commission and, if required, the Exchange Offer will be extended to permit holders of Rule 144A Notes adequate time to consider such modification. See "The Exchange Offer -- Acceptance of Tenders".

Exchange Agent......................  The Bank of New York.

                                       5

                                THE SENIOR NOTES

Principal Amount....................  $115 million aggregate principal amount at any one time outstanding of Rule 144A
                                      Notes and Exchange Notes.

Maturity Date.......................  May 15, 1998.

Interest Payment Dates..............  May 15 and November 15, commencing
                                      November 15, 1993.

Interest Rate.......................  The interest rate on the Exchange Notes is
                                      8.05% per annum. The interest rate on the Rule 144A Notes was initially 8.05% per annum, and increased to 8.55% per annum in October 1993, and to 9.05% per annum in February 1994, because the Company had not consummated the Exchange Offer by those dates. The interest rate on the Rule 144A Notes will revert to 8.05% per annum from and including the date of the consummation of the Exchange Offer.

Optional Redemption.................  The Senior Notes are not redeemable prior to maturity, except that the Senior Notes are redeemable upon the occurrence of a Change of Control (as defined in the Indenture) or the sale or other disposition of at least 80% of the assets of the Bank (i) at the option of the Company, in whole but not in part, and
                                      (ii) at the option of the holder, in whole or in part, in each case at 101% of their principal amount plus accrued interest to the date of redemption. See "Description of the Senior Notes -- Certain Covenants -- Change of Control; Sale or Other Disposition of Bank's Assets".

Ranking.............................  The Senior Notes are general unsecured obligations of the Company and will rank on a parity in right of payment to all existing and future unsubordinated indebtedness of the Company.

                                      Because the Company is a shareholder of
                                      its subsidiaries, including the Bank, the rights of creditors of subsidiaries to payment from the subsidiary of which they are creditors is, in effect, senior to the rights of the Company as a shareholder of such subsidiary and, in effect, to the rights of holders of Senior Notes, who will have no direct claim against any subsidiary for payment.

Registration Covenant...............  The Company will be obligated to use its best efforts to consummate the Exchange
                                      Offer made hereby. See "Interest Rate"
                                      above. Under certain conditions the
                                      Company may abandon the Exchange Offer and satisfy its obligation to make the Exchange Offer by the filing and effectiveness of a "shelf" registration statement permitting resales by holders of the out- standing Rule 144A Notes. See "The Exchange Offer -- Conditions" and "Description of the Senior Notes -- Registration Covenant; Exchange Offer".

Certain Additional Covenants........  The Indenture contains certain additional covenants which, among other things, limit
                                      (i) the incurrence of debt by the Company
                                      (but not its subsidiaries) to debt
                                      represented by the Senior Notes,
                                      subordinated debt owed to certain of its subsidiaries, short-term subordinated debt incurred for certain permitted purposes and outstanding for not more than 60 days, and debt incurred to refinance the Senior Notes, (ii) certain investments by the Company and its subsidiaries, (iii) the payment of dividends and the making of certain other distributions by the Company and its subsidiaries, (iv) the disposition of and the existence of liens on the stock of certain of the Company's subsidiaries, and (v) the existence of certain liens on other property or assets of the Company. See "Description of the Senior Notes -- Certain Covenants".

Use of Proceeds.....................  No new proceeds will be received by the
                                      Company as a result of the Exchange Offer.

                                       6

                                  THE COMPANY

     Bank United Corp. is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. Through the Bank, its principal subsidiary, the Company operates 67 Texas-based community banking branches serving nearly 182,000 households and businesses, 9 commercial banking offices and a nationwide network of mortgage offices. At March 31, 1996, the Company had consolidated total assets of $11.3 billion, total deposits of $5.0 billion and total stockholders' equity of $526.4 million. The Company has recently filed a registration statement with the Commission relating to an initial public offering (the "Common Stock Offering") of its Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), by certain of its stockholders (the "Selling Stockholders"). Upon completion of the Common Stock Offering, the Company will be the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Company was incorporated in Delaware on December 19, 1988 as USAT Holdings Inc. and became the holding company for the Bank upon the Bank's formation on December 30, 1988. The Bank is a federally chartered savings bank, the deposits of which are insured by the Savings Association Insurance Fund (the "SAIF") which is administered by the FDIC. The Company has no significant assets other than its equity interest in the Bank. In June 1996, the Company changed its name to Bank United Corp.

                               BUSINESS STRATEGY

     From its incorporation in December 1988 until the early 1990's, the Company's operations were designed to minimize interest rate and credit risk while maximizing the net value of the Company's assets and liabilities. To this end, Company management's strategy focused on traditional thrift and mortgage banking activities, certain wholesale activities (primarily related to mortgage-backed securities ("MBS") and mortgage servicing rights ("MSRs")) and internal as well as external growth. In addition, over this period the Company benefited substantially from certain federal financial assistance and tax benefits received and recorded in connection with its acquisitions of certain assets and certain liabilities of failed thrift institutions during the period 1988-1992. As of March 31, 1996, the Company's stockholders' equity was $526.4 million (not adjusted for the dividend paid and related contractual payments made to the FDIC in May 1996), a more than fourfold increase from $118.0 million, which represents total stockholders' equity at December 1988, adjusted for subsequent capital contributions totaling $57.9 million.

     Over the past few years, the Company's management has pursued a strategy designed to reduce the Bank's reliance on its traditional thrift and mortgage banking lines of business by developing higher margin consumer and commercial lending lines of business. During this time, the Company increased its originations and the size of its portfolio of multi-family, residential construction, consumer and commercial loans as well as the level of lower cost transaction and commercial deposit accounts. To support this strategy, the Company has hired experienced commercial banking professionals and has engaged in more aggressive marketing campaigns. In addition to its efforts to increase originations of commercial and consumer loans, the Company plans to increase the retention of higher yielding single family and multi-family mortgage loans that, in the past, may have been sold or securitized.

                                       7

                              OPERATIONAL OVERVIEW

     The Company's operating structure reflects its current strategy, with four business groups in two business segments.

               -------------------------------------------------
               |               Bank United Corp.               |
               |                (the "Company")                |
               -------------------------------------------------
                                      |
               -------------------------------------------------
               |                  Bank United                  |
               |                  (the "Bank")                 |
               -------------------------------------------------
     ----------------------           |        -------------------------------
     |   Banking Segment  |--------------------|   Mortgage Banking Segment  |
     ----------------------                    -------------------------------
               |                                                    |
       -----------------------------------------                    |
       |                  |                    |                    |
- -----------------  -----------------  ---------------------  -------------------
| Community     |  |   Commercial  |  | Financial Markets |  |Mortgage Banking |
| Banking Group |  | Banking Group |  |   Group           |  |       Group     |
- -----------------  -----------------  ---------------------  -------------------

ACTIVITIES
o Deposit Gathering          o Mortgage Banker             o Loan Acquisitions        o Retail Mortgage
o Consumer Lending              Finance                    o Wholesale Funding           Originations
o Small Business             o Multi-Family Lending        o Investment               o Wholesale Mortgage
   Banking                   o Residential                    Management                 Originations
o Investment Product            Construction Lending       o Securitization of        o Mortgage Servicing
   Sales                     o Commercial Real                Whole Loans
                                Estate Lending

     COMMUNITY BANKING GROUP. The Community Banking Group's principal activities include deposit gathering, consumer lending, small-business banking and investment product sales. The Community Banking Group, which has marketed itself under the name "Bank United" since 1993, operates a 67 branch community banking network, a 24-hour telephone banking center and a 62-unit ATM network, which together serve as the platform for the Company's consumer and small business banking activities. The Company's branch network includes 34 branches in the greater Houston area, 29 branches in the Dallas/Ft. Worth metropolitan area, and two branches each in Austin and San Antonio. In addition, the Company plans to open at least three supermarket-based banking branches in 1996. Through its branch network, the Company maintains more than 400,000 accounts with an estimated 182,000 households and businesses.

     COMMERCIAL BANKING GROUP. The Commercial Banking Group provides credit and a variety of cash management and other services to certain real estate and real estate related businesses. The Commercial Banking Group conducts its activities through four units: Mortgage Banker Finance ("MBF"), a financial services provider to small- to medium-sized mortgage companies; Multi-Family Lending; Residential Construction Lending; and Commercial Real Estate Lending. Business is solicited in Texas and in targeted regional markets throughout the United States. The Commercial Banking Group is expanding its products and industry specialties to include health care lending, asset-based lending and other commercial and industrial loan products.

                                       8

     FINANCIAL MARKETS GROUP. The Financial Markets Group manages the Company's asset portfolio activities, including loan acquisition and management and the securitization of whole loans. Additionally, under the supervision of the Bank's Asset and Liability Committee (the "ALCO"), the Financial Markets Group is responsible for the Company's investment portfolio, for interest rate risk hedging strategies, and for securing funding sources other than consumer and commercial deposits.

     MORTGAGE BANKING GROUP. The Mortgage Banking Group principally engages in three activities: retail mortgage originations, wholesale mortgage originations and mortgage servicing. The Mortgage Banking Group originates and services first mortgage loans for single family residences for both the Company's portfolio and for sale to investors. At December 31, 1995, the Company, with originations of $3.4 billion in fiscal 1995, was ranked by the AMERICAN BANKER as among the 30 largest originators of single family loans in the nation. In addition, the Company was ranked by the AMERICAN BANKER as one of the 40 largest single family loan servicers in the nation at December 31, 1995. The Company had an $11.6 billion servicing portfolio at March 31, 1996. The Mortgage Banking Group operates under the names "Bank United Mortgage" in Texas and Virginia and "Commonwealth United Mortgage" elsewhere in the United States.

                              RECENT DEVELOPMENTS

     The Company was organized, and through June 17, 1996 operated, as a subsidiary of Hyperion Holdings Inc., a Delaware corporation ("Hyperion Holdings"). During that period, all of the outstanding shares of Hyperion Holdings were owned by Hyperion Partners L.P., a Delaware limited partnership ("Hyperion Partners"). The general partner of Hyperion Partners is indirectly controlled by three individuals, including Lewis S. Ranieri, who from 1988 has served as Chairman of the Board of the Company and, until June , 1996, also as President and Chief Executive Officer ("CEO") of the Company and Chairman of the Board of the Bank.

     DIVIDEND DISTRIBUTION AND RESTRUCTURING In May 1996, the Company paid a dividend of $100 million on its common stock to Hyperion Holdings and other holders of its common stock. The proceeds of this dividend received by Hyperion Holdings were distributed by Hyperion Partners to its limited and general partners in accordance with the limited partnership agreement of Hyperion Partners. During June 1996, the following actions were taken in the order indicated (collectively, the "Restructuring"): (i) Hyperion Holdings exchanged shares of a newly created class of its non-voting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock to its limited and general partners in accordance with the limited partnership agreement of Hyperion Partners (the "Distribution"); and (iii) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"), with the result that holders of Hyperion Holdings voting and nonvoting common stock received shares of Class A Common Stock and Class B Common Stock and the holders of Class C Common Stock (as defined below) received shares of Class B Common Stock as set forth under "Common Stock Offering: Selling Stockholders". As part of the Restructuring, the common stock of Hyperion Holdings and the Class C Common Stock were converted 1,800 to one. See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events and see "Capitalization". The Common Stock Offering is intended to establish a public market for the Class A Common Stock while providing the Selling Stockholders with liquidity for their current holdings in the Company.

     MANAGEMENT Day-to-day operations of the Bank are directed by Barry C. Burkholder, President and CEO of the Bank, who brings over 20 years of commercial banking experience to the Bank, with specific experience in consumer banking, mortgage banking and related areas. In connection with the Restructuring and the Common Stock Offering, Mr. Burkholder will also become Chairman of the Board of the Bank as well as President and CEO of the Company. The executive management group of the Bank consists of seven individuals who have worked together for the past six years, giving them a thorough understanding of the businesses they have developed together. They average more than 20 years of related industry experience, the majority of which comes from commercial banking. As a team, they have brought the discipline and sophistication of commercial banking

                                       9

to the Bank. The next level of senior management is composed of 42 executives, a third of whom were hired directly from commercial banks. The balance of the senior management team has experience working with various financial services companies, including mortgage banks, thrifts and accounting firms. See "Management".

     Lewis S. Ranieri, who has over 20 years of investment experience with particular expertise in the field of MBS, has previously served as Chairman of the Board of the Bank and of the Company as well as President and CEO of the Company, and will continue, after the Common Stock Offering, to serve as Chairman of the Board of the Company. The Company is contemplating entering into a consulting agreement with Mr. Ranieri pursuant to which he would serve as a consultant to the Company for a three year period. See "Business -- Management" and "Management -- Certain Relationships and Related Transactions".

     FUTURE TAX BENEFITS In connection with the acquisition from the Federal Savings and Loan Insurance Corporation (the "FSLIC") of certain of the assets and the assumption of all the deposits and certain other liabilities of United Savings Association of Texas ("Old USAT"), an insolvent thrift (the "Acquisition"), and the related Assistance Agreement (as defined below), the Company succeeded to and recorded substantial net operating loss carryforwards ("NOLs") which have resulted in certain tax benefits. As of March 31, 1996, the Company had NOLs of $808.0 million available to reduce taxable income in future years. Pursuant to the Tax Benefits Agreement (as defined below), the Bank is required to pay to the FSLIC Resolution Fund ("FRF") a specified portion of net tax benefits obtained through the taxable year ending nearest to September 30, 2003. See "Regulation -- Taxation -- FSLIC Assistance".

     The Common Stock Offering is structured with the intent to preserve the beneficial tax attributes of the Company as described above. See "Regulation -- Taxation". Accordingly, certain of the Selling Stockholders and other holders of the Common Stock have agreed to limit their further disposition of Common Stock for up to three years following the Common Stock Offering except with the approval of the Board of Directors of the Company (the "Company Board"). See "Description of Capital Stock -- Common Stock". The limitations on transfers will allow the Company to record a $101.7 million tax benefit in the quarter ended June 30, 1996. See "Risk Factors -- Limitations on Use of Tax Losses; Restrictions on Transfers of Stock" and Note 21 to the Consolidated Financial Statements. Pro forma for the $100 million dividend, the related contractually required payment to the FDIC of $5.9 million, the Restructuring and the recognition of the $101.7 million tax benefit, stockholders' equity would have been $520.0 million as of March 31, 1996. See "Capitalization".

     CLAIMS RELATED TO FORBEARANCE AGREEMENT In connection with the original acquisition of the Bank by the Company, the Federal Home Loan Bank (the "FHLB") approved a forbearance letter, issued on February 15, 1989 (the "Forbearance Agreement"). Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. After the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the OTS took the position that the capital standards set forth in FIRREA apply to all savings institutions, including those institutions that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. On July 25, 1995, the Bank, the Company, and certain of their then-direct and indirect parent entities filed suit against the United States in the Court of Federal Claims for alleged failures of the United States to honor certain contractual obligations, including obligations related to the Forbearance Agreement. The lawsuit is in a preliminary stage. Discovery has been stayed pending the United States Supreme Court's review of UNITED STATES V. WINSTAR CORP., an action by another thrift raising similar issues. The Company is unable to predict the outcome of its suit against the United States and the amount of judgment for damages, if any, that may be entered in favor of the Company. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings".

                                       10

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary selected historical financial data of the Company. The information set forth below should be read in conjunction with the consolidated financial statements of the Company and the Notes thereto set forth elsewhere herein (the "Consolidated Financial Statements") and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The statement of operations data set forth below for each of the three years ended September 30, 1995, 1994 and 1993 and the statement of financial condition data at September 30, 1995 and 1994 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements. The statement of operations data set forth below for each of the two years ended September 30, 1992 and 1991 and the statement of financial condition data at September 30, 1993, 1992 and 1991 are derived from the Company's audited consolidated financial statements. Information at or for the six months ended March 31, 1996 and 1995 is not audited, but, in the opinion of Management, includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of operations and financial condition for those periods. Results of operations for the six months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year.

                             At or For the
                            Six Months Ended
                               March 31,                           At or For the Years Ended September 30,
                      ----------------------------  ---------------------------------------------------------------------
                          1996           1995           1995           1994          1993        1992(1)       1991(1)
                      -------------  -------------  -------------  ------------  ------------  ------------  ------------
                                               (in thousands, except per share data and ratios)
STATEMENT OF
  FINANCIAL
  CONDITION DATA:(2)
Total assets........  $  11,266,636  $  10,144,777  $  11,983,534  $  8,910,161  $  8,440,556  $  6,255,283  $  6,876,847
Loans...............      7,878,080      6,161,432      8,260,240     5,046,174     4,862,379     4,101,716     3,431,154
Mortgage-backed
  securities........      1,954,070      2,600,876      2,398,263     2,828,903     2,175,925       833,425       419,064
Deposits............      4,963,321      5,015,713      5,182,220     4,764,204     4,839,388     4,910,760     6,054,474
FHLB advances.......      4,139,023      3,284,373      4,383,895     2,620,329     2,185,445       632,345       287,345
Securities sold
  under agreements
  to repurchase.....        949,936        839,939      1,172,533       553,000       310,000       --            --
Minority
  interest -- Bank
  Preferred
  Stock(3)..........        185,500         85,500        185,500        85,500        85,500       --            --
Total stockholders'
  equity............        526,441        476,693        496,103       451,362       389,203       232,373       161,760
Book value per
  common share(4)...  $       18.24  $       16.52  $       17.19  $      15.64  $      13.48  $       8.19  $       6.87
STATEMENT OF
  OPERATIONS
  DATA:(2)
Interest income.....  $     421,221  $     327,586  $     746,759  $    494,706  $    482,490  $    502,854  $    422,184
Interest expense....        309,289        239,960        552,760       320,924       300,831       348,291       330,659
                      -------------  -------------  -------------  ------------  ------------  ------------  ------------
  Net interest
  income............        111,932         87,626        193,999       173,782       181,659       154,563        91,525
Provision for credit
losses..............          5,850          4,157         24,293         6,997         4,083        21,133         4,122
                      -------------  -------------  -------------  ------------  ------------  ------------  ------------


                             At or For the
                            Six Months Ended
                               March 31,                           At or For the Years Ended September 30,
                      ----------------------------  ---------------------------------------------------------------------
                          1996           1995           1995           1994          1993        1992(1)       1991(1)
                      -------------  -------------  -------------  ------------  ------------  ------------  ------------

                                               (in thousands, except per share data and ratios)

  Net interest
     income after
     provision for
     credit losses..        106,082         83,469        169,706       166,785       177,576       133,430        87,403
Non-interest
income..............         54,609         66,653        114,981       118,889       146,691       103,790        44,930
Non-interest
  expense...........         99,304        101,645        194,576       199,593       201,964       180,415       113,627
                      -------------  -------------  -------------  ------------  ------------  ------------  ------------
  Income before
     income taxes,
     minority
     interest and
     extraordinary
     loss...........         61,387         48,477         90,111        86,081       122,303        56,805        18,706
Income tax expense
  (benefit).........         25,278         20,186         37,415       (31,899)      (26,153)          200          (409)
Less minority
interest(3)(5)......          9,350          4,632         10,977         9,010         6,537       --            --
Extraordinary
loss(6).............       --             --             --             --             14,549       --            --
                      -------------  -------------  -------------  ------------  ------------  ------------  ------------
  Net income........  $      26,759  $      23,659  $      41,719  $    108,970  $    127,370  $     56,605  $     19,115
                      =============  =============  =============  ============  ============  ============  ============
Operating
  earnings(7).......  $      55,039  $      48,849  $      91,295  $     75,514  $     77,105  $     50,024  $     16,510
Earnings per common
  share(4)..........  $        0.87  $        0.76  $        1.35  $       3.55  $       4.11  $       1.85  $       0.71
CERTAIN RATIOS AND
  OTHER DATA:(2)(8)
Return on average
  assets............           0.46%          0.50%          0.40%         1.32%         1.74%         0.89%         0.42%
Return on average
  common equity.....          10.45          10.23           8.77         26.32         44.87         28.18         13.95
Stockholders' equity
  to assets.........           4.67           4.70           4.14          5.07          4.61          3.71          2.35
Tangible
  stockholders'
  equity to tangible
  assets............           4.48           4.40           3.93          4.68          4.14          2.58          1.10
Net yield on
  interest-earning
  assets............           2.00           1.92           1.92          2.20          2.61          2.60          2.16
Non-interest expense
  to average total
  assets............           1.72           2.13           1.86          2.41          2.76          2.85          2.50
Efficiency
  ratio(9)..........          60.16          62.45          59.50         66.38         65.11         63.98         75.14

                                       11

                             At or For the
                            Six Months Ended
                               March 31,                           At or For the Years Ended September 30,
                      ----------------------------  ---------------------------------------------------------------------
                          1996           1995           1995           1994          1993        1992(1)       1991(1)
                      -------------  -------------  -------------  ------------  ------------  ------------  ------------

                                               (in thousands, except per share data and ratios)

Allowance for credit
  losses to net
  nonaccrual
  loans.............          38.00          31.43          48.74         30.73         71.71         74.04         30.00
Allowance for credit
  losses to total
  loans.............           0.46           0.40           0.44          0.46          0.61          0.68          0.29
Net loan charge-offs
  to average
  loans.............           0.15           0.09           0.16          0.30          0.05          0.07          0.04
Nonperforming assets
  to total assets...           1.10           1.04           0.84          1.09          0.72          0.89          0.59
REGULATORY CAPITAL
  RATIOS OF THE
  BANK:(2)(10)
  Tangible
  Capital...........           6.88%          5.65%          6.20%         6.01%         6.17%         4.24%         2.64%
  Core Capital......           6.96           5.77           6.29          6.17          6.43          5.04          3.59
  Total Risk-Based
  Capital...........          14.20          12.43          13.45         14.02         14.87         12.19          9.37
OTHER DATA:
NUMBER OF COMMUNITY
  BANKING GROUP
  BRANCHES(1).......             67             64             65            62            62            65            74
NUMBER OF COMMERCIAL
  BANKING GROUP
  ORIGINATION
  OFFICES...........              9              8              9             5             3             2             1
NUMBER OF MORTGAGE
  BANKING GROUP
  ORIGINATION
  OFFICES...........            112            131            122           145           109            93            72
MORTGAGE BANKING
  GROUP SERVICING
  PORTFOLIO.........  $  11,594,485  $  12,031,533  $  12,532,472  $  8,920,760  $  8,073,226  $  7,187,000  $  4,681,712
MORTGAGE BANKING
  GROUP
  ORIGINATIONS......      2,021,127      1,553,255      3,447,250     5,484,111     6,737,762     6,118,363     3,195,873

                                       12



                             At or For the
                            Six Months Ended
                               March 31,                           At or For the Years Ended September 30,
                      ----------------------------  ---------------------------------------------------------------------
                          1996           1995           1995           1994          1993        1992(1)       1991(1)
                      -------------  -------------  -------------  ------------  ------------  ------------  ------------

                                               (in thousands, except per share data and ratios)

FINANCIAL MARKETS
  GROUP LOANS
  PURCHASED.........         80,948        769,995      2,640,755     1,312,827     1,202,970       912,847     1,885,956

- ------------

 (1) The Bank acquired from the Resolution Trust Company ("RTC") $2.2 billion in deposit liabilities during fiscal 1991. Pursuant to the Bank's plan of acquisition, rates on these deposits were reduced after acquisition and, as expected, approximately $766 million of deposits were withdrawn from the Bank during fiscal 1992. Also, the Bank consolidated overlapping branch locations that resulted from these acquisitions. See "The Company -- History".

 (2) See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events and see "Capitalization". On a pro forma basis, stockholders' equity would have been $520.0 million as of March 31, 1996.

 (3) During fiscal 1993, the Bank issued its 10.12% Noncumulative Preferred Stock, Series A, and, during fiscal 1995, the Bank issued its 9.60% Noncumulative Preferred Stock, Series B (the Preferred Stock, Series A and Series B, is collectively referred to as the "Bank Preferred Stock"). None of the shares of Bank Preferred Stock are owned by the Company. Certain Selling Stockholders and directors and managers of the Company own shares of the Bank Preferred Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management -- Principal Stockholders, Bank Preferred Stock".

 (4) Per share results have been restated to reflect an 1,800 to one stock conversion effective June 1996 in connection with the Restructuring. See
     Note 21 to the Consolidated Financial Statements.

 (5) All of the outstanding shares of common stock, par value $0.01, of the Bank (the "Bank Common Stock") are currently owned by the Company. The Bank has issued to the FDIC warrants (the "Warrants") to acquire 158,823 shares of Bank Common Stock (representing 5.56% of the Bank Common Stock as of March 31, 1996 and September 30, 1995, assuming exercise of the Warrants), for an exercise price of $0.01 per share. See "Business -- The Assistance Agreement -- Warrant Agreement" and Note 16 to the Consolidated Financial Statements.

 (6) Reflects costs and charges associated with the issuance of the Senior Notes. See Note 11 to the Consolidated Financial Statements.

 (7) Operating earnings represents income before taxes, minority interest, and extraordinary loss and excludes net gains (losses) on securities, MBS, and other loans.

 (8) Ratio, yield, and rate information are based on weighted average daily balances for the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993 and average monthly balances for prior periods, with the exception of return on average common equity which is based on average monthly balances for all periods presented. Interim rates and yields are annualized.

 (9) Efficiency ratio represents non-interest expenses (excluding goodwill amortization) divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS, and other loans.

(10) See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events. On a pro forma basis, the regulatory ratios for tangible capital, core capital and total risk-based capital would have been 5.89%, 5.97% and 12.12%, respectively, as of March 31, 1996.

                                       12

                                  RISK FACTORS

     INVESTMENT IN THE SENIOR NOTES INVOLVES CERTAIN RISKS. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, WHEN EVALUATING THE COMPANY AND ITS BUSINESS IN MAKING AN INVESTMENT DECISION.

SOURCE OF PAYMENT

     As a holding company without significant assets other than the Bank Common Stock, the Company's ability to pay dividends on the Common Stock and to meet its other cash obligations, including debt service on the Senior Notes and its other debt obligations, is dependent upon the receipt of dividends from the Bank on the Bank Common Stock. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, applicable regulatory requirements and compliance with the covenants of the Senior Notes.

     The Bank currently has outstanding 7,420,000 shares of the Bank Preferred Stock, stated value $25 per share or $185.5 million in the aggregate. Total aggregate annual dividend requirements on the Bank Preferred Stock are $18.25 million. While the Bank Preferred Stock is noncumulative, dividends may not be paid on the Bank Common Stock if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods (or for such lesser time as the Bank Preferred Stock may have been outstanding). The Bank is currently in compliance with this requirement. The ability of the Bank to make timely payment of dividends to the Company in an amount sufficient to service payments on the Senior Notes is contingent on the Bank having sufficient dividend capacity under applicable regulatory guidelines to pay both the amount of such dividends to the Company (plus any dividends (or payments in lieu thereof) as may be required with respect to the Warrants), plus full dividends on the Bank Preferred Stock. If for any reason the Bank failed to declare and pay full dividends on the Bank Preferred Stock, the Company would not receive any cash dividends from the Bank, from which the Company could pay debt service on the Senior Notes, until four full quarterly dividends on the Bank Preferred Stock had been paid. Unless an alternative source of funding for the Company were secured, as to which there can be no assurance and for which no arrangements have been made, this would likely result in a default by the Company in payment on the Senior Notes. Failure to pay full dividends on the Bank Preferred Stock is an Event of Default under the Indenture relating to the Senior Notes. See "Description of the Senior Notes -- Events of Default".

     While it is the present intention of the Board of Directors of the Bank to declare dividends in an amount sufficient to provide the Company with the cash flow necessary to meet its debt service obligations in respect of the Senior Notes and to pay dividends to the holders of Common Stock, subject to applicable regulatory restrictions, no assurance can be given that future circumstances might not exist which would limit or preclude the declaration of such dividends. After giving effect to a dividend paid, a tax benefit recorded and other subsequent events which occurred during the third quarter of fiscal 1996, pro forma as of March 31, 1996, the Bank would be permitted to pay $159.6 million of dividends on its capital stock without prior approval of the OTS, and the Company would be able to pay $62.7 million of dividends on its Common Stock under the covenants of the Senior Notes. See "Regulation -- Safety and Soundness Regulations -- Capital Requirements -- Capital Distributions", "Dividend Policy", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity" and Notes 11, 15, 16 and 21 to the Consolidated Financial Statements.

GENERAL BUSINESS RISKS

     The Company's business is subject to various material business risks. For example, changes in prevailing interest rates can have significant effects on the Company's business. Some of the risks to which the Company's business is subject may become more acute in periods of economic slowdown or recession. During such periods, payment delinquencies and foreclosures generally increase and could result in an increased incidence of claims and legal actions against the Company. In addition, such conditions could lead to a potential decline in demand for the Company's products and services.

                                       13

EVOLUTION OF BUSINESS

     The Company's strategy in recent years has been to emphasize and grow its Community Banking Group and Commercial Banking Group and to reduce the significance over time of its residential mortgage lending business. See "Business -- Business Strategy". The Community Banking Group and Commercial Banking Group are expected to continue to represent a growing portion of the Company's business. This strategic shift has occurred at a time of increasing competitive pressures in the mortgage banking business. Community and commercial banking activities, while potentially more profitable, generally entail a greater degree of credit risk than does single family lending, the historical focus of the Company.

     In furtherance of the increasing emphasis on its community and commercial banking businesses, the Company is in the process of evaluating its strategic alternatives with respect to its mortgage banking business, including a sale or restructuring of all or part of its mortgage origination business. No assurances can be given regarding the timing or impact of any such sale or restructuring on the Company's residential mortgage lending business.

     Consistent with the Company's current business strategy, the Bank has applied to establish a national bank subsidiary. If the Bank were to establish a national bank subsidiary, the Company would become subject to regulation as a bank holding company by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Current rules and regulations of the Federal Reserve Board would subject the Company to capital requirements that are not currently applicable to the Company as a savings and loan holding company, and would impose statutory limitations on the type of business activities in which the Company may engage at the holding company level, which activities currently are not restricted.

INTEREST RATE RISK

     The Company's net interest income is the differential or "spread" between the interest earned on loans and investments and the interest paid on deposits, borrowings and notes payable. The Company has traditionally managed its business to limit its overall exposure to changes in interest rates; however, under the Company Board's current policies, management has more latitude to increase the Company's interest rate sensitivity position within certain limits. See "Business -- Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". As a result, changes in market interest rates may have a greater impact on the Company's financial performance in the future than they have had historically.

     An increase in the general level of interest rates may affect the Company's net interest spread due to the periodic caps which limit the interest rate change on the Company's MBS and loans that pay interest at adjustable rates. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and the Company's ability to originate loans. A decrease in the general level of interest rates may affect the Company through, among other things, increased prepayments on its loan and servicing portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect the Company's net interest spread, loan origination volume, loan and servicing portfolios, and the overall results of the Company.

COMPETITION

     The Company experiences substantial competition both in attracting and retaining deposits and in making loans. Its most direct competition for deposits historically has come from other thrift institutions, commercial banks and credit unions doing business in the Houston and Dallas/Fort Worth metropolitan areas. In addition, as with all banking organizations, the Company has experienced increasing competition from nonbanking sources. For example, the Company also competes for funds with full service and discount broker-dealers and with other investment alternatives, such as mutual funds and corporate and governmental debt securities. The Company's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders. A number of institutions with which the Company competes for deposits and loans have significantly greater assets and capital than the Company.

                                       14

FUNDING AND LIQUIDITY

     In recent years, the Company has relied primarily on collateralized borrowings (borrowings from FHLB of Dallas ("FHLB Dallas") and borrowings on securities sold under agreement to repurchase ("reverse repurchase agreement")) to fund its asset growth. At March 31, 1996, such borrowings funded 45% of the Company's assets. The Company's collateralized borrowings have an average maturity of approximately six months.

     The Company borrows funds from the FHLB Dallas under a security and pledge agreement that restricts the amount of such borrowings to 65% of fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, not to exceed 45% of total assets in any event. At March 31, 1996, the amounts available under these restrictions were $4.7 billion and $5.1 billion, respectively. The Company had $4.1 billion of outstanding advances at March 31, 1996.

     The Company's ability to borrow on reverse repurchase agreements is limited to the amount and market value of collateral that is available to collateralize through reverse repurchase agreements. At March 31, 1996, the Company had $1.2 billion in such collateral, $995 million of which was collateralizing such reverse repurchase agreements. See " -- Interest Rate Risk". There can be no assurance that the Company will continue to be able to arrange collateralized borrowings or other borrowing arrangements to fund continued growth in its assets.

CONCENTRATION OF LOAN PORTFOLIO

     The Company's current single family mortgage loan portfolio is concentrated in certain geographical regions, particularly California. The performance of such loans may be affected by changes in local economic and business conditions. The California economy since the early 1990s has experienced an economic recession, although the economy has recently shown signs of improvement. Unfavorable or worsened economic conditions in California could have a material adverse effect on the Company's financial condition and results of operations.

ACTIVE PURCHASER OF LOAN PORTFOLIOS

     The Company has been an active purchaser and securitizer of residential mortgage loans originated by other financial institutions. See "Business -- Financial Markets Group". While the Company intends to continue to pursue this strategy on a selective basis, no assurance can be given as to the continued availability of portfolio acquisition opportunities or the Company's ability to obtain such portfolios on favorable terms.

     When purchased by the Company, loan portfolios generally do not contain delinquent or defaulted loans and may contain loans that have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loan portfolios to date are not necessarily indicative of future results.

LIMITATIONS ON USE OF TAX LOSSES; RESTRICTIONS ON TRANSFERS OF STOCK

     As of March 31, 1996, the Company had NOLs of $808.0 million available to reduce taxable income in future years. Such tax deductions would be subject to significant limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") if the Company undergoes an ownership change (as defined below, an "Ownership Change"). In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. The limitation imposed by Section 382 of the Code for any post-change year would be determined by multiplying the value of the Company's stock (including both Common Stock and preferred stock) at the time of the Ownership Change by the applicable long-term tax exempt rate (which was 5.78% for June 1996). Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an Ownership Change were to occur, the Company's annual NOL utilization would be limited to a minimum of approximately $31.8 million.

     The Company would undergo an Ownership Change if, among other things, the stockholders who own or have owned, directly or indirectly, 5% or more of the Common Stock or are otherwise treated as 5% stockholders or a "higher tier entity" under Section 382 of the Code and the regulations promulgated thereunder ("5% Stockholders"), increase their aggregate percentage ownership of such stock by more than 50 percentage points

                                       15

over the lowest percentage of such stock owned by such stockholders at any time during the Testing Period (generally the preceding three years). In applying
Section 382 of the Code, at least a portion of the stock sold pursuant to the Common Stock Offering would be considered to be acquired by a new 5% stockholder even if no person acquiring the stock in fact owns as much as 5% of the Company's stock. While the application of Section 382 of the Code is highly complex and uncertain in some respects, the Common Stock Offering as contemplated is not expected to cause an Ownership Change. In addition, events could occur prior to or after the Common Stock Offering that are beyond the control of the Company which could result in an Ownership Change. See "Regulation -- Taxation -- Net Operating Loss Limitations".

     In an effort to protect against a future Ownership Change that is not initiated by the Company, the Certificate and By-Laws limit Transfers, subject to certain exceptions, at any time during the three years following the Common Stock Offering, of shares of Common Stock that would either cause a person or entity to become a 5% Stockholder or increase a 5% Stockholder's percentage ownership interest. "Transfers" are defined to include any sale, transfer, assignment, conveyance, pledge, short sale, hypothecation or other disposition or the issuance of any option to sell, transfer, assign, convey, pledge or otherwise dispose. While such Transfers are deemed prohibited by the Certificate and the Company is authorized not to recognize any transferee of such a Transfer as a stockholder to the extent of such Transfer, these restrictions are incomplete since the Company cannot, consistent with NASDAQ requirements, prevent the settlement of transactions through NASDAQ, and because the prohibition on Transfers by 5% Stockholders does not limit transactions in the securities of such 5% Stockholders that could give rise to ownership shifts within the meaning of the applicable Section 382 rules. Moreover, the Company Board retains the discretion to waive these limitations or to take certain other actions that could trigger an Ownership Change, including through the issuance of additional shares of Common Stock in subsequent public or private offerings or through subsequent merger or acquisition transactions.

     Because the Company will have utilized a substantial portion of its available ownership limitation in connection with the Common Stock Offering, the Company may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of Section 382 of the Code within the following three-year period without triggering an Ownership Change. There can be no assurance that future actions on the part of the Company's stockholders or the Company itself will not result in the occurrence of an Ownership Change. See "Regulation -- Taxation -- Net Operating Loss Limitations".

REGULATION

     Both the Company, as a savings and loan holding company, and the Bank, as a federal stock savings bank, are subject to significant regulation. Statutes and regulations now affecting the Company and the Bank, respectively, may be changed at any time, and the interpretation of these statutes and regulations by examining authorities is also subject to change. There can be no assurance that future changes in the regulations or in their interpretation will not adversely affect the business of the Company. As a savings and loan holding company, the Company is subject to regulation and examination by the OTS. As a federal savings bank, the Bank is subject to examination from time to time by the OTS, its primary regulator, and the FDIC, as administrator of the Bank Insurance Fund (the "BIF") and the SAIF. There can be no assurance that the OTS or the FDIC will not, as a result of such examinations or otherwise, impose various requirements or regulatory sanctions upon the Bank or the Company respectively. See "Regulation". As indicated above under " -- Evolution of Business", the Bank has applied to establish a national bank subsidiary, which, if established, would subject such subsidiary, the Bank and the Company to significant additional regulation under various federal bank statutes.

RECAPITALIZATION OF THE SAIF AND ITS IMPACT ON SAIF PREMIUMS; OTHER LEGISLATIVE PROPOSALS

     Deposits of the Bank are currently insured by the SAIF, which is administered by the FDIC. Both the SAIF and the BIF, the deposit insurance fund that covers most commercial bank deposits, are statutorily required to achieve and maintain a reserve ratio equal to 1.25% of estimated insured deposits. As a result of the BIF reaching the 1.25% level, on August 16, 1995, the FDIC lowered the deposit insurance premium assessment rate for BIF members to between 0.04% and 0.31% of insured deposits, while retaining the existing assessment rate of 0.23% to 0.31% of insured deposits for members of the SAIF. On November 14, 1995, the FDIC further reduced

                                       16

insurance premiums on BIF deposits by 0.04% of insured deposits, creating an assessment range of 0% to 0.27% of insured deposits, subject to a statutory requirement that all institutions pay at least $2,000 annually. Approximately 92% of BIF members qualify for the lowest assessment rate. As a result of the significant disparity in the deposit insurance premiums paid by "well-capitalized" SAIF members, such as the Bank, and well-capitalized BIF members, SAIF members are at a competitive disadvantage to BIF members with respect to the pricing of loans and deposits and the ability to achieve lower operating costs.

     Measures to mitigate the effect of the BIF/SAIF premium disparity are being considered by the Congress. These proposals feature a one-time assessment (which reports estimate from 0.75% of deposits to 0.90% of deposits) on SAIF-insured institutions with the aim of fully recapitalizing the SAIF. Such an assessment could result in an amount payable by the Bank, net of tax, of as much as $23.7 million to $28.5 million. See "Regulation". At this time, no assurance can be given as to whether any BIF/SAIF legislative alternatives will become law.

     Members of Congress have expressed their intention to consider legislation in 1996 that generally would require federal savings associations, such as the Bank, to convert to a national bank charter (or a state charter), and legislation has been proposed in Congress that envisions such action as part of a BIF/SAIF recapitalization package. It is uncertain to what extent, if at all, the existing branch and investment powers of federal savings associations, such as the Bank, that are impermissible for national banks would be grandfathered. In addition, the proposals express the intent that savings and loan holding companies such as the Company, convert to bank holding companies. It is also uncertain to what extent, if at all, the existing powers of savings and loan holding companies that are impermissible for bank holding companies, would be grandfathered. None of the present activities of the Company would be impermissible if the Company were to convert to a bank holding company or to establish a national bank subsidiary. In addition, unless such legislation provides grandfathering or other remedial provisions, a charter conversion could result in recapture of deductions for bad debts previously taken by a thrift for tax purposes. If this legislation requires the recapture of the pre-1988 tax bad debt reserve, the Bank would be required to record an after-tax charge to earnings of approximately $18 million. Other legislation, which has been passed by each house of Congress, would require recapture of a thrift's post-1987 bad debt reserve over a six taxable-year period with the opportunity to defer recapture for up to two years if certain residential loan requirements are met. There would be no financial statement impact from the recapture of the post-1987 tax bad debt reserves, because the Bank has already provided for this liability. There can be no assurance as to the outcome of these various legislative proposals, the effect of which could be material to the financial condition and results of operations of the Company and the Bank.

FEDERAL PROGRAMS

     The continuation of programs administered by the Federal National Mortgage Association (the "FNMA"), the Federal Home Loan Mortgage Corporation (the "FHLMC") and the Government National Mortgage Association (the "GNMA"), which facilitate the issuance of MBS, as well as the Company's continued eligibility to participate in such programs, enhances the Company's ability to generate funds by sales of mortgage loans or MBS. A portion of the Company's business is also dependent upon the continuation of various programs administered by the Federal Housing Administration (the "FHA"), which insures mortgage loans, and the Department of Veterans' Affairs (the "VA"), which partially guarantees mortgage loans.

     Any discontinuation of, or significant reduction in, the operation of such programs would have a material adverse effect on the Company's mortgage banking operations. The Company expects to remain eligible to participate in such programs; however, any significant impairment of its eligibility could have a material adverse impact on its operations. See "Business -- Mortgage Banking Group".

ANTI-TAKEOVER PROVISIONS

     The Certificate and the By-Laws, and applicable provisions of the Delaware General Corporation Law (the "DGCL"), contain several provisions that may make more difficult the acquisition of control of the Company without the approval of the Company Board. Certain provisions of the Certificate and the By-Laws, among other things, (i) authorize the issuance of additional shares of Common Stock and shares of "blank check" Preferred Stock, (ii) classify the Company Board into three classes, each of which (after an initial transition period) will

                                       17

serve for staggered three year periods; (iii) provide that a director of the Company may be removed by the stockholders only for cause; (iv) provide that only the Company Board or the Chairman of the Board of the Company may call special meetings of the stockholders; (v) provide that the stockholders may take action only at a meeting of the stockholders or by unanimous written consent;
(vi) provide that stockholders must comply with certain advance notice procedures in order to nominate candidates for election to the Company Board or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders; and (vii) provide that the stockholders may amend or repeal any of the foregoing provisions of the Certificate or the By-Laws only by a vote of 80% of the stock entitled to vote generally in the election of directors (the "Voting Stock"). With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Common Stock.

CONCENTRATION OF OWNERSHIP

     Prior to June 18, 1996, the Company was indirectly owned by Hyperion Partners, the general partner of which is indirectly controlled by three individuals, including Lewis S. Ranieri, who served as Chairman of the Board, President and CEO of the Company and Chairman of the Board of the Bank. As a result of the Restructuring the limited and general partners of Hyperion Partners primarily hold the outstanding Common Stock. See "The Company -- Recent Developments" and "Common Stock Offering: Selling Stockholders". While it is anticipated that no single stockholder of the Company will own in excess of 10% of the voting stock of the Company immediately following the Common Stock Offering, the Selling Stockholders will continue to hold a significant ownership interest in the Company, and certain Selling Stockholders have agreed to limit their further disposition of Class A Common Stock. Following the consummation of the Common Stock Offering, Lewis S. Ranieri will serve as non-executive Chairman of the Board of the Company, and Barry C. Burkholder, who is currently President and CEO of the Bank, will also become Chairman of the Board of the Bank as well as the President and CEO of the Company. While the Company is contemplating entering into a consulting agreement with Mr. Ranieri pursuant to which he will serve as a consultant to the Company for a period of three years, he may devote a substantial amount of time to other business ventures, including competitive activities through Hyperion Partners II L.P. ("Hyperion Partners II") and its affiliates.

RESTRICTIONS ON TRANSFER

     The Rule 144A Notes were offered and sold in a private offering exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 144A and Regulation D promulgated thereunder. As a result, the Rule 144A Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or pursuant to applicable exemptions from such registration, and the Rule 144A Notes are legended to restrict transfer as aforesaid. The Rule 144A Notes generally may be transferable without such registration. Rule 144(k) under the Securities Act provides that if three years have elapsed since restricted securities were acquired from the issuer or from an affiliate of the issuer, such securities may be resold without registration by a holder who is not an affiliate of the issuer at the time of the sale and has not been an affiliate of the issuer during the preceding three months. On May 15, 1996, three years had elapsed since the initial sale by the Company of the Rule 144A Notes. See "Purpose of the Exchange Offer".

     Each holder (other than any holder who is an affiliate or promoter of the Company) who duly exchanges Rule 144A Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely tradeable under the Securities Act. Holders of Rule 144A Notes who participate in such Exchange Offer should be aware, however, that, except in the case of certain broker-dealers as described below, if they accept the Exchange Offer for the purpose of engaging in secondary resales, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each holder of Rule 144A Notes (except certain broker-dealers as described below) accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer that it acquired the Exchange Notes in the ordinary course of its business and it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Rule 144A Notes, where such Rule 144A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in

                                       18

connection with any resale of such Exchange Notes. See "Plan of Distribution". If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the Rule 144A Notes for resale under the Act. At December 31, 1995, the Rule 144A Notes were held by 14 holders of record. See "The Exchange Offer", and "Description of the Senior Notes -- Registration Covenant; Exchange Offer".

NO PRIOR MARKET

     There is no pre-existing market for the Exchange Notes, and no assurance can be given that any market for the Exchange Notes will develop, nor can any assurance be given with respect to the price or prices at which such securities may trade, if a market does develop. The Company has been advised by Goldman Sachs that it intends to act as a market maker for the Exchange Notes in the over-the-counter market; however, Goldman Sachs is under no obligation to do so, and, if it does act as a market maker, it may elect to discontinue market making activities at any time. A decision to terminate market making activities may adversely affect the liquidity of, and the trading prices for, the Exchange Notes. The Rule 144A Notes are designated for trading in NASD's PORTAL System.

LIABILITY UNDER REPRESENTATIONS AND WARRANTIES AND OTHER CREDIT RISKS

     In the ordinary course of business, the Company has liability under representations and warranties made to purchasers and insurers of mortgage loans and to purchasers of MSRs. In connection with MSRs that the Company purchases, it may have liability as a successor to third-party originators' representations and warranties. Under certain circumstances, the Company may become liable for the unpaid principal and interest on defaulted loans if there has been a breach of representations or warranties. In the case of any mortgage loans found to be defective with respect to representations or warranties made or succeeded to by the Company, the Company may be required to repurchase such mortgage loans, with any subsequent loss on resale or foreclosure being borne by the Company. The Company's losses from breaches of representations and warranties have not been material to date.

LITIGATION

     The operations of financial institutions, such as the Company, are subject to substantial statutory and regulatory compliance obligations. These requirements are complex, and even inadvertent noncompliance could result in liability. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, alleging violations of various statutory and regulatory provisions relating to mortgage lending and servicing, including the Truth-in-Lending Act (the "TILA"), the Real Estate Settlement Procedures Act (the "RESPA"), the Equal Credit Opportunity Act (the "ECOA"), the Fair Housing Act (the "FH Act") and various state laws. While the Company has had various claims asserted against it under these statutes, management does not expect these claims to have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

     Maxxam, Inc. ("Maxxam") has filed a petition for review in a Federal appeals court and a motion to intervene in Federal District Court, each challenging the December 30, 1988 order of the FSLIC approving the Acquisition. See "The Company -- History". Maxxam contends that it should have been selected as the winning bidder. Management of the Company believes, after consultation with legal counsel, that these claims are barred by applicable time limits, have no basis under existing law, and will not have a material adverse effect on the Bank's or the Company's financial condition, results of operations or liquidity. See "Legal Proceedings".

                                       19

                                  THE COMPANY

GENERAL

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. Through the Bank, its principal subsidiary, the Company operates 67 Texas-based community banking branches serving nearly 182,000 households and businesses, 9 commercial banking offices and a nationwide network of mortgage offices. At March 31, 1996, the Company had consolidated total assets of $11.3 billion, total deposits of $5.0 billion and total stockholders' equity of $526.4 million. Upon completion of the Common Stock Offering, the Company will be the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Bank is a federally chartered savings bank, the deposits of which are insured by the SAIF, which is administered by the FDIC. The Company has no significant assets other than its equity interest in the Bank. In June 1996, the Company changed its name to Bank United Corp. The Company's address is 50 Charles Lindbergh Blvd., Uniondale, NY 11553, and its phone number is (516) 745-6644.

HISTORY

     The Company was incorporated in Delaware on December 19, 1988 as USAT Holdings Inc. and became the holding company for the Bank upon the Bank's formation on December 30, 1988. In the Acquisition, the Company initially acquired from the FSLIC certain of the assets and assumed all the deposits and certain other liabilities of Old USAT, an insolvent thrift. In connection with the Acquisition, the Company entered into an agreement which, among other things, provided for federal financial assistance to the Bank (the "Assistance Agreement"). On December 23, 1993, the Company and the FDIC entered into an agreement providing for the termination of the Assistance Agreement. See "Business -- The Assistance Agreement".

     Immediately after the Acquisition, the Bank operated 19 banking branches, primarily in the greater Houston metropolitan area, with no significant loan origination capabilities. Through both acquisitions and internal growth, the Bank has substantially expanded its Texas community banking branch network, built a nationwide mortgage banking business, and established itself as a provider of a broad array of financial products, including commercial banking services and products. In 1990, 1991, and 1992, the Bank entered into various agreements with the RTC, whereby the Bank purchased certain assets and assumed certain liabilities, primarily deposit liabilities, of six thrift institutions in RTC receivership. In connection with these acquisitions, the Bank received cash from the RTC. The amount of cash received from the RTC was based on the amount by which the sum of the liabilities assumed exceeded the sum of the market values of the assets purchased, less a purchase premium. In 1990, the Bank consummated its agreement to purchase certain assets and assume certain liabilities relating to the loan origination operations of Commonwealth Mortgage of America, L.P. Since July 1992, and particularly in 1994, the Bank has entered into agreements to purchase several mortgage origination networks.

RECENT DEVELOPMENTS

     The Company was organized, and through June 17, 1996 operated, as a subsidiary of Hyperion Holdings. During that period, all of the outstanding shares of Hyperion Holdings were owned by Hyperion Partners. The general partner of Hyperion Partners is indirectly controlled by three individuals, including Lewis S. Ranieri, who, from December 1988, has served as Chairman of the Company Board and, until June , 1996, also as President and CEO of the Company and Chairman of the Board of the Bank.

     DIVIDEND DISTRIBUTION AND RESTRUCTURING

     During May 1996, the Company paid a dividend of $100 million on its Common Stock to Hyperion Holdings and other holders of its Common Stock. The proceeds of this dividend received by Hyperion Holdings were distributed by Hyperion Partners to its limited and general partners in accordance with the limited partnership agreement of Hyperion Partners. During June 1996, the Restructuring was effected as follows: (i) Hyperion Holdings exchanged shares of a newly created class of its nonvoting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock to its limited and general partners in accordance with the limited partnership agreement of Hyperion Partners; and
(iii) following the Distribution, Hyperion Holdings was merged with and into the

                                       20

Company, with the result that holders of Hyperion Holdings voting and nonvoting common stock received shares of Class A Common Stock and Class B Common Stock and the holders of Class C Common Stock received shares of Class B Common Stock. As part of the Restructuring, the common stock of Hyperion Holdings and the Class C Common Stock were converted 1800 to one. See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events and see "Capitalization". The Common Stock Offering is intended to establish a public market value for the Class A Common Stock while providing the Selling Stockholders with liquidity for their current holdings in the Company.

     MANAGEMENT

     Day-to-day operations of the Bank are directed by Barry C. Burkholder, President and CEO of the Bank, who brings over 20 years of commercial banking experience to the Bank, with specific experience in consumer banking, mortgage banking and related areas. In connection with the Restructuring and the Common Stock Offering, Mr. Burkholder will also become Chairman of the Board of the Bank as well as President and CEO of the Company. The executive management group of the Bank consists of seven individuals who have worked together for the past six years, giving them a thorough understanding of the businesses they have developed together. They average more than 20 years of related industry experience, the majority of which comes from commercial banking. As a team, they have brought the discipline and sophistication of commercial banking to the Bank. The next level of senior management comprises 42 executives, a third of whom were hired directly from commercial banks. The balance of the senior management team has experience working with various financial services companies, including mortgage banks, thrifts and accounting firms. See "Management".

     Lewis S. Ranieri, who has over 20 years of investment experience with particular expertise in the field of MBS, has previously served as Chairman of the Board of the Bank and of the Company, as well as President and CEO of the Company, and will continue, after the Common Stock Offering, to serve as non-executive Chairman of the Board of the Company. The Company is contemplating entering into a consulting agreement with Mr. Ranieri pursuant to which he would serve as a consultant to the Company for a three year period.

     FUTURE TAX BENEFITS

     In connection with the Acquisition and the Assistance Agreement, the Company succeeded to and recorded substantial NOLs which have resulted in certain tax benefits. As of March 31, 1996, the Company had NOLs of $808.0 million available to reduce taxable income in future years. Pursuant to the Tax Benefits Agreement (as defined below), the Bank is required to pay to the FRF a certain portion of net tax benefits obtained through the taxable year ending nearest to September 30, 2003. See "Regulation -- Taxation -- FSLIC Assistance".

     The Common Stock Offering is structured with the intent to preserve the beneficial tax attributes of the Company as described below. See "Regulation -- Taxation". Accordingly, certain of the Selling Stockholders have agreed to limit their further disposition of Common Stock for up to three years following the Common Stock Offering except with approval of the Company Board. See "Common Stock Offering: Selling Stockholders". The limitations on transfers will allow the Company to record a $101.7 million tax benefit in the quarter ended June 30, 1996. See "Risk Factors -- Limitations on Use of Tax Losses; Restrictions on Transfers of Stock" and Note 21 to the Consolidated Financial Statements.

     OFFERING OF COMMON STOCK

     The Company has recently filed a registration statement with the Commission relating to the Common Stock Offering. See "Management -- Security Ownership of Certain Beneficial Owners and Management" and "Common Stock Offering: Selling Stockholders".

     CLAIMS RELATED TO FORBEARANCE AGREEMENT

     In connection with the Acquisition, the FHLB approved the Forbearance Agreement. Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. Following enactment of FIRREA, the OTS took the position that the capital standards set forth in FIRREA apply to all savings institutions, including those institutions that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. On July 25, 1995,

                                       21

the Bank, the Company, and certain of their then-direct and indirect parent entities filed suit against the United States in the Court of Federal Claims for alleged failures of the United States to honor certain contractual obligations, including obligations related to the Forbearance Agreement. The lawsuit is in a preliminary stage. Discovery has been stayed pending the United States Supreme Court's review of UNITED STATES V. WINSTAR CORP, an action by another thrift raising similar issues. The Company is unable to predict the outcome of its suit against the United States and the amount of judgment for damages, if any, that may be entered in favor of the Company. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings".

                         PURPOSE OF THE EXCHANGE OFFER

     The Company's purpose in engaging in the Exchange Offer is to satisfy the condition pursuant to which the interest rate on the Rule 144A Notes will revert to 8.05% per annum. Because the Company did not consummate the Exchange Offer by October 14, 1993, the interest rate on the Rule 144A Notes increased to 8.55% per annum. Because the Company did not consummate the Exchange Offer by February 11, 1994, the interest rate on the Rule 144A Notes increased to 9.05% per annum. The interest rate on the Rule 144A Notes will revert to 8.05% per annum from and including the date on which the Exchange Offer is consummated. See "Description of the Notes". The terms of the Company's obligations with respect to the Exchange Offer are set forth in the Exchange and Registration Rights attached as Annex A. The Exchange Offer should provide holders of Rule 144A Notes with the ability to effect, for federal income tax purposes, a tax-free exchange of such Rule 144A Notes.

     Based on interpretations by the staff of the Commission, the Exchange Offer provides holders of Rule 144A Notes with Exchange Notes that will generally be freely transferable by holders thereof (other than any holder who is an "affiliate" or "promoter" of the Company within the meaning of Rule 405 under the Securities Act), who may offer for resale, resell or otherwise transfer such Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of each such holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. By tendering Rule 144A Notes and executing the Letter of Transmittal, the holder thereof is deemed to represent and agree that it acquired the Exchange Notes in the ordinary course of its business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Rule 144A Notes, where such Rule 144A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution". The Company has not sought, and does not intend to seek a no-action letter from the staff of the Commission with respect to the effects of the Exchange Offer.

     The Rule 144A Notes also may generally be transferable. See "Risk Factors -- Restrictions on Transfer".

                               THE EXCHANGE OFFER

TERMS OF THE OFFER

     The Company hereby offers, upon the terms and conditions set forth herein and in the related Letter of Transmittal, to exchange Exchange Notes for a like principal amount of outstanding Rule 144A Notes. An aggregate of $115 million principal amount of Rule 144A Notes are outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Rule 144A Notes being tendered.

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
                     , 1996, unless extended. The term "Expiration Date" means 5:00 p.m., New York City time, on , 1996, unless the Company, in its sole discretion, notifies the Exchange Agent that the period of the Exchange Offer has been extended, in which case the term "Expiration Date" means the latest time and date on which the Exchange Offer as so extended will expire. See "-- Expiration and Extension".

     Holders of Rule 144A Notes who wish to exchange Rule 144A Notes for Exchange Notes and who validly tender Rule 144A Notes to the Exchange Agent or validly tender Rule 144A Notes by complying with the book-entry transfer procedures described below and, in each case, who furnish the Letter of Transmittal and any other

                                       22

required documents to the Exchange Agent, will have Exchange Notes mailed to them by the Exchange Agent, promptly after such tender is accepted by the Company. Subject to the terms and conditions of the Exchange Offer, Rule 144A Notes which have been validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. Subject to the applicable rules of the Commission, the Company, however, reserves the right, prior to the first acceptance of tendered Rule 144A Notes, to delay acceptance of tendered Rule 144A Notes, or to terminate the Exchange Offer, subject to the provisions of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     In addition, the Company reserves the right to waive any condition or otherwise amend the Exchange Offer in any respect consistent with the Indenture prior to the acceptance of tendered Rule 144A Notes. If any amendment by the Company of the Exchange Offer or waiver by the Company of any condition thereto constitutes a material change in the information previously disclosed to the holders of Rule 144A Notes, the Company will, in accordance with the applicable rules of the Commission, disseminate promptly disclosure of such change in a manner reasonably calculated to inform such holders of such change. If it is necessary to permit an adequate dissemination of information regarding such material change, the Company will extend the Exchange Offer to permit an adequate time for holders of Rule 144A Notes to consider the additional information.

CERTAIN EFFECTS OF THE EXCHANGE OFFER

     Because the Exchange Offer is for any and all Rule 144A Notes, the number of Rule 144A Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Rule 144A Notes outstanding. As a result, the liquidity of any remaining Rule 144A Notes may be substantially reduced. The Rule 144A Notes are currently eligible for sale pursuant to Rule 144A through the NASD's PORTAL System. See "Risk Factors -- Restrictions on Transfer".

EXPIRATION AND EXTENSION

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
                  , 1996, unless extended by the Company. The Exchange Offer may be extended by oral or written notice from the Company to the Exchange Agent at any time or from time to time, on or prior to the date then fixed for the expiration of the Exchange Offer. Public announcement of any extension of the Exchange Offer will be timely made by the Company, but, unless otherwise required by law or regulation, the Company will not have any obligation to communicate such public announcement other than by making a release to the Dow Jones News Service.

CONDITIONS

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to cause the issuance of Exchange Notes in respect of any validly tendered Rule 144A Notes not accepted and, prior to the acceptance of tendered Rule 144A Notes, may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) and, subject to compliance with the applicable rules of the Commission, delay the acceptance of the tendered Rule 144A Notes, if any material change occurs which is likely to affect the Exchange Offer, including, but not limited to, the following:

          (a) there shall be instituted or threatened any action or proceeding before any court or governmental agency challenging the Exchange Offer or otherwise directly or indirectly relating to the Exchange Offer;

          (b) there shall occur any development in any pending action or proceeding which, in the sole judgment of the Company, would or might prohibit, restrict or delay consummation of the Exchange Offer;

          (c) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority which, in the sole judgment of the Company, would or might prohibit, restrict or delay consummation of the Exchange Offer;

                                       23

          (d) there exists, in the sole judgment of the Company, any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which the Company is a party or by which it is bound) to the consummation of the Exchange Offer; or

          (e) prior to the consummation of the Exchange Offer, Commission interpretations are changed such that the Exchange Notes which would be received by holders in the Exchange Offer in exchange for Rule 144A Notes would not be, upon receipt, transferable by each such holder (other than affiliates or promoters of the Company) without restriction under the Securities Act.

     Subject to the obligations under the Indenture to use its best efforts to consummate the Exchange Offer, the Company expressly reserves the right, at any time prior to the acceptance of tendered Rule 144A Notes, to terminate the Exchange Offer and not accept for exchange any Rule 144A Notes upon the occurrence of any of the foregoing conditions. In addition, the Company may amend the Exchange Offer at any time prior to the acceptance of tendered Rule 144A Notes if any of the conditions set forth above occur. Moreover, regardless of whether any of the foregoing conditions has occurred, the Company reserves the right to amend the Exchange Offer in any manner consistent with its obligations under the Indenture prior to the acceptance of tendered Rule 144A Notes, although it has no current intention to do so.

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties to the Exchange Offer.

     If the event referred to in clause (e), above, shall occur, the Company shall be under no continuing obligation under the Indenture to consummate the Exchange Offer, but in lieu thereof will be obligated to file and use its best efforts to secure and maintain the effectiveness under the Securities Act of a "shelf" registration statement providing for the resale of Rule 144A Notes. See "Description of the Senior Notes -- Registration Covenant; Exchange Offer" and Annex A hereto.

HOW TO TENDER

     A holder of Rule 144A Notes may tender Rule 144A Notes by (a) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the Rule 144A Notes being tendered (or a confirmation of an appropriate book-entry transfer), to the Exchange Agent on or prior to the Expiration Date, or (b) requesting a broker, dealer, bank, trust company or other nominee to effect the transaction for such holder prior to the Expiration Date.

     If Exchange Notes are to be delivered to an address other than that of the registered holder appearing on the Note Register, the signature on the Letter of Transmittal must be guaranteed by a commercial bank or trust company having an office or correspondent in the United States, or by a member firm of a national securities exchange or the National Association of Securities Dealers, Inc. (any of the foregoing is hereinafter referred to as an "Eligible Institution"). Exchange Notes will not be issued in the name of a person other than that of the registered holder of the Rule 144A Notes appearing on the Note Register.

     The Exchange Agent will establish an account with respect to the Rule 144A Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Rule 144A Notes by causing DTC to transfer such Rule 144A Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Rule 144A Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth under " -- Exchange Agent", or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Rule 144A Notes shall be deemed to include DTC's book-entry delivery method.

                                       24

     THE METHOD OF DELIVERY OF RULE 144A NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, AND PROPER INSURANCE BE OBTAINED.

     If a holder desires to tender Rule 144A Notes pursuant to the Exchange Offer and such holder's Rule 144A Notes are not immediately available or time will not permit all of the above documents to reach the Exchange Agent prior to the Expiration Date, or such holder cannot complete the procedure of book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

          (a)  such tenders are made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, in substantially the form provided by the Company, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

          (c) the Rule 144A Notes, in proper form for transfer (or confirmation of book-entry transfer of such Rule 144A Notes into the Exchange Agent's account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Rule 144A Notes (or a timely confirmation received of a book-entry transfer of Rule 144A Notes into the Exchange Agent's account at DTC) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Rule 144A Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Rule 144A Notes (or a timely confirmation received of a book-entry transfer of Rule 144A Notes into the Exchange Agent's account at DTC) with the Exchange Agent.

     Partial tenders of Rule 144A Notes may be made only if (i) the principal amount tendered is equal to $1,000 or an integral multiple thereof; and (ii) the remaining untendered portion of such Rule 144A Note is in a principal amount of $250,000, or any integral multiple of $1,000 in excess of such amount. Holders tendering less than the entire principal amount of any Rule 144A Note they hold in accordance with the foregoing restrictions must appropriately indicate such fact on the Letter of Transmittal accompanying the tendered Rule 144A Note.

     With respect to tenders of Rule 144A Notes, the Company reserves full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and other questions as to the validity, form, eligibility or acceptability of any tender. The Company reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance of exchange of which may, in the opinion of the Company's counsel, be unlawful or to waive any irregularities or conditions, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final. The Company shall not be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice. The Exchange Agent may, but shall not be obligated to, give notice of any irregularities or defects in tenders, and shall not incur any liability for any failure to give any such notice. Rule 144A Notes shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Rule 144A Notes, as well as Rule 144A Notes in excess of the principal amount tendered for exchange, will be returned (unless irregularities and defects are timely cured or waived), without cost to the tendering holder (or, in the case of Rule 144A Notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such shares), promptly after the Expiration Date.

                                       25

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, certain terms and conditions, which are summarized below and are part of the Exchange Offer.

     Tendering Rule 144A Notes and execution of the Letter of Transmittal are deemed to constitute the representation and agreement that the tendering holder of Rule 144A Notes acquired the Exchange Notes in the ordinary course of its business and it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes.

     Rule 144A Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Rule 144A Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by 5:00 p.m., New York City time, on or prior to , 1996, unless extended, or within the time periods set forth in "-- How to Tender" pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. The party tendering the Rule 144A Notes for exchange (the "Holder") sells, assigns and transfers the Rule 144A Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the Holder's agent and attorney-in-fact to cause the Rule 144A Notes to be transferred and exchanged. The Holder warrants that it has full power and authority to tender, exchange, sell, assign, and transfer the Rule 144A Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Rule 144A Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Rule 144A Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Rule 144A Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The Holder also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Rule 144A Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the Holder will survive the death or incapacity of the Holder and any obligation of the Holder shall be binding upon the heirs, personal representatives, successors and assigns of such Holder.

     Signature(s) on the Letter of Transmittal will be required to be guaranteed as set forth above in "-- How to Tender". All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by the Company, in its sole discretion, and such determination will be final and binding. Unless waived by the Company, irregularities and defects must be cured by the Expiration Date. The Company will pay all security transfer taxes, if any, applicable to the transfer and exchange of Rule 144A Notes tendered.

WITHDRAWAL RIGHTS

     All tenders of Rule 144A Notes may be withdrawn at any time prior to acceptance thereof on the Expiration Date. To be effective, a notice of withdrawal must be timely received by the Exchange Agent at the address set forth under "-- Exchange Agent". Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the Rule 144A Notes to be withdrawn. If the Rule 144A Notes have been physically delivered to the Exchange Agent, the tendering holder must also submit the serial number shown on the particular Rule 144A Notes to be withdrawn. If the Rule 144A Notes have been delivered pursuant to the book-entry procedures set forth under "-- How to Tender", any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn Rule 144A Notes. The Exchange Agent will return the properly withdrawn Rule 144A Notes as soon as practicable following receipt of notice of withdrawal. All questions as to the validity, including time of receipt, of notices of withdrawals will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF TENDERS

     Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by the Company, Rule 144A Notes tendered (either physically or through book-entry delivery as described in "-- How to Tender") with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted promptly after the Expiration Date. Subject to such terms and conditions, Exchange

                                       26

Notes to be issued in exchange for properly tendered Rule 144A Notes will be mailed by the Exchange Agent promptly after the acceptance of the tendered Rule 144A Notes. Acceptance of tendered Rule 144A Notes will be effected by the delivery of a notice to that effect by the Company to the Exchange Agent. Subject to the applicable rules of the Commission, the Company, however, reserves the right, prior to the acceptance of tendered Rule 144A Notes, to delay acceptance of tendered Rule 144A Notes upon the occurrence of any of the conditions set forth under the caption "-- Conditions". The Company confirms that its reservation of the right to delay acceptance of tendered Rule 144A Notes is subject to the provisions of Rule 14e-1(c) under the Exchange Act which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Although the Company does not currently intend to do so, if it modifies the terms of the Exchange Offer, such modified terms will be available to all holders of Rule 144A Notes, whether or not their Rule 144A Notes have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the Commission and, if required, the Exchange Offer will be extended to permit holders of Rule 144A Notes adequate time to consider such modification.

     The tender of Rule 144A Notes pursuant to any one of the procedures set forth in "-- How to Tender" will constitute an agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent as follows:


FACSIMILE TRANSMISSION                     ADDRESS FOR MAILING AND
TELEPHONE NUMBER:                          HAND DELIVERIES:
(212) 815-3518                             The Bank of New York
                                           101 Barclay Street (7 East)
CONFIRM BY TELEPHONE:                      Reorganization Section
(212) 815-2742                             New York, New York 10286
                                           Attention: Enrique Lopez

     Delivery to other than the above address will not constitute valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     Except as described under "-- Exchange Agent", the Company has not retained any agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptances of the Exchange Offer. The Company, will, however, reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Rule 144A Notes and in handling or forwarding tenders for their customers.

                       FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Bryan Cave LLP, counsel to the Company, under federal income tax law, a holder of Rule 144A Notes will not recognize gain or loss upon an exchange of Rule 144A Notes for Exchange Notes pursuant to the Exchange Offer. A holder's tax basis in the Exchange Notes received pursuant to the Exchange Offer will be the same as such holder's basis in the Rule 144A Notes exchanged therefor and a holder's holding period for Exchange Notes received pursuant to the Exchange Offer will include such holder's holding period for the Rule 144A Notes if such Rule 144A Notes were held as capital assets at the time of the exchange.

     Each exchanging holder should consult with his individual tax advisor as to any foreign, state and local tax consequences of the Exchange Offer as well as to the effect of his particular facts and circumstances on the matters discussed herein.

                                       27

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Rule 144A Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Rule 144A Notes, except as otherwise described herein under "The Exchange Offer". The Rule 144A Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                                DIVIDEND POLICY

     The Company Board currently intends to declare and pay quarterly dividends on its Common Stock. It is expected that the first quarterly dividend payment will be $ per share (a rate of $ annually), with the initial dividend to be declared and paid in the quarter of fiscal year . The declaration and payment of dividends by the Company are subject to the discretion of the Company Board and limitations imposed by the Indenture on Restricted Payments (as defined in the Indenture), including dividends. At March 31, 1996, pro forma after giving effect to the Restructuring, the Company would be permitted to pay $62.7 million in dividends on its capital stock. The Company's ability to pay dividends and to meet its other cash obligations, including debt service on the Senior Notes, is dependent on the receipt of dividends from the Bank. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, applicable regulatory requirements and compliance with the covenants of the Senior Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity". Any determination as to the payment of dividends will depend upon, among other things, general business conditions, the Company's financial results, contractual, legal and regulatory restrictions regarding the payment of dividends by the Company's subsidiaries, the credit ratings of the Company and such other factors as the Company Board may consider to be relevant. Dividends may not be paid on the Bank Common Stock if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. Thus, if for any reason the Bank failed to declare and pay full quarterly dividends on the Bank Preferred Stock, the Company would not receive any cash dividends from the Bank until four full quarterly dividends on the Bank Preferred Stock had been paid. See "Risk Factors -- Source of Payment".

                                       28

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company at March 31, 1996 and the pro forma capitalization of the Company at March 31, 1996 after giving effect to (i) the Restructuring and an associated 1,800 to one Common Stock conversion, (ii) a $100 million dividend paid in May 1996 and a $5.9 million contractually required payment to the FDIC, (iii) a $101.7 million tax benefit recorded in June 1996, (iv) a $6.2 million charge, after tax, in connection with the Executive Management Incentive Compensation Plans (as defined below) and (v) estimated expenses related to the Common Stock Offering. See Note 21 to the Consolidated Financial Statements. In addition to the long-term debt of the Company reflected below, at March 31, 1996, the Bank had long-term debt consisting of deposits, FHLB advances, and certain other funding liabilities incurred in the ordinary course of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity" and Notes 8, 9, 10 and 11 to the Consolidated Financial Statements.


                                             AT MARCH 31, 1996
                                        ---------------------------
                                        HISTORICAL       PRO FORMA
                                        -----------      ----------

                                              (IN THOUSANDS)
Long-Term Debt -- Senior Notes(1)....    $  115,000       $115,000
Minority Interest(2).................       185,500        185,500
Stockholders' Equity:
     Preferred Stock(3)..............       --              --
     Common Stock(4).................             2              2
     Paid-in capital(5)..............       118,009        122,009
     Retained earnings...............       411,498        401,098
     Unrealized gains (losses) on
      securities and mortgage-backed
       securities available for sale,
      net of tax.....................        (3,068)        (3,068)
                                        -----------      ----------
     Total stockholders' equity......       526,441        520,041
                                        -----------      ----------
          Total Consolidated
            Capitalization...........    $  826,941       $820,541
                                        ===========      ==========
Ratio of equity to assets............          4.67%          4.62%
Ratio of tangible equity to tangible
assets...............................          4.48%          4.42%
Shares outstanding(6)
     Class A.........................    23,828,400
     Class B.........................       --              --
     Class C.........................     5,034,600
Book value per common share(6).......    $    18.24         --
Tangible book value per share(6).....    $    17.44         --
Regulatory capital of the Bank(7)(8)
     Tangible Capital
          Amount.....................    $  770,764       $658,664
          Ratio......................          6.88%          5.89%
     Core Capital
          Amount.....................    $  780,227       $668,127
          Ratio......................          6.96%          5.97%
     Total Risk-Based Capital
          Amount.....................    $  816,772       $704,672
          Ratio......................         14.20%         12.12%

- ------------

(1) The Senior Notes currently bear a stepped up rate of 9.05% PER ANNUM pending consummation of the Exchange Offer, following which the rate will revert to 8.05% PER ANNUM.

(2) Minority interest consists of $185.5 million stated value of the Bank Preferred Stock. In addition, the Warrants represent a potential additional minority interest in the Bank. See Notes 7 and 16 to the Consolidated Financial Statements.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

                                       29

(3) The Company had 2,500 shares of Preferred Stock authorized, none of which were issued as of March 31, 1996.

(4) The Company has reserved             shares of its Common Stock for issuance
    and to be available for grants under three separate plans. See
    "Management -- The 1996 Incentive Compensation Plan", " -- Executive Management Compensation Plan" and " -- The Director Stock Compensation Plan".

(5) Offering expenses related to the Common Stock Offering are estimated to be $2,000,000.

(6) Historical and pro forma per share results have been restated to reflect an 1,800 to one Common Stock conversion, effective June 18, 1996, in connection with the Restructuring. Pro forma per share amounts also include the effects of stock issued pursuant to the 1996 Incentive Compensation Plan.

(7) The Bank's portion of the $101.7 million tax benefit recorded in June 1996 was $85.2 million and has been excluded for purposes of computing the Bank's regulatory capital ratios. OTS regulations limit the amount of deferred tax asset an institution may include in its regulatory capital.

(8) The Bank's pro forma regulatory capital ratios reflect a $100 million dividend payment from the Bank to the Company and a related contractually required payment of $5.9 million to the FDIC. These payments were made in May 1996.

                                       30

                      RATIOS OF EARNINGS TO FIXED CHARGES

     "Fixed charges" includes interest expense, a portion (generally, one-third) of rental expense and amortization of debt expense. "Earnings", for purposes of the ratio, includes consolidated pre-tax earnings, plus fixed charges as described above.

                               BANK UNITED CORP.
                              CONSOLIDATED RATIOS


                                                                FOR THE
                                                               SIX MONTHS
                                                                 ENDED                 FOR THE YEAR ENDED SEPTEMBER 30,
                                                               MARCH 31,     -----------------------------------------------------
                                                                  1996         1995       1994       1993       1992       1991
                                                              ------------   ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges.........................       1.20            1.16       1.26       1.40       1.16       1.06
Ratio of earnings to combined fixed charges and Bank
  Preferred Stock dividends................................       1.14            1.13       1.21       1.35       1.16       1.06

                                       31

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated financial and other data as of and for each of the years in the five-year period ended September 30, 1995 are derived from the Company's audited Consolidated Financial Statements. The information set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Consolidated Statements of Financial Condition as of September 30, 1995 and 1994, and the Consolidated Statements of Operations for each of the years in the three year period ended September 30, 1995, and the report thereon of Deloitte & Touche LLP are included elsewhere in this Prospectus. The selected consolidated financial and other data as of and for the six months ended March 31, 1996 and 1995 are derived from the unaudited consolidated financial statements included in the Consolidated Financial Statements which, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair presentation of the results for such periods. The results of operations for the six months ended March 31, 1996 are not necessarily indicative of the results of operations to be obtained for the entire fiscal year.

           FIVE-YEAR CONSOLIDATED SUMMARY OF SELECTED FINANCIAL DATA


                                            AT MARCH 31,                          AT SEPTEMBER 30,
                                       ----------------------  ------------------------------------------------------
                                          1996        1995        1995       1994       1993      1992(1)    1991(1)
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------

                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF FINANCIAL CONDITION:
ASSETS(2)
Cash and cash equivalents............  $  135,691  $   90,912  $  112,931  $  76,938  $  65,388  $  94,723  $ 217,630
Securities purchased under agreements
  to resell and federal funds sold...     659,279     636,274     471,052    358,710    547,988    206,000  1,632,600
Trading account assets...............       1,267       1,044       1,081      1,011      1,006     94,691     --
Securities...........................      58,351     114,254     116,013    114,115     43,430      4,909      6,800
Mortgage-backed securities...........   1,954,070   2,600,876   2,398,263  2,828,903  2,175,925    833,425    419,064
Loans................................   7,878,080   6,161,432   8,260,240  5,046,174  4,862,379  4,101,716  3,431,154
Covered Assets and related
assets(3)............................      --          --          --         --        392,511    610,901    779,304
All other assets.....................     579,898     539,985     623,954    484,310    351,929    308,918    390,295
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
        Total assets.................  $11,266,636 $10,144,777 $11,983,534 $8,910,161 $8,440,556 $6,255,283 $6,876,847
                                       ==========  ==========  ==========  =========  =========  =========  =========
LIABILITIES, MINORITY INTEREST, AND
  STOCKHOLDERS' EQUITY(2)
Deposits.............................  $4,963,321  $5,015,713  $5,182,220  $4,764,204 $4,839,388 $4,910,760 $6,054,474
FHLB advances........................   4,139,023   3,284,373   4,383,895   2,620,329  2,185,445    632,345    287,345
Securities sold under agreements to
  repurchase.........................     949,936     839,939   1,172,533     553,000    310,000     --         --
Note payable to related party........      --          --          --         --         --           4,090      4,090
Long-term debt ("15.75% Notes")....        --          --          --         --         --         102,000    107,000
Senior Notes.........................     115,000     115,000     115,000     115,000    115,000     --         --
All other liabilities................     387,415     327,559     448,283     320,766    516,020    373,715    262,178
                                       ----------  ----------  ----------   ---------  ---------  ---------  ---------
        Total liabilities............  10,554,695   9,582,584  11,301,931   8,373,299  7,965,853  6,022,910  6,715,087
                                       ----------  ----------  ----------   ---------  ---------  ---------  ---------
        Minority interest -- Bank
          Preferred Stock(4).........     185,500      85,500     185,500      85,500     85,500     --         --
        Total stockholders' equity...     526,441     476,693     496,103     451,362    389,203    232,373    161,760
                                       ----------  ----------  ----------   ---------  ---------  ---------  ---------
          Total liabilities, minority
            interest, and
            stockholders' equity.....  $11,266,636 $10,144,777 $11,983,534 $8,910,161 $8,440,556 $6,255,283 $6,876,847
                                       ==========  ==========  ==========   =========  =========  =========  =========

                                       32

                                             AT OR FOR
                                           THE SIX MONTHS
                                          ENDED MARCH 31,              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ------------------------------------------------------
                                          1996        1995        1995       1994       1993      1992(1)    1991(1)
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------

                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF OPERATIONS(2)
Interest income......................  $  421,221  $  327,586  $  746,759  $ 494,706  $ 482,490  $ 502,854  $ 422,184
Interest expense.....................     309,289     239,960     552,760    320,924    300,831    348,291    330,659
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
    Net interest income..............     111,932      87,626     193,999    173,782    181,659    154,563     91,525
Provision for credit losses..........       5,850       4,157      24,293      6,997      4,083     21,133      4,122
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
    Net interest income after
      provision for credit losses....     106,082      83,469     169,706    166,785    177,576    133,430     87,403
Non-interest income
    Net gains (losses)
        Sales of single family
          servicing rights and single
          family warehouse loans.....      19,157      38,464      60,495     63,286     67,403     67,223     30,541
        Securities and
          mortgage-backed
          securities.................       2,863           8          26     10,404     43,702      2,022      1,440
        Other loans..................       3,485        (380)     (1,210)       163      1,496      4,759        756
    Loan servicing fees and
      charges........................      22,107      22,813      43,508     31,741     21,780     20,823      6,076
    Other fees and charges...........       6,997       5,748      12,162     13,295     12,310      8,963      6,117
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
    Total non-interest income........      54,609      66,653     114,981    118,889    146,691    103,790     44,930
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
Non-interest expense
    Compensation and benefits........      39,898      43,192      83,520     86,504     81,472     69,476     46,580
    Amortization of intangibles......       9,801      10,718      21,856     18,247     24,469     22,832     14,789
    Other............................      49,605      47,735      89,200     94,842     96,023     88,107     52,258
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
    Total non-interest expense.......      99,304     101,645     194,576    199,593    201,964    180,415    113,627
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
    Income before income taxes,
      minority interest, and
      extraordinary loss.............      61,387      48,477      90,111     86,081    122,303     56,805     18,706
Income tax expense (benefit)(5)......      25,278      20,186      37,415    (31,899)   (26,153)       200       (409)
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
    Income before minority interest
      and extraordinary loss.........      36,109      28,291      52,696    117,980    148,456     56,605     19,115
Less minority interest
    Bank Preferred Stock
      dividends(4)...................       9,126       4,326      10,600      8,653      6,537     --         --
    Payments in lieu of
      dividends(6)...................         224         306         377        357     --         --         --
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
    Income before extraordinary
      loss...........................      26,759      23,659      41,719    108,970    141,919     56,605     19,115
Extraordinary loss(7)................      --          --          --         --         14,549     --         --
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
    Net income.......................  $   26,759  $   23,659  $   41,719  $ 108,970  $ 127,370  $  56,605  $  19,115
                                       ==========  ==========  ==========  =========  =========  =========  =========
Operating earnings(8)................  $   55,039  $   48,849  $   91,295  $  75,514  $  77,105  $  50,024  $  16,510
Earnings per common share(9)
    Income before extraordinary
      loss...........................  $     0.87  $     0.76  $     1.35  $    3.55  $    4.61  $    1.85  $    0.71
    Extraordinary loss...............      --          --          --         --           0.50     --         --
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------
    Net income.......................  $     0.87  $     0.76  $     1.35  $    3.55  $    4.11  $    1.85  $    0.71
                                       ==========  ==========  ==========  =========  =========  =========  =========
Book value per common share(9).......  $    18.24  $    16.52  $    17.19  $   15.64  $   13.48  $    8.19  $    6.87

CERTAIN RATIOS AND OTHER DATA(2)(10)
Regulatory capital ratios of the
  Bank(11):
    Tangible Capital.................        6.88%       5.65%       6.20%      6.01%      6.17%      4.24%      2.64%
    Core Capital.....................        6.96        5.77        6.29       6.17       6.43       5.04       3.59
    Total Risk-Based Capital.........       14.20       12.43       13.45      14.02      14.87      12.19       9.37
Return on average assets.............        0.46        0.50        0.40       1.32       1.74       0.89       0.42
Return on average common equity......       10.45       10.23        8.77      26.32      44.87      28.18      13.95
Stockholders' equity to assets.......        4.67        4.70        4.14       5.07       4.61       3.71       2.35
Tangible stockholders' equity to
  tangible assets....................        4.48        4.40        3.93       4.68       4.14       2.58       1.10
Net yield on interest-earning
  assets(12).........................        2.00        1.92        1.92       2.20       2.61       2.60       2.16
Interest rate spread(12).............        1.66        1.61        1.61       1.95       2.41       2.54       2.15

                                       33

                                             AT OR FOR
                                           THE SIX MONTHS
                                          ENDED MARCH 31,              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ------------------------------------------------------
                                          1996        1995        1995       1994       1993      1992(1)    1991(1)
                                       ----------  ----------  ----------  ---------  ---------  ---------  ---------

                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
CERTAIN RATIOS AND OTHER DATA --
  CONTINUED(2)(10)
Average interest-earning assets to
  average interest-bearing
  liabilities........................        1.06x       1.06x       1.06x      1.06x      1.04x      1.01x      1.00x
Non-interest expense to average total
  assets.............................        1.72%       2.13%       1.86%      2.41%      2.76%      2.85%      2.50%
Net operating expense ratio(13)......        0.77        0.74        0.76       0.97       0.76       1.21       1.51
Efficiency ratio(14).................       60.16       62.45       59.50      66.38      65.11      63.98      75.14
Nonperforming assets to total
  assets.............................        1.10        1.04        0.84       1.09       0.72       0.89       0.59
Nonaccrual loans to total loans......        1.21        1.29        0.91       1.51       0.85       0.92       0.98
Allowance for credit losses to net
  nonaccrual loans...................       38.00       31.43       48.74      30.73      71.71      74.04      30.00
Allowance for credit losses to
  nonperforming assets...............       29.36       23.62       36.65      24.18      49.28      50.54      25.05
Allowance for credit losses to total
  loans..............................        0.46        0.40        0.44       0.46       0.61       0.68       0.29
Net loan charge-offs to average
  loans..............................        0.15        0.09        0.16       0.30       0.05       0.07       0.04
Full-time equivalent employees.......       2,642       2,684       2,663      2,894      3,122      2,720      2,023
Number of Community Banking
  branches(1)........................          67          64          65         62         62         65         74
Number of Commercial Banking
  origination offices................           9           8           9          5          3          2          1
Number of Mortgage Banking
  origination offices................         112         131         122        145        109         93         72
Mortgage Banking servicing
  portfolio..........................  $11,594,485 $12,031,533 $12,532,472 $8,920,760 $8,073,226 $7,187,000 $4,681,712
Mortgage Banking originations........   2,021,127   1,553,255   3,447,250  5,484,111  6,737,762  6,118,363  3,195,873
Financial Markets loans purchased....      80,948     769,995   2,640,755  1,312,827  1,202,970    912,847  1,885,956

- ------------

 (1) The Bank acquired from the RTC $2.2 billion in deposit liabilities during fiscal 1991. Pursuant to the Bank's plan of acquisition, rates on these deposits were reduced after acquisition and, as expected, approximately $766 million of deposits were withdrawn from the Bank during fiscal 1992. Also, the Bank consolidated overlapping branch locations that resulted from these acquisitions. See "The Company -- History".

 (2) See Note 21 to the Consolidated Financial Statements for a discussion of subsequent events and see "Capitalization". On a pro forma basis, stockholders' equity would have been $520.0 million as of March 31, 1996.

 (3) Reflects assets governed under the Assistance Agreement between the Bank and the FRF. See "Business -- The Assistance Agreement".

 (4) During fiscal 1993, the Bank issued Bank Preferred Stock, Series A, and during fiscal 1995, the Bank issued Bank Preferred Stock, Series B. None of the shares of Bank Preferred Stock are owned by the Company. Certain Selling Stockholders and directors and management of the Company own shares of the Bank Preferred Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management -- Principal Stockholders, Bank Preferred Stock".

 (5) Fiscal 1994 and 1993 include tax benefits recognized as a result of Statement of Financial Accounting Standards ("SFAS") No. 109,
     "Accounting for Income Taxes". See Note 13 to the Consolidated Financial Statements. A tax benefit in the amount of $101.7 million was recognized in the third quarter of fiscal 1996.

 (6) All of the outstanding Bank Common Stock is currently owned by the Company. The Bank has issued to the FDIC Warrants to acquire 158,823 shares of Bank Common Stock (representing 5.56% of the Bank Common Stock as of March 31, 1996 and September 30, 1995, assuming exercise in full of the Warrants), at an exercise price of $0.01 per share. Payments in lieu of dividends relate to the Warrants. See "Business -- The Assistance Agreement -- Warrant Agreement" and Note 16 to the Consolidated Financial Statements.

 (7) Reflects costs and charges associated with the issuance of the Senior Notes. See Note 11 to the Consolidated Financial Statements.

 (8) Operating earnings represents income before taxes, minority interest, and extraordinary loss and excludes net gains (losses) on securities, MBS, and other loans.

 (9) Per share results have been restated to reflect an 1,800 to one Common Stock conversion effective June 1996 in connection with the Restructuring. See Note 21 to the Consolidated Financial Statements.

(10) Ratio, yield, and rate information are based on weighted average daily balances for the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993 and average monthly balances for prior periods, with the exception of return on average common equity, which is based on average monthly balances for all periods presented. Interim rates and yields are annualized.

(11) Regulatory capital ratios presented are those of the Bank. No regulatory capital ratios are presented for the Company because there are no such applicable requirements for savings and loan holding companies such as the Company. For a discussion of the regulatory capital requirements applicable to the Bank, see "Regulation -- Safety and Soundness Regulations -- Capital Requirements".

(12) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets. Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.

(13) Net operating expense ratio represents total non-interest expense less total non-interest income as a percentage of average assets for each period.

(14) Efficiency ratio represents non-interest expenses (excluding goodwill amortization) divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS and other loans.

                                       34

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DISCUSSION OF RESULTS OF OPERATIONS

  OVERVIEW.

     SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 1995. Net income was $26.8 million for the six months ended March 31, 1996, compared to $23.7 million for the six months ended March 31, 1995. The increase primarily reflects the higher levels of interest-earning assets for the six months ended March 31, 1996, partially offset by the effect of increased dividends paid by the Bank on the Bank Preferred Stock (reflected as minority interest on the Consolidated Statements of Operations) and lower gains on sales of single family MSRs and single family warehouse loans. Loan servicing fees and charges decreased during the six months ended March 31, 1996 as compared to the six months ended March 31, 1995. As of March 31, 1996, the principal balances of the single family servicing portfolio was $11.6 billion.

     Operating earnings represents income before taxes, minority interest, and extraordinary losses and excludes net gains (losses) on securities, MBS, and other loans. Operating earnings were $55.0 million for the six months ended March 31, 1996, compared to $48.8 million for the six months ended March 31, 1995. This increase primarily reflects the higher levels of interest-earning assets, partially offset by a decrease in gains on sales of single family MSRs and warehouse loans, as noted above.

     1995 COMPARED TO 1994. Net income was $41.7 million for fiscal 1995, compared to $109.0 million for fiscal 1994. The decrease primarily reflects the effect of a tax benefit of $58.2 million recognized in fiscal 1994 for the expected utilization of NOLs under SFAS No. 109, a lower interest rate spread realized on its interest-earning assets, lower gains on sales of securities and MBS and higher provisions for credit losses in fiscal 1995. Net income for fiscal 1995 was favorably impacted by the effect of higher levels of interest-earning assets during fiscal 1995 compared to fiscal 1994 and an increase in the single family servicing portfolio. The single family servicing portfolio increased to $12.5 billion at September 30, 1995 compared to $8.9 billion at September 30, 1994, contributing to increased loan servicing fees and charges during fiscal 1995.

     Operating earnings were $91.3 million for fiscal 1995, compared to $75.5 million for fiscal 1994. This increase primarily reflects the higher levels of interest-earning assets and increased loan servicing fees and charges, partially offset by higher provisions for credit losses, as noted above.

     1994 COMPARED TO 1993. Net income was $109.0 million for fiscal 1994, compared to $127.4 million for fiscal 1993. The decrease is primarily a result of lower gains on sales of securities and MBS in fiscal 1994, unfavorable changes in net interest rate spread and higher provisions for credit losses in fiscal 1994. Net income for fiscal 1994 was favorably impacted by an increase in the single family servicing portfolio. The single family servicing portfolio increased to $8.9 billion at September 30, 1994, from $8.1 billion at September 30, 1993, contributing to increased loan servicing fees and charges during fiscal 1994. Tax benefits of $58.2 million and $44.2 million were recognized in fiscal 1994 and 1993, respectively, for the expected utilization of NOLs under SFAS No. 109.

     Operating earnings were $75.5 million for fiscal 1994, compared to $77.1 million for fiscal 1993. This decrease primarily reflects the effect of unfavorable changes in the net interest rate spread and higher provisions for credit losses, partially offset by increased loan servicing fees and charges, as noted above.

                                       35

     The following table sets forth a reconciliation of Bank and Company net income.

                                           FOR THE SIX
                                           MONTHS ENDED
                                            MARCH 31,        FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ---------------------------------
                BANK                     1996       1995       1995        1994        1993
- -------------------------------------  ---------  ---------  ---------  ----------  ----------
                                                           (IN THOUSANDS)
Net income...........................  $  41,358  $  33,516  $  62,708  $  124,761  $  163,671
Preferred stock dividends............     (9,126)    (4,326)   (10,600)     (8,653)     (6,537)
                                       ---------  ---------  ---------  ----------  ----------
    Net income available for Bank's
    common stock.....................     32,232     29,190     52,108     116,108     157,134
Dividends to Company.................     (3,810)    (5,209)    (6,409)    (11,435)    (15,224)
Payments in lieu of dividends........       (224)      (306)      (377)       (357)     --
                                       ---------  ---------  ---------  ----------  ----------
Undistributed income of Bank.........     28,198     23,675     45,322     104,316     141,910
                                       ---------  ---------  ---------  ----------  ----------
COMPANY
Dividends from Bank..................      3,810      5,209      6,409      11,435      15,224
Interest expense.....................     (5,205)    (5,202)   (10,407)    (10,177)    (14,261)
Other (expense) income, net..........        (44)       (23)       395       3,396        (954)
Extraordinary loss...................     --         --         --          --         (14,549)
                                       ---------  ---------  ---------  ----------  ----------
  Net (loss) income of Company
     without including undistributed
     income of Bank..................     (1,439)       (16)    (3,603)      4,654     (14,540)
                                       ---------  ---------  ---------  ----------  ----------
Consolidated net income(1)...........  $  26,759  $  23,659  $  41,719  $  108,970  $  127,370
                                       =========  =========  =========  ==========  ==========

- ------------

(1) See Note 21 to the Consolidated Financial Statements for the effect of a dividend paid and a tax benefit recorded during the third quarter of fiscal 1996 and other subsequent events.

  NET INTEREST INCOME

     Net interest income is based on the relative amounts of interest-earning assets and interest-bearing liabilities and the spread between the yields earned on assets and rates paid on liabilities. Net interest rate spread is affected by changes in general market interest rates, including changes in the relationship between short- and long-term interest rates (the yield curve), the effects of periodic caps on the Bank's adjustable-rate mortgage and MBS portfolios and the interest rate sensitivity position or "gap". The Bank has traditionally managed its business to limit its overall exposure to changes in interest rates. See "Business -- Business Strategy". Nevertheless, different aspects of its business remain subject, in varying degrees, to risk from interest rate changes.

                                       36

                      AVERAGE BALANCES AND AVERAGE YIELDS

                                                                                                          FOR THE YEAR ENDED
                                                     FOR THE SIX MONTHS ENDED MARCH 31,                      SEPTEMBER 30,
                                       ---------------------------------------------------------------   ---------------------
                                                    1996                             1995                        1995
                                       ------------------------------   ------------------------------   ---------------------
                                        AVERAGE               YIELD/     AVERAGE               YIELD/     AVERAGE
                                        BALANCE    INTEREST   RATE(3)    BALANCE   INTEREST   RATE(3)     BALANCE    INTEREST
                                       ----------  ---------  -------   ---------  ---------  --------   ----------  ---------
                                                                       (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Short-term interest-earning
    assets...........................  $  575,936  $  17,360    5.93%   $ 462,791  $  14,415    6.16%    $  466,276  $  29,675
  Trading account assets.............       1,148         35    6.10        1,063         29    5.46          1,079         62
  Securities(1)......................      84,659      2,112    4.99      117,075      2,950    5.05        116,934      5,893
  Mortgage-backed securities(1)......   2,177,645     70,699    6.49    2,734,073     87,134    6.37      2,618,990    173,155
  Loans(2)...........................   8,092,849    323,930    8.01    5,751,629    218,370    7.59      6,707,868    526,528
  FHLB stock.........................     227,895      7,085    6.22      155,307      4,688    6.05        180,416     11,446
  Covered Assets and related assets.....     --       --        --         --         --        --           --         --
                                       ----------  ---------  -------   ---------  ---------     ---     ----------  ---------
    TOTAL INTEREST-EARNING ASSETS....  11,160,132    421,221    7.55    9,221,938    327,586    7.10     10,091,563    746,759
Non-interest-earning assets..........     379,397                         310,660                           345,500
                                       ----------                       ---------                        ----------
    Total assets.....................  $11,539,529                      $9,532,598                       $10,437,063
                                       ==========                       =========                        ==========
INTEREST-BEARING LIABILITIES:
  Deposits:
    Transaction accounts.............  $  243,668      1,440    1.18    $ 228,716      1,694    1.49     $  225,799      3,384
    Insured money fund accounts......   1,316,051     33,013    5.02      995,160     23,567    4.75      1,032,873     57,848
    Savings accounts.................     145,427      1,883    2.59      193,759      2,620    2.71        171,308      4,715
    Certificates of deposits.........   3,358,442    102,174    6.08    3,436,942     94,623    5.52      3,560,420    198,419
                                       ----------  ---------  -------   ---------  ---------     ---     ----------  ---------
        Total deposits...............   5,063,588    138,510    5.47    4,854,577    122,504    5.06      4,990,400    264,366
                                       ----------  ---------  -------   ---------  ---------     ---     ----------  ---------
  FHLB advances......................   4,346,960    136,501    6.18    3,068,768     92,281    5.95      3,560,844    224,767
  Reverse repurchase agreements and
    federal funds purchased..........     982,169     29,073    5.82      675,452     19,973    5.85        888,453     53,220
  Note payable to related party......      --         --        --         --         --        --           --         --
  Long-term debt.....................      --         --        --         --         --        --           --         --
  Senior Notes.......................     115,000      5,205    9.05      115,000      5,202    9.05        115,000     10,407
  Other..............................      --         --        --         --         --        --           --         --
                                       ----------  ---------  -------   ---------  ---------     ---     ----------  ---------
    TOTAL INTEREST-BEARING
      LIABILITIES....................  10,507,717    309,289    5.89    8,713,797    239,960    5.49      9,554,697    552,760
  Non-interest-bearing liabilities
    and stockholders' equity.........   1,031,812      --         --      818,801        --       --        882,366        --
                                       ----------                       ---------                        ----------
    Total liabilities and
      stockholders' equity...........  $11,539,529      --        --   $9,532,598        --       --    $10,437,063        --
                                       ==========                       =========                        ==========
Net interest income/interest rate
  spread.............................         --   $ 111,932    1.66%        --    $  87,626    1.61%         --     $ 193,999
                                                   =========  =======              =========     ===                 =========
Net yield on interest-earning
  assets.............................         --         --     2.00%        --          --     1.92%         --           --
                                                              =======                            ===
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities........................        1.06        --       --         1.06        --       --           1.06        --

                                                            1994                           1993
                                                ----------------------------   ----------------------------
                                       YIELD/    AVERAGE              YIELD/    AVERAGE              YIELD/
                                        RATE     BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
                                       ------   ---------  ---------  ------   ---------  ---------  ------
INTEREST-EARNING ASSETS:
  Short-term interest-earning
    assets...........................   6.36%   $ 461,530  $  19,019    4.12%  $ 408,972  $  14,301   3.50 %
  Trading account assets.............   5.75        1,026       (144) (14.04)    176,617      6,224   3.52
  Securities(1)......................   5.04      108,751      5,007    4.60       1,707         63   3.69
  Mortgage-backed securities(1)......   6.61    2,595,163    151,972    5.86   1,336,709     83,525   6.25
  Loans(2)...........................   7.85    4,524,158    308,804    6.83   4,488,405    344,515   7.68
  FHLB stock.........................   6.34      132,277      5,558    4.20      89,927      3,095   3.44

  Covered Assets and related assets..   --         74,547      4,490    6.02     469,742     30,767   6.55
                                       ------   ---------  ---------  ------   ---------  ---------  ------
    TOTAL INTEREST-EARNING ASSETS....   7.40    7,897,452    494,706    6.26   6,972,079    482,490   6.92
Non-interest-earning assets..........             386,175                        346,698
                                                ---------                      ---------
    Total assets.....................           $8,283,627                     $7,318,777
                                                =========                      =========
INTEREST-BEARING LIABILITIES:
  Deposits:
    Transaction accounts.............   1.50    $ 237,537      3,753    1.58   $ 230,649      4,843   2.10
    Insured money fund accounts......   5.60      582,126     18,508    3.18     476,835     13,471   2.83
    Savings accounts.................   2.75      284,885      7,311    2.57     341,785      7,055   2.06
    Certificates of deposits.........   5.57    3,662,043    179,462    4.90   3,816,152    200,614   5.26
                                       ------   ---------  ---------  ------   ---------  ---------  ------
        Total deposits...............   5.30    4,766,591    209,034    4.39   4,865,421    225,983   4.64
                                       ------   ---------  ---------  ------   ---------  ---------  ------
  FHLB advances......................   6.31    2,285,630     91,060    3.98   1,344,129     48,594   3.62
  Reverse repurchase agreements and
    federal funds purchased..........   5.99      274,666     10,574    3.85     346,009     11,180   3.23
  Note payable to related party......   --         --         --        --         3,595        601  16.72
  Long-term debt.....................   --         --         --        --        63,715     10,214  16.03
  Senior Notes.......................   9.05      115,000     10,177    8.85      42,806      3,446   8.05
  Other..............................   --          3,350         79    2.36      11,123        813   7.31
                                       ------   ---------  ---------  ------   ---------  ---------  ------
    TOTAL INTEREST-BEARING
      LIABILITIES....................   5.79    7,445,237    320,924    4.31   6,676,798    300,831   4.51
  Non-interest-bearing liabilities
    and stockholders' equity.........     --      838,390       --        --     641,979        --      --
                                                ---------                      ---------
    Total liabilities and
      stockholders' equity...........     --    $8,283,627      --        --  $7,318,777        --      --
                                                =========                      =========
Net interest income/interest rate
  spread.............................   1.61%         --   $ 173,782    1.95%        --   $ 181,659   2.41 %
                                       ======              =========  ======              =========  ======
Net yield on interest-earning
  assets.............................   1.92%         --         --     2.20%        --         --    2.61 %
                                       ======                         ======                         ======
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities........................     --         1.06        --       --        1.04        --      --

- ------------
(1) For purposes of computing yields, the effects of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", have been excluded from the average balances.

(2) Includes nonaccrual loans.

(3) Annualized

                                            37

     The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in the interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

                              RATE/VOLUME ANALYSIS

                                             FOR THE SIX MONTHS
                                               ENDED MARCH 31,                    FOR THE YEAR ENDED SEPTEMBER 30,
                                       -------------------------------  -----------------------------------------------------
                                                1996 VS. 1995                    1995 VS. 1994              1994 VS. 1993
                                       -------------------------------  -------------------------------  --------------------
                                        VOLUME      RATE        NET      VOLUME      RATE        NET      VOLUME      RATE
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
INTEREST INCOME
  Short-term interest-earning
    assets...........................  $   3,496  $    (551) $   2,945  $     198  $  10,458  $  10,656  $   1,984  $   2,734
  Trading account assets.............          2          4          6         (7)       213        206     (1,058)    (5,310)
  Securities.........................       (801)       (37)      (838)       390        496        886      4,924         20
  Mortgage-backed securities.........    (18,037)     1,602    (16,435)     1,418     19,765     21,183     73,970     (5,523)
  Loans..............................     93,144     12,416    105,560    166,278     51,446    217,724      2,725    (38,436)
  FHLB stock.........................      2,266        131      2,397      2,453      3,435      5,888      1,677        786
  Covered assets and related
    assets...........................     --         --         --         (4,490)    --         (4,490)   (23,971)    (2,306)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total........................     80,070     13,565     93,635    166,240     85,813    252,053     60,251    (48,035)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE
  Deposits...........................      5,554     10,452     16,006     10,219     45,113     55,332     (4,640)   (12,309)
  FHLB advances......................     40,476      3,744     44,220     65,246     68,461    133,707     37,186      5,280
  Reverse repurchase agreements and
    federal funds purchased..........      9,189        (89)     9,100     34,151      8,495     42,646     (2,535)     1,929
  Note payable to related party......     --         --         --         --         --         --           (601)    --
  Long-term debt.....................     --         --         --         --         --         --        (10,214)    --
  Senior Notes.......................     --              3          3     --            230        230      6,357        374
  Other..............................     --         --         --            (79)    --            (79)      (373)      (361)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total........................     55,219     14,110     69,329    109,537    122,299    231,836     25,180     (5,087)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  NET CHANGE IN NET INTEREST
    INCOME...........................  $  24,851  $    (545) $  24,306  $  56,703  $ (36,486) $  20,217  $  35,071  $ (42,948)
                                       =========  =========  =========  =========  =========  =========  =========  =========

                                          NET
                                       ---------


INTEREST INCOME
  Short-term interest-earning
    assets...........................  $   4,718
  Trading account assets.............     (6,368)
  Securities.........................      4,944
  Mortgage-backed securities.........     68,447
  Loans..............................    (35,711)
  FHLB stock.........................      2,463
  Covered assets and related
    assets...........................    (26,277)
                                       ---------
        Total........................     12,216
                                       ---------
INTEREST EXPENSE
  Deposits...........................    (16,949)
  FHLB advances......................     42,466
  Reverse repurchase agreements and
    federal funds purchased..........       (606)
  Note payable to related party......       (601)
  Long-term debt.....................    (10,214)
  Senior Notes.......................      6,731
  Other..............................       (734)
                                       ---------
        Total........................     20,093
                                       ---------
  NET CHANGE IN NET INTEREST
    INCOME...........................  $  (7,877)
                                       =========

     SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 1995. Net interest income increased $24.3 million or 28% to $111.9 million for the six months ended March 31, 1996, compared to $87.6 million for the six months ended March 31, 1995. The increase in net interest income is primarily attributable to a $1.9 billion, or 21%, increase in average interest-earning assets and, to a lesser extent, to a five basis point increase in the net interest rate spread.

     Interest-earning assets are primarily comprised of single family mortgage loans and MBS. Interest-bearing liabilities primarily include deposits and FHLB advances. The increase in average interest-earning assets during the six months ended March 31, 1996 can be principally attributed to single family loan purchases during the second half of fiscal 1995, approximating $1.9 billion. The increase in average interest-earning assets was funded primarily with FHLB advances and reverse repurchase agreements. See " -- Discussion of Financial Condition".

     Approximately 79% of the Company's interest-earning assets at March 31, 1996 were adjustable-rate assets, a portion of which are tied to indices that normally lag the changes in market interest rates. Substantially all of the Company's adjustable-rate assets are subject to periodic and/or lifetime interest rate caps. Periodic caps limit the amount by which the interest rate on a particular mortgage loan may increase at its next interest rate reset date. In a rising-rate environment, the interest rate spread may be negatively impacted when the repricing of interest-earning assets is limited by caps on periodic interest rate adjustments, compared to market interest rate movements.

                                       38

     The periodic caps on loans and MBS with adjustable rates limited the increase in income relative to the cost of deposits and borrowings, as market interest rates increased during the six months ended March 31, 1995. Net interest rate spread for the six months ended March 31, 1996 reflects an improvement over the six months ended March 31, 1995 due to a lessening of the impact of caps as market interest rates began to level off during the first six months of fiscal 1996. As of March 31, 1996, substantially all of the mortgages subject to caps would have no limitation on their next scheduled rate reset. The net interest rate spread was also positively impacted during the six months ended March 31, 1996 due to higher yields earned on loans purchased in the later part of fiscal 1995.

     1995 COMPARED TO 1994. Net interest income increased $20.2 million, or 12%, to $194.0 million for fiscal 1995, compared to $173.8 million for fiscal 1994. Average interest-earning assets increased $2.2 billion, or 28%, during the period, principally attributed to single family loan purchases during the second half of fiscal 1995. The increase in average interest-earning assets was funded primarily with FHLB advances and reverse repurchase agreements. Increased net interest income resulting from higher volumes of interest-earning assets was offset, to some extent, by unfavorable changes in the net spread between the yield on interest-earning assets and cost of funds. The net interest rate spread decrease of 34 basis points was the result of the rapid rise in market interest rates during the early part of fiscal 1995. Increases in market interest rates and the effect of lagging rate indices and caps on adjustable-rate assets and the sale of higher yielding assets in fiscal 1994 all contributed to the drop in net interest rate spread.

     1994 COMPARED TO 1993. Net interest income decreased $7.9 million, or 4%, to $173.8 million for fiscal 1994, compared to $181.7 million for fiscal 1993. This decrease was principally the result of unfavorable changes in net spread between the yield on interest-earning assets and the cost of funds. Net interest rate spread decreased 46 basis points primarily as a result of a reduction in the yield on interest-earning assets from the sales and securitizations of high yielding assets. In connection with the securitization of loans from the Bank's own portfolio, the Bank sold the higher-yielding subordinated classes and retained the lower-yielding, higher quality securities. Although general market rates increased during the later portion of fiscal 1994, proceeds from sales and increased prepayments could not be reinvested at the same rates as the assets sold or prepaid. Partially offsetting the decrease in net interest rate spread was a $925.4 million, or 13%, increase in average interest-earning assets during fiscal 1994 reflecting growth in the loan and MBS portfolios, funded primarily with FHLB advances.

  PROVISION FOR CREDIT LOSSES

     SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 1995. The provision for credit losses increased to $5.9 million for the six months ended March 31, 1996 from $4.2 million for the six months ended March 31, 1995. Loss experience on the unsecured consumer line of credit portfolio resulted in increased consumer provisions of $3.0 million for the six months ended March 31, 1996, compared to $1.8 million for the six months ended March 31, 1995, reflecting increased volume and increased charge-offs. Consumer loans increased to $130.4 million at March 31, 1996, from $109.4 million at March 31, 1995, while consumer charge-offs increased to $3.0 million for the six months ended March 31, 1996, from $1.2 million for the six months ended March 31, 1995. See " -- Asset Quality" and Note 5 to the Consolidated Financial Statements.

     1995 COMPARED TO 1994. The provision for credit losses increased to $24.3 million for fiscal 1995 compared to $7.0 million for fiscal 1994. This increase primarily resulted from increased provisions for credit losses for single family loans, which increased to $18.5 million for fiscal 1995 compared to $2.4 million for fiscal 1994, primarily as a result of an increase in the single family loans portfolio to $7.1 billion at September 30, 1995 from $4.2 billion at September 30, 1994, which included loan purchases totaling $2.7 billion and originations retained for portfolio of $1.0 billion during fiscal 1995. The growth in the consumer lending business and loss experience on the unsecured consumer line of credit portfolio also increased consumer provisions to $4.2 million for fiscal 1995, from $2.8 million for fiscal 1994. Consumer loans increased to $123.1 million at September 30, 1995, from $108.2 million at September 30, 1994, while consumer charge-offs increased to $2.8 million for fiscal 1995, from $1.3 million for fiscal 1994. See " -- Asset Quality" and Note 5 to the Consolidated Financial Statements.

                                       39

     1994 COMPARED TO 1993. The provision for credit losses increased to $7.0 million for fiscal 1994 compared to $4.1 million for fiscal 1993. The higher provision during fiscal 1994 is due primarily to the growth in the consumer lending business and loss experience on the unsecured consumer line of credit portfolio. Consumer loans increased to $108.2 million at September 30, 1994, from $57.9 million at September 30, 1993, and the consumer provision increased to $2.8 million for fiscal 1994 from $264,000 for fiscal 1993. Consumer charge-offs increased to $1.4 million for fiscal 1994 from $72,000 for fiscal 1993. Although single family loan purchases totaled $1.4 billion for fiscal 1994 and originations retained for portfolio were $1.3 billion for fiscal 1994, the effect of these purchases and originations on the provision for credit losses was partially offset by the effect of securitizations of $1.2 billion of loans into MBS. The securitization process resulted in lower allowance requirements because of the credit enhancement as a result of selling the subordinated securities. See " -- Asset Quality" and Note 5 to the Consolidated Financial Statements.

     NON-INTEREST INCOME

     Non-interest income includes gains from sales of single family servicing rights and single family warehouse loans, gains (losses) on securities and MBS, gains (losses) on other loans, loan servicing fees and charges, and other fees and charges.

                     NON-INTEREST INCOME AND PRINCIPAL SOLD

                                           FOR THE SIX MONTHS                 FOR THE YEAR ENDED
                                            ENDED MARCH 31,                     SEPTEMBER 30,
                                       --------------------------  ----------------------------------------
                                           1996          1995          1995          1994          1993
                                       ------------  ------------  ------------  ------------  ------------
                                                                  (IN THOUSANDS)
NON-INTEREST INCOME
  Net gains (losses)
     Sales of single family servicing
       rights........................  $    --       $     28,304  $     34,080  $     67,198  $     63,257
     Single family warehouse loans...        19,157        10,160        26,415        (3,912)        4,146
                                       ------------  ------------  ------------  ------------  ------------
                                             19,157        38,464        60,495        63,286        67,403
     Securities and mortgage-backed
       securities....................         2,863             8            26        10,404        43,702
     Other loans.....................         3,485          (380)       (1,210)          163         1,496
  Loan servicing fees and charges....        22,107        22,813        43,508        31,741        21,780
  Other fees and charges.............         6,997         5,748        12,162        13,295        12,310
                                       ------------  ------------  ------------  ------------  ------------
          Total non-interest
            income...................  $     54,609  $     66,653  $    114,981  $    118,889  $    146,691
                                       ============  ============  ============  ============  ============
PRINCIPAL SOLD
  MSRs...............................  $    875,235  $  2,028,813  $  2,854,114  $  4,521,491  $  4,572,361
  Single family warehouse loans......     1,516,799       902,509     2,100,662     4,786,413     6,244,262

     SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO SIX MONTHS ENDED MARCH 31, 1995. Non-interest income was $54.6 million for the six months ended March 31, 1996 compared to $66.7 million for the six months ended March 31, 1995, resulting in a decrease of $12.1 million. During the six months ended March 31, 1996 and 1995, $875.2 million and $2.0 billion, respectively, of single family MSRs were sold. The decrease in single family servicing sales during the six months ended March 31, 1996 reflects management's decision to retain a greater portion of MSRs in response to the implementation of SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of FASB Statement No. 65". See "Business -- Loan Servicing Portfolio". The 1995 period includes substantial gains on sales of servicing rights originated in prior years. Excluding gains from sales of single family MSRs and single family warehouse loans, non-interest income increased $7.3 million for the six months ended March 31, 1996 compared to the six months ended March 31, 1995, primarily due to increased gains on sales of securities and MBS and other loans.

                                       40

     Gains on sales of single family warehouse loans were $19.2 million during the six months ended March 31, 1996, compared to $10.2 million during the six months ended March 31, 1995, reflecting an increase in the volume of single family warehouse loans sold.

     Net gains on securities and MBS were $2.9 million and $8,000 for the six months ended March 31, 1996 and 1995, respectively. During the six months ended March 31, 1996, the net gains on MBS were from the sale of $198.8 million of MBS. See " -- Discussion of Financial Condition".

     Net gains (losses) on other loans were $3.5 million and $(380,000) for the six months ended March 31, 1996 and 1995, respectively. During the six months ended March 31, 1996, the Bank sold $93.7 million of single family loans held by the Financial Markets Group for a gain of $1.5 million and $164.5 million of multi-family loans for a gain of $2.6 million. See " -- Discussion of Financial Condition".

     During the six months ended March 31, 1996 loan servicing fees and charges decreased $706,000, or 3% from the prior year period. This decrease is due to a slight decrease in the portfolio of single family loans serviced for others, $6.4 billion at March 31, 1996 compared to $6.9 billion at March 31, 1995.

     Other fees and charges were $7.0 million in the first six months of fiscal 1996 compared to $5.7 million in the first six months of fiscal 1995. The increase was primarily due to growth in mutual fund and annuity sales. The growth in these alternative products reflected the low interest rate environment, more experienced salespeople, and increased marketing of those products.

     1995 COMPARED TO 1994. Non-interest income was $115.0 million for fiscal 1995, a $3.9 million decrease from $118.9 million for fiscal 1994. This decrease is attributable, in part, to a $2.8 million decrease in gains on sales of single family MSRs and single family warehouse loans which were $60.5 million and $63.3 million, respectively, for fiscal 1995 and 1994.

     In September 1995, the Company adopted SFAS No. 122, effective October 1, 1994. This statement requires that, among other things, the book value of mortgage loans be allocated at the time of origination between the MSRs and the related loans, provided there is a plan to sell or securitize such loans. With the implementation of SFAS No. 122, the original cost basis of the loan is allocated between the loan and the MSRs, thus increasing the gains on sales of loans and reducing the gains on sales of MSRs.

     The implementation of SFAS No. 122 resulted in the capitalization of $28.7 million of originated MSRs during fiscal 1995 and an increase to net income and stockholders' equity of $9.8 million. This implementation also had the effect of decreasing the gains on sales of single family MSRs by $17.7 million and increasing the gains on single family warehouse loans by $34.6 million. Excluding the effects of implementing SFAS No. 122, the gains on sales of single family MSRs and the gains (losses) on single family warehouse loans would have been $51.8 million and $(8.2) million, respectively. In accordance with the requirements of SFAS No. 122, the prior year amounts have not been restated. See Notes 1 and 6 to the Consolidated Financial Statements.

     Excluding the effects of SFAS No. 122 in fiscal 1995, the gains on single family MSRs were $51.8 million, compared to $67.2 million for fiscal 1994. During fiscal 1995, single family MSRs were sold at an average premium of 181 basis points, compared to 149 basis points during fiscal 1994. The average premiums on MSRs sold in fiscal 1994 were lower compared to fiscal 1995, reflecting the lower interest rate environment during the first half of fiscal 1994. The rise in market interest rates during the second half of fiscal 1994, and continuing through the beginning of fiscal 1995 had a positive effect on the average premiums on servicing rights sold, reflecting an increase in the value of the servicing portfolio due to actual and anticipated declines in prepayments. The increase in interest rates during the second half of fiscal 1994 and during fiscal 1995 resulted in a decrease in originations. The decrease in originations and the retention of a greater proportion of originated loans for the Bank's own portfolio decreased the volume of MSRs available for sale during fiscal 1995.

     Excluding the effects of SFAS No. 122 in fiscal 1995, the gains (losses) on single family warehouse loans were $(8.2) million in fiscal 1995 and $(3.9) million in 1994. The decrease reflects the increasingly competitive pricing in the market during that period and decreased volumes sold.

                                       41

     Net gains on securities and MBS were $26,000 and $10.4 million for fiscal 1995 and 1994, respectively. The gains in fiscal 1994 primarily relate to the sale of $213.0 million of MBS created when the Bank securitized single family loans from its own portfolio.

     Loan servicing fees and charges increased $11.8 million, or 37%, during fiscal 1995 compared to fiscal 1994. The increase was due primarily to an increase in the portfolio of single family loans serviced for others and an increase in the average fees collected on those loans due to a change in the composition of that portfolio. The portfolio of single family loans serviced for others increased to $7.2 billion at September 30, 1995, compared to $4.7 billion at September 30, 1994, primarily due to loan originations and purchases of MSRs. See " -- Discussion of Financial Condition". The increase in the single family loan servicing portfolio during fiscal 1995 includes $3.4 billion of loans associated with MSRs purchased in fiscal 1994 that were not transferred to the Bank until fiscal 1995 and were not included in the portfolio as of September 30, 1994. See Note 6 to the Consolidated Financial Statements.

     1994 COMPARED TO 1993. Non-interest income was $118.9 million for fiscal 1994 compared to $146.7 million for fiscal 1993. This $27.8 million decrease is primarily attributable to a $33.3 million decrease in gains on securities and MBS partially offset by a $10.0 million increase in loan servicing fees and charges.

     Gains from sales of single family MSRs totaled $67.2 million in 1994, an increase of $3.9 million, or 6%, from 1993. Although the dollar amount of single family servicing sales decreased slightly to $4.5 billion in 1994 from $4.6 billion in 1993, the gains on sales of single family MSRs increased as a result of an increase in the average servicing premium realized in such sales. The average net servicing price was 149 basis points in 1994, up from 138 basis points in 1993. During 1994, sales of single family MSRs were reduced and an increased amount of originations were retained for the Company's own portfolio along with the related MSRs, which contributed to the net increase of $847.5 million in the single family servicing portfolio in 1994. During 1994, the single family servicing portfolio increased to $8.9 billion at September 30, 1994 from $8.1 billion at September 30, 1993. As of September 30, 1994, $3.4 billion of loans associated with the MSRs purchased in 1994 had not been transferred to the Company and thus are not included in the single family servicing portfolio balance of $8.9 billion.

     The Company realized a net loss on single family warehouse loans of $3.9 million in fiscal 1994, compared to a net gain of $4.1 million in fiscal 1993, primarily due to the increasingly competitive pricing in the market during fiscal 1994. Additionally, volume sold decreased to $4.8 billion during fiscal 1994 as compared to $6.2 billion during fiscal 1993.

     Gains on securities and MBS were $10.4 million in fiscal 1994 and $43.7 million in fiscal 1993. These gains relate to the sale of $213.0 million and $359.4 million of MBS in fiscal 1994 and 1993, respectively, that were created when the Bank securitized single family loans from its own portfolio. See " -- Discussion of Financial Condition". The gains in 1993 reflect the realization of gains on mortgages acquired at a substantial discount in connection with the Acquisition.

     Loan servicing fees and charges of $31.7 million in 1994 increased $10.0 million, or 46%, over 1993. The increase primarily reflects an increase in the portfolio of single family loans serviced for others to $4.7 billion at September 30, 1994 from $4.0 billion at September 30, 1993.

                                       42

  NON-INTEREST EXPENSE

     Non-interest expense comprises the following significant items:

                              NON-INTEREST EXPENSE

                                        FOR THE SIX MONTHS
                                          ENDED MARCH 31,      FOR THE YEAR ENDED SEPTEMBER 30,
                                       ---------------------  ----------------------------------
                                         1996        1995        1995        1994        1993
                                       ---------  ----------  ----------  ----------  ----------
                                                            (IN THOUSANDS)
Compensation and benefits............  $  39,898  $   43,192  $   83,520  $   86,504  $   81,472
Occupancy............................      9,439       9,072      18,713      17,196      15,971
Data processing......................      8,120       8,116      16,360      15,821      15,072
Advertising and marketing............      4,053       4,782       9,262      10,796       8,772
Amortization of intangibles..........      9,801      10,718      21,856      18,247      24,469
SAIF deposit insurance premiums......      6,129       5,630      11,428      11,329      10,162
Furniture and equipment..............      3,128       3,219       6,428       6,810       5,535
Other................................     18,736      16,916      27,009      32,890      40,511
                                       ---------  ----------  ----------  ----------  ----------
     Total non-interest expense......  $  99,304  $  101,645  $  194,576  $  199,593  $  201,964
                                       =========  ==========  ==========  ==========  ==========

     SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO SIX MONTHS ENDED MARCH 31, 1995. Non-interest expense was $99.3 million for the six months ended March 31, 1996 and $101.6 million for the six months ended March 31, 1995, or 1.72% and 2.13%, respectively, of average total assets for those same periods. Compensation and benefits was the largest component of non-interest expense, representing $39.9 million, or 40%, of total non-interest expense for the six months ended March 31, 1996 and $43.2 million, or 42%, for the six months ended March 31, 1995. Loan origination volume directly impacts the level of compensation expense. Advertising expenses were also lower in the six months ended March 31, 1996 compared to the six months ended March 31, 1995, reflecting advertising expenses in connection with the introduction of community banking products in the prior period. Reduced compensation and advertising expenses were partially offset by increased other non-interest expenses. During the six months ended March 31, 1996, $408,000 of gains on sales of real estate owned ("REO") properties were recognized and included in other non-interest expense. Gains of $1.7 million were recognized in the six months ended March 31, 1995.

     1995 COMPARED TO 1994. Non-interest expense was $194.6 million for fiscal 1995 compared to $199.6 million for fiscal 1994, or 1.86% and 2.41%, respectively, of average total assets for those periods. Compensation and benefits was $83.5 million for fiscal 1995 and $86.5 million for fiscal 1994, or 43% of total non-interest expense for both of these periods. Advertising expenses were lower during fiscal 1995 reflecting the introduction of community banking products in the prior year. During fiscal 1995 and 1994, $11.2 million and $5.8 million of gains on sales of REO properties were recognized and included in other non-interest expense. Amortization of intangibles increased in fiscal 1995, reflecting increased amortization of MSRs due to servicing acquisitions.

     1994 COMPARED TO 1993. Non-interest expense was $199.6 million for fiscal 1994 compared to $202.0 million for fiscal 1993, or 2.41% and 2.76%, respectively, of average total assets for those periods. Compensation and benefits was $86.5 million, or 43%, of total non-interest expense for fiscal 1994 and $81.5 million, or 40%, for fiscal 1993. Advertising expenses were higher during fiscal 1994 due to advertising expenses in connection with the introduction of community banking products during that period. During fiscal 1994, $5.8 million of gains on sales of REO properties were recognized and included in other non-interest expense. Losses on sales of REO properties of $120,000 were recognized in fiscal 1993. Amortization of intangibles decreased in fiscal 1994 due to the reduction of goodwill; such a reduction is required under SFAS No. 109 for tax benefits derived from acquisitions. See "Regulation
- -- Taxation".

  INCOME TAXES

     The provision for income taxes is comprised of current federal income taxes, deferred federal income taxes, state income taxes, and payments due in lieu of taxes. The provision for income taxes was an expense of $25.3 million and $20.2 million for the six months ended March 31, 1996 and 1995, respectively, and an expense

                                       43

of $37.4 million in fiscal 1995, compared to benefits of $31.9 million and $26.2 million in fiscal 1994 and 1993, respectively. During fiscal 1994 and 1993, tax benefits of $58.2 million and $44.2 million, respectively, were recorded. The benefits recorded reflect the application of SFAS No. 109, which was implemented effective October 1, 1992. Such benefits arose due to the expected utilization of net operating loss carryforwards against future taxable income. No tax benefits were recorded in fiscal 1995 or the first half of fiscal 1996. See Note 13 to the Consolidated Financial Statements.

     During the third quarter of fiscal 1996, the Company recorded a $101.7 million tax benefit for the expected utilization of NOLs against future taxable income. See Note 21 to the Consolidated Financial Statements.

  MINORITY INTEREST

     Dividends on Bank Preferred Stock paid by the Bank increased to $9.1 million for the six months ended March 31, 1996 from $4.3 million for the six months ended March 31, 1995, due to the Bank's issuance of Bank Preferred Stock, Series B during the fourth quarter of fiscal 1995. These shares are not owned by the Company and, accordingly, are reflected as minority interest in the Consolidated Financial Statements. Certain of the Selling Stockholders and certain directors and managers of the Company are owners of the Bank Preferred Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management -- Principal Stockholders, Bank Preferred Stock".

DISCUSSION OF FINANCIAL CONDITION

  OVERVIEW

     The Company, through its principal subsidiary, the Bank, operates a broad-based financial services company. Historically, the Company focused on traditional single family mortgage lending and deposit gathering, as well as retail and wholesale mortgage banking activities. Over the past few years, the Company's management has pursued a strategy designed to reduce the Bank's reliance on its thrift and mortgage banking lines of business by developing potentially higher margin community banking and commercial banking lines of business. Over this time, the Company has increased its portfolio of multi-family, residential construction, consumer and commercial loans and has also increased the level of lower cost transaction and commercial deposit accounts. In addition to its efforts to increase originations of commercial and consumer loans, the Company plans to increase the retention of higher yielding single family and multi-family mortgage loans that, in the past, may have otherwise been sold or securitized.

     The following chart reflects activity in the MBS portfolio.

                           MORTGAGE-BACKED SECURITIES

                                           FOR THE SIX MONTHS
                                            ENDED MARCH 31,            FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------------  ----------------------------------------
                                           1996          1995          1995          1994          1993
                                       ------------  ------------  ------------  ------------  ------------
                                                                  (IN THOUSANDS)
Beginning balance....................  $  2,398,263  $  2,828,903  $  2,828,903  $  2,175,925  $    833,425
  Loans securitized..................            --            --            --     1,182,172       572,582
  Purchases..........................         3,841        38,515        38,745       667,298     1,212,592
  Net change in unrealized gains
     (losses) before tax.............         5,209         2,109         8,577       (71,815)       53,414
  Sales..............................      (198,753)      (77,646)      (77,610)     (212,954)     (359,417)
  Repayments.........................      (251,481)     (194,029)     (406,710)     (922,439)     (330,270)
  Transfers(1).......................       --            --            --            --            191,801
  Other..............................        (3,009)        3,024         6,358        10,716         1,798
                                       ------------  ------------  ------------  ------------  ------------
Ending balance.......................  $  1,954,070  $  2,600,876  $  2,398,263  $  2,828,903  $  2,175,925
                                       ============  ============  ============  ============  ============

- ------------

(1) Principally related to the implementation of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". These securities were transferred from the trading portfolio.

                                       44

     The following chart reflects activity in the loan portfolio.

                                     LOANS

                                           FOR THE SIX MONTHS
                                            ENDED MARCH 31,            FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------------  ----------------------------------------
                                           1996          1995          1995          1994          1993
                                       ------------  ------------  ------------  ------------  ------------
                                                                  (IN THOUSANDS)
Beginning balance....................  $  8,260,240  $  5,046,174  $  5,046,174  $  4,862,379  $  4,101,716
  Originations
     Single family(1)................     1,945,434     1,453,267     3,226,324     5,424,550     6,645,096
     Single family residential
       construction..................       208,847       100,328       239,481       133,609       129,254
     Consumer........................        53,570        41,734        99,249        94,153        64,742
     Multi-family, commercial real
       estate, and business credit...       146,309       162,897       307,636       230,995        60,489
  Purchases
     Single family...................       145,277       772,031     2,705,858     1,373,727     1,261,849
     Consumer........................       --                 68            68        24,982         9,133
     Multi-family and commercial real
       estate........................         7,927        56,093        56,093        68,466       --
  Net change in mortgage banker
     finance line of credit..........        32,437       (76,009)      (38,124)     (238,223)      385,548
  Repayments.........................    (1,109,850)     (460,020)   (1,192,156)     (862,420)     (957,327)
  Securitized loans sold or
     transferred(2)..................    (1,335,333)     (802,549)   (1,864,313)   (5,595,325)   (6,439,835)
  Sales..............................      (452,211)     (125,145)     (308,612)     (457,272)     (402,029)
  Other..............................       (24,567)       (7,437)      (17,438)      (13,447)        3,743
                                       ------------  ------------  ------------  ------------  ------------
Ending balance.......................  $  7,878,080  $  6,161,432  $  8,260,240  $  5,046,174  $  4,862,379
                                       ============  ============  ============  ============  ============

- ------------

(1) Includes $493.2 million, $659.2 million, $1.0 billion, $1.3 billion, and $529.0 million of loans originated for the Company's portfolio during the six months ended March 31, 1996 and 1995, and during fiscal 1995, 1994, and 1993, respectively.

(2) Includes $1.3 billion, $802.5 million, $1.9 billion, $4.4 billion, and $5.9 billion of loans securitized by the mortgage banking segment and sold to third parties during the six months ended March 31, 1996 and 1995 and during fiscal 1995, 1994, and 1993, respectively.

     1996 ACTIVITY. Total assets decreased by $716.9 million, or 6%, to $11.3 billion at March 31, 1996 from $12.0 billion at September 30, 1995. This decrease primarily resulted from loan and MBS sales and repayments.

     Securities purchased under agreements to resell ("repurchase agreements") and federal funds sold increased to $659.3 million at March 31, 1996 from $471.1 million at September 30, 1995. The increase primarily reflects the Company's decision to borrow and invest funds on a short-term basis.

     Securities decreased $57.6 million, to $58.4 million at March 31, 1996 from $116.0 million at September 30, 1995 reflecting the sale of $67.4 million in Treasury securities.

     MBS decreased $444.2 million during the six months ended March 31, 1996, primarily due to sales and repayments. During the six months ended March 31, 1996, the Company sold $198.8 million in MBS for a gain of $2.8 million, compared to $77.6 million in sales for a gain of $5,000 during the six months ended March 31, 1995. The increase in repayments resulted from a decline in market interest rates.

     In November 1995, the Financial Accounting Standards Board (the "FASB") issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". This implementation guide provided the Company the opportunity to reassess the appropriateness of the classification of its securities. It further stated that reclassifications of securities from the held to maturity category resulting from this one-time reassessment would not call into question the intent to hold other securities to maturity in the future. During the first quarter of fiscal 1996, the Company reassessed its securities portfolios and reclassified $1.2 billion in MBS from the held to maturity portfolio to the available for sale portfolio. An unrealized gain of

                                       45

$4.2 million before tax, or $2.6 million after tax, was recorded in stockholders' equity as a result of this transfer. At March 31, 1996 and 1995, the Company had unrealized losses on securities and MBS available for sale, net of tax, of $3.1 million and $11.8 million, respectively. See Note 4 to the Consolidated Financial Statements.

     During the six months ended March 31, 1996, total loans decreased $382.2 million, primarily due to sales and repayments. During this period, the Bank sold $93.7 million of single family portfolio loans for a gain of $1.5 million and $164.5 million of multi-family loans for a gain of $2.6 million.

     The increase in single family loan originations during the six months ended March 31, 1996 resulted from a decline in market interest rates in comparison to a year ago. The decline in market interest rates prompted borrowers to refinance their mortgages at lower rates of interest, resulting in an increase in repayments as well as in single family mortgage loan originations. Refinancings approximated $831.4 million and $214.2 million, or 41%, and 14% of total single family mortgage loan originations during the six months ended March 31, 1996 and 1995, respectively. While fundings of multi-family, commercial real estate and business credit loans decreased $16.6 million during the six months ended March 31, 1996 as compared to the six months ended March 31, 1995, commitments to fund multi-family loans increased $42.7 million or 58%, to $116.7 million for the six months ended March 31, 1996, as compared to $74.0 million for the six months ended March 31, 1995. At March 31, 1996, $64.5 million of multi-family loan commitments had not yet been funded. The increase in commitments to fund multi-family loans, as well as the increase in residential construction loan originations during the six months ended March 31, 1996, as compared to the six months ended March 31, 1995, reflects the geographic expansion of these products.

     Increased consumer loan originations during the six months ended March 31, 1996 as compared to the six months ended March 31, 1995 are primarily due to increased home improvement loan originations evidencing increased marketing efforts.

     The decline in market interest rates during the six months ended March 31, 1996 resulted in a $32.4 million increase, to $141.8 million at March 31, 1996, in the MBF line of credit portfolio.

     Single family loan purchases were $145.3 million during the six months ended March 31, 1996, compared to $772.0 million during the six months ended March 31, 1995. The decrease in purchases reflects a decrease in available products at attractive yields.

     In the aggregate, FHLB advances, reverse repurchase agreements and federal funds purchased decreased $467.5 million to $5.1 billion at March 31, 1996 from $5.6 billion at September 30, 1995, reflecting a reduction in the Bank's asset base.

     The decrease in commercial deposits, as well as the decrease in advances from borrowers for taxes and insurance, reflects the payment of property taxes during the six months ended March 31, 1996. See "Business -- Commercial Banking Group -- Mortgage Banker Finance". Consumer and wholesale deposits also decreased, primarily due to maturities of certificates of deposit that were not renewed.

     1995 ACTIVITY. Total assets increased to $12.0 billion at September 30, 1995 from $8.9 billion at September 30, 1994, reflecting an increase of $3.1 billion. The majority of this increase occurred in the loan portfolio, primarily as a result of single family adjustable-rate loan originations retained for the Bank's portfolio and purchases of single family loans.

     Repurchase agreements and federal funds sold increased to $471.1 million at September 30, 1995 from $358.7 million at September 30, 1994. The increase primarily reflected the Company's decision to borrow and invest funds on a short-term basis.

     MBS decreased $430.6 million during fiscal 1995, primarily due to repayments of $406.7 million. The decrease in purchases to $38.7 million for fiscal 1995 from $667.3 million for fiscal 1994 reflected lower yields available in the marketplace on MBS during fiscal 1995. The decreased volume of MBS sales, to $77.6 million for fiscal 1995 as compared to $213.0 million during fiscal 1994, primarily resulted from reduced sales of securitized assets. There were no loans securitized during fiscal 1995, as compared to $1.2 billion securitized during fiscal 1994. The $515.7 million decrease in repayments for fiscal 1995, as compared to fiscal 1994,

                                       46

reflected a decrease in prepayments resulting primarily from rising interest rates, beginning in the second half of fiscal 1994.

     At September 30, 1995 and 1994, unrealized losses on securities and MBS available for sale, net of tax, were $6.6 million and $13.4 million, respectively. The decrease resulted principally from a decline in market prices due to increased interest rates in the second half of fiscal 1994 and prepayments of certain high yielding securities. See Note 4 to the Consolidated Financial Statements.

     During fiscal 1995, loans increased $3.2 billion, primarily as a result of the retention of single family adjustable-rate loan originations for the Bank's portfolio and purchases of single family loans.

     While the total loan portfolio increased, single family loan originations decreased $2.2 billion, or 41%, in fiscal 1995 compared to fiscal 1994 and $1.2 billion, or 18%, in fiscal 1994 compared to fiscal 1993. The decrease in single family loan originations during fiscal 1995 and 1994 can be attributed to higher interest rates during those periods leading to a decline in mortgage loan refinance activity during fiscal 1995 and 1994. Refinancings approximated $600.6 million and $2.0 billion, or 17% and 37%, respectively, of total originations in fiscal 1995 and 1994. Despite lower origination volumes, the Bank retained a greater percentage of originations for its portfolio due to an increase in the proportion of adjustable-rate loans as compared to fixed-rate loans originated by the mortgage banking segment. During fiscal 1995, 30% of single family loan originations were retained for portfolio, as compared to 24% in fiscal 1994. The higher market interest rates also resulted in a decline in the MBF line of credit portfolio.

     During fiscal 1994 and 1995, despite the decline in single family mortgage loan originations, the Bank's single family loan portfolio increased as a result of purchases from third parties. The Bank also began retaining a larger percentage of its single family mortgage loan originations for its portfolio than it had historically. While purchases of single family loans increased during these periods, purchases of MBS decreased. During fiscal 1995, yields on loan purchases were higher than yields on MBS purchased. During fiscal 1995, $2.7 billion of single family loans yielding 8.46% were purchased, including a $1.3 billion purchase consisting of adjustable-rate loans, compared to $38.7 million of MBS purchased at a yield of 5.93%.

     Increased single family residential construction, multi-family, and commercial real estate loan originations in fiscal 1995 reflect geographic expansion of these products.

     Total deposits increased $418.0 million, to $5.2 billion at September 30, 1995, from $4.8 billion at September 30, 1994. The majority of the increase is due to an increase in commercial deposits from MBF customers, reflecting the Bank's effort to build its customer base for this type of deposit.

     In the aggregate, FHLB advances, reverse repurchase agreements, and federal funds purchased increased to $5.6 billion at September 30, 1995 from $3.2 billion at September 30, 1994, primarily to fund asset originations and purchases. In connection with the increase in FHLB advances, FHLB stock was purchased to maintain the required balance of such stock. The Bank is in compliance with such stock requirements at September 30, 1995.

     During fiscal 1995, the Bank issued the Bank Preferred Stock, Series B. Costs incurred in connection with the stock issuance were recorded as a reduction to paid-in capital. The Bank's total capital was increased by $96.2 million as a result of the Offering.

     1994 ACTIVITY. Total assets increased $469.6 million to $8.9 billion at September 30, 1994 from $8.4 billion at September 30, 1993. The primary reason for the increase was the Bank's acquisition of single family loans and MBS.

     MBS increased during 1994, primarily as a result of the securitization of a portion of the single family loan portfolio and from purchases. During fiscal 1994, $1.2 billion of single family portfolio loans were securitized by the Company. See Note 4 to the Consolidated Financial Statements. The securitization process created $1.2 billion in MBS. The securitization process created both senior and subordinated MBS. Approximately $39.1 million of MBS, which were the subordinate portions of the securitizations, were sold. The MBS that were created and retained were rated in one of the two highest rating categories by the rating agencies of Moody's Investors Service, Inc., Standard & Poor's Corporation and Fitch Investors Service, Inc.

                                       47

     Unrealized losses on securities and MBS available for sale, net of tax, resulted in an unrealized loss of $13.4 million at September 30, 1994, down from an unrealized gain of $33.4 million at September 30, 1993. This decrease resulted principally from a decline in market prices due to increased interest rates in the second half of fiscal 1994, sales of certain securities with gains, and prepayments of certain high yielding securities. See Notes 3 and 4 to the Consolidated Financial Statements.

     Loans also increased during 1994, principally due to originations and purchases of single family and multi-family loans. Single family loan originations, however, decreased $1.2 billion, or 18%, as compared to the prior year. Conversely, multi-family originations increased $170.5 million compared to the prior year. During 1994, the Bank retained $1.3 billion of single family loan originations for the held to maturity portfolio. These increases in the portfolio were offset by loan sales and with the securitization of single family loans during the year, as discussed above. The effect of lower refinance activity resulting from higher interest rates during the second half of 1994 contributed to the decrease in single family loan originations, and a lower MBF line of credit portfolio.

     MSRs increased $46.0 million to $56.7 million at September 30, 1994 from $10.7 million at September 30, 1993. During 1994, the Bank acquired or entered into contracts to acquire MSRs associated with $3.9 billion in single family loans at a premium of $50.9 million and $31.2 million in multi-family loans at a premium of $59,000. See Note 6 to the Consolidated Financial Statements.

     On December 23, 1993, the Bank entered into the Settlement Agreement providing, among other things, for the termination of the Assistance Agreement and the disposition of all remaining Covered Assets (as defined below). Covered Assets and related assets decreased $392.5 million during 1994. For a description of the Settlement Agreement, see "Business -- The Assistance Agreement" and Note 7 to the Consolidated Financial Statements.

     Other assets increased $84.6 million during 1994 primarily due to an increase in the Company's deferred tax asset as a result of the recognition of additional tax benefits. See Note 13 to the Consolidated Financial Statements.

     Total deposits decreased $75.2 million during fiscal 1994. Retail deposits decreased $390.9 million to $3.9 billion at September 30, 1994, from $4.3 billion at September 30, 1993. The Company's pricing strategy decreased rates offered on deposits, resulting in an increase in the runoff of the Company's certificates of deposits ("CDs"). Offsetting the decrease in retail deposits was a $402.5 million increase in commercial deposits primarily due to the introduction of commercial banking services (I.E. cash management and deposit services) to the Company's MBF customers during 1994.

     FHLB advances, reverse repurchase agreements, and federal funds purchased increased to $3.2 billion at September 30, 1994 from $2.5 billion at September 30, 1993, primarily to fund asset originations and purchases and to replace reduced deposit balances.

ASSET QUALITY

     The Company, like all financial institutions, is exposed to certain credit risks related to the value of the collateral that secures loans held in its portfolio and the ability of borrowers to repay their loans during the term thereof. The Bank has a Credit Committee, which is comprised of senior officers of the Bank, that closely monitors the loan and REO portfolios for potential problems on a continuing basis and reports to the Board of Directors of the Bank at regularly scheduled meetings.

     The Bank also has established an Asset Classification Committee, which is comprised of senior management. This committee reviews the classification of assets and reviews the allowance for losses. This committee reviews all assets and periodically reports its findings directly to the Board of Directors of the Bank. The asset classification policy sets forth certain requirements with respect to how to classify certain assets. The Bank also has an Asset Review Department, the function of which is to provide to the Board of Directors of the Bank an independent ongoing review and evaluation of the quality of assets.

     Nonperforming assets consist of nonaccrual loans and REO. Loans are usually placed on nonaccrual status when the loan is past due 90 days or more, or the ability of a borrower to repay principal and interest is in doubt. The portion of the purchase discount attributable to potential credit risk on certain acquired delinquent single

                                       48

family loans is treated as non-accretable discount. The Bank believes that these purchase discounts are sufficient to cover losses from these portfolios and to provide a market rate of return. At September 30, 1994 and 1993, nonaccrual loans included $5.7 million and $9.0 million of single family loans 90 days delinquent that were subject to government guaranty and upon which interest continued to accrue. There were no such loans at March 31, 1996 and September 30, 1995. At March 31, 1996 and September 30, 1995, single family nonaccrual loans included $10.1 million and $10.2 million, respectively, of loans which were contractually current pursuant to the borrowers' court-approved bankruptcy plans.

     The following tables present the Company's nonperforming assets.

                              NONPERFORMING ASSETS

                                                                AT SEPTEMBER 30,
                                        AT MARCH 31,   ----------------------------------
                                            1996          1995        1994        1993
                                        ------------   ----------  ----------  ----------
                                                                  (IN THOUSANDS)
Nonaccrual loans
     Single family(1)................     $101,936     $   83,954  $   85,722  $   61,451
     Single family residential
     construction....................           35            505      --          --
     Consumer........................          745            563         506         427
     Multi-family....................          510            213       3,802       3,233
     Commercial real estate..........          488         --           2,342      --
                                        ------------   ----------  ----------  ----------
                                           103,714         85,235      92,372      65,111
                                        ------------   ----------  ----------  ----------
(Discounts)/Premiums
     Accretable(2)...................         (449)          (560)       (669)       (781)
     Non-accretable..................       (7,246)        (9,167)    (15,384)    (22,684)
                                        ------------   ----------  ----------  ----------
                                            (7,695)        (9,727)    (16,053)    (23,465)
                                        ------------   ----------  ----------  ----------
          Net nonaccrual loans.......       96,019         75,508      76,319      41,646
REO, primarily single family
properties...........................       28,266         24,904      20,684      18,954
                                        ------------   ----------  ----------  ----------
          Total nonperforming
          assets.....................     $124,285     $  100,412  $   97,003  $   60,600
                                        ============   ==========  ==========  ==========

- ------------

(1) Originated single family nonaccrual loans to total single family nonaccrual loans were 29.06%, 20.64%, 13.66%, and 15.44% at March 31, 1996 and at
    September 30, 1995, 1994, and 1993, respectively.

(2) Accretable discount arises principally from the purchase of performing single family residential loans in the secondary market. The discount in effect functions principally as an additional reserve by lowering the book value of the outstanding loans. If the accretable discount is included with the allowance for credit losses, the resulting ratio of the allowance for credit losses to total loans would have been 0.77% at March 31, 1996.

                                       49

                         SELECTED ASSET QUALITY RATIOS

                                           AT OR FOR
                                        THE SIX MONTHS       AT OR FOR THE YEAR ENDED
                                        ENDED MARCH 31,            SEPTEMBER 30,
                                        ---------------   -------------------------------
                                             1996           1995       1994       1993
                                        ---------------   ---------  ---------  ---------

Allowance for credit losses to net
  nonaccrual loans...................        38.00%           48.74%     30.73%     71.71%
Allowance for credit losses to
  nonperforming assets...............        29.36(2)         36.65      24.18      49.28
Allowance for credit losses and
  non-accretable discounts to net
  nonaccrual loans...................        45.55            60.88      50.89     126.18
Allowance for credit losses to total
  loans..............................         0.46             0.44       0.46       0.61
Nonperforming assets to total
  assets.............................         1.10(2)          0.84       1.09       0.72
Nonaccrual loans to total loans......         1.21             0.91       1.51       0.85
Nonperforming assets to total loans
  and REO............................         1.56             1.21       1.91       1.23
Net loan charge-offs to average
  loans(1)...........................
     Total...........................         0.15             0.16       0.30       0.05
     Single family...................         0.09             0.08       0.04       0.05

- ------------

(1) Annualized for the interim period.

(2) Excluding the $10.1 million of loans included above, which were contractually current pursuant to the borrowers' court-approved bankruptcy plans at March 31, 1996, the allowance for credit losses to nonperforming assets ratio would have been 31.96% and the nonperforming assets to total assets ratio would have been 1.01%.

             PORTFOLIO OF GROSS NON-ACCRUAL LOANS BY STATE AND TYPE
                               AT MARCH 31, 1996

                                                         SINGLE FAMILY                                COMMERCIAL
                                                          RESIDENTIAL                                    REAL
      STATE                             SINGLE FAMILY    CONSTRUCTION     CONSUMER    MULTI-FAMILY      ESTATE       TOTAL
- -------------------------------------   -------------    -------------    --------    ------------    ----------   ---------
                                                                           (IN THOUSANDS)
California...........................     $  53,378         -$-            $    1        $--            $--        $  53,379
Texas................................        10,895             35            730        --              --           11,660
Florida..............................         8,175         --              --           --              --            8,175
New Jersey...........................         5,143         --              --           --              --            5,143
Illinois.............................         5,023         --              --           --              --            5,023
New York.............................         3,388         --              --           --              --            3,388
Connecticut..........................         1,802         --              --              510            488         2,800
Maryland.............................         1,828         --              --           --              --            1,828
Pennsylvania.........................         1,798         --              --           --              --            1,798
Virginia.............................         1,352         --              --           --              --            1,352
Massachusetts........................         1,082         --              --           --              --            1,082
Louisiana............................         1,018         --              --           --              --            1,018
Other................................         7,054         --                 14        --              --            7,068
                                        -------------    -------------    --------    ------------    ----------   ---------
    Total............................     $ 101,936          $  35         $  745        $  510         $  488     $ 103,714
                                        =============    =============    ========    ============    ==========   =========
% of Total...........................          98.3%        --    %           0.7%          0.5%           0.5%        100.0%
                                        =============    =============    ========    ============    ==========   =========

                                        % OF
      STATE                            TOTAL
- -------------------------------------  ------

California...........................    51.5%
Texas................................    11.2
Florida..............................     7.9
New Jersey...........................     5.0
Illinois.............................     4.8
New York.............................     3.3
Connecticut..........................     2.7
Maryland.............................     1.8
Pennsylvania.........................     1.7
Virginia.............................     1.3
Massachusetts........................     1.0
Louisiana............................     1.0
Other................................     6.8
                                       ------
    Total............................   100.0%
                                       ======
% of Total...........................

     Total nonperforming assets increased $23.9 million to $124.3 million at March 31, 1996 from $100.4 million at September 30, 1995. The single family nonaccrual loans increased $18.0 million, reflecting, in part, the effects of the loan purchases which occurred in the second half of 1995.

     The portion of the purchase discount attributable to potential credit risk on certain acquired delinquent single family loans is treated as non-accretable discount. The Bank believes that these purchase discounts are sufficient to cover losses from these portfolios and to provide a market rate of return. The non-accretable discount decreased $2.0 million to $7.2 million at March 31, 1996 from $9.2 million at September 30, 1995. This decrease resulted primarily from loans being foreclosed upon and transferred to REO. The non-accretable discount related to these loans was also transferred. REO increased $3.4 million to $28.3 million at March 31, 1996 from $24.9

                                       50

million at September 30, 1995. This increase primarily resulted from higher levels of delinquencies on a larger loan portfolio.

     Total nonperforming assets increased $3.4 million to $100.4 million at September 30, 1995 from $97.0 million at September 30, 1994. The multi-family and commercial real estate nonaccrual loans decreased $5.9 million from September 30, 1994. This decrease resulted primarily from loans being paid in full, and improvement in performance and cash flows. The non-accretable discount decreased $6.2 million to $9.2 million at September 30, 1995 from $15.4 million at September 30, 1994. This decrease resulted primarily from loans being foreclosed upon and transferred to REO. The non-accretable discount related to these loans was also transferred. REO increased $4.2 million to $24.9 million at September 30, 1995 from $20.7 million at September 30, 1994. This increase resulted primarily from increased volumes in the single family portfolio.

     Total nonperforming assets increased $36.4 million to $97.0 million at September 30, 1994 from $60.6 million at September 30, 1993. The single family nonaccrual loans increased $24.3 million to $85.7 million at September 30, 1994 from $61.4 million at September 30, 1993. This increase resulted primarily from the purchase, at substantial discounts, of single family loans that were delinquent at acquisition. The Company has historically purchased nonperforming loans as part of a larger loan purchase from the RTC, the FDIC or liquidating institutions, and realized profits by modifying, restructuring and liquidating the loans as necessary. The non-accretable discount decreased $7.3 million to $15.4 million at September 30, 1994 from $22.7 million at September 30, 1993. The decrease resulted primarily from a reallocation of approximately $11.2 million of non-accretable discounts to accretable discounts due to improved performance of the loans, offset by an increase in non-accretable discounts related to the purchase discussed above.

     The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan
- -- Income Recognition and Disclosures, an amendment of SFAS No. 114", effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases and debt securities. These statements apply to all loans that are restructured in a troubled debt restructuring involving a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the loans. At March 31, 1996, the recorded investment in impaired loans, pursuant to SFAS No. 114, totaled $4.7 million. There was no allowance for credit losses determined in accordance with SFAS No. 114 related to these impaired loans because the measured values of the loans exceeded the Company's recorded investments in the loans.

                                       51

     The Company's criticized and classified assets are identified pursuant to management's asset classification policy, which was established in accordance with regulatory guidelines.

             RECONCILIATION OF CRITICIZED AND CLASSIFIED ASSETS TO
                              NONPERFORMING ASSETS
                               AT MARCH 31, 1996


                                           NONPERFORMING    PERFORMING     TOTAL
                                           -------------    ----------   ----------
                                                          (IN THOUSANDS)
Criticized assets:
  Special Mention
     Single family residential
       construction.....................     $ --            $    186    $      186
     Multi-family.......................       --              10,753        10,753
     Commercial real estate and business
       credit...........................       --               2,501         2,501
                                           -------------    ----------   ----------
          Total criticized assets.......       --              13,440        13,440
                                           -------------    ----------   ----------
Classified:
  Substandard
     Single family......................        94,962         --            94,962
     Single family residential
       construction.....................            35         --                35
     Consumer...........................           672         --               672
     Multi-family.......................           404         17,979        18,383
     Commercial real estate and business
       credit...........................           395          2,939         3,334
     Real estate owned..................        28,266         --            28,266
                                           -------------    ----------   ----------
                                               124,734         20,918       145,652
  Doubtful -- multi-family..............       --                 350           350
  Loss..................................       --              --            --
                                           -------------    ----------   ----------
          Total classified assets.......       124,734         21,268       146,002
                                           -------------    ----------   ----------
          Total criticized and
            classified assets...........     $ 124,734       $ 34,708    $  159,442
                                           =============    ==========   ==========
Total classified assets as a % of total
  gross loans...........................                                       1.84%
Total allowance for credit losses as a %
  of total classified assets............                                      24.99%

     The Company establishes an allowance for credit losses based on management's periodic evaluation of the loan portfolio and considers such factors as historical loss experience, delinquency status, identification of adverse situations that may affect the ability of obligators to repay, known and inherent risks in the portfolio, assessment of economic conditions, regulatory policies, and the estimated value of the underlying collateral, if any. Although the Company's credit management systems have resulted in a very low loss experience, there can be no assurance that such results will continue in the future. The allowance for credit losses is based principally on delinquency status and historical loss experience.

     The following table presents the Company's allowance for credit losses.

                          ALLOWANCE FOR CREDIT LOSSES

                                              FOR THE SIX
                                              MONTHS ENDED       FOR THE YEAR ENDED SEPTEMBER
                                               MARCH 31,                      30,
                                          --------------------  -------------------------------
                                            1996       1995       1995       1994       1993
                                          ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS)
Beginning balance.......................  $  36,801  $  23,454  $  23,454  $  29,864  $  28,214
     Provision..........................      5,850      4,157     24,293      6,997      4,083
     Charge-offs net of recoveries......     (6,162)    (2,572)   (10,946)   (13,407)    (2,433)
                                          ---------  ---------  ---------  ---------  ---------
Ending balance..........................  $  36,489  $  25,039  $  36,801  $  23,454  $  29,864
                                          =========  =========  =========  =========  =========

                                       52

                   ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES


                                           AT MARCH 31,             AT SEPTEMBER 30,
                                       --------------------  -------------------------------
                                         1996       1995       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------
                                                           (IN THOUSANDS)
Single family........................  $  28,799  $  16,784  $  29,594  $  15,905  $  15,238
Single family residential
construction.........................        483        473        361        399        306
Consumer.............................      3,339      2,455      3,247      1,822        355
Multi-family.........................      3,229      2,974      3,054      2,456      1,474
Commercial real estate and business
  credit.............................        183      2,112         97      2,112     11,382
Mortgage Banker Finance line of
  credit.............................        412        236        410        684        944
Single family mortgage warehouse.....         44          5         38         76        165
                                       ---------  ---------  ---------  ---------  ---------
     Total...........................  $  36,489  $  25,039  $  36,801  $  23,454  $  29,864
                                       =========  =========  =========  =========  =========

     The allowance for credit losses decreased to $36.5 million at March 31, 1996 from $36.8 million at September 30, 1995. The single family allowance for credit losses decreased to $28.8 million at March 31, 1996 from $29.6 million at September 30, 1995. This decrease primarily resulted from a reduced level of single family loans as repayments exceeded originations.

     The allowance for credit losses increased to $36.8 million at September 30, 1995 from $23.5 million at September 30, 1994. The single family allowance for credit losses increased to $29.6 million at September 30, 1995 from $15.9 million at September 30, 1994. This increase primarily resulted from an increase in the single family loan portfolio to $7.1 billion at September 30, 1995 from $4.2 billion at September 30, 1994 due to purchases of $2.7 billion during fiscal 1995 and additional originations retained for portfolio of $1.0 billion. Purchases and originations of loans result in provisions for credit losses being provided which increase the allowance for credit loss relating to these loans. The consumer allowance for credit losses increased to $3.2 million at September 30, 1995 from $1.8 million at September 30, 1994. This increase primarily resulted from increased losses related to this unsecured consumer line of credit portfolio.

     The allowance for credit losses decreased to $23.5 million at September 30, 1994 from $29.9 million at September 30, 1993. The commercial real estate and business credit allowance for credit losses decreased to $2.1 million at September 30, 1994 from $11.4 million at September 30, 1993. This decrease primarily resulted from a $10.1 million charge-off in fiscal 1994 related to a single commercial real estate loan. See Note 5 to the Consolidated Financial Statements.

     The Bank charges-off loans, other than consumer loans, when all attempts have been exhausted to resolve any outstanding loan or legal issues. For consumer loans, all loans are charged-off when they contractually become 120 days delinquent.

                                       53

        The components of charge-offs and recoveries by property type for the periods indicated are as follows:

                              NET LOAN CHARGEOFFS

                                        FOR THE SIX MONTHS          FOR THE YEAR ENDED
                                         ENDED MARCH 31,               SEPTEMBER 30,
                                       --------------------  ---------------------------------
                                         1996       1995        1995        1994       1993
                                       ---------  ---------  ----------  ----------  ---------
                                                           (IN THOUSANDS)
Charge-offs
     Single family...................  $  (3,242) $  (1,441) $   (4,840) $   (1,722) $  (2,167)
     Single family residential
       construction..................     --         --          --          --            (71)
     Consumer........................     (3,008)    (1,190)     (2,847)     (1,365)       (72)
     Multi-family....................     --         --          --            (233)    --
     Commercial real estate and
       business credit...............     --         --          (3,389)    (10,145)    --
     Single family mortgage
       warehouse.....................     --             (2)         (2)     --           (148)
                                       ---------  ---------  ----------  ----------  ---------
          Total charge-offs..........     (6,250)    (2,633)    (11,078)    (13,465)    (2,458)
                                       =========  =========  ==========  ==========  =========
Recoveries
     Single family...................         18         27          36          20          6
     Consumer........................         70         32          94          38         19
     Multi-family....................     --              2           2      --         --
                                       ---------  ---------  ----------  ----------  ---------
          Total recoveries...........         88         61         132          58         25
                                       ---------  ---------  ----------  ----------  ---------
          Total net charge-offs......  $  (6,162) $  (2,572) $  (10,946) $  (13,407) $  (2,433)
                                       =========  =========  ==========  ==========  =========
          Net loan charge-offs to
            average loans............       0.15%      0.09%       0.16%       0.30%      0.05%

     Net loan charge-offs for all loan types increased to $6.2 million for the six months ended March 31, 1996 from $2.6 million for the six months ended March 31, 1995. The Bank's loan portfolio consists primarily of single family mortgage loans. Net charge-offs on the single family portfolio increased to $3.2 million for the six months ended March 31, 1996 from $1.4 million for the six months ended March 31, 1995. This resulted in net charge-offs as a percentage of single family loans on average of 0.09% and 0.06%, respectively, for the six months ended March 31, 1996 and 1995 (annualized). Net charge-offs on the consumer loan portfolio increased to $2.9 million for the six months ended March 31, 1996 from $1.2 million for the six months ended March 31, 1995. The increase primarily relates to the unsecured consumer line of credit portfolio.

     Net loan charge-offs for all loans decreased to $10.9 million for fiscal 1995 compared to $13.4 million for fiscal 1994. Net charge-offs on the commercial real estate and business credit portfolio decreased to $3.4 million for fiscal 1995 compared to $10.1 million for fiscal 1994. The charge-off in fiscal 1995 included a $3.4 million charge related to the sale of a single commercial real estate loan. Excluding the commercial real estate loan charge-offs, net charge-offs to average loans outstanding would have been $7.5 million and $3.3 million or 0.11% and 0.07%, respectively, for fiscal 1995 compared to fiscal 1994. Net charge-offs on the single family portfolio increased to $4.8 million for fiscal 1995 compared to $1.7 million for fiscal 1994. This resulted in net charge-offs as a percentage of single family loans on average of 0.08% and 0.04%, respectively, for fiscal 1995 compared to fiscal 1994. Net charge-offs on the consumer loan portfolio increased to $2.8 million for fiscal 1995 compared to $1.3 million for fiscal 1994. This increase primarily relates to the unsecured consumer line of credit portfolio.

     Net loan charge-offs for all loans increased to $13.4 million for fiscal 1994 compared to $2.4 million for fiscal 1993. This increase reflects a $10.1 million charge-off related to a single commercial real estate loan. Excluding this commercial real estate loan charge-off, net charge-offs to average loans outstanding would have been $3.3 million and $2.4 million or 0.07% or 0.05%, respectively, for fiscal 1994 compared to fiscal 1993. Net charge-offs on the single family portfolio decreased to $1.7 million for fiscal 1994 compared to $2.2 million for fiscal 1993. This resulted in net charge-offs as a percentage of single family loans on average of 0.04% and

                                       54

0.05%, respectively, for fiscal 1994 compared to fiscal 1993. Net charge-offs on the consumer loan portfolio increased to $1.3 million for fiscal 1994. This increase primarily relates to the unsecured consumer line of credit portfolio.

     Excluding charge-offs associated with the single commercial real estate loan, discussed above, net REO gains of $16.8 million exceeded net charge-offs of $13.3 million for the three years ended September 30, 1995. REO gains have historically been significant for the Company because of discounts attributable to the original loan purchases.

     The Company's only credit product that has had charge-offs higher than its original formula reserves is the unsecured consumer line of credit. The Company began offering this product in 1993. The portfolio outstandings at March 31, 1996 were $56.0 million, for which allowances for credit losses were recently increased from 4% to 6% of total outstandings. Due to the initial growth and loss experience in this portfolio, the Company modified its underwriting, approval and collection processes. Net of charge-offs, the portfolio has had positive net interest income after loss provisions. The Company believes that its current formula reserve policy is appropriate for this product.

CAPITAL RESOURCES AND LIQUIDITY

     Liquidity refers to the ability or the financial flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations on a timely and cost-effective basis. The Bank is required by the OTS to maintain average daily balances of liquid assets and short-term liquid assets in amounts equal to 5% and 1%, respectively, of net-withdrawable deposits plus borrowings payable on demand or with remaining maturities of one year or less. The average daily liquidity ratio for March 1996 was 5.84%, and the average short-term liquidity ratio for March 1996 was 3.51%.

     The primary sources of funds consist of deposits, advances from the FHLB, reverse repurchase agreements, principal repayments on loans and MBS, and proceeds from the issuance of Bank Preferred Stock. Liquidity may also be provided from other sources including investments in short-term high credit quality instruments. At March 31, 1996, these instruments generally comprised repurchase agreements, federal funds sold, trading account assets, and MBS and securities available for sale. These instruments totaled $2.0 billion at March 31, 1996 and $933.2 million, $905.4 million, and $2.4 billion at September 30, 1995, 1994, and 1993, respectively. Funding resources are principally used to meet ongoing commitments to fund deposit withdrawals, repay borrowings, fund existing and continuing loan commitments and maintain liquidity. See Notes 8, 9, 10, and 12 to the Consolidated Financial Statements.

     As a holding company without significant assets other than its equity interest in the Bank, the Company's ability to pay interest and principal on the Senior Notes and on its other debt and to fund its operations depends upon cash dividends it receives from the Bank and is subject to limitations imposed by the Senior Notes. The Bank's ability to pay dividends is, in turn, dependent upon its ability to generate earnings and is subject to a number of regulatory and other restrictions and risks. Dividends may not be paid on the Bank Common Stock if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. Thus, if for any reason the Bank failed to declare and pay full quarterly dividends on the Bank Preferred Stock, the Company would not receive any cash dividends from the Bank until four full quarterly dividends on the Bank Preferred Stock had been paid. See "-- Capital" and Notes 11 and 15 to the Consolidated Financial Statements for a discussion of the various dividend limitations.

     DEPOSITS

     Deposits have provided the Company with a source of relatively stable and low cost funds. Average deposits funded 44% of average total assets for the six months ended March 31, 1996, 48% for fiscal 1995, 58% for fiscal 1994, and 66% for fiscal 1993. The relationship of the Company's deposits to its average assets has decreased over the past three years, while overall deposit levels have remained constant. This change in the relationship of deposit funding is due to the opportunities for leverage created by increased capital raised by the Company through the issuance of preferred stock, in 1993 and 1995, and earnings retained by the Company. Additionally, other financial instrument opportunities available to consumers, who have traditionally invested in bank deposit products, have become more widely used as an alternative to deposit products.

                                       55

     The following table reflects net activity in the Company's deposit accounts:

                            DEPOSIT ACCOUNT ACTIVITY

                                         FOR THE SIX MONTHS
                                           ENDED MARCH 31,        FOR THE YEAR ENDED SEPTEMBER 30,
                                       -----------------------  -------------------------------------
                                          1996         1995        1995         1994         1993
                                       -----------  ----------  -----------  -----------  -----------
                                                               (IN THOUSANDS)
Consumer Accounts:
     Checking accounts (including
       interest-bearing and
       non-interest bearing).........  $    33,995  $    1,650  $     4,984  $     5,467  $    (3,437)
     Savings accounts................       (6,798)    (61,520)     (83,089)     (97,286)     (94,857)
     Money market accounts...........       87,129     (19,140)     (24,028)      (1,275)     (26,918)
     Time deposits...................     (193,275)     82,709       35,425     (389,465)       4,296
                                       -----------  ----------  -----------  -----------  -----------
          Total consumer activity....      (78,949)      3,699      (66,708)    (482,559)    (120,916)
Commercial deposits..................     (134,763)    267,372      482,726      384,387       63,000
Wholesale deposits...................      (91,450)    (94,802)    (157,019)    (108,196)    (157,805)
                                       -----------  ----------  -----------  -----------  -----------
Total activity before interest
  credited...........................     (305,162)    176,269      258,999     (206,368)    (215,721)
Interest credited....................       86,263      75,240      159,017      131,184      144,349
                                       -----------  ----------  -----------  -----------  -----------
          Net change in deposits.....  $  (218,899) $  251,509  $   418,016  $   (75,184) $   (71,372)
                                       ===========  ==========  ===========  ===========  ===========

     The Company has historically utilized CDs to compete for consumer deposits. Beginning in 1995, the Company's strategy has been to increase checking and money market deposit accounts which are the core relationships that provide a stable source of funding for the Company. As a complement to this strategy, the Company continues to offer traditional deposit products, such as savings accounts and CDs. See Note 8 to the Consolidated Financial Statements.

     The Company offers cash management services to its MBF customers. These services are commercial deposit accounts comprised of (i) operating accounts of MBF customers, (ii) escrow deposits, and (iii) principal and interest payments on the loans serviced by the MBF customers. At March 31, 1996, these deposits totaled $797.3 million. The Company also raises wholesale deposits from institutional customers through its Financial Markets Group. These deposits tend to be interest rate sensitive and are subject to withdrawal if the rates paid on these deposits are not competitive with other market rates. While the Company does not generally solicit brokered deposits, the Company may accept brokered deposits when permitted by regulation and available at favorable rates.

     BORROWINGS

     The Company also relies upon borrowings, primarily collateralized borrowings such as advances from the FHLB and reverse repurchase agreements, to fund its assets. These sources of funds were the primary source of funds for the recent asset growth and accounted for 46% of the funding of average assets for the six months ended March 31, 1996, 43% for fiscal 1995, 31% for fiscal 1994, and 23% for fiscal 1993. Long-term fixed and variable rate advances are obtained from the FHLB Dallas under a security and pledge agreement that restricts the amount of borrowings to a percentage of (i) fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, and (ii) total assets. At March 31, 1996, these limitations were 65% of the outstanding principal of single family loans and 45% of total assets. See Notes 9 and 10 to the Consolidated Financial Statements.

     NOTES PAYABLE

     In May 1989, the Bank issued $110 million of 15% subordinated capital notes to raise regulatory capital as required by the Assistance Agreement. During September 1990, the holders exchanged their notes for senior notes issued by the Company with an interest rate of 15.75% (the "15.75% Notes") and the Bank prepaid the 15% subordinated capital notes. In May 1993, the Company issued $115 million of Senior Notes at an initial rate of 8.05%. Simultaneously, the 15.75% Notes and the note payable to related party were paid off. The interest rate on the Senior Notes was subject to increase in certain circumstances and the PER ANNUM interest rate was increased to 8.55% in October 1993, and to 9.05% in February 1994. The Senior Notes mature on May 15, 1998. See Note 11 to the Consolidated Financial Statements. The Exchange Offer is intended to satisfy the condition of the Senior Notes pursuant to which the interest rate on the Senior Notes will revert from 9.05% to 8.05% PER ANNUM commencing with and including the date on which the Exchange Offer is consummated.

                                       56

     COMMITMENTS

     At March 31, 1996, the Bank had mandatory forward delivery contracts for single family loans of $514.8 million and had warehouse loans and a mortgage pipeline of single family loans of $379.7 million and $190.8 million available to fill these contracts. At March 31, 1996 the Bank had $1.3 billion of commitments to extend credit. Because such commitments may expire without being drawn upon, the commitments do not necessarily represent future cash requirements. Scheduled maturities of CDs and borrowings (including advances from the FHLB and reverse repurchase agreements) during the 12 months following March 31, 1996, total $1.2 billion and $4.8 billion, respectively. Management believes that the Bank has adequate resources to fund all of its commitments.

     CAPITAL

     The Bank is subject to regulatory capital requirements as defined in the OTS capital regulations. The Bank's capital level at March 31, 1996 and September 30, 1995 qualified it as "well-capitalized", the highest of five tiers under applicable regulatory definitions. See "Regulation -- Safety and Soundness Regulations -- Capital Requirements" and Note 15 to the Consolidated
Financial Statements.

     The following table sets forth the regulatory capital ratios of the Bank as of the dates indicated. See "Regulation -- Safety and Soundness
Regulations -- Capital Requirements".

                           REGULATORY CAPITAL RATIOS

                                                               AT SEPTEMBER 30,
                                        AT MARCH 31,    -------------------------------
                                            1996          1995       1994       1993
                                        -------------   ---------  ---------  ---------
Tangible Capital.....................        6.88%           6.20%      6.01%      6.17%

Core Capital.........................        6.96%           6.29%      6.17%      6.43%
Total Risk-Based Capital.............       14.20%          13.45%     14.02%     14.87%

     During fiscal 1993, the Bank issued its Preferred Stock, Series A and during fiscal 1995, the Bank issued its Preferred Stock, Series B. Shares totalling $85.5 million were issued as a result of the Preferred Stock, Series A offering and shares totalling $100 million were issued as a result of the Preferred Stock, Series B offering. These shares are not owned by the Company. Bank Preferred Stock, which is treated as core capital for regulatory purposes, was issued to increase total capital to support further growth.

CONTINGENCIES AND UNCERTAINTIES

     A petition for review has been filed in the United States Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order approving the Acquisition, which involved substantially all the Bank's initial assets and liabilities. The same petitioner has filed a Motion to Intervene and a Complaint in Intervention in an action pending in the United States District Court of Texas, also seeking to set aside the order approving the Acquisition. The petitioner contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of Old USAT and that it should have been selected as the winning bidder.

     The Company is not a party to either of these proceedings. The Bank has intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court of Texas case at a later date. Management believes, after consultation with legal counsel, that the claims of the petitioner are barred by applicable time limits, have no basis for assertion under existing law, and will not have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity. See "Legal Proceedings".

     As noted above, the Bank, in its various operations, is subject to substantial statutory and regulatory compliance obligations. See "Regulation". The Bank attempts in good faith to comply with the requirements of the various statutes and regulations to which it is subject. These statutes and regulations are complex, however, and even inadvertent noncompliance could result in civil and, in some cases, criminal liability. In this regard, a substantial part of the Bank's business has involved the origination, purchase, and sale of mortgage loans. During the past several years, numerous individual claims and purported consumer class action claims have been commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, alleging violations of various state and regulatory provisions relating to mortgage lending and servicing, including the TILA and the RESPA.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing and collection of mortgage loans, and that allege inadequate disclosure,

                                       57

breach of fiduciary duty, breach of contract, or violation of federal or state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance. See "Legal Proceedings".

     Each house of Congress has passed legislation which, if it were to become law, would require recapture of a thrift's post-1987 tax bad debt reserve over a six-taxable-year period with the opportunity to defer recapture by up to two years if certain residential loan requirements were met. A thrift's tax bad debt reserve as of December 31, 1987 would not be subject to recapture. There would be no financial statement impact on the Bank or the Company from this recapture because a deferred tax liability has already been provided for on the Bank's post-1987 tax bad debt reserves. At September 30, 1995, the Bank had approximately $101 million of post-1987 tax bad debt reserves. The current tax liability resulting from recapture of these reserves would be reduced by NOLs available to offset this income. See "Risk Factors -- Recapitalization of the SAIF and its Impact on SAIF Premiums; Other Legislative Proposals".

     As of March 31, 1996, the Company had NOLs of $808.0 million available to reduce taxable income in future years. There can be no assurance that the tax deductions associated with these NOLs will be allowed by the IRS. In addition, such tax deductions would be subject to significant limitation under Section 382 of the Code if the Company undergoes an Ownership Change. In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. See "Regulation -- Taxation -- Net Operating Loss Limitations".

FEDERAL FINANCIAL ASSISTANCE

     The Bank received substantial payments from the FRF pursuant to the Assistance Agreement and the Settlement Agreement. These payments aggregated $218.9 million in fiscal 1994, including the settlement payment of $195.3 million, and $70.9 million in fiscal 1993. Approximately $23.1 million in fiscal 1994 and $9.3 million in fiscal 1993 reflected financial assistance that was recorded as income. Pursuant to the Settlement Agreement, all financial assistance and related payments ceased to accrue as of December 28, 1993, and, as of that date, the Bank no longer managed or owned any Covered Assets. There was no material adverse effect on the Company or the Bank as a result of the Settlement Agreement, the transfer of certain Covered Assets to the FDIC and the retention of the remainder of such Covered Assets without financial assistance. See "Business -- The Assistance Agreement".

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This statement establishes accounting standards for recognizing and measuring impairment of long-lived assets (and related goodwill) to be held and used and for such assets held for disposal. The statement is effective for financial statements with fiscal years beginning after December 15, 1995, with earlier application encouraged. Implementation of this pronouncement should have no material adverse effect on the Consolidated Financial Statements.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages adoption of that method for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method currently being followed and make pro forma disclosures of net income and earnings per share under the fair value based method of accounting. This statement is effective for financial statements with fiscal years beginning after December 15, 1995, with earlier application encouraged. Management is currently evaluating the proposed alternatives under this statement.

                                       58

                                    BUSINESS

GENERAL

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. Through the Bank, its principal subsidiary, the Company operates 67 Texas-based community banking branches serving nearly 182,000 households and businesses, nine commercial banking offices and a nationwide network of mortgage offices. At March 31, 1996, the Company had consolidated total assets of $11.3 billion, total deposits of $5.0 billion and total stockholders' equity of $526.4 million. Upon completion of the Common Stock Offering, the Company will be the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Company's operating structure reflects its current business strategy, with four business groups in two business segments.

               -------------------------------------------------
               |               Bank United Corp.               |
               |                (the "Company")                |
               -------------------------------------------------
                                      |
               -------------------------------------------------
               |                  Bank United                  |
               |                  (the "Bank")                 |
               -------------------------------------------------
     ----------------------           |        -------------------------------
     |   Banking Segment  |--------------------|   Mortgage Banking Segment  |
     ----------------------                    -------------------------------
               |                                                    |
       -----------------------------------------                    |
       |                  |                    |                    |
- -----------------  -----------------  ---------------------  -------------------
| Community     |  |   Commercial  |  | Financial Markets |  |Mortgage Banking |
| Banking Group |  | Banking Group |  |   Group           |  |       Group     |
- -----------------  -----------------  ---------------------  -------------------

ACTIVITIES
o Deposit Gathering          o Mortgage Banker             o Loan Acquisitions        o Retail Mortgage
o Consumer Lending              Finance                    o Wholesale Funding           Originations
o Small Business             o Multi-Family Lending        o Investment               o Wholesale Mortgage
   Banking                   o Residential                    Management                 Originations
o Investment Product            Construction Lending       o Securitization of        o Mortgage Servicing
   Sales                     o Commercial Real                Whole Loans
                                Estate Lending

                                       59

     Operating earnings (loss) by business segment, for the Company, were as follows:

                     OPERATING EARNINGS BY BUSINESS SEGMENT

                                           BANKING    MORTGAGE BANKING    BANK UNITED                       TOTAL OPERATING
                                           SEGMENT        SEGMENT          CORP.(1)      ELIMINATIONS(2)      EARNINGS(3)
                                           -------    ----------------    -----------    ---------------    ---------------
                                                                            (IN MILLIONS)
Six months ended March 31,
     1996...............................    $58.3          $  2.4            $(1.9)          $  (3.8)            $55.0
     1995...............................     37.6            17.0             (0.6)             (5.2)             48.8
Years ended September 30,
     1995...............................     83.3            19.4             (5.0)             (6.4)             91.3
     1994...............................     63.2            24.4             (0.7)            (11.4)             75.5
     1993...............................     60.8            31.5            --                (15.2)             77.1

- ------------

(1) Principally interest expense on the Senior Notes.

(2) Reflecting the elimination of dividends received by the Company from the Bank.

(3) Operating earnings represents income before taxes, minority interest and extraordinary loss, and excludes net gains (losses) on securities, MBS and other loans.

BUSINESS STRATEGY

     The Company's initial strategy was to obtain assets and deposits through the acquisition of failed thrifts and through purchases from the RTC during the resolution of the banking and thrift problems that occurred in the late 1980s and early 1990s. Operationally, the Company focused on traditional single family mortgage lending and on deposit gathering. As a complement to these activities, the Company entered the retail and wholesale mortgage banking businesses, leveraging management's substantial experience in the origination, purchase, sale, structuring, and securitization of mortgage loans and the purchase and sale of MSRs.

     The Company's financial priorities initially were focused towards minimizing interest rate and credit risk while maximizing the net value of the Company's assets and liabilities. To this end, the Company maintained a highly liquid pool of securitizable assets as its core portfolio holdings. Given the liquid nature of its portfolio, the Company was very active in the buying and selling of loans, MBS and MSRs when economically attractive.

     Over the past few years, the Company's management has pursued a strategy designed to reduce the Bank's reliance on its traditional thrift and mortgage banking lines of business by developing higher margin consumer and commercial lines of business. During this time, the Company has increased its portfolio of multi-family, residential construction, consumer, and commercial loans and has also increased the level of lower cost transaction and commercial deposit accounts. To support this strategy, the Company has hired experienced commercial banking professionals and engaged in more aggressive marketing campaigns. In addition to its efforts to increase originations of commercial and consumer loans, the Company plans to increase the retention of higher yielding single family and multi-family mortgage loans that, in the past, may have been sold or securitized.

MANAGEMENT

     Day-to-day operations of the Bank are directed by Barry C. Burkholder, President and CEO of the Bank, who brings over 20 years of commercial banking experience to the Bank, with specific experience in consumer banking, mortgage banking and related areas. In connection with the Common Stock Offering, Mr. Burkholder will also become Chairman of the Board of the Bank and President and CEO of the Company. The executive management group of the Bank is composed of seven individuals who have worked together for the past six years, giving them a thorough understanding of the businesses they have developed together. They average more than 20 years of related industry experience, the majority of which comes from commercial banks. As a team, they have brought the disciplines and sophistication of commercial banking to the Bank. The next level of senior management is composed of 42 executives, a third of whom were hired directly from commercial banks. The balance of the senior management team has experience working with various financial services companies, including mortgage banks, thrifts and accounting firms. See "Management".

                                       60

     Lewis A. Ranieri, who has over 20 years of investment experience with particular expertise in the field of MBS, has previously served as Chairman of the Board of the Bank and of the Company, as well as President and CEO of the Company, and will continue, after the Common Stock Offering, to serve as Chairman of the Board of the Company. The Company is contemplating entering into a consulting arrangement with Mr. Ranieri pursuant to which he would serve as a consultant to the Company for a period of three years.

COMMUNITY BANKING GROUP

     The Community Banking Group, which has marketed itself under the name "Bank United" since 1993, operates a 67 branch community banking network, a 24-hour telephone banking center, and a 62-unit ATM network, which together serve as the platform for the Company's consumer and small business banking activities. The Company's branch network includes 34 branches in the greater Houston area, 29 branches in the Dallas / Ft. Worth metropolitan area, and two branches each in Austin and San Antonio. In addition, the Company plans to open at least three supermarket-based banking branches in 1996. Through its branch network, the Company maintains more than 400,000 accounts with an estimated 182,000 households and businesses. The Community Banking Group's principal activities include deposit gathering, consumer lending, small-business banking, and investment product sales.

     DEPOSIT GATHERING

     The Community Banking Group offers a variety of traditional deposit products and services, including checking and savings accounts, money market accounts, and CDs. In addition, the Company offers deposit products and services tailored specifically to small business needs. The Community Banking Group's strategy is to become its customers' primary financial services provider by emphasizing high levels of customer service and innovative products. The Company has a history of introducing innovative products that have helped it increase its competitive position within its primary banking markets. At March 31, 1996, the Community Banking Group maintained over 310,000 deposit accounts with $3.9 billion in deposits.

     CONSUMER LENDING

     Since 1992, the Community Banking Group has engaged in consumer lending for its own portfolio. At March 31, 1996, consumer loans outstanding totaled $130.4 million. Through the Community Banking Group, the Company offers a variety of consumer loan products, including home improvement loans, unsecured lines of credit, and automobile loans. In addition, while the Company has offered its customers credit cards since 1990, the Company intends to begin credit card lending for its own portfolio in the fourth quarter of 1996. The consumer lending division of the Community Banking Group also offers home equity lines of credit ("HELOCs") outside of Texas. (Current laws prohibit HELOC lending in the state of Texas; however, the Company has put in place the systems and controls needed to manage a Texas-based HELOC operation in anticipation of Texas legislative and constitutional changes that would authorize such lending.) The Community Banking Group has developed the technology required for efficient loan processing and underwriting, including credit scoring and such services as taking loan applications by telephone.

     SMALL BUSINESS BANKING

     The Community Banking Group provides a broad range of credit services to its small business customers, including lines of credit, working capital loans, equipment loans, owner-occupied real estate loans, and Small Business Administration loans. At March 31, 1996, the Community Banking Group had approximately 280 business credit loans outstanding, representing approximately $26.1 million in loan commitments. At March 31, 1996, the Community Banking Group also had approximately $7.5 million in approved, unclosed business credit loans and another $5.6 million in pending applications for business credit loans. The Community Banking Group's small business strategy is focused on offering loan products and services tailored specifically to most small business needs, with highly responsive credit decision-making. The Company is aggressively seeking to increase its small business lending volume.

                                       61

     INVESTMENT PRODUCT SALES

     Since 1993, a subsidiary of the Bank has been marketing investment products to the Bank's consumer customer base. At March 31, 1996, the investment product sales force was comprised of 23 commissioned Series 7 and Group I licensed registered representatives. A broad range of investment products, including stocks, bonds, mutual funds, annuities, and securities are offered by these registered representatives.

COMMERCIAL BANKING GROUP

     The Commercial Banking Group provides credit and a variety of cash management and other services to certain real estate and real estate related businesses. The Commercial Banking Group conducts its activities through four units: MBF, a financial service provider to small- and medium-sized mortgage companies; Multi-Family Lending; Residential Construction Lending; and Commercial Real Estate Lending. Business is solicited in Texas and in targeted regional markets throughout the United States. The Commercial Banking Group earns fees on committed lines and fees and interest on loans outstanding. The Commercial Banking Group is expanding its products and industry specialties to include health care lending, asset-based lending, and other industrial and commercial loan products.

     MORTGAGE BANKER FINANCE

     The Commercial Banking Group's MBF unit provides third-party mortgage companies with credit facilities, including warehouse lines of credit, gestation repurchase agreements, term loans secured by MSRs and working capital credit lines, as well as cash management services. At March 31, 1996, the MBF unit had $100.8 million in unfunded commitments and $141.8 million of loans outstanding. Since 1994, the MBF unit has also offered commercial banking services (I.E., cash management, document custody and deposit services) to its mortgage banking customers. Deposits related to MBF activities totaled $797.3 million at March 31, 1996.

     MULTI-FAMILY LENDING

     Since 1990, the Commercial Banking Group has been providing multi-family financing for established, operating multi-family properties, real estate investment trusts and selected construction, acquisition, and rehabilitation projects. At March 31, 1996, the Multi-Family Lending unit had $243.0 million in multi-family commitments and $341.1 million in multi-family loans outstanding, including $297.7 million in permanent loans and $43.4 million in construction loans. Loans are solicited directly in Texas and in targeted regional markets throughout the United States, through regional offices and selected preapproved multi-family mortgage banking correspondents. From time to time, the Commercial Banking Group also purchases servicing rights related to multi-family loans. At March 31, 1996, the multi-family servicing portfolio totaled $669.2 million, of which $373.5 million represented loans in the Company's portfolio.

     RESIDENTIAL CONSTRUCTION LENDING

     Since 1989, the Commercial Banking Group has been active in making loans to builders for the construction of single family residential properties and, on a more limited basis, loans for acquisition and development of improved residential lots. During fiscal 1994 and 1995, the Company expanded into several other major markets outside of Texas, including Atlanta, Chicago, Denver, Orlando, Phoenix, and Philadelphia. Current markets in Texas include Houston, Dallas, Austin, and San Antonio. At March 31, 1996, the Company had $401.7 million in commitments and $179.5 million of residential construction loans outstanding.

     COMMERCIAL REAL ESTATE LENDING

     The Commercial Banking Group is engaged in commercial real estate lending in targeted sectors, emphasizing permanent mortgages on income producing properties, such as assisted living facilities. At March 31, 1996, the Company had $45.1 million in permanent commercial real estate loans outstanding.

FINANCIAL MARKETS GROUP

     The Financial Markets Group manages the Company's asset portfolio activities, including loan acquisition and management and the securitization of whole loans. Additionally, under the supervision of the ALCO, the

                                       62

Financial Markets Group is responsible for the Company's investment portfolio, for interest rate risk hedging strategies, and for securing funding sources other than consumer and commercial deposits.

     LOAN ACQUISITION AND MANAGEMENT

     The Financial Markets Group acquires residential loans, primarily single family loans, through traditional secondary market sources (mortgage companies, financial institutions, and investment banks), as well as from the Mortgage Banking Group. Since September, 1992, the Company has closed more than 50 loan acquisition transactions representing more than $5.3 billion in loans. At March 31, 1996, the majority of the $7.5 billion of loans held to maturity by the Company, which are primarily (88%) adjustable-rate loans, were managed by the Financial Markets Group.

     WHOLESALE FUNDINGS

     The Financial Markets Group arranges funding sources other than consumer and commercial deposits for the Company. Wholesale funding sources include advances from the FHLB Dallas, reverse repurchase agreements, commercial borrowings, and brokered CDs. At March 31, 1996, wholesale activities provided $5.3 billion in funding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity" and Notes 8, 9 and 10 to the Consolidated Financial Statements.

     INVESTMENT PORTFOLIO MANAGEMENT

     The Financial Markets Group manages the Company's investment portfolio, which totaled nearly $2.7 billion at March 31, 1996. The Financial Markets Group seeks to maintain a portfolio of assets that provides for liquidity needs and maintains an interest rate spread over matched funded liabilities, including assets that may be pledged as collateral for secured borrowings, and that maximize utilization of the Bank's risk-based capital. See "Business -- Investment Portfolio" and Notes 2, 3 and 4 to the Consolidated Financial Statements.

     SECURITIZATION OF WHOLE MORTGAGE LOANS

     The Financial Markets Group evaluates the Company's loan portfolio for securitization opportunities and, when appropriate, creates MBS and retains the master servicing. During the past three years, the Financial Markets Group has structured seven securitization transactions, creating $1.8 billion in MBS. The Company has sold substantially all of the non-investment grade securities created, thus enhancing the Bank's risk-based capital ratios and credit quality. These securitization activities are separate from the secondary marketing activities of the Mortgage Banking Group.

MORTGAGE BANKING GROUP

     The Mortgage Banking Group operates under the names "Bank United Mortgage" in Texas and Virginia and "Commonwealth United Mortgage" elsewhere in the United States. The Mortgage Banking Group originates and services first mortgage loans for single family residences for both the Company's portfolio and for sale to investors. At December 31, 1995, with originations of $3.4 billion in fiscal year 1995, the Company was ranked by the AMERICAN BANKER as among the 30 largest originators of single family loans in the nation. In addition, the Company was ranked by the AMERICAN BANKER as one of the 40 largest single family loan servicers in the nation at December 31, 1995. The Company's servicing portfolio at March 31, 1996 was $11.6 billion. To manage the risk on mortgage pipeline loans, the Company estimates the portion of the loans that will close and then enters into forward sales of such loans in the secondary market. Consistent with the increasing emphasis on its community and commercial banking business, the Company is in the process of evaluating its strategic alternatives with respect to its mortgage banking business, including a sale or restructuring of all or parts of its mortgage origination business. No assurances can be made regarding the timing or impact of any such sale or restructuring on the Company's residential mortgage lending business.

     The Mortgage Banking Group principally engages in three activities: Retail Mortgage Operations, Wholesale Mortgage Operations, and Mortgage Servicing Operations.

                                       63

     RETAIL MORTGAGE OPERATIONS

     The Mortgage Banking Group offers a variety of fixed-rate and adjustable-rate mortgage products for consumers through a nationwide network of retail mortgage origination offices. For the 12 months ended March 31, 1996, the Mortgage Banking Group originated $2.2 billion in retail mortgage loans. Loans are originated through direct contact with individual borrowers by the Group's commissioned retail loan officers.

     WHOLESALE MORTGAGE OPERATIONS

     The Mortgage Banking Group provides qualified mortgage brokers nationwide with a variety of fixed-rate and adjustable-rate mortgage products through its network of wholesale mortgage origination offices. For the 12 months ended March 31, 1996, the Mortgage Banking Group originated $1.7 billion in mortgage loans through its wholesale operations. Loans are originated through contact with one of the Company's 3,255 mortgage brokers, serviced by the Group's wholesale account executives. All loans originated through wholesale mortgage operations are underwritten by the Company's staff according to secondary market requirements and internal guidelines. The loans are originated and closed in either the name of the Bank or, under certain circumstances, the mortgage broker's name with immediate assignment to the Bank.

     MORTGAGE SERVICING OPERATIONS

     The Mortgage Banking Group services residential mortgage loans owned by the Bank and by others, including the GNMA, the FNMA, the FHLMC and private mortgage investors. Mortgage loan servicing consists of collecting and accounting for principal and interest payments from borrowers, remitting principal and interest payments to investors, making cash advances when required, collecting funds for and paying mortgage-related expenses such as taxes and insurance, inspecting mortgaged properties when required, collecting delinquent mortgages, conducting foreclosures and property dispositions in the event of unremedied defaults, and generally administering the loans. At March 31, 1996, the Mortgage Banking Group serviced over $11.6 billion in mortgage loans, including $4.0 billion for the Company's portfolio and $7.6 billion for others. Mortgage servicing operations are technology and process management intensive. The Company views itself as being competitively positioned to service loans in an efficient and cost effective manner relative to its peers. The Company has been ranked by ICM Consultants, Inc. as one of the nation's top 10 servicing organizations in terms of efficiency and productivity for the past five years.

LOAN PORTFOLIO

     The Company has focused in recent years on originating and servicing commercial banking assets. However, the Company's loan portfolio still reflects the Company's origins as a thrift institution, with single family mortgage originations constituting a majority of loans made by the Company. The following tables set out the Company's loan origination levels, as well as the product and geographic distribution of its loan portfolio.

                               LOAN ORIGINATIONS

                                           FOR THE SIX MONTHS
                                            ENDED MARCH 31,            FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------------  ----------------------------------------
                                           1996          1995          1995          1994          1993
                                       ------------  ------------  ------------  ------------  ------------
                                                                  (IN THOUSANDS)
Single family(1).....................  $  1,945,434  $  1,453,267  $  3,226,324  $  5,424,550  $  6,645,096
Single family residential
  construction.......................       208,847       100,328       239,481       133,609       129,254
Consumer.............................        53,570        41,734        99,249        94,153        64,742
Multi-family, commercial real estate,
  and business credit................       146,309       162,897       307,636       230,995        60,489
                                       ------------  ------------  ------------  ------------  ------------
          Total......................  $  2,354,160  $  1,758,226  $  3,872,690  $  5,883,307  $  6,899,581
                                       ============  ============  ============  ============  ============

- ------------

(1) Includes $493.2 million, $659.2 million, $1.0 billion, $1.3 billion, and $529 million of loans originated for the Company's portfolio during the six months ended March 31, 1996 and 1995, and during fiscal 1995, 1994, and 1993.

                                       64

                                 LOAN PORTFOLIO

                                                                   AT SEPTEMBER 30,
                                        AT MARCH 31,   ----------------------------------------
                                            1996           1995          1994          1993
                                        ------------   ------------  ------------  ------------
                                                            (IN THOUSANDS)
Single family........................    $6,651,723    $  7,061,088  $  4,203,614  $  3,376,181
Single family residential
  construction.......................       179,505         115,436        57,786        35,904
Consumer.............................       130,356         123,096       108,179        57,902
Multi-family.........................       393,604         479,798       289,334       112,055
Commercial real estate and business
  credit.............................        64,113          38,326        61,919        49,510
Mortgage banker finance line of
  credit.............................       141,781         109,339       147,754       385,548
Single family mortgage warehouse.....       379,720         411,287       252,153       899,602
                                        ------------   ------------  ------------  ------------
                                          7,940,802       8,338,370     5,120,739     4,916,702
Allowance for credit losses..........       (36,489)        (36,801)      (23,454)      (29,864)
Accretable unearned discount.........       (24,452)        (38,460)      (50,650)      (27,923)
Net deferred loan origination fees...        (1,525)         (1,727)         (461)        3,464
Unrealized losses....................          (256)         (1,142)      --            --
                                        ------------   ------------  ------------  ------------
          Total......................    $7,878,080    $  8,260,240  $  5,046,174  $  4,862,379
                                        ============   ============  ============  ============

             GEOGRAPHIC DISTRIBUTION OF REAL ESTATE LOAN PORTFOLIO

                                                                      AT SEPTEMBER 30,
                                           AT MARCH 31,   ----------------------------------------
                 STATE                         1996           1995          1994          1993
- ----------------------------------------   ------------   ------------  ------------  ------------
                                                               (IN THOUSANDS)
California..............................    $3,793,094    $  3,958,293  $  1,764,531  $  1,375,506
Texas...................................     1,238,727       1,259,306     1,131,225       891,459
Florida.................................       450,849         479,379       456,812       485,977
Illinois................................       168,905         190,801       138,072        72,749
Arizona.................................       130,703         115,260        30,142        20,932
Pennsylvania............................       120,853         128,693        68,728        33,489
New Jersey..............................       107,080         118,825        80,727        53,452
Virginia................................       100,700         107,420        92,704        92,846
Washington..............................        85,425          81,005        32,899         7,682
Georgia.................................        83,871          94,413        56,442        63,098
Other states............................     1,039,559       1,202,943       827,480       532,740
Other -- single family mortgage
  warehouse.............................       379,720         411,287       252,153       899,602
                                           ------------   ------------  ------------  ------------
     Total real estate..................     7,699,486       8,147,625     4,931,915     4,529,532
Mortgage Banker Finance lines of
  credit................................       141,781         109,339       147,754       385,548
Business credit.........................        19,015           7,320       --            --
Non real estate consumer................        91,730          89,509        72,987        44,597
                                           ------------   ------------  ------------  ------------
     Subtotal...........................     7,952,012       8,353,793     5,152,656     4,959,677
Non-accretable unearned discounts.......       (11,210)        (15,423)      (31,917)      (42,975)
                                           ------------   ------------  ------------  ------------
     Total..............................    $7,940,802    $  8,338,370  $  5,120,739  $  4,916,702
                                           ============   ============  ============  ============

                                       65

             GEOGRAPHIC AND PRODUCT DISTRIBUTION OF LOAN PORTFOLIO
                               AT MARCH 31, 1996

                                                         SINGLE                                  SINGLE
                                                         FAMILY                   COMMERCIAL     FAMILY                     NON REAL
                                           SINGLE     RESIDENTIAL      MULTI-        REAL       MORTGAGE        TOTAL        ESTATE
                 STATE                     FAMILY     CONSTRUCTION     FAMILY       ESTATE      WAREHOUSE    REAL ESTATE     LOANS
- ----------------------------------------  ---------   ------------    --------    ----------    ---------    -----------    --------
                                                                            (DOLLARS IN THOUSANDS)
California..............................  $3,771,710    $ --          $ 21,384     $ --         $  --         $3,793,094    $ --
Texas...................................    881,324      107,412       220,878       29,113        --         1,238,727       --
Florida.................................    421,850       27,013         --           1,986        --           450,849       --
Illinois................................    157,986       10,919         --          --            --           168,905       --
Arizona.................................     97,372       14,323        19,008       --            --           130,703       --
Pennsylvania............................    111,273        7,083         2,497       --            --           120,853       --
New Jersey..............................    107,080       --             --          --            --           107,080       --
Virginia................................    100,700       --             --          --            --           100,700       --
Washington..............................     65,974       --            19,451       --            --            85,425       --
Georgia.................................     56,331        6,957        20,583       --            --            83,871       --
Other states............................    926,785        5,798        91,211       15,765        --         1,039,559       --
Other(1)................................     --           --             --          --          379,720        379,720     252,526
                                          ---------   ------------    --------    ----------    ---------    -----------    --------
    Total...............................  $6,698,385    $179,505      $395,012     $ 46,864     $379,720      $7,699,486    $252,526
                                          =========   ============    ========    ==========    =========    ===========    ========
% of Total..............................      84.23%        2.26%         4.97%        0.59%        4.77 %        96.82%       3.18%
                                          =========   ============    ========    ==========    =========    ===========    ========

                                                       % OF
                 STATE                      TOTAL     TOTAL
- ----------------------------------------  ---------   ------


California..............................  $3,793,094   47.70%
Texas...................................  1,238,727    15.58
Florida.................................    450,849     5.67
Illinois................................    168,905     2.12
Arizona.................................    130,703     1.64
Pennsylvania............................    120,853     1.52
New Jersey..............................    107,080     1.35
Virginia................................    100,700     1.27
Washington..............................     85,425     1.07
Georgia.................................     83,871     1.06
Other states............................  1,039,559    13.07
Other(1)................................    632,246     7.95
                                          ---------   ------
    Total...............................  $7,952,012  100.00%
                                          =========   ======
% of Total..............................     100.00%
                                          =========

- ------------

(1) Loans that cannot be classified by state.

LOAN SERVICING PORTFOLIO

     At March 31, 1996, the Mortgage Banking Group was servicing $4.0 billion in residential mortgage loans owned by the Company and $7.6 billion in mortgages owned by others. Mortgage loan servicing consists of collecting and accounting for principal and interest payments from borrowers, remitting principal and interest payments to investors, making cash advances when required, collecting funds for and paying mortgage-related expenses such as taxes and insurance, inspecting mortgaged properties when required, collecting delinquent mortgages, conducting foreclosures and property dispositions in the event of unremedied defaults, and generally administering the loans.

     In return for performing the servicing functions listed above, the Mortgage Banking Group receives servicing fees under loan administration contracts. These fees are withheld from the monthly payments made to investors, are usually based on the principal balance of the loan being serviced, generally range from 0.25% to 0.50% annually of the outstanding principal amount of the loan, and are collected only as payments are received. Minimum servicing fees for substantially all loans serviced under MBS are set from time to time by the sponsoring agencies. As a servicer of loans securitized by the GNMA, the FNMA and the FHLMC, the Bank may be obligated to make timely payment of principal and interest to security holders, whether or not such payments have been made by borrowers on the underlying mortgage loans. With respect to mortgage loans securitized under GNMA programs, the Company is insured by the FHA against foreclosure loss on FHA loans, and by the VA through guarantees on VA loans. Although the GNMA, the FNMA and the FHLMC are obligated to reimburse the Company for principal and interest payments advanced by the Company as a servicer, the funding of delinquent payments or the exercise of foreclosure rights involves costs to the Company that may not be fully reimbursed or recovered.

                                       66

     The following table sets forth information on the Mortgage Banking Group's Single Family Servicing Portfolio.

                       SINGLE FAMILY SERVICING PORTFOLIO

                                        FOR THE SIX MONTHS         FOR THE YEAR ENDED
                                         ENDED MARCH 31,              SEPTEMBER 30,
                                       --------------------  -------------------------------
                                         1996       1995       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------

                                  (IN MILLIONS)
Beginning servicing portfolio........  $  12,532  $   8,921  $   8,921  $   8,073  $   7,187
                                       ---------  ---------  ---------  ---------  ---------
Add: Servicing acquisitions(1).......         78      3,406      3,730        567     --
     Servicing on loans purchased by
       the Bank......................          1        440        440         98      1,098
     Servicing originated............      1,980      1,497      3,339      5,407      6,690
     Subservicing acquired...........         23        135        255     --         --
                                       ---------  ---------  ---------  ---------  ---------
          Total additions............      2,082      5,478      7,764      6,072      7,788
                                       ---------  ---------  ---------  ---------  ---------
Less: Prepayments....................        823        329        938      1,051      1,169
     Foreclosures....................         52         37         80         41         39
     Servicing
       released/transferred(1).......      1,986      1,861      2,840      3,913      5,492
     Amortization....................        159        140        295        219        202
                                       ---------  ---------  ---------  ---------  ---------
          Total reductions...........      3,020      2,367      4,153      5,224      6,902
                                       ---------  ---------  ---------  ---------  ---------
Ending servicing portfolio...........  $  11,594  $  12,032  $  12,532  $   8,921  $   8,073
                                       =========  =========  =========  =========  =========
COMPOSITION OF ENDING SERVICING
  PORTFOLIO BY TYPE
     Government......................  $   2,391  $   3,008  $   3,090  $   2,777  $   1,874
     Conventional....................      9,203      9,024      9,442      6,144      6,199
                                       ---------  ---------  ---------  ---------  ---------
Total servicing portfolio............  $  11,594  $  12,032  $  12,532  $   8,921  $   8,073
                                       =========  =========  =========  =========  =========
COMPOSITION OF ENDING SERVICING
  PORTFOLIO BY OWNER
     Company.........................  $   3,956  $   3,657  $   4,010  $   2,714  $   3,634
     Others(2).......................      7,638      8,375      8,522      6,207      4,439
                                       ---------  ---------  ---------  ---------  ---------
Total servicing portfolio............  $  11,594  $  12,032  $  12,532  $   8,921  $   8,073
                                       =========  =========  =========  =========  =========

- ------------

(1) The actual release or transfer of servicing does not necessarily take place during the same period as the related sale or purchase of MSRs.

(2) Includes servicing related to loans securitized by the Financial Markets Group into MBS, a portion of which have been retained by the Company.

     During the six months ended March 31, 1996 and 1995 and in fiscal 1995 and 1994, the Mortgage Banking Group purchased MSRs associated with loan principal amounts of $78.2 million, $526.0 million, $594.7 million and $3.9 billion at premiums of $949,000, $8.9 million, $10.3 million and $50.9 million, respectively. In addition to the MSRs acquired during fiscal 1994 associated with $567 million of single family loans included above, MSRs associated with $3.4 billion of single family loans were purchased in fiscal 1994. Because this transaction was consummated at or near year-end, these loans were subserviced by the seller until they were transferred to the Company in fiscal 1995. Accordingly, this $3.4 billion purchase is not reflected in the table above until fiscal 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Results of Operations -- Non-Interest Income" and Note 6 to the Consolidated Financial Statements.

     Gains on the sale of MSRs are affected by changes in interest rates as well as the amount of MSRs capitalized at the time of loan origination or MSR acquisition. Purchasers of MSRs analyze a variety of factors, including prepayment sensitivity, to assess the purchase price they are willing to pay. Lower market interest rates prompt an increase in prepayments as consumers refinance their mortgages at lower rates of interest. As prepayments increase, the life of the servicing portfolio is reduced, decreasing the servicing fee revenue that will be earned over the life of that portfolio and the price third-party purchasers are willing to pay. The fair value of

                                       67

servicing is also influenced by the supply and demand of servicing available for purchase at any point in time. Conversely, as interest rates rise, prepayments generally decrease, resulting in an increase in the value of the servicing portfolio as well as the gains on sales of MSRs.

     Historically, the Company has sold substantially all of the originated MSRs related to non-portfolio loans. The Company may retain servicing in order to maintain the servicing portfolio at an acceptable level, particularly during periods of unusually high levels of prepayments or low levels of new originations.

     In September 1995, the Company adopted SFAS No. 122, effective October 1, 1994. This statement requires that, among other things, the book value of mortgage loans be allocated at the time of origination between the MSRs and the related loans, provided there is a plan to sell or securitize such loans. With the implementation of SFAS No. 122, the original cost basis of the loan is allocated between the loan and the MSRs, thus increasing the gains on sales of loans and reducing the gains on sales of MSRs.

     The following table presents the percentage of loans in the single family servicing portfolio in each interest rate category.

                                                                  AT MARCH 31, 1996
                                       -----------------------------------------------------------------------
                                         LESS
                                         THAN       7.00-      8.01-     9.01-     10.01-    11.01-    12.01%
                                         7.00%      8.00%      9.00%     10.00%    11.00%    12.00%    & ABOVE
                                       ---------  ---------  ---------   ------    ------    ------    -------

Government...........................        5.1%       7.5%       5.3%    2.1%      0.4%      0.2%      0.1%
Conventional.........................        9.1       29.6       28.9     8.4       2.0       0.7       0.6
                                       ---------  ---------  ---------   ------    ------    ------    -------
     Total...........................       14.2%      37.1%      34.2%   10.5%      2.4%      0.9%      0.7%
                                       =========  =========  =========   ======    ======    ======    =======

     The weighted average interest rate in the single family servicing portfolio has decreased from 9.57% at September 30, 1991 to 8.14% at March 31, 1996, principally as a result of the origination of mortgage loans with increasingly lower rates during fiscal 1991 to 1995, the prepayment and refinance of higher rate mortgages, and purchases of MSRs on loans originated by others at lower rates. At March 31, 1996, the weighted average contractual maturity (remaining years to maturity) of the loans in the residential mortgage loan servicing portfolio was 23 years.

     The following table sets forth as of March 31, 1996 the percentage of loans, by principal amount, in the Company's single family servicing portfolio secured on properties located in each state listed:


                STATE                   PERCENT
- -------------------------------------   -------

California...........................     30.8%
Texas................................     18.3
Florida..............................      6.2
Illinois.............................      5.1
New Jersey...........................      4.8
Georgia..............................      3.0
Other(1).............................     31.8
                                        -------
     Total...........................    100.0%
                                        =======

- ------------

(1) No other state constitutes more than 3%.

                                       68

     Of the approximately 159,000 loans serviced by the Mortgage Banking Group, at March 31, 1996, 3.84% were delinquent and an additional 0.60% were in foreclosure. The following table presents certain information regarding the number of the delinquent single family loans serviced by the Mortgage Banking Group as of the dates indicated. Completed foreclosures and loans less than 30 days delinquent have been excluded from the table below.


                                                           AT SEPTEMBER 30,
                                      AT MARCH 31,      ----------------------
                                          1996          1995     1994     1993
                                      -------------     ----     ----     ----

30-59 Days Past Due................        2.3%         2.7 %    2.3 %    2.4 %
60-89 Days Past Due................        0.5          0.6      0.5      0.6
90+ Days Past Due..................        1.0          0.9      0.8      0.8
Loans in foreclosure...............        0.6          0.6      0.7      0.6
                                           ---          ----     ----     ----
     Total.........................        4.4%         4.8 %    4.3 %    4.4 %
                                           ===          ====     ====     ====

     Loan administration contracts with the FNMA, and typically with private investors, provide for continuation of servicing over the term of the loan, but permit termination for cause or termination without cause upon payment of a cancellation fee. Loan administration contracts with the GNMA and the FHLMC are terminable only for cause. Management believes that the Mortgage Banking Group is currently in substantial compliance with all material rules, regulations, and contractual obligations related to mortgage loan servicing.

INVESTMENT PORTFOLIO

     The Company maintains an investment portfolio for investment and liquidity purposes.

                              INVESTMENT PORTFOLIO

                                                                    AT SEPTEMBER 30,
                                        AT MARCH 31,    ----------------------------------------
                                            1996            1995          1994          1993
                                        -------------   ------------  ------------  ------------
                                                              (IN THOUSANDS)
Securities purchased under agreements
  to resell and federal funds sold...     $ 659,279     $    471,052  $    358,710  $    547,988
Trading account assets...............         1,267            1,081         1,011         1,006
Securities...........................        58,351          116,013       114,115        43,430
MBS..................................     1,954,070        2,398,263     2,828,903     2,175,925
                                        -------------   ------------  ------------  ------------
     Total...........................     $2,672,967    $  2,986,409  $  3,302,739  $  2,768,349
                                        =============   ============  ============  ============

     The investment portfolio consists primarily of MBS. MBS were acquired as a means of investing in housing-related mortgage instruments while incurring less credit risk than that which arises in holding a portfolio of non-securitized loans. Additionally, MBS include securities created through the securitization of the Company's single family loans.

                                       69

     The MBS in the investment portfolio include FNMA, FHLMC, and GNMA certificates, privately issued and credit enhanced MBS ("non-agency securities"), and certain types of collateralized mortgage obligations ("CMOs").

                           MORTGAGE-BACKED SECURITIES

                                                                AT MARCH 31, 1996
                                       --------------------------------------------------------------------
                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED                   CARRYING
                                           COST         GAINS         LOSSES      FAIR VALUE      VALUE
                                       ------------   ----------    ----------   ------------  ------------
                                                                  (IN THOUSANDS)
Held to maturity
  Agency CMOs -- fixed-rate..........  $      3,061     $   61       $ --        $      3,122
  Non-agency
     Fixed-rate......................         7,529      1,837             93           9,273
     Adjustable-rate.................       559,365        635         12,526         547,474
     CMOs -- fixed-rate..............       104,286          7          6,893          97,400
  Other..............................           303      --            --                 303
                                       ------------   ----------    ----------   ------------
                                            674,544     $2,540       $ 19,512         657,572
                                                      ==========    ==========
  Allowance for losses...............           (56)                                  --
                                       ------------                              ------------
          Held to maturity...........       674,488                                   657,572  $    674,488
                                                                                               ============
                                       ------------                              ------------
Available for sale
  Agency
     Adjustable-rate.................       386,876     $3,335       $      5         390,206
     CMOs -- fixed-rate..............         4,032          6         --               4,038
     CMOs -- adjustable-rate.........       245,565      1,219            121         246,663
  Non-agency
     Fixed-rate......................        72,760      2,390              1          75,149
     Adjustable-rate.................       440,638        687          2,723         438,602
     CMOs -- fixed-rate..............        79,944      --             1,460          78,484
     CMOs -- adjustable-rate.........        37,851         12          1,017          36,846
  Other..............................         8,360      1,234         --               9,594
                                       ------------   ----------    ----------   ------------
          Available for sale.........     1,276,026     $8,883       $  5,327       1,279,582  $  1,279,582
                                                      ==========    ==========                 ============
                                       ------------                              ------------
          Total mortgage-backed
            securities...............  $  1,950,514                              $  1,937,154
                                       ============                              ============

     The FNMA, FHLMC and GNMA certificates are modified pass-through MBS that represent undivided interests in underlying pools of fixed-rate or certain types of adjustable-rate, single family loans issued by the GNMA, a governmental agency, and by the FNMA and the FHLMC, government-sponsored enterprises. The non-agency securities acquired by the Company have been pooled and sold by private issuers and were generally underwritten by large investment banking firms. These securities provide for the timely payments of principal and interest either through insurance issued by a reputable insurer, or by subordinating certain payments under other securities secured by the same mortgage pool in a manner that is sufficient to have the senior MBS earn one of the two highest credit ratings from one or more of the nationally recognized statistical rating agencies. As of March 31, 1996, 99% of the non-agency MBS had a credit rating of AA/Aa or higher as defined by the Standard & Poor's Corporation or Moody's Investor Services, Inc., respectively.

     The repurchase agreements outstanding at March 31, 1996 and September 30, 1995 were collateralized by single family, multi-family, and commercial real estate loans and MBS. The loans and MBS underlying the repurchase agreements are held by the counterparty in safekeeping for the account of the Company or by a third-party custodian for the benefit of the Company. All of the investments in repurchase agreements and federal funds sold at March 31, 1996 matured on or before April 24, 1996 and those outstanding at September 30, 1995

                                       70

matured on or before October 5, 1995. The repurchase agreements provide for the same loans and MBS to be resold at maturity.

     See Notes 1 through 4 to the Consolidated Financial Statements for additional information related to the assets in the investment portfolio.

DEPOSITS AND BORROWINGS

  DEPOSITS

     The Company attracts deposits through the Bank's 67 community banking branches located primarily in the Houston and Dallas/Ft. Worth areas. Currently, the principal methods used by the Company to attract and retain deposit accounts include offering generally competitive interest rates, having branch locations in these major Texas markets, and offering a variety of services for the Company's customers. The Company uses traditional marketing methods to attract new customers and savings deposits, including newspaper, radio, and television advertising. The Company offers a traditional line of deposit products that currently includes checking, commercial checking, money market and savings accounts and certificates of deposit. These deposit products are specifically tailored to meet the needs of the Company's retail and small business banking customers.

     The following table illustrates the levels of deposits gathered by the Company's branch network at March 31, 1996.

                           COMMUNITY BANKING NETWORK

                                                 AT MARCH 31, 1996
                                        ------------------------------------
                                                                    AVERAGE
                                                                   DEPOSITS
                                        NUMBER OF     DEPOSITS        PER
              LOCATION                  BRANCHES    OUTSTANDING     BRANCH
- -------------------------------------   ---------   ------------   ---------

                                               (DOLLARS IN THOUSANDS)
Houston Area.........................       34      $  2,392,261    $ 70,361
Dallas/Ft. Worth Area................       29         1,322,686      45,610
Other................................        4           212,889      53,222
                                            --
                                                    ------------
     Total deposits..................       67      $  3,927,836      58,624
                                            ==      ============

     The Company also offers cash management services to its MBF customers. These services are commercial deposit accounts comprised of operating accounts of MBF customers, escrow deposits, and principal and interest payments on the loans serviced by MBF customers. At March 31, 1996, these deposits totaled $797.3 million. While the Company does not generally solicit brokered deposits, the Company from time to time accepts brokered deposits when permitted by regulation and available at favorable rates. Wholesale deposits are raised from time to time through the Company's money desk from institutional investors.

                                       71

     The following table sets forth by account types the aggregate amount and weighted average rate of the Company's deposits.

                                    DEPOSITS

                                                                                       AT SEPTEMBER 30,
                                                              ------------------------------------------------------------------
                                           AT MARCH 31,
                                               1996                   1995                   1994                   1993
                                       --------------------   --------------------   --------------------   --------------------
                                                   WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                                   AVERAGE                AVERAGE                AVERAGE                AVERAGE
                                        AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE
                                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                        (DOLLARS IN THOUSANDS)
Non-interest bearing deposits........  $ 242,560     --  %    $ 181,196     --  %    $  76,498     --  %    $  44,149     --  %
Interest-bearing deposits
  Transaction accounts...............    222,148     1.00       219,307     1.50       233,666     1.49       229,972     2.07
  Insured money fund accounts
    Consumer.........................    493,000     4.11       397,473     3.73       407,029     3.12       397,511     2.69
    Commercial.......................    717,308     5.32       857,669     5.82       416,571     4.84        51,938     2.60
                                       ---------      ---     ---------      ---     ---------      ---     ---------      ---
      Subtotal.......................  1,210,308     4.83     1,255,142     5.16       823,600     3.99       449,449     2.68
                                       ---------      ---     ---------      ---     ---------      ---     ---------      ---
  Savings accounts...................    139,343     2.50       144,301     2.73       222,769     2.60       312,778     2.68
  Certificates of deposit
    Consumer.........................  2,912,263     5.72     3,063,631     5.84     2,949,715     4.88     3,251,391     4.77
    Commercial.......................      3,348     5.02         2,273     5.36        --         --          --         --
    Wholesale........................    233,351     9.70       316,370     9.06       457,956     7.92       551,649     7.13
                                       ---------      ---     ---------      ---     ---------      ---     ---------      ---
      Subtotal.......................  3,148,962     6.01     3,382,274     6.14     3,407,671     5.29     3,803,040     5.11
                                       ---------      ---     ---------      ---     ---------      ---     ---------      ---
      Total interest-bearing
        deposits.....................  4,720,761     5.37     5,001,024     5.59     4,687,706     4.74     4,795,239     4.58
                                       ---------      ---     ---------      ---     ---------      ---     ---------      ---
      Total deposits.................  $4,963,321    5.11%    $5,182,220    5.40%    $4,764,204    4.67%    $4,839,388    4.53%
                                       =========      ===     =========      ===     =========      ===     =========      ===
Consumer.............................  $3,843,134             $3,868,498             $3,834,238             $4,207,739
Commercial...........................    886,836                997,352                472,009                 80,000
Wholesale............................    233,351                316,370                457,957                551,649
                                       ---------              ---------              ---------              ---------
      Total deposits.................  $4,963,321             $5,182,220             $4,764,204             $4,839,388
                                       =========              =========              =========              =========

     The following table sets forth, by various interest rate categories, the dollar amounts and the periods to maturity of the Company's time deposits at March 31, 1996.

                               DEPOSIT MATURITIES

                                               CERTIFICATES MATURING IN THE YEAR ENDING MARCH 31,
                                       ------------------------------------------------------------------
             STATED RATE                 1997       1998       1999       2000       2001      THEREAFTER     TOTAL
           ---------------             ---------  ---------  ---------  ---------  ---------   ----------   ---------
                                                                       (IN THOUSANDS)
2.99% & below........................  $   1,824  $  --      $  --      $  --      $  --        $ --        $   1,824
3.00% to 3.99%.......................     21,033      3,827        649          8     --               3       25,520
4.00% to 4.99%.......................    291,351    237,112     16,495     32,615      1,051       3,099      581,723
5.00% to 5.99%.......................    524,650    564,293    144,050     47,412      5,496      15,581    1,301,482
6.00% to 6.99%.......................    131,259    436,705     82,683     57,147     60,189      19,592      787,575
7.00% to 7.99%.......................    127,964     80,121      7,690      5,723     21,599      12,888      255,985
8.00% to 8.99%.......................     11,580      1,273      2,581      3,010      1,700         379       20,523
9.00% to 9.99%.......................        265        741      6,249      2,925         12         446       10,638
10.00% to 10.99%.....................     31,200      7,444     23,974        728        591         325       64,262
Over 10.99%..........................     69,648     29,517     --            265     --          --           99,430
                                       ---------  ---------  ---------  ---------  ---------   ----------   ---------
                                       $1,210,774 $1,361,033 $ 284,371  $ 149,833  $  90,638    $ 52,313   $3,148,962
                                       =========  =========  =========  =========  =========   ==========   =========

                                       72

     The following table sets forth the amount of the Company's certificates of deposit that are $100,000 or greater by time remaining until maturity.

                      TIME DEPOSITS GREATER THAN $100,000


                                                    AT MARCH 31, 1996
                                           ------------------------------------
                                           NUMBER OF ACCOUNTS    DEPOSIT AMOUNT
                                           ------------------    --------------

                                                  (DOLLARS IN THOUSANDS)
Three months or less....................            648             $ 68,289
Over three through six months...........            895               94,458
Over six through twelve months..........          1,455              151,881
Over twelve months......................          1,352              143,660
                                                 ------          --------------
                                                  4,350             $458,288
                                                 ======          ==============

  BORROWINGS

     The Company relies upon borrowings, primarily collateralized borrowings such as advances from the FHLB and reverse repurchase agreements, to fund its assets. These sources of funds were the primary source of funds for the recent asset growth and accounted for 46% of the funding of average assets for the six months ended March 31, 1996, 43% for fiscal 1995, 31% for fiscal 1994 and 23% for fiscal 1993. Fixed and variable rate advances are obtained from the FHLB Dallas under a security and pledge agreement that restricts the amount of borrowings to the greater of (i) a percentage of fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, and (ii) a percentage of total assets. At March 31, 1996, these limitations were 65% of the outstanding principal of single family loans and 45% of total assets. See Notes 9 and 10 to the Consolidated Financial Statements.

     The following table sets forth certain information regarding the borrowings of the Company as of or for the period indicated.

                                   BORROWINGS

                                            AT OR FOR THE      AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                           SIX MONTHS ENDED   ----------------------------------------
                                            MARCH 31, 1996        1995          1994          1993
                                           ----------------   ------------  ------------  ------------
                                                             (DOLLARS IN THOUSANDS)
Reverse Repurchase Agreements
  Balance outstanding at period-end.....      $  949,936      $  1,172,533  $    553,000  $    300,000
  Fair value of collateral at
     period-end.........................         987,478         1,239,527       673,000       321,200
  Maximum outstanding at any
     month-end..........................       1,096,508         1,355,540       553,000       659,000
  Daily average balance.................         982,115           887,932       273,899       345,269
  Average interest rate.................            5.82%             5.99%         3.85%         3.23%
Federal Funds Purchased
  Balance outstanding at period-end.....      $ --            $    --       $    --       $     10,000
  Maximum outstanding at any
     month-end..........................        --                 --             15,000        10,000
  Daily average balance.................              54               521           767           740
  Average interest rate.................            5.94%             5.95%         3.73%         2.84%
FHLB Advances
  Balance outstanding period-end........      $4,139,023      $  4,383,895  $  2,620,329  $  2,185,445
  Maximum outstanding at any
     month-end..........................       4,384,798         4,386,605     2,697,829     2,217,745
  Daily average balance.................       4,346,960         3,560,844     2,285,630     1,344,129
  Average interest rate.................            6.18%             6.31%         3.98%         3.62%

     See Note 8 to the Consolidated Financial Statements for additional information.

                                       73

ASSET AND LIABILITY MANAGEMENT

     The Company's asset and liability management process is utilized to manage the Company's interest rate risk through structuring the balance sheet and off-balance sheet portfolios to maximize net interest income while maintaining acceptable levels of risk to changes in market interest rates. The achievement of this goal requires a balance between profitability, liquidity and interest rate risk.

     Interest rate risk is managed by the ALCO, which is composed of senior officers of the Bank, in accordance with policies approved by the Board of Directors of the Bank. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, the mortgage pipeline, and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits, consumer and commercial deposit activity, current market conditions, and interest rates on both a local and national level.

     The "interest rate sensitivity gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates.

     To effectively measure and manage interest rate risk, the Company uses simulation analysis to determine the impact on net interest income under various interest rate scenarios, balance sheet trends and strategies. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Additionally, duration and market value sensitivity measures are utilized when they provide added value to the overall interest rate risk management process. The overall interest rate risk position and strategies are reviewed by executive management and the Bank's Board of Directors on an ongoing basis.

                                       74

     The following table sets forth the expected repricing characteristics of the Company's consolidated assets and liabilities at March 31, 1996, utilizing assumptions noted below:

                           ASSET/LIABILITY REPRICING

                                                       AMOUNTS MATURING OR REPRICING IN
                                       ------------------------------------------------------------------
                                      AFTER
                                                         THREE         AFTER        AFTER
                                                        MONTHS      SIX MONTHS     ONE YEAR
                                        LESS THAN     BUT WITHIN    BUT WITHIN    BUT WITHIN     AFTER        NON-
                                       THREE MONTHS   SIX MONTHS     ONE YEAR     FIVE YEARS   FIVE YEARS   REPRICING
                                       ------------   -----------   -----------   ----------   ----------   ---------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS(1)(2)
  Residential construction and
    commercial real estate loans.....  $    599,923    $    6,275    $   12,837   $  154,403    $   6,254   $  --
  Single family mortgage warehouse...       379,719       --            --            --           --          --
  Adjustable-rate loans and mortgage-
    backed securities................     3,025,481     2,101,348     1,487,350    1,007,120       26,395      --
  Fixed-rate loans and mortgage-
    backed securities................        47,260        46,311        89,921      555,531      248,791      --
  Cash and investment securities.....       994,980       --             52,600       --           40,009      --
  Other assets.......................        76,470       --            --            --           --         307,658
                                       ------------   -----------   -----------   ----------   ----------   ---------
      Total assets...................  $  5,123,833    $2,153,934    $1,642,708   $1,717,054    $ 321,449   $ 307,658
                                       ============   ===========   ===========   ==========   ==========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Certificates of deposit............  $    465,343    $  644,399    $1,107,134   $  902,043    $  30,043   $  --
  Checking and savings(3)............     1,108,572        91,606       183,213      430,968       --          --
                                       ------------   -----------   -----------   ----------   ----------   ---------
      Total deposits.................     1,573,915       736,005     1,290,347    1,333,011       30,043      --
  Senior Notes.......................       --            --            --           115,000       --          --
  FHLB advances and other
    borrowings.......................     3,516,307       653,564       843,202       71,200        5,045      --
  Other liabilities..................       287,056       --            --            --           --         100,000
  Minority interest..................       --            --            --            --           --         185,500
  Stockholders' equity...............       --            --            --            --           --         526,441
                                       ------------   -----------   -----------   ----------   ----------   ---------
      Total liabilities, minority
        interest, and stockholders'
        equity.......................  $  5,377,278    $1,389,569    $2,133,549   $1,519,211    $  35,088   $ 811,941
                                       ============   ===========   ===========   ==========   ==========   =========
Gap before off-balance-sheet
  financial instruments..............  $   (253,445)   $  764,365    $ (490,841)  $  197,843    $ 286,361   $(504,283)
OFF-BALANCE-SHEET(5)
  Interest rate swap
    agreements -- pay floating.......       (50,000)      --             50,000       --           --          --
  Interest rate swap
    agreements -- pay fixed                 --            --            --            --           --          --
                                       ------------   -----------   -----------   ----------   ----------   ---------
Gap..................................  $   (303,445)   $  764,365    $ (440,841)  $  197,843    $ 286,361   $(504,283)
                                       ============   ===========   ===========   ==========   ==========   =========
Cumulative gap.......................  $   (303,445)   $  460,920    $   20,079
                                                                    ===========
Weighted average gap(4)..............                                $  (54,367)
                                                                    ===========
Cumulative gap as a percentage of
  total assets.......................         (2.69%)        4.09%         0.18%

                                           TOTAL
                                       -------------

ASSETS(1)(2)
  Residential construction and
    commercial real estate loans.....  $     779,692
  Single family mortgage warehouse...        379,719
  Adjustable-rate loans and mortgage-
    backed securities................      7,647,694
  Fixed-rate loans and mortgage-
    backed securities................        987,814
  Cash and investment securities.....      1,087,589
  Other assets.......................        384,128
                                       -------------
      Total assets...................  $  11,266,636
                                       =============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Certificates of deposit............  $   3,148,962
  Checking and savings(3)............      1,814,359
                                       -------------
      Total deposits.................      4,963,321
  Senior Notes.......................        115,000
  FHLB advances and other
    borrowings.......................      5,089,318
  Other liabilities..................        387,056
  Minority interest..................        185,500
  Stockholders' equity...............        526,441
                                       -------------
      Total liabilities, minority
        interest, and stockholders'
        equity.......................  $  11,266,636
                                       =============
Gap before off-balance-sheet
  financial instruments..............
OFF-BALANCE-SHEET(5)
  Interest rate swap agreements -- pay floating.......
  Interest rate swap
    agreements -- pay fixed
Gap..................................
Cumulative gap.......................
Weighted average gap(4)..............
Cumulative gap as a percentage of
  total assets.......................

- ------------

(1) Fixed-rate loans and MBS are distributed based on their contractual maturity adjusted for prepayments, and adjustable-rate loans and MBS are distributed based on the interest rate reset date and contractual maturity adjusted for prepayments. Loans and MBS runoff and repricing assumes a constant prepayment rate based on coupon rate and maturity. The weighted average annual projected prepayment rate was 20%.

(2) Assets repricing to lagging rate indices are adjusted to reflect the delay in the repricing of the index to market interest rates. The lagging indices are based on a blended cost of funds, primarily the FHLB 11th District Cost of Funds Index. These indices are assumed to take 18 months to reprice fully to a change in the general level of interest rates.

(3) Checking and savings deposits are distributed based on their assumed pricing relationship to general market interest rates. Savings accounts are assumed to reprice over a twelve month period, and checking accounts are assumed to reprice to interest rate changes after one year but before five years.

(4) The weighted average gap weighs each maturity or repricing amount by the number of months remaining in the year at the time of occurrence. It provides a measure of net interest income sensitivity over the next twelve months given a change in the general level of market interest rates without altering the maturity or repricing characteristics of the balance sheet.

(5) The above table includes only those off-balance-sheet financial instruments which impact the gap in all interest rate environments. The Company also has certain off-balance-sheet financial instruments which hedge specific interest rate risks.

                                       75

COMPETITION

     The Company competes with numerous other providers of financial products and services in all aspects of its operations. Competitors for deposits include thrift institutions, commercial banks, credit unions, full service and discount broker dealers, and other investment alternatives, such as mutual funds, money market funds, and savings bonds or other government securities. Primary competitive factors include convenience of locations, variety of deposit or investment options, quality of customer service and rates and/or terms offered.

     The Company competes for mortgage originations with thrift institutions, banks, insurance companies, and mortgage companies, many of which operate nationwide mortgage origination networks similar to that of the Company. Primary competitive factors include service quality, relationships with builders and real estate brokers, and rates and fees. Many of the Company's competitors are, or are affiliated with, organizations with substantially larger asset and capital bases (including regional and multi-national banks and bank holding companies) and with lower funding costs.

SUBSIDIARIES

     The Company has no direct subsidiaries other than the Bank. The Bank is permitted to invest in the capital stock, obligations, and other securities of its service corporations in an aggregate amount not to exceed 2% of the Bank's assets, plus an additional 1% of assets if such investment is used for community development or inner-city development purposes. In addition, if the Bank meets minimum regulatory capital requirements, it may make certain conforming loans in an amount not exceeding 50% of the Bank's regulatory capital to service corporations of which the Bank owns more than 10% of the stock. At March 31, 1996, the Bank was authorized to have a maximum investment of approximately $338.1 million in its subsidiaries.

  COMMONWEALTH UNITED MORTGAGE COMPANY

     The Bank is the sole shareholder of Commonwealth United Mortgage Company, a Texas corporation formed in 1992 to function as a licensed mortgage banker in the state of Vermont.

  UNITED AGENCY CORPORATION

     United Agency Corporation is a wholly-owned subsidiary of the Bank whose primary purpose is holding the stock of Commonwealth General Services Agency, Inc., an Arkansas corporation incorporated in 1951 ("CGSA"). CGSA is a managing general insurance agency that contracts with insurance companies and agencies that offer insurance products to the Bank's mortgage loan customers. CGSA earns a commission on each insurance policy sold by the insurance companies or agencies with which CGSA contracts.

  UNITED CAPITAL MANAGEMENT CORPORATION

     The Bank is the sole shareholder of United Capital Management Corporation, a Texas corporation formed in 1985 to function in the deposit referral business and is currently inactive.

  UNITED FINANCIAL MARKETS, INC.

     The Bank is the sole shareholder of United Financial Markets, Inc. ("UFM"), a Texas corporation, which acts as a full-service broker-dealer. UFM, through its institutional division, sells various securities products and whole loans and engages in the deposit referral business with institutional and sophisticated retail customers. Through its retail division, UFM markets annuities and securities, including mutual funds, stocks and bonds, to the Bank's retail customers. UFM is a broker-dealer registered with the Commission and a member of the NASD. This subsidiary commenced operations in late 1992, and its activities have been expressly approved by the OTS.

  UNITED GREENWAY SECURITIES SERVICES, INC.

     The Bank is the sole shareholder of United Greenway Securities Services, Inc., a Texas corporation formed in 1989 to make mutual funds and other non-deposit products available to retail customers through referrals to a registered broker-dealer. This subsidiary is currently inactive.

                                       76

  UNITED MORTGAGE SECURITIES CORPORATION

     The Bank is the sole shareholder of United Mortgage Securities Corporation, a Delaware corporation formed in 1993 to issue MBS securitized with mortgage loans purchased from the Bank.

  USAT MORTGAGE SECURITIES, INC.

     The Bank is the sole shareholder of USAT Mortgage Securities, Inc., a Texas corporation formed in 1985 to function as an issuer of three series of CMOs. This subsidiary is currently inactive.

PERSONNEL

     As of March 31, 1996, the Company employed 2,568 full-time employees and 129 part-time employees. The employees are not represented by a collective bargaining agreement, and the Company believes that it has good relations with its employees. See Note 14 to the Consolidated Financial Statements for information relating to certain benefits generally available to all employees.

THE ASSISTANCE AGREEMENT

     In connection with the Acquisition, the Bank, the Company and certain of their direct and indirect parent entities entered into an overall agreement with certain agencies of the federal government that was evidenced by several written agreements. The principal contract relating to the Acquisition was the Assistance Agreement, dated December 30, 1988, among the FSLIC, the Company, the Bank, and certain of the Bank's other direct and indirect parent entities. The Assistance Agreement set forth certain mutual, interdependent commitments of the parties with respect to the Acquisition. Among other provisions, the FSLIC agreed to provide the Bank with certain forms of financial assistance.

     The Company also succeeded to substantial NOLs as a result of the Acquisition and has recorded substantial additional NOLs for tax purposes due to the exclusion of assistance payments received from the FRF under the Assistance Agreement from taxable income and the deduction of losses and writedowns on certain assets (the "Covered Assets") for which tax-free assistance payments were received. See "Regulation -- Taxation -- FSLIC Assistance".

     In connection with the Acquisition, the Bank issued the Warrants, which enable the FDIC, as administrator of the FRF, to acquire a specified number of shares of Bank Common Stock for a nominal price, and agreed to make payments in lieu of dividends on the Warrants upon the payment of dividends on the Bank Common Stock. See " -- Warrant Agreement".

     The Assistance Agreement was terminated on December 23, 1993, when the Company, the Bank, certain of their direct and indirect parent entities, and the FDIC entered an agreement settling certain disputes with respect to various matters relating to the Acquisition and the Assistance Agreement (the "Settlement Agreement"). Pursuant to the Settlement Agreement, the Assistance Agreement was terminated, the Bank no longer managed or owned the Covered Assets (except for certain of the Covered Assets that were "uncovered" and retained), and, as of December 28, 1993, the Bank no longer received any significant financial assistance from the FRF. The Settlement Agreement also provided for the continuation of certain of the Company's and the Bank's claims against the United States in the United States Court of Federal Claims. See " -- Forbearance".

                                       77

  IMPACT OF ASSISTANCE PAYMENTS

     The Bank received substantial payments from the FRF pursuant to the Assistance Agreement prior to its termination. Payments received during fiscal 1994 and 1993 are summarized below.


                                           FOR THE YEAR ENDED
                                              SEPTEMBER 30,
                                          ---------------------
                                             1994       1993
                                          ----------  ---------

                                             (IN THOUSANDS)
Payments affecting the results of
  operations............................  $   23,143  $   9,289
Other Payments
     Settlement payment.................     195,300     --
     Other..............................         468     61,578
                                          ----------  ---------
          Total FRF payments............  $  218,911  $  70,867
                                          ==========  =========

  WARRANT AGREEMENT

     Concurrent with the execution of the Assistance Agreement, the Bank and the FSLIC entered into a warrant agreement (the "Warrant Agreement"), pursuant to which the FSLIC was granted the Warrants to purchase up to 158,823 shares of the Bank Common Stock (5.56% of the Bank Common Stock as of December 28, 1993, assuming exercise in full of the Warrants) at an exercise price of $0.01 per share. Pursuant to the Settlement Agreement, the Bank and the FDIC (as administrator of the FRF, the successor to FSLIC) entered into the First Amendment to the Warrant Agreement on December 28, 1993 (the "First Amendment to Warrant Agreement"). References to the Warrant Agreement below are to the Warrant Agreement as amended by the First Amendment to Warrant Agreement.

     The Warrant Agreement provides that the holder may exercise the Warrants, in whole or in part, at any time, and from time to time until December 29, 2004. The Warrant Agreement provides that the holder may sell, transfer, assign, or otherwise dispose of the Warrant and its rights and obligations under the Warrant Agreement at any time, subject to a right of first refusal by the Bank.

     The Warrant Agreement provides that the holder of the Warrants shall have the right to, among other things, have an offering circular filed with the OTS in connection with the sale of the Bank Common Stock to be received upon exercise thereof. The Warrant Agreement also provides for an adjustment of the number of shares of the Bank Common Stock that are purchasable upon exercise of the Warrants upon the occurrence of certain events, including a stock split and the issuance of Bank Common Stock, at a price below the market price determined at and immediately prior to the time of issuance. No adjustments had been made to such number of shares of the Bank Common Stock at September 30, 1995 or March 31, 1996. Within 60 days following the submission by the holders of more than 50% interest of the Warrants or of the Bank Common Stock that has been issued upon the exercise of the Warrants of a demand for filing of an offering circular with the OTS, the Bank, the Company or their affiliates have the right to repurchase all or a portion of both the Warrants and any shares of the Bank Common Stock that have been issued upon the exercise of the Warrants, for cash, in an amount equal to their market value (as defined in the Warrant Agreement).

     Pursuant to the Settlement Agreement, all disputes with respect to the Warrants, including the dispute concerning credit to the FRF for dividends paid prior to December 28, 1993, were resolved, and the parties agreed that the Bank will make payments to the holder of the Warrants in lieu of dividends upon any payment of dividends on the Bank Common Stock (other than dividends for which anti-dilution adjustments are made) beginning December 28, 1993 until December 30, 1998 or such earlier date as the Warrants are no longer outstanding. In May 1996, the Bank made a payment to the FDIC of $5.9 million in lieu of such dividends in connection with the declaration of a $100 million dividend on the Bank Common Stock.

     The Warrant Agreement also provides that the Warrants shall be redeemed upon a merger or liquidation of the Bank or certain events constituting a change in control of the Bank's direct or indirect parent entities, at a price equivalent to the value of the number of shares of the Bank Common Stock for which the Warrants are exercisable, such value to be derived from the consideration paid in connection with such merger, liquidation, or change in control.

                                       78

  FORBEARANCE

     In connection with the Acquisition, the FHLB also approved the Forbearance Agreement. Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. On January 9, 1990, OTS took the position that the capital standards set forth in the FIRREA apply to all savings institutions, including those institutions that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. While the Bank has not had to rely on such forbearances or waivers in order to remain in compliance with existing capital requirements as interpreted by the OTS, the position of the OTS has adversely affected the Bank by curtailing the growth and reducing the leverage contemplated by the terms of the Forbearance Agreement. The Bank also has been and continues to be in compliance with all of the other referenced regulatory capital provisions and, accordingly, has not had to rely on the waivers or forbearances provided in the Acquisition. Pursuant to the Settlement Agreement, the Company, the Bank and certain of their then-direct and indirect parent entities have retained all causes of action and claims relating to the forbearances against the United States in the United States Court of Federal Claims, and the FDIC and the other governmental parties to the lawsuit have reserved any and all defenses to such causes of actions and claims. On July 25, 1995, the Bank, the Company, and certain of their then-direct and indirect parent entities filed suit against the United States in the Court of Federal Claims for alleged failures of the United States to honor certain contractual obligations, including obligations related to the Forbearance Agreement. The lawsuit is in a preliminary stage. Discovery has been stayed pending the United States Supreme Court's review of UNITED STATES V. WINSTAR CORP., an action by another thrift raising similar issues. See "Legal Proceedings".

                                   REGULATION

REGULATION OF SAVINGS AND LOAN HOLDING COMPANIES

     The Company is a savings and loan holding company that is regulated and subject to examination by the OTS. The activities of savings and loan holding companies are governed by the provisions of the Home Owners' Loan Act, as amended (the "HOLA"). Pursuant to the HOLA, a savings and loan holding company may not (i) acquire control of a savings association or savings and loan holding company without prior OTS approval; (ii) acquire, except with prior OTS approval, by process of merger, consolidation, or purchase of assets of another savings association or savings and loan holding company, all or substantially all of the assets of any such association or holding company; or (iii) acquire, by purchase or otherwise, more than 5% of the voting shares of a savings association that is not a subsidiary, or of a savings and loan holding company that is not a subsidiary. Other restrictions on activities of a savings and loan holding company do not apply to the Company because its savings association subsidiary is a qualified thrift lender, and further because its savings association subsidiary was initially acquired in connection with assisted transactions. See " -- Safety and Soundness Regulations -- Capital Requirements
- -- Qualified Thrift Lender ("QTL") Test". Every subsidiary savings association of a savings and loan holding company must give the OTS not less than 30 days of advance notice of proposed dividend declarations.

SAFETY AND SOUNDNESS REGULATIONS

  CHARTER, SUPERVISION AND EXAMINATION

     CHARTER. The Bank is chartered under the HOLA, which imposes certain obligations and restrictions upon, and grants certain powers to, federally chartered savings banks such as the Bank. The provisions of the HOLA are implemented by regulations adopted and administered by the OTS.

     OTS. Federally chartered savings banks, such as the Bank, are subject to extensive regulation by the OTS and must regularly file financial and other reports with that agency. The supervision and regulation to which the Bank is subject is intended primarily for the protection of its depositors. The OTS performs periodic examinations of the Bank to test compliance by the Bank with various regulatory requirements. The OTS may revalue assets of an insured institution based upon appraisals and require establishment of specific reserves in amounts

                                       79

equal to the difference between such revaluation and the book value of the assets, as well as require specific charge-offs relating to such assets.

     The OTS prescribes regulations for the collection of fees in order to recover the expenses of the agency, the cost of supervision of savings associations, the examination of savings associations and their subsidiaries, and the processing of applications, filings, notices, and certain other requests of savings associations filed with the OTS. The OTS adopted a two-pronged sliding scale approach in 1990 by which all institutions pay a general assessment and troubled institutions pay an additional premium assessment. The Bank has never been subject to a premium assessment. The Bank's assessments amounted to approximately $719,600, $1.2 million, and $1.1 million in the aggregate during the six months ended March 31, 1996 and fiscal 1995 and 1994, respectively.

     FDIC. The FDIC administers the SAIF, which insures the deposits of savings associations such as the Bank. The Bank's deposits are insured by the SAIF to a maximum of $100,000 for each insured depositor. In addition, the FDIC has certain regulatory and full examination authority over OTS regulated savings associations. The FDIC may also recommend enforcement actions against savings associations to the OTS and, if the OTS fails to act on the FDIC's recommendation, the FDIC may, under certain circumstances, compel the OTS to take the requested enforcement action.

     INSURANCE ASSESSMENTS. The FDIC establishes premium assessment rates for SAIF deposit insurance. There is no statutory limit on the maximum assessment and the percent of increase in the assessment that the FDIC may impose in any one year. Effective January 1, 1993, the FDIC adopted risk-based assessment regulations.

     To arrive at a risk-based assessment for each bank and thrift, the FDIC places it in one of nine risk categories using a two-step process based first on capital ratios and then on relevant supervisory information. Each institution is assigned to one of three groups (well capitalized, adequately capitalized, or undercapitalized) based on its capital ratios. A "well-capitalized" institution is one that has at least a 10% "total risk-based capital" ratio (the ratio of total capital to risk-weighted assets), a 6% "Tier 1 risk-based capital" ratio (the ratio of Tier 1 (core) capital to risk-weighted assets) and a 5% "leverage capital" ratio (the ratio of core capital to adjusted total assets). An "adequately capitalized" institution has at least an 8% total risk-based capital ratio, a 4% Tier 1 (core) risk-based capital ratio and a 4% leverage capital ratio. An "undercapitalized" institution is one that does not meet either the definition of well capitalized or adequately capitalized.

     The FDIC also assigns each institution to one of three supervisory subgroups based on an evaluation of the risk posed by the institution. These supervisory evaluations modify premium rates within each of the three capital groups. The nine risk categories and the corresponding SAIF assessment rates are as follows:


                                            SUPERVISORY SUBGROUP
                                       -------------------------------
                                           A          B          C
                                          --         --         --

Meets numerical standards for:
     Well capitalized................     23         26         29
     Adequately capitalized..........     26         29         30
     Undercapitalized................     29         30         31

     For purposes of assessments of FDIC insurance premiums, the Bank is a "well-capitalized" institution. FDIC regulations prohibit disclosure of the supervisory subgroup to which an insured institution is assigned. The Bank's insurance assessments for the six months ended March 31, 1996, fiscal 1995 and 1994 were $6.1 million, $11.4 million, and $11.3 million, respectively.

     Both the SAIF and the BIF, the deposit insurance fund that covers most commercial bank deposits, are statutorily required to achieve and maintain a reserve ratio equal to 1.25% of estimated insured deposits. As a result of the BIF reaching the 1.25% level, on August 16, 1995, the FDIC lowered the deposit insurance premium assessment rate for BIF members to between .04% and .31% of insured deposits, while retaining the existing assessment rate of .23% to .31% of insured deposits for members of SAIF. On November 14, 1995, the FDIC further reduced insurance premiums on BIF deposits by $.04 per $100 of insured deposits, creating an assessment range of 0% to .27% of insured deposits, subject to a statutory requirement that all institutions pay at least $2,000

                                       80

annually. Approximately 92% of BIF members qualify for the lowest assessment rate. As a result of the significant disparity in the deposit insurance premiums paid by well-capitalized SAIF members, such as the Bank, and well-capitalized BIF members, SAIF members are at a competitive disadvantage to BIF members with respect to the pricing of loans and deposits and the ability to achieve lower operating costs.

     Measures to mitigate the effect of the BIF/SAIF premium disparity are being considered by the Congress. Many of these proposals feature a one-time assessment (which reports estimate from 0.75% of deposits to 0.90% of deposits) on SAIF-insured institutions with the aim of fully recapitalizing the SAIF. Such an assessment could result in an amount payable by the Bank, net of tax, of as much as $23.7 million to $28.5 million. At this time, no assurance can be given as to whether any BIF/SAIF legislative alternatives will become law.

     Partly in response to the BIF/SAIF premium disparity, the Bank has applied to the appropriate regulatory authorities to establish a BIF-insured national bank as a subsidiary of the Bank. As a long-term strategy, if the BIF/SAIF premium disparity continues, the national bank could attract BIF deposits by offering interest rates that compare more favorably to that of the Bank. However, legislation has been introduced in Congress that could make it more difficult to carry out such a deposit-shifting strategy. At this time, no assurance can be given when, or if, the Company will be able to carry out its plan to establish and operate a national bank.

     TERMINATION OF INSURANCE. The FDIC may terminate the deposit insurance of any insured depository institution, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, or order, or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital. If insurance of an institution's accounts is terminated, the accounts at the institution at the time of such termination, less subsequent withdrawals, would continue to be insured for a period of six months to two years, as determined by the FDIC.

     AUDIT REQUIREMENTS. In May 1993, the FDIC adopted rules establishing annual independent audits and financial reporting requirements for all depository institutions with assets of more than $500 million, and for their management, and their independent auditors. The rules also establish requirements for the composition, duties, and authority of such institutions' audit committees and boards of directors. Among other things, all depository institutions with assets in excess of $500 million are required to prepare and make available to the public annual reports on their financial condition and management, including statements of management's responsibility for preparing the institution's financial statements, for establishing and maintaining an internal control structure and procedures for financial reporting, and for complying with specified laws and regulations relating to safety and soundness, and an assessment of the effectiveness of such internal controls and procedures and the institution's compliance with laws and regulations designated by the FDIC. The institution's independent auditors are required to attest to these management assessments. Each such institution also is required to have an audit committee composed of directors who are independent of management of the institution. Audit committees of large institutions (institutions with assets exceeding $3.0 billion) must: (i) include members with banking or related financial management expertise; (ii) have the ability to engage their own independent legal counsel; and (iii) must not include any entities designated as "large customers" of the institution. In some cases, the institution's responsibilities under these rules may be fulfilled by its holding company.

     FEDERAL RESERVE BOARD. The Federal Reserve Board requires all depository institutions (including savings associations) to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Reserves of 3% must be maintained against total transaction accounts of $52.0 million or less (subject to adjustment by the Federal Reserve Board) and an initial reserve of $1,560,000 plus 10% (subject to adjustment by the Federal Reserve Board to a level between 8% and 14%) must be maintained when total transaction accounts exceed such amount. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the OTS. See " -- Investment Authority -- Liquidity".

     Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require savings associations to exhaust other reasonable alternative sources of funds, including FHLB advances, before borrowing from the Federal Reserve Bank.

                                       81

     FEDERAL HOME LOAN BANKS. The Bank is a member of the FHLB Dallas, which is one of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility primarily for member thrift institutions, as well as for qualified commercial banks and other entities involved in home mortgage finance. The Bank, as a member of the FHLB Dallas, is required to purchase and hold shares of the capital stock in that FHLB in an amount at least equal to the greater of: (i) 1% of the aggregate principal amount of its unpaid mortgage loans, home purchase contracts and similar obligations at the beginning of each year; (ii) 0.3% of its assets; or (iii) 5% (or such greater fraction as established by the FHLB) of its advances (I.E., borrowings) from the FHLB.

     CAPITAL REQUIREMENTS

     REQUIREMENTS AND STANDARDS. The OTS capital regulations have three components: a leverage limit, a tangible capital requirement, and a risk-based capital requirement. See Note 15 to the Consolidated Financial Statements for compliance with the regulatory capital requirements.

     LEVERAGE LIMIT. The leverage limit requires that a savings association maintain "core capital" of at least 3% of its adjusted total assets. For purposes of this requirement, total assets are adjusted to exclude intangible assets and investments in certain subsidiaries, and to include the assets of certain other subsidiaries, certain intangibles arising from prior period supervisory transactions, and permissible MSRs. "Core capital" includes common shareholders' equity and retained earnings, noncumulative perpetual preferred stock and related surplus and minority interests in consolidated subsidiaries, minus intangibles, plus certain MSRs and certain goodwill arising from prior regulatory accounting practices.

     Although accounted for under Generally Accepted Accounting Principles ("GAAP") as an intangible asset, certain MSRs need not be deducted in computing core and tangible capital. Generally, the lower of 90% of the fair market value of readily marketable MSRs, or the current unamortized book value as determined under GAAP may be included in core and tangible capital up to a maximum of 50% of core capital computed before the deduction of any disallowed qualifying intangible assets. At March 31, 1996, the Bank's core capital included $82.7 million of MSRs.

     In determining core capital, all investments in and loans to subsidiaries engaged in activities not permissible for national banks, which are generally more limited than activities permissible for savings associations and their subsidiaries ("nonconforming subsidiaries"), must be deducted. Certain exceptions are provided, including exceptions for mortgage banking subsidiaries and subsidiaries engaged in agency activities for customers (unless determined otherwise by the FDIC on safety and soundness grounds). Generally, all subsidiaries engaged in activities permissible for national banks are required to be consolidated for purposes of calculating capital compliance by the parent savings association.

     TANGIBLE CAPITAL REQUIREMENT. The tangible capital requirement mandates that a savings association maintain tangible capital of at least 1.5% of adjusted total assets. For purposes of this requirement, adjusted total assets are calculated on the same basis as for the leverage limit. "Tangible capital" is defined in the same manner as core capital, except that all intangible assets except qualifying MSRs must be deducted. At March 31, 1996, the Bank's tangible capital ratio was 6.88%.

     RISK-BASED CAPITAL REQUIREMENT. The risk-based requirement promulgated by the OTS is required by the HOLA to track the standard applicable to national banks, except that the OTS may determine to reflect interest rate and other risks not specifically included in the national bank standard. However, such deviations from the national bank standard may not result in a materially lower risk-based requirement for savings associations than for national banks. The risk-based standard adopted by the OTS is similar to the OCC standard for national banks.

     The risk-based standards of the OTS require maintenance of core capital equal to at least 4% of risk-weighted assets and total capital equal to at least 8% of risk-weighted assets. "Total capital" includes core capital plus supplementary capital (except that includable supplementary capital may not exceed core capital). Supplementary capital includes: cumulative perpetual preferred stock; mutual capital certificates, income capital certificates and net worth certificates; nonwithdrawable accounts and pledged deposits to the extent not included in core capital; perpetual and mandatory convertible subordinated debt and maturing capital instruments meeting

                                       82

specified requirements; and general loan and lease loss allowances, up to a maximum of 1.25% of risk-weighted assets. At March 31, 1996, the Bank's core capital and total capital ratios were 6.96% and 14.20%, respectively.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk factor ranging from 0% to 100%, as assigned by the OTS based on the risks it believes inherent in the type of asset. Comparable weights are assigned to off-balance sheet activities.

     INTEREST RATE RISK ("IRR") COMPONENT. OTS regulations add an IRR component to the 8% risk-based capital requirement discussed above. Only savings associations with more than a "normal" level of IRR are subject to IRR requirements. The IRR component is calculated as one-half of the difference between the institution's measured IRR and 2%, multiplied by the market value of the institution's assets.

     On October 13, 1994, the OTS waived the IRR capital deduction until guidelines under which institutions may appeal such a deduction were published. The OTS extended the waiver on March 20, 1995 until further notice. On August 21, 1995, the OTS adopted and approved an appeal process, but again delayed the IRR capital deduction indefinitely.

     FAILURE TO MEET REQUIREMENTS. Any savings association that fails to meet its regulatory capital requirements is subject to enforcement actions by the OTS or the FDIC. The OTS must limit the asset growth of any undercapitalized association and issue a capital directive against the association. See " -- Enforcement -- Prompt Corrective Action".

     CAPITAL DISTRIBUTIONS. Limitations are imposed upon all "capital distributions" by savings associations, including cash dividends, payments by an institution in a cash-out merger and other distributions charged against capital. The capital distribution regulation establishes a three-tiered system, with the greatest flexibility afforded to well-capitalized institutions.

     Under the capital distribution regulation, an association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is equal to or greater than the amount of its fully phased-in capital requirement is a "Tier 1 association". To qualify, an association must maintain the following capital ratios: (i) tangible capital to adjusted total assets ratio of 1.50%, (ii) core capital to adjusted total assets ratio of 3.00%, and (iii) total risk-based capital to risk-weighted assets ratio of 8.00%, of which at least 4.00% must be core capital. An association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is equal to or in excess of its minimum capital requirements is a "Tier 2 association". An association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is less than its minimum regulatory capital requirement is a "Tier 3 association". The Bank currently qualifies as a Tier 1 association. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity
- -- Capital".

     Upon 30 days' notice to the OTS, a Tier 1 association may make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year, plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or 75% of its net income over the most recent four quarter period. A Tier 1 association may not make capital distributions in excess of the foregoing limitations except upon notice to the OTS and an opportunity for the OTS to object to such capital distribution. The OTS may prohibit an otherwise permissible capital distribution upon a determination that making such a distribution would be an unsafe or unsound practice. The OTS may notify an institution that qualifies as a Tier 1 association that it is subject to more than normal supervision and thereafter, treat it as a Tier 2 or Tier 3 association.

     Under the prompt corrective action provisions discussed below, no insured depository institution may make a capital distribution if after such distribution it would be undercapitalized. See " -- Enforcement -- Prompt Corrective Action". The OTS has proposed to amend its capital distribution regulation to conform to the prompt corrective action system and to provide additional flexibility. Under the proposal, savings associations that were adequately or well capitalized under prompt corrective action and that would remain at least adequately capitalized after a capital distribution would be permitted to make a distribution after providing notice to the OTS. "Troubled" and undercapitalized institutions could make capital distributions only by filing an application

                                       83

and receiving OTS approval, which would be granted only under certain limited conditions. The proposal defines "troubled condition" as a function of an institution's examination rating, its capital condition, or on the basis of supervisory directives issued or designation made by the OTS.

  INVESTMENT AUTHORITY

     Permissible Loans and Investments. Federally chartered savings banks, such as the Bank, are authorized to originate, invest in, sell, purchase, service, participate, and otherwise deal in: (i) loans made on the security of residential and nonresidential real estate, (ii) commercial loans, and (iii) consumer loans, including credit card loans. The lending authority of federally chartered associations is subject to numerous OTS requirements, including, as applicable, requirements governing amortization, term, loan-to-value ratio, percentage-of-assets limits, and loans-to-one-borrower limits. In January of 1996, the OTS proposed substantial revisions to its investment and lending regulations intended to simplify the regulations and to eliminate many of their specific requirements in favor of a more general standard of "safety and soundness".

     A federally chartered savings association may invest, without limitation, in the following assets: (i) obligations of the United States government or certain agencies or instrumentalities thereof; (ii) stock issued or loans made by the FHLBs or the FNMA; (iii) obligations issued or guaranteed by the FNMA, the Student Loan Marketing Association, the GNMA or any agency of the United States government; (iv) certain mortgages, obligations, or other securities that have been sold by the FHLMC, (v) stock issued by a national housing partnership corporation; (vi) demand, time or savings deposits, shares, or accounts of any insured depository institution; (vii) certain "liquidity" investments approved by the OTS to meet liquidity requirements; (viii) shares of registered investment companies the portfolios of which are limited to investments that a federal association is otherwise authorized to make; (ix) certain MBS; (x) general obligations of any state of the United States or any political subdivision or municipality thereof, PROVIDED that not more than 10% of a savings association's capital may be invested in the general obligations of any one issuer; and (xi) loans on the security of liens upon residential real property. Federally chartered savings associations are authorized by the HOLA to make investments in business development credit corporations, certain commercial paper and corporate debt securities, service corporations, and small business investment companies, all of which investments are subject to percentage-of-assets and various other limitations.

     LENDING LIMITS. Generally, savings associations, such as the Bank, are subject to the same loans to one borrower limits that apply to national banks. Generally, a savings association may lend to a single or related group of borrowers, on an unsecured basis, in an amount not greater than 15% of its unimpaired capital and unimpaired surplus (as defined). An additional amount, not greater than 10% of the savings association's unimpaired capital and unimpaired surplus (as defined), may be loaned if the loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Notwithstanding the general lending limits, a savings association may make loans to one borrower of up to $500,000, or to develop domestic residential housing units, up to the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, if certain conditions are satisfied.

     In addition to limits on loans to one borrower, the HOLA also limits a federal savings association's aggregate nonresidential real property loans to 400% of the savings association's capital as determined pursuant to the OTS's capital requirements. See "-- Capital Requirements". The OTS may allow a savings association to exceed the aggregate limitation if the OTS determines that exceeding the limitation would pose no significant risk to the safe and sound operations of the association and would be consistent with prudent operating practices.

     SUBSIDIARIES -- SERVICE CORPORATIONS. The HOLA authorizes federally chartered savings associations, such as the Bank, to invest in the capital stock, obligations or other securities of service corporations. The HOLA authorizes a savings association to invest up to a total of 3% of its assets in service corporations. The last 1% of the 3% statutory investment limit applicable to service corporations must be primarily invested in community development investments drawn from a broad list of permissible investments that include, among others: government guaranteed loans; loans for investment in small businesses; investments in revitalization and rehabilitation projects; and investments in low- and moderate-income housing developments.

                                       84

     Service corporations are authorized to engage in a variety of preapproved activities, some of which (E.G., securities brokerage and real estate development) are ineligible activities for the parent savings association. The OTS regulations implementing the service corporation authority contained in the HOLA also provide that activities reasonably related to the activities of a federally chartered savings association may be approved on a case-by-case basis by the Director of the OTS.

     OPERATING SUBSIDIARIES. All federal savings associations are authorized to establish or acquire one or more operating subsidiaries. Operating subsidiaries are subject to examination and supervision by the OTS to the same extent as the parent thrift. An "operating subsidiary" is a corporation that meets all of the following requirements: (i) it engages only in activities that a federal savings association is permitted to engage in directly; (ii) the parent savings association owns, directly or indirectly, more than 50% of the subsidiary's voting stock; and (iii) no person or entity other than the parent thrift may exercise "effective operating control" over the subsidiary. While a savings association's investment in its service corporations is generally limited to an amount that does not exceed 3% of the parent savings association's total assets, OTS regulations do not limit the amount that a parent savings association may invest in its operating subsidiaries. Operating subsidiaries may be incorporated and operated in any geographical location where its parent may operate. An operating subsidiary that is a depository institution may accept deposits in any location, provided that the subsidiary has federal deposit insurance.

     FINANCE SUBSIDIARIES. In accordance with OTS regulations, federal savings associations may establish one or more finance subsidiaries. The sole purpose of a finance subsidiary is to issue securities that a federal savings association may issue directly and to remit the net proceeds of the issuance to the parent savings association.

     QTL TEST. All savings associations are required to meet a QTL test for, among other things, future eligibility for FHLB advances. An association must have invested at least 65% of its portfolio assets in qualified thrift investments and must maintain this level of qualified thrift investments on a monthly average basis in nine of every 12 months.

     "Portfolio assets" is defined as total assets less intangibles, properties used to conduct business and liquid assets (up to 20% of total assets). The following assets may be included as qualified thrift investments without limit: domestic residential housing or manufactured housing loans; home equity loans and MBS backed by residential housing or manufactured housing loans; FHLB stock as well as certain obligations of the FDIC and certain other related entities. Other qualifying assets, which may be included up to an aggregate of 20% of portfolio assets, are: (i) 50% of originated residential mortgage loans sold within 90 days of origination; (ii) investments in debt or equity of service corporations that derive 80% of their gross revenues from housing-related activities; (iii) 200% of certain loans to, and investment in, low cost one- to four-family housing; (iv) 200% of loans for residential real property, churches, nursing homes, schools and small businesses in areas where the credit needs of low- and moderate-income families are not met; (v) other loans for churches, schools, nursing homes and hospitals; and (vi) personal, family, household, or education loans (up to 10% of total portfolio assets).

     Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies. A savings association may requalify the next time it meets the requirement in nine of the preceding 12 months, but it may requalify only one time. If a savings association converts to a bank charter, it must remain SAIF-insured until the expiration of the moratorium (the moratorium, enacted in 1989, effectively prohibits most conversions from the SAIF to the BIF insurance fund), which will not occur until the date on which the SAIF fund meets its designated reserve ratio. If an institution that fails the QTL test has not yet requalified and has not converted to a national bank, its new investments and activities are limited to those permissible for a national bank, it is immediately ineligible to receive any new FHLB advances, is subject to national bank limits for payment of dividends, and may not establish a branch office at any location at which a national bank located in the savings association's home state could not establish a branch.

     LIQUIDITY. The Bank is required to maintain an average daily balance of "liquid assets" (cash, certain time deposits, bankers' acceptances, highly rated corporate debt securities, and commercial paper, securities of certain mutual funds, reserves maintained pursuant to Federal Reserve Board requirements, and specified government, state or federal agency obligations) equal to a certain percentage of net withdrawable deposit accounts and

                                       85

borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. Currently, OTS regulations require a savings association, such as the Bank, to maintain liquid assets equal to not less than 5% of its net withdrawable deposit accounts and borrowings payable in one year or less and short-term liquid assets of not less than 1%. Penalties may be imposed for failure to meet the liquidity requirements.

  MERGERS AND ACQUISITIONS

     RESTRICTIONS ON ACQUISITIONS. As previously described, the Bank is controlled by the Company. The Company must obtain approval from the OTS before acquiring control of any other savings association. Such acquisitions are generally prohibited if they result in a savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in supervisory acquisitions of failing savings associations. The Company may acquire up to 5%, in the aggregate, of the voting stock of any non-subsidiary savings association or savings and loan holding company without being deemed to acquire control of the association or holding company. In addition, a savings and loan holding company may hold shares of a savings association or a savings and loan holding company for certain purposes, including as a bona fide fiduciary, as an underwriter or in an account solely for trading purposes. Under certain conditions, a savings and loan holding company may acquire up to 15% of the shares of a savings association or savings and loan holding company in a "qualified stock issuance".

     The Change in Bank Control Act and the savings and loan holding company provisions of the HOLA, together with the regulations of the OTS under such Acts, require that the consent of the OTS be obtained prior to any person or company acquiring control of a savings association or a savings and loan holding company. Under OTS regulations, "control" is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of a savings association or holding company. Control is rebuttably presumed to exist if a person acquires more than 10% of any class of voting stock (or more than 25% of any class of non-voting stock) and is subject to any of several "control factors". The control factors relate, among other matters, to the relative ownership position of a person, the percentage of debt and/or equity of the association or holding company controlled by the person, agreements giving the person influence over a material aspect of the operations of the association or holding company, and the number of seats on the board of directors thereof held by the person or his designees. The regulations provide a procedure for challenge of the rebuttable control presumption. Certain restrictions applicable to the operations of savings and loan holding companies and certain conditions imposed by the OTS in connection with its approval of companies to become savings and loan holding companies may deter companies from seeking to obtain control of the Bank.

     Insured depository institutions are authorized to merge or engage in purchase and assumption transactions with other insured depository institutions with the prior approval of the federal banking regulator of the resulting entity.

     BRANCHING. Subject to certain statutory restrictions in the HOLA and the Federal Deposit Insurance Act (the "FDIA"), the Bank is authorized to branch on a nationwide basis. Branching by savings associations is also subject to other regulatory requirements, including compliance with the Community Reinvestment Act (the "CRA") and its implementing regulations.

  OFFICERS, DIRECTORS, AND CONTROLLING SHAREHOLDERS

     INSIDER LOANS. Loans to an executive officer, director, or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of such institution ("Principal Shareholder") and their related interests (I.E., any company controlled by such executive officer, director, or Principal Shareholder), or to any political or campaign committee, the funds or services of which will benefit such executive officer, director or Principal Shareholder, or which is controlled by such executive officer, director or Principal Shareholder, are subject to Sections 22(g) and 22(h) of the Federal Reserve Act (the "FRA") and the regulations promulgated thereunder. Among other things, such loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals, and certain extensions of credit to such persons must first be approved in advance by a disinterested majority of a savings association's entire board of directors.
Section 22(h) of the FRA prohibits

                                       86

loans to any such individuals where the aggregate amount exceeds an amount equal to 15% of an insured institution's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus (as defined) in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all such extensions of credit outstanding to all such persons would exceed the Bank's unimpaired capital and unimpaired surplus.
Section 22(g) identifies limited circumstances in which the Bank is permitted to extend credit to executive officers.

     CHANGES IN DIRECTORS AND SENIOR EXECUTIVE OFFICERS. Section 32 of the FDIA requires a depository institution or holding company thereof to give 30 days' prior written notice to its primary federal regulator of any proposed appointment of a director or senior executive officer if the institution: (i) has been chartered less than two years; (ii) has undergone a change in control within the preceding two years; or (iii) is not in compliance with the minimum capital requirements or otherwise is in a troubled condition. The regulator then has the opportunity to disapprove any such appointment.

  TRANSACTIONS WITH AFFILIATES

     Pursuant to Section 11 of the HOLA, savings associations are subject to restrictions regarding transactions with affiliates ("Covered Transactions") substantially similar to those imposed upon member banks under Sections 23A and 23B of the FRA. Savings associations are also prohibited from extending credit to any affiliate engaged in an activity not permissible for a bank holding company.

     The term "affiliate" includes any company that controls or is controlled by a company that controls the Bank, or a bank or savings association subsidiary of the Bank. The term "affiliate" also includes any company controlled by controlling stockholders of the Bank or the Company and any company sponsored and advised on a contractual basis by the Bank or any subsidiary or affiliate of the Bank. The Company is an affiliate of the Bank.

     Section 23A of the FRA limits Covered Transactions with any one affiliate to 10% of an association's capital stock and surplus (as defined therein) and limits aggregate affiliate transactions to 20% of the Bank's capital stock and surplus. A Covered Transaction is defined generally as a loan to an affiliate, the purchase of securities issued by an affiliate, the purchase of assets from an affiliate, the acceptance of securities issued by an affiliate as collateral for a loan, or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, the Bank generally may not purchase securities issued or underwritten by an affiliate. Sections 23A and 23B of the FRA provide that a loan transaction with an affiliate generally must be collateralized (but may not be collateralized by a low quality asset or securities issued by an affiliate) and that all Covered Transactions, as well as the sale of assets, the payment of money or the provision of services by the Bank to an affiliate, must be on terms and conditions that are substantially the same, or at least as favorable to the Bank, as those prevailing for comparable nonaffiliate transactions.

     The OTS generally requires savings associations, such as the Bank, to attribute to an affiliate the amounts of all transactions conducted with subsidiaries of that affiliate and grants the Director of the OTS the authority to deem certain non-bank or non-thrift subsidiaries of a savings association as affiliates.

  ENFORCEMENT

     PROMPT CORRECTIVE ACTION. The OTS is required by statute to take certain actions against savings associations that fail to meet certain capital-based requirements. Each of the federal banking agencies, including the OTS, is required to establish five levels of insured depository institutions based on leverage limit and risk-based capital requirements established for institutions subject to their jurisdiction plus, in each agency's discretion, individual additional capital requirements for such institutions.

     Under the final rules that have been adopted by each of the federal banking agencies, an institution will be designated well capitalized if the institution has a total risk-based capital ratio of 10% or greater, a core risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

     An institution will be designated adequately capitalized if the institution has a total risk-based capital ratio of 8% or greater, a core risk-based capital ratio of 4% or greater, and a leverage ratio of 4% or greater (or a

                                       87

leverage ratio of 3% or greater if the institution is rated a composite 1 in its most recent report of examination). An institution will be designated undercapitalized if the institution has a total risk-based capital ratio of less than 8%, a core risk-based capital ratio of less than 4%, or a leverage ratio of less than 4% (or a leverage ratio of less than 3% if the institution is rated composite 1 in its most recent report of examination). An institution will be designated significantly undercapitalized if the institution has a total risk-based capital ratio of less than 6%, a core risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution will be designated critically undercapitalized if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

     Undercapitalized institutions are required to submit capital restoration plans to the appropriate federal banking agency and are subject to certain operational restrictions. Moreover, companies controlling an undercapitalized institution are required to guarantee the subsidiary institution's compliance with the capital restoration plan subject to an aggregate limitation of the lesser of 5% of the institution's assets, or the amount of the capital deficiency when the institution first failed to meet the plan.

     Significantly or critically undercapitalized institutions and undercapitalized institutions that have not submitted or complied with acceptable capital restoration plans are subject to regulatory sanctions. A forced sale of shares or merger, restrictions on affiliate transactions, and restrictions on rates paid on deposits are required to be imposed unless the supervisory agency has determined that such restrictions would not further capital improvement. The agency may impose other specified regulatory sanctions at its option. Generally, the appropriate federal banking agency is required to authorize the appointment of a conservator or receiver within 90 days after an institution becomes critically undercapitalized.

     The federal banking agencies have adopted uniform procedures for the issuance of directives by the appropriate federal banking agency. Under these procedures, an institution will generally be provided advance notice when the appropriate federal banking agency proposes to impose one or more of the sanctions set forth above. These procedures provide an opportunity for the institution to respond to the proposed agency action or, where circumstances warrant immediate agency action, an opportunity for administrative review of the agency's action.

     ADMINISTRATIVE ENFORCEMENT AUTHORITY. The OTS exercises extensive enforcement authority over all savings associations and their "institution-affiliated parties" (I.E., officers, directors, controlling shareholders, employees, as well as attorneys, appraisers or accountants) who knowingly or recklessly participate in a wrongful action likely to have adverse effect on an insured institution. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal and prohibition orders, and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. The OTS may use written agreements to correct compliance deficiencies with respect to applicable laws and regulations and to ensure safe and sound practices. Except under certain narrow circumstances, public disclosure of final enforcement actions by the federal banking agencies, including the OTS, is required.

     The OTS has the authority, when statutorily prescribed grounds exist, to appoint a conservator or receiver for a savings association. Grounds for such appointment include: insolvency; substantial dissipation of assets or earnings; existence of an unsafe or unsound condition to transact business; likelihood that the association will be unable to pay its obligations in the normal course of business; undercapitalization where the association (i) has no reasonable prospect of becoming adequately capitalized, (ii) fails to become adequately capitalized when required to do so, (iii) fails timely to submit an acceptable capital restoration plan, or (iv) materially fails to implement a capital restoration plan; or where the association is "critically undercapitalized" or "otherwise has substantially insufficient capital".

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CONSUMER PROTECTION REGULATIONS

     The Bank is subject to many federal consumer protection statutes and regulations including, but not limited to, the following:

  MORTGAGE AND CONSUMER LENDING

     THE TRUTH IN LENDING ACT. The TILA, enacted into law in 1968, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments, and the payment schedule.

     The TILA is implemented by the FRB's Regulation Z. Regulation Z contains disclosure and advertising rules, rules related to the calculation of annual percentage rates, document retention rules, and error resolution procedures. The appendices to the regulation set forth model forms and clauses that creditors may use when providing open-end and closed-end disclosures. The appendices also contain detailed rules for calculating the annual percentage rate. Official staff interpretations of the regulation are published in the FRB's Commentary. Good faith compliance with the Commentary protects creditors from civil liability under the TILA.

     Under certain circumstances involving extensions of credit secured by the borrower's principal dwelling, the TILA and Regulation Z thereunder provide a right of rescission. The period within which the consumer may exercise the right to rescind runs for three business days from the last of three events: (i) the occurrence that gives rise to the right of rescission; (ii) delivery of all required material disclosures, I.E., the annual percentage rate, the finance charge, the amount financed, the total of payments, and the payment schedule; or
(iii) delivery to the consumer of the required rescission notice. When a creditor has failed to take the action necessary to start the three-day rescission period running, the right to rescind automatically lapses on the occurrence of the earliest of the following three events: (i) the expiration of three years after the occurrence giving rise to the right of rescission; (ii) transfer of all the consumer's interest in the property; or (iii) sale of the consumer's interest in the property. After that time, depending on state law, a consumer may assert a right of rescission as a defense in a foreclosure action under certain circumstances. Under the TILA, the consumer cannot be required to pay any amount in the form of money or property either to the creditor or to a third party as a part of the transaction in which a consumer exercises the right of rescission. Any amounts of this nature already paid by the consumer must be refunded. "Any amount" includes finance charges already accrued, as well as other charges such as application and commitment fees or fees for a title search or appraisal. Once the creditor has fulfilled its rescission obligation under the TILA, the consumer must tender to the creditor any property or money the creditor has already delivered to the consumer.

     The regulatory agencies are authorized to order creditors to make monetary and other adjustments to the accounts of consumers in cases where an annual percentage rate or finance charge is inaccurately disclosed. Generally, the agencies order restitution when such disclosure errors resulted from a clear and consistent pattern or practice of violation or gross negligence or a willful violation that was intended to mislead the person to whom the credit was extended. However, the agencies are not precluded from ordering restitution for isolated disclosure errors. The TILA also provides for statutory damages of twice the finance charge, with a minimum of $200 and a maximum of $2,000 for closed end loans secured by real property or a dwelling. If successful, the borrower is entitled to reasonable attorneys' fees and the costs of bringing the action. The TILA also provides for class actions for actual damages and for statutory damages of the lesser of $500,000 or 1% of the creditor's net worth, plus court costs and attorneys' fees.

     On September 30, 1995, President Clinton signed into law the Truth In Lending Amendments of 1995 (the "1995 Amendments"). The 1995 Amendments increase finance charge tolerances, limit the liability of assignees and loan servicers, and provide protection from civil liability for claims based on certain disclosure rules covered by the 1995 Amendments, including prohibiting the maintenance of certain class action cases not certified as class actions prior to January 1, 1995. The 1995 Amendments also clarify that third party fees not required or retained by a lender, taxes levied on a security interest, and fees to prepare all loan-related documents for real estate loans, as well as pest and flood inspections, are excluded from the finance charge.

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     The Bank attempts in good faith to comply with the TILA and Regulation Z thereunder. The requirements are complex, however, and even inadvertent non-compliance could result in civil liability or the extension of the rescission period for a mortgage loan for up to three years from the date the loan was made. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices acts and restitution or unjust enrichment in connection with certain mortgage loan transactions.

     THE FAIR HOUSING ACT. The FH Act, enacted into law in 1968, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status.

     Section 805 of the FH Act, which applies to the financing of housing, makes it unlawful for a bank to deny a loan or any other financial assistance for the purpose of purchasing, constructing, improving, repairing, or maintaining a dwelling because of the race, color, religion, national origin, sex, handicap, or familial status of the loan applicant, any person associated with the loan applicant, any present or prospective owner of the dwelling, any lessees, or any tenants or occupants. It is also unlawful to discriminate in fixing the amount, interest rates, duration, or other terms of the credit.

     Section 813 of the FH Act provides that aggrieved persons may sue anyone who they believe has discriminated against them. Section 814 of the FH Act provides that the Attorney General of the United States may sue for an injunction against any pattern or practice that denies civil rights granted by the FH Act. Section 810 of the FH Act allows a person to file a discrimination complaint with the Department of Housing and Urban Development ("HUD"). HUD will investigate the complaint and may attempt to resolve the grievance through conciliation or persuasion. Penalties for violation of the FH Act include actual damages suffered by the aggrieved person and injunctive or other equitable relief. The court's order may also assess civil penalties.

     THE EQUAL CREDIT OPPORTUNITY ACT. The ECOA, enacted into law in 1974, prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. Regulation B, which implements the ECOA, covers all individuals and institutions that regularly participate in decisions to extend credit. In addition to prohibiting outright discrimination on any of the impermissible bases listed above, an effects test has been applied to the analysis of discrimination under Regulation B. This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable
- -- even when there is no intent to discriminate.

     In addition to actual damages, the ECOA provides for punitive damages of up to $10,000 in individual lawsuits and up to the lesser of $500,000 or 1% of the creditor's net worth in class action suits. Successful complainants may also be entitled to an award of court costs and attorneys' fees.

     THE REAL ESTATE SETTLEMENT PROCEDURES ACT. The RESPA, enacted into law in 1974, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, the RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of money that a lender may require a borrower to place in an escrow account. Regulation X, which implements RESPA, also establishes escrow accounting procedures and mandates the use of aggregate accounting for determining the maximum dollar amount that may be collected in connection with escrow accounts.

     RESPA is applicable to all federally related mortgage loans. A "federally related mortgage loan" includes any loan secured by a first or subordinate lien on residential real property designed for occupancy by one to four families, including a refinancing of an existing loan secured by the same property, if:
(i) the loan is made by any lender, the deposits of which are federally insured or any lender that is regulated by a federal agency; or (ii) the loan is insured, guaranteed or supplemented by a federal agency; or (iii) the loan is intended to be sold to the FNMA, the GNMA, or the FHLMC; or (iv) the loan is made by any creditor who makes or invests in residential real estate loans aggregating more than $1 million per year.

                                       90

     Section 8 of the RESPA prohibits any person from giving or receiving a fee or a thing of value (payments, commissions, fees, gifts or special privileges) for a referral of settlement business. Such "kickbacks" include payments in excess of the reasonable value of goods provided or services rendered. Violations of Section 8 of the RESPA may result in imposition of the following penalties: (i) civil liability equal to three times the amount of any charge paid for the settlement services; (ii) the possibility that court costs and attorneys' fees can be recovered; and (iii) a fine of not more than $10,000 or imprisonment for not more than one year, or both.

     The Bank attempts in good faith to comply with the requirements of the RESPA and its implementing regulations. The requirements are complex, however, and even inadvertent non-compliance could result in civil or criminal liability. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions alleging violations of the RESPA's escrow account rules and seeking civil damages, court costs, and attorneys' fees.

     THE HOME MORTGAGE DISCLOSURE ACT (THE "HMDA"). The HMDA, enacted into law in 1975, is intended to provide public information that can be used to help determine whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located and to assist in identifying possible discriminatory lending patterns.

     The HMDA requires institutions to report data regarding applications for one- to four-family loans, home improvement loans, and multi-family loans, as well as information concerning originations and purchases of such types of loans. The HMDA also requires most lenders to report the race, sex, and income of mortgage applicants and borrowers. Generally, insured institutions, like the Bank, are also required to indicate the reasons for decisions not to grant credit.

     Compliance with the HMDA implementing regulations is enforced by the appropriate federal banking agency, or, in some cases, by HUD. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations.

     THE COMMUNITY REINVESTMENT ACT. The CRA, enacted into law in 1977, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low-and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. Under the CRA, which is implemented by uniform regulations adopted by each of the bank regulatory agencies, including the OTS, financial institutions are required to describe their local community by outlining the community on a map. If the financial institution has more than one local community, it must describe each one. A financial institution's local community consists of the areas surrounding each deposit-taking office or cluster of offices, including any low- or moderate-income neighborhoods within that area.

     The regulations require the banking agencies to assess each financial institution's record of performance in helping to meet the credit needs of its community by reviewing 12 assessment factors. These assessment factors include:
(i) activities conducted by a financial institution to ascertain the credit needs of its community; (ii) the extent of marketing and special credit related programs to make members of the community aware of credit services; (iii) the extent of participation of the financial institution's board of directors in formulating policy and reviewing performance; (iv) the presence or absence of practices intended to discourage applications for types of credit set forth in the institution's CRA statement; (v) the geographic distribution for the financial institution's credit extensions, credit applications, and denials;
(vi) the presence or absence of evidence of prohibited discriminatory or other illegal credit practices; (vii) the financial institution's record of opening and closing offices and providing services at offices; (viii) the financial institution's participation, including investments, in local community development projects; (ix) the financial institution's origination or purchase of residential mortgage loans, housing rehabilitation loans, home improvement loans, and small business and farm loans within its community; (x) the financial institution's participation in governmentally insured, guaranteed, or subsidized loan programs for housing and small farms and businesses; (xi) the financial institution's ability to meet various

                                       91

community credit needs based on its financial condition, size, and other factors; and (xii) any other factors, that in the agencies' judgment, reasonably bear on the extent to which a financial institution has helped to meet the credit needs of its community.

     The agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of "outstanding" to a low of "substantial noncompliance".

     On April 19, 1995, the agencies jointly adopted revised CRA regulations. Under the new system, the 12 assessment factors used to evaluate the CRA performance of most large retail institutions, such as the Bank, will be replaced with three tests, the lending, investment, and service tests, with the lending test carrying the primary importance. To receive a satisfactory or better rating, an institution must achieve at least a satisfactory lending performance.

     The lending test evaluates an institution's record of helping to meet the credit needs of its assessment area(s) through its lending activities by considering, among other things, the number, amount, geographic distribution, and certain borrower characteristics of the institution's home mortgage, small business, small farm, and community development lending. The investment test evaluates an institution's record of helping to meet the credit needs of its assessment area or areas through "qualified investments" (lawful investments, deposits, membership shares, or grants that have community development as their primary purpose). The service test evaluates an institution's record of helping to meet the credit needs of its assessment area or areas by analyzing the availability and effectiveness of an institution's systems for delivering retail banking services and an institution's community development services. An institution may elect to be evaluated on the basis of a strategic plan approved by its primary regulator rather than the three tests.

     Although the regulations became effective on July 1, 1995, the primary provisions are subject to a two-year phase-in period. Most large retail institutions will become subject to the new examination criteria beginning July 1, 1997, although institutions may elect to be examined with the new tests beginning January 1, 1996. Finally, new data collection requirements that became effective on January 1, 1996 are included in the new regulations.

     While the Bank is strongly committed to serving all of its CRA communities, including its low- and moderate-income neighborhoods, the OTS might determine the Bank's CRA-related programs to be insufficient. The Bank was last examined for CRA compliance by its primary regulator, the OTS, on October 14, 1995 and received a CRA assessment rating of "outstanding". The Bank's previous CRA assessment rating, as of March 8, 1993, was also "outstanding".

  SAVINGS AND CHECKING ACCOUNTS AND PUBLIC ACCOMMODATIONS

     THE BANK SECRECY ACT ("BSA") AND MONEY LAUNDERING LAWS. The BSA, enacted into law in 1970, requires every financial institution within the United States to file a Currency Transaction Report with the IRS for each transaction in currency of more than $10,000 not exempted by the Treasury Department. The reports must be filed within 15 days of the transaction. A "transaction in currency" is defined by the regulations to include any transaction "involving the physical transfer of currency from one person to another". The Treasury Department deems multiple transactions by the same person on the same day exceeding $10,000 in the aggregate to be reportable. Financial institutions are also required to file a Suspicious Activity Report with respect to any known or suspected criminal conduct or suspicious activities, including transactions valued at more than $5,000 that the institution knows or suspects involve funds derived from illegal activities, are designed to evade the requirements of the BSA, have no business or apparent lawful purpose, or are not the sort in which the particular customer would normally be expected to engage.

     In 1988, Congress enacted the Money Laundering Prosecution Improvements Act (the "1988 Act"). The 1988 Act expanded the BSA's definition of "financial institution" and broadened the BSA's reporting requirements to require financial institutions, typically banks, to verify and record the identity of the purchaser upon the issuance or sale of bank checks or drafts, cashier's checks, traveler's checks, or money orders involving $3,000 or more in cash. Institutions must also verify and record the identity of the originator and beneficiary of certain funds transfers.

                                       92

     Under the FDIA, a receiver or conservator may be appointed for an insured depository institution on the receipt of written notice from the Attorney General that an insured depository institution has been found guilty of a criminal money laundering offense or criminal offense under the BSA. The FDIC may also take action to terminate the deposit insurance of an institution convicted of criminal violations of the BSA and money laundering offenses. Any person who willfully causes a violation of the BSA's record-keeping requirements for insured institutions is subject to the imposition of up to a $50,000 civil money penalty, in addition to any other applicable penalties.

     The Bank has instituted a policy against money laundering that is communicated by top management to the Bank's employees. The policy includes safeguards to prevent money laundering, including, but not limited to, regular education programs to teach employees the requirements of the federal money laundering laws and to make them aware of the innovative and ever-changing techniques employed by money launderers.

     ELECTRONIC FUND TRANSFER ACT (THE "EFTA"). The EFTA, enacted into law in 1978, provides a basic framework establishing the rights, liabilities, and responsibilities of participants in "electronic fund transfer systems", defined to include automated teller machine transfers, telephone bill-payment services, point-of-sale terminal transfers, and preauthorized transfers from or to a consumer's account (E.G., direct deposit of Social Security payments). Its primary objective is to protect the rights of individuals using these systems. The EFTA limits a consumer's liability for certain unauthorized electronic fund transfers and requires certain error resolution procedures.

     Unless an error is resolved in accordance with the error-resolution procedures specified in the EFTA, the institution may be liable for civil damages. The statutory damages the institution would have to pay in a successful individual action are actual damages and statutory damages between $100 and $1,000, as determined by the court, plus court costs and attorneys' fees. In a successful class action, the institution would have to pay actual damages and statutory damages up to the lesser of $500,000 or 1% of the institution's net worth, plus court costs and reasonable attorneys' fees. The EFTA also sets forth provisions for criminal liability for certain EFTA violations. Penalties under these provisions run from a $5,000 fine and one year's imprisonment for knowingly and willfully failing to comply with the EFTA, to a $10,000 fine and 10 years' imprisonment for fraudulent use of a debit card.

     THE EXPEDITED FUNDS AVAILABILITY ACT ("EXPEDITED FUNDS ACT"). The Expedited Funds Act, enacted into law in 1987, seeks to insure prompt availability of funds deposited into a customer's account and to expedite the return of checks. The Expedited Funds Act is implemented by the Federal Reserve Board's Regulation CC. The Act and Regulation CC include specific detailed provisions requiring a financial institution to: (i) make funds available to its customers within specified time frames; (ii) ensure that interest accrues on funds in interest-bearing transaction accounts not later than the day the financial institution receives credit; and (iii) disclose the financial institution's funds-availability policies to its customers.

     In addition to administrative enforcement, there is civil liability for violations of the Expedited Funds Act. Any depository institution that fails to comply with any requirement of the Expedited Funds Act or regulation with respect to any person other than another depository institution is liable to such person in an amount equal to the sum of actual damages, such additional amount as the court may allow (with a minimum of $100 and a maximum of $1,000 in an individual action and, in a class action, a maximum of the lesser of $500,000 or 1% of the net worth of the depository institution), plus court costs and attorneys' fees in the case of any successful action.

     THE TRUTH IN SAVINGS ACT (THE "TISA"). The TISA, enacted into law in 1991, is principally a disclosure law, the purpose of which is to encourage comparative shopping for deposit products. The common denominator used by the TISA to facilitate comparison shopping of interest payable on deposit accounts is the Annual Percentage Yield (the "APY"). TISA is implemented by Regulation DD. The TISA and Regulation DD thereunder require depository institutions to pay interest on the full amount of the principal in the account for each day, under either the "daily balance method" or the "average daily balance method". No other balance calculation methods are permitted by the TISA.

                                       93

     In addition to administrative enforcement, TISA violations carry civil liability. Any depository institution that fails to comply with any requirement of the TISA with respect to any person who is an account holder is liable to such person in an amount equal to the sum of actual damages, such additional amount as the court may allow (with a minimum of $100 and a maximum of $1,000 in an individual action and, in a class action, a maximum of the lesser of $500,000 or 1% of the net worth of the depository institution), plus court costs and attorneys' fees in the case of any successful action.

     THE AMERICANS WITH DISABILITIES ACT (THE "ADA"). The ADA, enacted into law in 1990, prohibits private employers, state and local governments, employment agencies, and labor unions from discriminating against qualified individuals with disabilities in connection with job application procedures, hiring, firing, advancement, compensation, job training, and other terms, conditions, and privileges of employment. An individual with a disability is a person who: (i) has a physical or mental impairment that substantially limits one or more major life activities; (ii) has a record of such an impairment; or (iii) is regarded as having such an impairment.

     Title 3 of the ADA covers banks, thrifts, credit unions, and finance companies -- all of which are considered to be "public accommodations". Section 302(a) of the ADA provides that "no individual shall be discriminated against on the basis of disability in the full and equal enjoyment of the goods, services, or facilities, privileges, advantages, or accommodations of any place of public accommodation". Section 302(b) of the ADA sets forth specific requirements and prohibitions for public accommodations; for example, a place of public accommodation, such as the Bank's retail branch offices, may not impose eligibility criteria that screen out persons with disabilities. Discrimination also includes the failure to provide the auxiliary aids and services necessary to enable individuals with disabilities to take advantage of a financial institution's services, unless the financial institution can demonstrate that providing the aids and services would "fundamentally" alter the nature of the service or would result in an "undue burden". Another significant provision of
Section 302 of the ADA is the requirement to remove from public accommodations all architectural barriers and communication barriers that are structural in nature if the removal is "readily achievable". "Readily achievable" is defined as "easily accomplishable and able to be carried out without much difficulty or expense". In deciding whether a particular action is readily achievable, the size of the institution and the nature and the cost of the action will be considered. The last substantive provision of Title 3 of the ADA that applies to financial institutions is Section 303, dealing with new construction. It provides that any building opening to the public after January 26, 1993 must be "readily accessible to and useable by individuals with disabilities" unless doing so is structurally impracticable.

     Anyone who has been discriminated against on the basis of a disability in relation to employment may file an action with the United States Equal Employment Opportunity Commission and may be entitled to remedies that include rehiring, promotion, reinstatement, back pay or remuneration, or reasonable accommodation including reassignment. Such individuals may also be entitled to damages intended to compensate for future pecuniary losses, mental anguish, and inconvenience. The ADA authorizes the Attorney General to sue institutions that are engaged in a pattern or practice of discrimination. At the Attorney General's request, the court may impose civil penalties of $50,000 for a first violation and $100,000 for any subsequent violation or certain other remedies.

     The Bank attempts in good faith to assure compliance with the requirements of the consumer protection statutes to which it is subject, as well as the regulations that implement the statutory provisions. The requirements are complex, however, and even inadvertent non-compliance could result in civil and, in some cases, criminal liability. Based on the Bank's history of claims under the consumer protection statutes and regulations to which it is subject, management does not believe that claims are likely to be asserted that will have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity.

LEGISLATION

     Federal legislation and regulation have significantly affected the operations of federally insured savings associations, such as the Bank, and other federally regulated financial institutions in the past several years and have increased competition among savings associations, commercial banks, and other financial institutions. The operations of regulated depository institutions will continue to be subject to changes in applicable statutes and regulations from time to time, which changes could adversely affect the Bank and its affiliates. See "Risk

                                       94

Factors -- Recapitalization of the SAIF and Its Impact on SAIF Premiums; Other Legislative Proposals" and " -- Taxation -- Proposed Legislation".

TAXATION

  FEDERAL TAXATION

     The Company is a savings and loan holding company and the Bank is a federal savings bank. Both are subject to provisions of the Code, in the same manner, with certain exceptions, as other corporations. The Company and the Bank participate in the filing of a consolidated federal income tax return with their "affiliated group", as defined by the Code. For financial reporting purposes, however, the Company and the Bank compute their tax on a separate company basis. The accompanying Consolidated Financial Statements include provisions for income taxes as a result of the Company's and the Bank's taxable income for the six months ended March 31, 1996 and 1995, and fiscal 1995. For fiscal 1994 and 1993, the provision for income taxes includes a deferred tax benefit as a result of the Bank's expected utilization of its NOLs against future taxable income in accordance with SFAS 109, "Accounting for Income Taxes". No tax benefit for income taxes was recognized as a result of the Company's stand alone losses. See " -- Residual Interest", " --Alternative Minimum Tax", and " -- Accounting for Income Taxes". The Company and the Bank have generated losses creating NOLs. See " -- Net Operating Losses". In addition to federal income taxes, the Bank is required to make payments in lieu of federal income taxes pursuant to the Assistance Agreement with the FSLIC. The tax benefit sharing provisions contained in the Assistance Agreement were replaced by similar provisions contained in the tax benefits agreement ("Tax Benefits Agreement") entered into in connection with the Settlement Agreement; these provisions, relating to the obligation to share tax benefit utilization, will continue through the taxable year ending nearest to September 30, 2003. See " -- FSLIC Assistance", and Note 13 to the Consolidated Financial Statements. See " -- Proposed Legislation" for changes which would affect the bad debt deduction and the bad debt reserve.

  RESIDUAL INTEREST

     The Bank is a holder of residual interests in Real Estate Mortgage Investment Conduits ("REMICs") as defined by the Code. The Code limits the amount of NOLs that may be used to offset the taxable income derived by holders of residual interests in a REMIC. However, the Code states that this limitation does not apply to certain financial institutions that are holders of residual interests that meet a significant value test prescribed by applicable Treasury regulations. The Bank incurs taxable income from residual interests that meet such test and, therefore, may be offset by NOLs without respect to this limitation. Also, the Bank incurs taxable income from residual interests that does not meet such test and, therefore, may not be offset by NOLs. This income caused the Bank to incur a regular tax liability for the six months ended March 31, 1995, and fiscal 1994.

  DOMESTIC BUILDING AND LOAN ("DBL") TEST

     Savings institutions such as the Bank that meet the definitional DBL test prescribed by the Code may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The DBL test consists of a supervisory test, a business operations test, and an asset test. If the Bank fails to meet these tests, the transition from the reserve method to the direct charge-off method of tax accounting for bad debts would result in a recapture of this reserve into taxable income. At September 30, 1995, the Bank was in excess of the minimum thresholds. There can be no assurance that the Bank will meet these tests for subsequent tax years.

  BAD DEBT DEDUCTION

     For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans", which generally are loans secured by certain interests in real property, and "non-qualifying loans", which are all other loans. The deduction with respect to non-qualifying loans must be computed under the experience method, which generally allows a deduction based on a savings association's actual bad debt loss experience, consisting of the current year and the prior five years. The bad debt reserve deduction with respect to qualifying real property loans, however, may be the larger of the amounts computed under (i) the experience method, or (ii) the

                                       95

percentage of taxable income method. The percentage of taxable income method generally permits a qualifying savings association to deduct 8% of its taxable income prior to such deduction, as adjusted for certain items.

     Savings associations, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income, for purposes of computing the percentage of taxable income deduction, for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member. Currently, the Bank is computing its bad debt deduction pursuant to the experience method. All or a portion of the Bank's tax reserve for bad debts may be required to be includible in taxable income in a subsequent taxable year under certain circumstances, including the Bank's failure to meet the definition of a savings institution for federal income tax purposes, dividend distributions in excess of the Bank's then current or accumulated earnings and profits, or as a result of distributions in liquidation or redemption of the Bank Common Stock or the Bank Preferred Stock.

  PROPOSED LEGISLATION

     For a discussion of proposed legislation which could, if enacted, have a material effect on the financial condition and results of operations of the Company and the Bank, see "Risk Factors -- Recapitalization of the SAIF and Its Impact on SAIF Premiums; Other Legislative Proposals".

  ALTERNATIVE MINIMUM TAX ("AMT")

     In addition to regular income taxes, corporations including saving and loan holding companies and savings associations are subject to an AMT, which is generally equal to 20% of alternative minimum taxable income ("AMTI") (taxable income increased by tax preference items and adjusted for other items). The preference item principally affecting the Bank relates to the adjusted current earnings ("ACE") adjustment, which includes FRF assistance. See "Business -- The Assistance Agreement". Although the amounts received by the Bank pursuant to the Assistance Agreement are not taxable for federal income tax purposes, a portion of such amounts are considered to be an ACE adjustment. For the six months ended March 31, 1996, and for fiscal 1995 and 1993, the Bank incurred AMTI that was offset by the utilization of AMT NOLs. However, corporations may offset only 90% of their AMTI with the related NOLs. For the six months ended March 31, 1995, and for fiscal 1994, 1992, and 1991, the Bank did not incur an AMT liability.

  ENVIRONMENTAL TAX

     The Code imposes an additional tax at the rate of .12% on the modified AMTI of a corporation. Because the tax was enacted to provide funds for various environmental programs, it is denominated as an environmental tax. Modified AMTI is essentially AMTI without regard to any utilization of available AMT NOLs less $2 million.

  FSLIC ASSISTANCE

     Pursuant to the Assistance Agreement, the FRF, as successor to the FSLIC, was obligated to provide the Bank with financial assistance in connection with various matters that arose under the Assistance Agreement. See "Business -- The Assistance Agreement". The tax treatment of the assistance payments to savings associations that acquire assets from institutions in receivership (such as the predecessor to the Company) has been amended several times in recent years. Payments to the Bank pursuant to the Assistance Agreement were subject to the applicable provisions of the Code that were in effect in 1988, the year of the Acquisition. Payments from the FRF to the Bank pursuant to the Assistance Agreement were not included in the Bank's taxable income, and the Bank was not required to reduce its basis in the Covered Assets by the amount of such financial assistance; however, certain writedowns and losses are limited as discussed below. Accordingly, there was no requirement to pay federal income taxes with respect to any amount of the assistance payments received pursuant to the Assistance Agreement. The Bank also succeeded to substantial NOLs as a result of the Acquisition.

     The Assistance Agreement did, however, require the Bank, in effect, to pay to the FRF an amount equal to one-third of the sum of federal and state net tax benefits ("Net Tax Benefits") (as defined by the Assistance Agreement). The Net Tax Benefits shall be equal to the excess of any of the federal income tax liability which would have been incurred if the tax benefit item had not been deducted or excluded from income over the federal income tax liability actually incurred. The Net Tax Benefits items are the tax savings resulting from (i) the

                                       96

utilization of the deduction by the Bank of any amount of NOLs, capital loss carryforwards, and certain other carryforwards on the books and records of Old USAT, (ii) the exclusion from gross income of the amount of certain interest or assistance payments made to the Bank by the FRF, and (iii) the deduction of certain costs, expenses, or losses incurred by the Bank for which the FRF has made tax-free assistance payments. These provisions were replaced by similar provisions in the Tax Benefits Agreement entered into in connection with the termination of the Assistance Agreement. Pursuant to the Tax Benefits Agreement, these provisions relating to the obligation to share tax benefit utilization will continue through the taxable year ending nearest to September 30, 2003.

     Under the Assistance Agreement, the Bank received assistance payments from the FRF for writedowns and losses from the sales of Covered Assets. For federal income tax purposes, the Bank included the writedowns and losses from the sale of Covered Assets in its calculation of the bad debt deduction, using the experience method. However, the Revenue Reconciliation Act of 1993 denied the inclusion of writedowns and losses from the sale of Covered Assets in the calculation of bad debt deductions for assistance payments credited on or after March 4, 1991. Amendment of federal tax returns for fiscal 1991 and 1992 did not cause any additional federal tax liabilities to be incurred. However, the new tax law reduced the Bank's federal NOLs in the amount of approximately $259 million.

     The aforementioned tax relief provided savings (costs) on the amount of taxes required to be paid. The estimated tax savings (costs), by year, were as follows (in millions):

         FOR THE YEAR ENDED
            SEPTEMBER 30,               SAVINGS (COSTS)
- -------------------------------------   ---------------

     1991............................        $(1.7)
     1992............................         (2.8)
     1993............................         10.5
     1994............................          3.6
     1995............................         31.8


         FOR THE SIX MONTHS
           ENDED MARCH 31,
- -------------------------------------

     1996............................         17.2

     The remaining NOLs associated with this tax relief aggregated approximately $745 million at March 31, 1996.

  NET OPERATING LOSSES

     There are federal income tax NOLs of approximately $808 million as of March 31, 1996. Included in the $808 million is $24 million of Old USAT's NOLs that will expire in fiscal 2003 if not utilized. Because Old USAT's NOLs are "separate return limitation year" losses within the meaning of the consolidated return Treasury regulations, their utilization is limited to future taxable income of the Bank. The remaining $784 million of NOLs are attributable to operations for fiscal 1989 to 1994, and will begin expiring in fiscal 2004 if not utilized. See Note 13 to the Consolidated Financial Statements. These NOLs may be utilized against the taxable income of the other companies within the consolidated group of which the Company and the Bank are members.

  NET OPERATING LOSS LIMITATIONS

     In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. The limitation imposed by Section 382 of the Code for any post-change year would be determined by multiplying the value of the Company's stock (including both Common Stock and Preferred Stock) at the time of the Ownership Change by the applicable long-term tax exempt rate (which was 5.78% for June 1996). Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an Ownership Change were to occur, the Company's annual NOL utilization would be limited to a minimum of approximately $31.8 million.

                                       97

     The Company would undergo an Ownership Change if, among other things, 5% Stockholders increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of such stock owned by such stockholders at any time during the Testing Period (generally the preceding three years). In applying Section 382 of the Code, at least a portion of the stock sold pursuant to the Offering would be considered to be acquired by a new 5% stockholder even if no person acquiring the stock in fact owns as much as 5% of the issuer's stock. While the application of Section 382 of the Code is highly complex and uncertain in some respects, the sale of shares of Class A Common Stock as contemplated by this Prospectus is not expected to cause an Ownership Change. In addition, events could occur prior to or after the Offering that are beyond the control of the Company which could result in an Ownership Change.

     In an effort to protect against a future Ownership Change that is not initiated by the Company, the Certificate and By-Laws limit Transfers, subject to certain exceptions, at any time during the three years following the Common Stock Offering, of shares of Common Stock that would either cause a person or entity to become a 5% Stockholder or increase a 5% Stockholder's percentage ownership interest. While such Transfers are deemed prohibited by the Certificate and the Company is authorized not to recognize any transferee of such a Transfer as a stockholder to the extent of such Transfer, these restrictions are incomplete since the Company cannot, consistent with NASDAQ requirements, prevent the settlement of transactions through NASDAQ, and because the prohibition on Transfers by 5% Stockholders does not limit transactions in the securities of such 5% Stockholders that could give rise to ownership shifts within the meaning of the applicable Section 382 rules. Moreover, the Company Board retains the discretion to waive these limitations or to take certain other actions that could trigger an Ownership Change, including through the issuance of additional shares of Common Stock in subsequent public or private offerings or through subsequent merger or acquisition transactions.

     Because the Company will have utilized a substantial portion of its available ownership limitation in connection with the Common Stock Offering, the Company may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of Section 382 of the Code within the following three-year period without triggering an Ownership Change. There can be no assurance that future actions on the part of the Company's stockholders or the Company itself will not result in the occurrence of an Ownership Change.

     See "Risk Factors -- Limitations on Use of Tax Losses, Restrictions on Transfer of Stock", "Common Stock Offering: Selling Stockholders -- Selling Stockholder Letter Agreements".

     Preferred stock that meets the requirements of section 1504(a)(4) of the Code is not considered stock when calculating an Ownership Change. Preferred stock meets the definition under section 1504(a)(4) of the Code if such stock:
(i) is not entitled to vote; (ii) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent; (iii) has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium); and (iv) is not convertible into another class of stock.

     In fiscal 1995, the Bank publicly issued 4,000,000 shares, $25 liquidation preference per share, of 9.60% Preferred Stock, Series B (par value $0.01). In fiscal 1993, the Bank publicly issued 3,420,000 shares, $25 liquidation preference per share, of 10.12% noncumulative Preferred Stock, Series A (par value $0.01). Management believes that the Bank's issuance of the Bank Preferred Stock met the requirements of Section 1504(a)(4) of the Code and, therefore, did not result in an Ownership Change.

     The tax laws in effect in 1988 that applied to the Acquisition provided that generally applicable limitations on the ability of an acquiring corporation to utilize the NOLs, and built-in losses, of acquired savings associations did not apply in the case of the acquisition of assets from insolvent savings and loan associations. Pursuant to this exception to the generally applicable law, which existed in 1988, the Bank is allowed to use the NOLs and built-in losses of Old USAT without limitation.

     If an Ownership Change should occur, the Company's ability to utilize its NOLs will be limited as described above, and the Company's ability to deduct its built-in losses, if any, as they are realized will be subject to the same limitation. Limitation of the utilization of these tax benefits could have a material impact on the Company's financial condition.

                                       98

  CONSOLIDATED GROUP

     The Company and the Bank were and are members of an "affiliated group" of corporations, as defined in the Code and, accordingly, participate in the filing of a consolidated tax return. One of the requirements of being a member of an affiliated group is that 80% of the total voting power and 80% of the total value of stock be owned, directly or indirectly, by other members of the affiliated group. Stock for this purpose does not include preferred stock that meets certain definitional requirements prescribed by the Code. Therefore, the Bank did not cease to be a member of an affiliated group as a result of the prior issuance of the Bank Preferred Stock. However, if subsequent events occur that cause the Bank Preferred Stock to no longer meet these requirements (as could occur if a default in dividends permitted the holders of such stock to vote in the election of Bank directors), the Bank may cease to be a member of the affiliated group. If the Bank ceases to be a member of the affiliated group, other members of the affiliated group will lose their ability to utilize the Bank's nonseparate return year limitation NOLs in the amount of $736 million. See " -- Net Operating Losses".

  ACCOUNTING FOR INCOME TAXES

     Effective October 1, 1992, the Company and the Bank adopted SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 changes the method of computing income taxes for financial statement purposes by adopting the liability method under which the net deferred tax asset or liability is determined based on the tax effects of tax benefits attributable to tax carryforwards such as NOLs, investment tax credits and capital losses, and the differences between the book and tax bases of the various assets and liabilities. The deferred tax asset must be reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion of the tax benefit will not be realized. Accounting guidance under Accounting Principles Board No. 11, "Accounting for Income Taxes", did not require these amounts to be recognized previously. During the fourth quarter of fiscal 1993, the Bank recognized $59 million as a tax benefit for the expected utilization of $252 million in NOLs against future taxable income. SFAS No. 109 requires that tax benefits arising from an acquisition should be used first to reduce to zero any goodwill related to that acquisition, second to decrease other non-current intangible assets resulting from that acquisition, and finally to reduce income tax expense. As a result of the recognition of $59 million in tax benefits, income tax expense was reduced $44 million, and goodwill associated with the Acquisition was reduced $15 million during the fourth quarter of fiscal 1993. During fiscal 1994, the Company recognized an additional $58 million as a tax benefit for the expected utilization of $249 million in NOLs against future taxable income. For fiscal 1994 and 1993, the Company recognized no tax benefit for income taxes for its NOLs because the criteria to recognize a tax benefit under SFAS No. 109 was not met. For the six months ended March 31, 1996 and 1995 and fiscal 1995, there have been no tax benefits recognized by the Company or the Bank for the expected utilization of NOLs against future taxable income. See " -- Net Operating Loss Limitations". During the third quarter of 1996, the Company recognized a tax benefit of $101.7 million for the expected utilization of NOLs against future taxable income. See Note 21 to the Consolidated Financial Statements.

  STATE TAXATION

     The Company and the Bank file unitary and combined state returns with certain subsidiaries and also file separate state returns. The location of mortgage bank branches, loan solicitations, or real property securing loans creates jurisdiction for taxation in certain states, which results in the filing of state income tax returns. Amounts for state tax liabilities are included in the statements of operations for the six months ended March 31, 1996 and 1995, and fiscal 1995, 1994, and 1993. See Note 13 to the Consolidated Financial Statements.

                                       99

                           DESCRIPTION OF PROPERTIES

     The Company's offices are located at 50 Charles Lindbergh Boulevard, Suite 500, Uniondale, New York 11553, in space provided by an affiliate of the Company. The headquarters of the Bank is located in leased premises in Houston, Texas. The leases for the Bank's headquarters have terms expiring from one to five years, with annual rental expenses of $4.3 million, subject to increases under certain circumstances. The following table sets forth the number and location of the community banking, commercial banking, and mortgage banking offices of the Company as of March 31, 1996:

                                                              NUMBER OF OFFICES
                                        --------------------------------------------------------------
                                           COMMUNITY
                                            BANKING
                                           BRANCHES          COMMERCIAL
                                        ---------------       BANKING        MORTGAGE BANKING
LOCATION                                OWNED    LEASED    OFFICES LEASED     OFFICES LEASED     TOTAL
- -------------------------------------   -----    ------    --------------    ----------------    -----
Houston Area.........................     14       20             1                   5            40
Dallas/Ft. Worth Area................     12       17             1                   3            33
Other Texas..........................     --        4            --                   3             7
California...........................     --       --             1                  25            26
Florida..............................     --       --             1                   6             7
Other U.S............................     --       --             5                  70            75
                                                                 --
                                        -----    ------                             ---          -----
    Total............................     26       41             9                 112           188
                                        =====    ======          ==                 ===          =====

     A majority of leases outstanding at March 31, 1996 expire within five years or less. See Note 17 to the Consolidated Financial Statements.

     Net investment in premises and equipment totaled $36.2 million at March 31, 1996.

                               LEGAL PROCEEDINGS

     On December 7, 1995, Maxxam filed a Petition for Review in the United States Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order, dated December 30, 1988 (the "Order"), of the FSLIC approving the Acquisition, which was consummated on December 31, 1988 and involved substantially all the Bank's initial assets and liabilities. See "The Company -- History". On December 8, 1995, Maxxam filed a Motion to Intervene and a Complaint in Intervention in an action pending in the U.S. District Court for the Southern District of Texas, entitled FEDERAL DEPOSIT INSURANCE CORPORATION
V. CHARLES E. HURWITZ, also seeking to set aside the Order. Maxxam contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of Old USAT and that it should have been selected as the winning bidder.

     The Company is not a party to either of these proceedings. The Bank has intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court case at a later date. Management believes, after consultation with legal counsel, that the claims of Maxxam are barred by applicable time limits, have no basis for assertion under existing law, and will not have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity.

     The Bank's operations are subject to various consumer protection statutes and regulations, including, for example, the TILA, the FH Act, the CRA, the ECOA, the HMDA, the RESPA, the EFTA, the Expedited Funds Act, the TISA, and the ADA. See "Regulation -- Consumer Protection Regulations". During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices laws and restitution or unjust enrichment in connection with certain mortgage loan transactions. Also, there have been numerous individual claims and purported consumer class action claims commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking declaratory relief that certain of the lenders' escrow account servicing practices violate the RESPA and breach the lenders' contracts with borrowers. Such claims also generally seek actual damages and attorneys' fees.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the

                                      100

origination, pricing, closing, servicing, and collection of mortgage loans and that allege inadequate disclosure, breach of contract, breach of fiduciary duty, or violation of federal or state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance. While the Bank has had various claims asserted against it similar to those discussed above, management does not expect these claims to have a material adverse effect on the Bank's or the Company's financial condition, results of operations or liquidity.

     On July 25, 1995, the Bank, the Company and Hyperion Partners filed suit in the United States Court of Federal Claims against the United States of America for breach of contract and taking of property without compensation in contravention of the Fifth Amendment of the United States Constitution. The action arose because the passage of FIRREA and the regulations adopted by the OTS pursuant to FIRREA deprived the Company of its contractual rights.

     In December 1988, the United States, through its agencies, entered into certain agreements with the Company that resulted in contractual obligations owed to the Company. The Company contends that the obligations were undertaken to induce, and did induce, the Company's acquisition of substantially all of the assets and the secured, deposit, and certain tax liabilities of Old USAT, an insolvent savings and loan association, thereby relieving the FSLIC of the immense costs and burdens of taking over and managing or liquidating the institution. The FSLIC, an agency of the United States government, actively solicited buyers for Old USAT, and in the weeks preceding the acquisition the Company and the FSLIC negotiated the terms of a complex transaction involving some six contractual documents. To accomplish this transaction, the FSLIC and its regulating agency, the Federal Home Loan Bank Board (the "FHLBB"), which was also an agency of the United States government, were required to undertake to pay certain other amounts of money over time and to count for regulatory purposes certain monies and book entries of the Bank in ways that allowed the Company greater leverage to increase the size of the Bank prudently and profitably. The United States obtained the right to share in this leveraged growth through warrants for stock and through so-called "tax benefit payments" to the United States from the Company.

     The lawsuit involves the United States' contractual obligations (i) to abide by a capital forbearance, which allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count subordinated debt as regulatory capital for all purposes and (iii) to abide by an accounting forbearance, which allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the difference between certain FSLIC payment obligations to the Bank, denominated "Reimbursable Goodwill," and the discounted present value of those future FSLIC payments. The lawsuit seeks monetary relief for the breaches by the United States of its contractual obligations to plaintiffs and, in the alternative, seeks just compensation for a taking of property and for a denial of due process under the Fifth Amendment to the United States Constitution.

     There are over 100 similar cases pending in the United States Court of Federal Claims, which has entered summary judgment for the plaintiffs as to liability, but not damages, in three of the cases. These three cases (the "Winstar cases") were appealed to the United States Court of Appeals for the Federal Circuit, which affirmed the judgment for the plaintiffs following a hearing EN BANC after a three-judge panel had found for the United States. The United States Supreme Court has agreed to review the decision in the Winstar cases, oral argument occurred on April 24, 1996, and the Supreme Court is expected to issue a decision during 1996. The Company's claim has been stayed, pending the decisions of the Supreme Court in the Winstar cases. There have been no decisions determining damages in any of the similar cases. The Company is unable to predict the outcome of its claim against the United States and the amount of any damages that may be awarded to the Bank or the Company, if any, in the event that judgment is made in favor of the Bank or the Company. Consequently, no assurances can be given as to the results of this claim or the timing of any proceeding in relation thereto.

     The Bank is involved in other legal proceedings occurring in the ordinary course of business that management believes, after consultation with legal counsel, are not, in the aggregate, material to the financial condition, results of operations, or liquidity of the Bank or the Company.

                                      101

                                   MANAGEMENT

DIRECTORS

     The Company Board consists of three members and is divided into three classes. The members of each class are elected for a term of three years with one class being elected annually. Each director of the Company is also a director of the Bank. The following table sets forth certain information with respect to the directors of the Company, including information regarding their ages and when they became directors.


                                        DIRECTOR OF    DIRECTOR OF
                                        THE COMPANY     THE BANK       TERM
         NAME                    AGE       SINCE          SINCE       EXPIRES
- ------------------------------   ---    -----------    -----------    -------

Lewis S. Ranieri..............   49         1988           1988
Salvatore A. Ranieri..........   47         1988           1988
Scott A. Shay.................   38         1988           1988

     The principal occupation and position with the Company and the Bank of each director is set forth below.

     LEWIS S. RANIERI. Mr. Ranieri is the Chairman of the Company. He was also the President of the Company and Chairman of the Bank from 1988 until
            1996. Mr. Ranieri is the Chairman and CEO of Ranieri & Co., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is a founder of Hyperion Partners and of Hyperion Partners II. He is also Chairman of Hyperion Capital Management, Inc., a registered investment advisor and an affiliate of the Bank ("Hyperion Capital") and The Hyperion Total Return Fund, Inc. He is director of the Hyperion 1999 Term Trust, Inc., the Hyperion 1997 Term Trust, Inc., the Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc. Mr. Ranieri is also Chairman and President of various other indirect subsidiaries of Hyperion Partners. Along with his brother, Salvatore A. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. Along with Mr. Shay, Mr. Ranieri controls the general partner of Hyperion Partners II, a recently formed investment partnership which plans to make investments primarily in the financial and real estate sectors of the economy. He is also Chairman of the Board and a director of American Marine Holdings, Inc. ("American Marine").
Mr. Ranieri is also a director of Delphi Financial Group, Inc.

     Mr. Ranieri is a former Vice Chairman of Salomon Brothers Inc ("Salomon") where he was employed from 1968 to 1987, and was one of the principal developers of the secondary mortgage market. While at Salomon, Mr. Ranieri helped to develop the capital markets as a source of funds for housing and commercial real estate and to establish Salomon's then leading position in the MBS area. He is a member of the National Association of Home Builders Mortgage Roundtable.

     Mr. Ranieri is a Trustee for the Parish of Our Lady of the Rosary/Shrine of St. Elizabeth Ann Seton and the Environmental Defense Fund. Mr. Ranieri is also a director of the Peninsula Hospital Center in Queens, New York. Mr. Ranieri received his Bachelor of Arts degree from St. John's University.

     SALVATORE A. RANIERI. Mr. Ranieri is the General Counsel and a Managing Director of Ranieri & Co. He was also the Vice President, Secretary and General
Counsel of the Company from 1988 until             1996. He is a director of
Hyperion Capital, as well as of various other direct and indirect subsidiaries of Hyperion Partners. Along with his brother, Lewis S. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. He is also a director of American Marine. Mr. Ranieri was one of the original founders of Ranieri & Co. and of Hyperion Partners. Prior to joining Ranieri & Co., he had been President of Livia Enterprises, Inc., a private venture capital and real estate investment company that oversaw investments in the real estate, construction, and manufacturing sectors. In addition to his business experience, Mr. Ranieri is also a lawyer. During his career, his practice has included the areas of corporate, litigation, real estate and regulatory matters. Until 1984, he had been a member of a law firm in New York City. He is admitted to practice law in New York and various federal courts. He received his Bachelor of Arts degree from New York University and his Juris Doctor degree from Columbia University School of Law.

     SCOTT A. SHAY. Mr. Shay has been a Managing Director of Ranieri & Co. since its formation in 1988. He was also a Vice President of the Company from
1988 until                1996. Mr. Shay is a founder of Hyperion Partners and
Hyperion Partners II. Mr. Shay is currently a director of Hyperion Capital and Transworld

                                      102

Home Healthcare, Inc., as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with Lewis S. Ranieri and Salvatore A. Ranieri, Mr. Shay controls the general partner of Hyperion Partners. Along with Mr. Lewis S. Ranieri, Mr. Shay controls the general partner of Hyperion Partners II. Prior to joining Ranieri & Co., Mr. Shay was a director of Salomon where he was employed from 1980 to 1988. Mr. Shay was involved with Salomon's thrift mergers and acquisitions practice and with mortgage banking financing and mergers and acquisitions. Mr. Shay also worked on acquisitions of real estate investment trusts while at Salomon. Mr. Shay graduated Phi Beta Kappa from Northwestern University with a B.A. degree in economics and received a Master of Management degree with distinction from Northwestern's Kellogg Graduate School of Management. Mr. Shay has lectured at the School of Mortgage Banking and has written articles on the strategic environment for mortgage banking and on merger and acquisition theory. Mr. Shay currently serves as a member of the board and was President of Hillel of New York from 1990 until June 30, 1992. He is also on the board of UJA-Federation of New York.

     The principal occupation of each director of the Bank is set forth below.

     BARRY C. BURKHOLDER.  Mr. Burkholder has been the President and CEO of the
Company since                1996, and has held similar positions with the Bank
since joining it on April 10, 1991. Since , 1996, Mr. Burkholder has also been Chairman of the Bank. In May 1994, Mr. Burkholder assumed the additional responsibilities of managing the Bank's retail banking operations. Prior to joining the Bank, Mr. Burkholder was employed at Citicorp/Citibank for 15 years. Mr. Burkholder became associated with Citicorp through its then newly formed Consumer Services Group in 1976, and then became a member of its International Staff. Mr. Burkholder moved to Citibank Savings in London where he was named Chairman and Managing Director in 1977. Mr. Burkholder returned to the United States in 1981 to become President of Citicorp Person-to-Person, now part of Citicorp Mortgage, Inc., a nationwide mortgage lending business with related mortgage banking, servicing, and insurance activities. In 1984, he was named Chairman and CEO of Citibank Illinois, and two years later became Central Division Executive for the U.S. Consumer Bank. As Central Division Executive, Mr. Burkholder was responsible for Citicorp's consumer banking activities in the Midwest and Southeast. Mr. Burkholder began his career at Ford Motor Company in the financial planning area and moved to Certain-teed Corporation where his last position prior to joining Citicorp was as President of its real estate development subsidiary. Mr. Burkholder received a B.S. and an M.B.A. from Drexel University. Mr. Burkholder is President elect of the Houston Symphony, and serves on the Board of Trustees of the Texas Gulf Coast United Way.

     LAWRENCE CHIMERINE, PH.D. Dr. Chimerine has served as President of his own economic consulting firm, Radnor Consulting Services, since 1990, and as a Senior Economic Counselor for Data Resources Inc. since 1990. He is currently also the Managing Director and Chief Economist of the Economic Strategy Institute in Washington, D.C. Dr. Chimerine served as Chairman and Chief Executive Officer of the WEFA Group from 1987 to 1990 and of Chase Econometrics from 1979 to 1987, both of which provide economic consulting. Dr. Chimerine received a B.S. from Brooklyn College and a Ph.D. from Brown University.

     DAVID M. GOLUSH. Mr. Golush is a Managing Director of Ranieri & Co. with which he has been associated since the firm's founding in 1988. He is an officer of direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II, and has an economic interest in Hyperion Partners and Hyperion Partners II. Mr. Golush was at Salomon from 1972 to 1987 and was a Vice President from 1975. From 1984 to 1987, he was Chief Administrative Officer of Salomon's Mortgage and Real Estate Department at Salomon. From 1966 to 1972, he held positions in public accounting and private industry. He has been a certified public accountant in New York since 1972. Mr. Golush received a B.B.A. from the University of Cincinnati. He is Treasurer of the New York Police & Fire Widows' and Children's Fund, Inc. and a member of the board of the Jewish Federation of Central New Jersey.

     PAUL M. HORVITZ, PH.D. Dr. Horvitz has been on the faculty of the University of Houston since 1977, and holds the University's Judge James Elkins Chair of Banking and Finance. From 1967 to 1977, Dr. Horvitz held positions as Assistant Director of Research, Director of Research and Deputy to the Chairman at the FDIC. Prior to joining the FDIC he was an economist at the Federal Reserve Bank of Boston and the Office of Comptroller of the Currency. From 1983 to 1990, Dr. Horvitz was a member of the Board of Directors of the FHLB Dallas, and in 1986 and 1987 he was a member of the Federal Savings and Loan Advisory Council. He is currently a director

                                      103

of the Pulse EFT Association, and a member of the Shadow Financial Regulatory Committee. Dr. Horvitz received a B.A. from the University of Chicago, an M.B.A. from Boston University, and a Ph.D. from MIT.

     ALAN E. MASTER. Mr. Master began his career with Chemical Bank in 1961 as a commercial lending officer, became a Branch Office Head, and worked on start-ups or clean-ups of banks in Miami, Florida. In 1973, he joined Barnett Banks of Florida ("Barnett") and led a unit of Barnett formed from the reorganization and merger of five subsidiaries of Barnett. In 1977, he became President, CEO, and Chief Financial Officer, and in 1978 was elected Vice Chairman of United Americas Bank of New York. Mr. Master joined The Merchants Bank of New York in 1979 as Executive Vice President and was elected a director in 1980. In 1983, Mr. Master joined Ensign Bank FSB in New York City as President and CEO. In 1991, Mr. Master established a consulting practice specializing in the financial services and banking sectors. Mr. Master has served on the Board of Trustees of the Hyperion Government Mortgage Trust II, has participated in meetings of the Advisory Board of Hyperion Partners, is a member of the Advisory Board of the Johnson Graduate School of Management of Cornell University and joined PaineWebber Incorporated in April 1996. Mr. Master received a B.A. from Cornell University and has completed course work in finance and accounting at the New York University Graduate School of Business Administration.

     ANTHONY J. NOCELLA. Mr. Nocella has been the Executive Vice President and Chief Financial Officer of the Company since June 27, 1996, and has held those same positions with the Bank since joining it in July 1990. He manages the Financial Markets and Commercial Banking Groups of the Bank. From 1988 to 1990, Mr. Nocella provided consulting services to the Bank as President of Nocella Management Company, a firm that specialized in asset and liability management consulting for financial institutions. From 1981 to 1987, Mr. Nocella served as Executive Vice President and Chief Financial Officer of Meritor Financial Group, as well as President of the Company's Commercial banking/financial markets arm, Meritor Financial Markets ("Meritor"). During his 13 years at Meritor (1974-1987), he also served as President of PSFS Management Company, Inc., the holding company of The Philadelphia Saving Fund Society, the nation's largest savings institution at the time. Other career positions include Controller and Director of Financial Services for American Medicorp (now Humana), Managing Auditor and Consultant for Peat Marwick and adjunct professor of finance at St. Joseph's University and Drexel University. Mr. Nocella, a Certified Public Accountant, received an undergraduate degree in accounting from LaSalle University, and an M.B.A. in computer science and finance from Temple University. He also completed the graduate Bank Financial Management Program of the Wharton School at the University of Pennsylvania. Mr. Nocella is the President and a director of the Community Bankers Association of Southeast Texas, a delegate and member of the Mortgage Finance and Accounting Committees of the America's Community Bankers, a director of the Texas Community Bankers Association, and delegate and past President of the Financial Executives Institute.

     PATRICIA A. SLOAN. Ms. Sloan is a Managing Director of Ranieri & Co. and has an economic interest in Hyperion Partners and Hyperion Partners II. She is also a director of certain funds managed by Hyperion Capital Management, including Hyperion 1999 Term Trust, Inc., Hyperion 1997 Term Trust, Inc., Hyperion 2002 Term Trust, Inc., Hyperion Investment Grade Opportunity Term Trust., Inc., and the Hyperion Total Return Fund, Inc. Prior to joining Ranieri & Co. in 1988, Ms. Sloan was employed at Salomon from 1972 to 1988, where she served as Director of the Company's Financial Institutions Group. Prior to joining Salomon, Ms. Sloan was employed at Bache & Co., Inc. from 1965 to 1972. Ms. Sloan received a B.A. from Radcliffe College and an M.B.A. from Northwestern University.

     KENDRICK R. WILSON III. Mr. Wilson currently is a Managing Director and head of investment banking of Lazard Freres & Co. LLC, a New York-based investment banking firm. Prior to his joining Lazard Freres & Co. LLC in 1990, Mr. Wilson served as President of Ranieri & Co. from March 1988 to December 1989, and Senior Executive Vice President for E.F. Hutton from April 1987 to February 1988. Mr. Wilson was also employed at Salomon from June 1978 to April 1987 where he became a Managing Director. Mr. Wilson has an economic interest in Hyperion Partners. He is a director of ITT Corporation, Black Rock Asset Investors, American Marine Holdings, American Buildings Company, Inc., and Meigher Communications, Inc. Mr. Wilson received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

                                      104

     Mr. Lewis Ranieri and Mr. Salvatore Ranieri are brothers. No other director or executive officer is related to any other director or executive officer by blood, marriage, or adoption. Mr. Lewis Ranieri, Mr. Salvatore Ranieri and Mr. Shay served since 1990 as directors of the Company pursuant to an agreement entered into in 1990 between the owners of certain non-voting stock of the
Company and Hyperion Partners, which was terminated in                1996.
There are no existing arrangements or understandings between a director and any other person pursuant to which such person was elected a director.

ANNUAL MEETING

     The By-Laws provide that annual meetings of stockholders will be held at the Company's principal office or at such other place and on such date as may be fixed from time to time by resolution of the Company Board. The first annual meeting for which proxies will be solicited from stockholders will be held on
               , 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company Board has established          committees:

COMPENSATION OF DIRECTORS

     Non-employee directors currently receive an annual retainer of $ . The chair of each committee will receive an additional annual retainer of $ . Directors will not receive separate meeting fees.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth information concerning executive officers of the Company and principal executive officers of the Bank who do not serve on the Company Board. All executive officers of the Company and the Bank are elected by the Company Board and the Board of Directors of the Bank, respectively, and serve until their successors are elected and qualified. There are no arrangements or understandings between any director and any other person pursuant to which such individual was elected an executive officer.

                                      105

                  PRINCIPAL OCCUPATION DURING LAST FIVE YEARS


           NAME               AGE                              POSITION AND OCCUPATION
- ---------------------------   ---   ------------------------------------------------------------------------------
George R. Bender...........    56   Executive Vice President -- Mortgage Banking of the Company since 1996 and of the Bank since July 1990. Prior to joining the Bank, Mr. Bender was employed by CenTrust Mortgage Corporation as President and CEO from June 1985 to
                                    February 1990. As President and CEO, Mr. Bender was responsible for the overall management of this mortgage banking subsidiary of CenTrust Savings.
                                    Mr. Bender's career also includes positions as Chairman and CEO of WestAmerica
                                    Mortgage Company in Denver, President and CEO of Unity Mortgage Corporation in
                                    Chicago; Senior Vice President of United First Mortgage Corporation of San
                                    Diego; and Senior Vice President of Production and Marketing at Advance
                                    Mortgage Corporation. Mr. Bender attended the University of Michigan in Ann
                                    Arbor.
Jonathon K. Heffron........    43   Executive Vice President and General Counsel of the Company since
                                    1996 and of the Bank since May 1990, and Chief Operating Officer of the Bank since May 1994. Prior to joining the Bank, Mr. Heffron served for two years as
                                    President and CEO of First Northern Bank, Keene, New Hampshire. Prior to
                                    joining First Northern Bank, Mr. Heffron served for more than 10 years in several capacities at the FHLB Board, Washington, D.C. and at the FHLB Dallas,
                                    including Attorney Advisor, Trial Attorney, General Counsel, Chief
                                    Administrative Officer, and Chief Operating Officer. Mr. Heffron received a
                                    B.A. Magna Cum Laude from the University of Minnesota, a J.D. from
                                    Southwestern University School of Law, and an LL.M. from the National Law
                                    Center of George Washington University. Mr. Heffron serves on the Boards of
                                    Directors of the FHLB Dallas, the Credit Coalition of Greater Houston and the
                                    Texas Conference for Homeowners' Rights.
Leslie H. Green............    57   Senior Vice President -- Operations and Technology of the Company since
                                                1996 and of the Bank since June 1991. Prior to joining the Bank,
                                    Mr. Green was employed by Equimark since 1988 as Executive Vice
                                    President -- Systems and Operations. Prior to joining Equimark, Mr. Green served in several capacities at Keystone Computer Association, Fidelity Bank,
                                    National Information Systems and RCA Computer Systems. Mr. Green received a degree in Business Management from Rutgers University.
Karen J. Hartnett..........    48   Senior Vice President -- Human Resources of the Company since             1996
                                    and of the Bank since January 1991. Prior to joining the Bank, Ms. Hartnett was employed by Equimark as Senior Vice President Human Resources since 1989.
                                    From 1988 to 1989, Ms. Hartnett was Senior Vice President and Chief Personnel
                                    Officer for NCNB Texas. Ms. Hartnett served NCNB Texas, and predecessor organizations, as Vice President and as Director of Human Resources. Ms.
                                    Hartnett's human resources experiences include positions at Zale Corporation,
                                    Mobil Oil Corporation and Sweet Briar College. Ms. Hartnett received an A.B.
                                    from Sweet Briar College in 1970. Ms. Hartnett serves on the Board of
                                    Directors of the Gulf Coast Chapter of the American Heart Association, on the
                                    Board of Trustees for the Houston Ballet Foundation and is a lifetime member of the Houston Livestock Show and Rodeo.
Sonny H. Lyles.............    50   Senior Vice President and Chief Credit Officer of the Company since
                                                1996 and of the Bank since February 1991. Prior to joining the
                                    Bank, Mr. Lyles was employed by First Union National Bank as Senior Credit
                                    Officer beginning in 1983. Prior to joining First Union National Bank, Mr.
                                    Lyles was employed at First Tulsa Bank, Florida National Bank and South
                                    Carolina National Bank. Mr. Lyles received a B.A. from Wofford College. Mr.
                                    Lyles is a member of the Board, First Vice President of the Texas Chapter, and
                                    a national member, of the Credit and Risk Management Council of Robert Morris
                                    Associates, a trade association of bank lending and credit officers. Mr. Lyles is the Wofford College alumni representative from Houston.

                                      106

EXECUTIVE COMPENSATION

  SUMMARY OF CASH AND CERTAIN COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the CEO of the Company and the other four most highly compensated executive officers of the Company and the Bank:

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM COMPENSATION
                                                                                          ------------------------------------
                                                     ANNUAL COMPENSATION                           AWARDS
                                         --------------------------------------------     -------------------------
                                                                            OTHER                       SECURITIES     PAYOUTS
                                                                           ANNUAL                       UNDERLYING     -------
                                                                           COMPEN-        RESTRICTED     OPTIONS/       LTIP
                                                 SALARY     BONUS(1)    SATION(2)(3)        STOCK           SAR        PAYOUTS
     NAME AND PRINCIPAL POSITION         YEAR      ($)        ($)            ($)             (#)            (#)          ($)
- --------------------------------------   ----    -------    --------    -------------     ----------    -----------    -------
Barry C. Burkholder...................   1995    375,000    594,000         --              --            --            --
  President and                          1994    375,000    607,500         --              --            --            --
  Chief Executive Officer                1993    375,000    500,000          1,328          --            --            --
Anthony J. Nocella....................   1995    315,000    235,000         --              --            --            --
  Executive Vice President and           1994    315,000    200,000         --              --            --            --
  Chief Financial Officer                1993    315,000    210,000          1,323          --            --            --
  Financial Markets/Treasury
  Commercial Banking
Jonathon K. Heffron...................   1995    225,000    200,000         --              --            --            --
  Executive Vice President,              1994    225,000    175,000         --              --            --            --
  General Counsel, and                   1993    225,000    185,000            118          --            --            --
  Chief Operating Officer
George R. Bender......................   1995    200,000     75,000         --              --            --            --
  Executive Vice President               1994    200,000    408,900         --              --            --            --
  Mortgage Banking                       1993    200,000    703,601          1,341          --            --            --
Leslie H. Green.......................   1995    175,000     75,000         --              --            --            --
  Senior Vice President                  1994    175,000     70,000         --              --            --            --
  Operations & Technology                1993    167,500     70,000         --              --            --            --

                                           ALL
                                          OTHER
                                         COMPEN-
                                        SATION(4)
     NAME AND PRINCIPAL POSITION           ($)
- --------------------------------------  ----------

Barry C. Burkholder...................      9,240
  President and                             9,240
  Chief Executive Officer                   8,994
Anthony J. Nocella....................      9,402
  Executive Vice President and              8,878
  Chief Financial Officer                   9,069
  Financial Markets/Treasury
  Commercial Banking
Jonathon K. Heffron...................      9,402
  Executive Vice President,                 8,984
  General Counsel, and                      5,386
  Chief Operating Officer
George R. Bender......................     13,980
  Executive Vice President                  4,500
  Mortgage Banking                          8,994
Leslie H. Green.......................      4,620
  Senior Vice President                     4,615
  Operations & Technology                   6,320

- ------------

(1) Mr. Burkholder was hired on April 10, 1991, and was paid a bonus based on the financial performance of the Bank, according to the provisions of his employment contract, for each of the first five full years of his employment. Amounts indicated represent the amount paid in the respective fiscal year. For the 12-month period ended April 10, 1996, Mr. Burkholder was paid a bonus of $550,000. See "-- Management Employment Arrangements". All other management bonuses were paid as determined by the Compensation Committee of the Bank's Board of Directors, based on the Bank's financial and individual performance for 1995. The Bank's financial performance is measured by net income, return on assets, and return on equity as compared to the Bank's annual business plan and a specified peer group of other thrifts of comparable size.

(2) "Other Annual Compensation" for 1993 includes a tax equalization amount paid to Messrs. Burkholder, Bender, Nocella, and Heffron to offset a failed 401(k) discrimination test for calendar year 1992.

(3) Messrs. Burkholder, Bender, Nocella, and Heffron are each provided an auto allowance and a country club and/or dining club membership. However, in no case does the aggregated value of such auto allowance and memberships exceed the lesser of $50,000 or 10% of such officer's annual cash compensation. Therefore, the value of auto allowances and club memberships are excluded from these numbers.

(4) "All Other Compensation" amounts represent contributions by the Bank to each executive's account in the Bank's 401(k) Plan.

                                      107

EXECUTIVE MANAGEMENT COMPENSATION PLAN

     In June 1996, the Company Board approved an Executive Management Compensation Plan (the "Compensation Plan") containing the following provisions:
(i) a cash bonus of $ million payable by June 30, 1996; (ii) the award of shares of Company common stock with restrictions on its transferability for a period of three years from its issuance; and (iii) the issuance of options for purchase of an equivalent number of shares of common stock: such options vest ratably over three years from the date of grant. The options' exercise price approximates the fair market value at the date of the grant and will expire if not exercised by June 2003.

THE 1996 INCENTIVE COMPENSATION PLAN

     The Company has adopted the Bank United 1996 Incentive Compensation Plan (the "1996 Incentive Compensation Plan"). The 1996 Incentive Compensation Plan is designed to promote the success and enhance the value of the Company by linking the interests of certain of the full-time employees of the Company ("Participants") to those of the Company's stockholders and by providing Participants with an incentive for outstanding performance. The 1996 Incentive Compensation Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain Participants upon whose judgment, interest and special efforts the Company's successful operation largely is dependent. As determined by the Compensation and Directors Committee of the Company Board, or any other designated committee of the Company Board, the Company employees, including employees who are members of the Company Board, are eligible to participate in the 1996 Incentive Compensation Plan. Non-employee directors are not eligible to participate in the 1996 Incentive Compensation Plan. The Company Board has provided for the 1996 Incentive Compensation Plan to remain in effect for 10 years, to 2006. The description below is intended as a summary only and is qualified in its entirety by reference to the 1996 Incentive Compensation Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  GENERAL

     The 1996 Incentive Compensation Plan will be administered by the Compensation and Directors Committee of the Company Board or, at the discretion of the Company Board, any other committee appointed by the Company for such purpose (the "Committee"). Four types of awards may be granted to Participants under the 1996 Incentive Compensation Plan: (i) stock options (both non-qualified and incentive) ("Options"), (ii) stock appreciation rights ("SARs"), (iii) restricted Common Stock ("Restricted Stock") and (iv) performance awards ("Performance Awards," and together with the Options, SARs and Restricted Stock, the "Awards").

     The 1996 Incentive Compensation Plan provides that the total number of shares of Class A Common Stock available for grant under the 1996 Incentive Compensation Plan may not exceed shares; PROVIDED that, if during the term of the 1996 Incentive Compensation Plan, the Company repurchases shares of Class A Common Stock additional shares equal to the number of such repurchased shares, up to outstanding shares; PROVIDED that, if during the term of the 1996 Incentive Compensation Plan, the Company repurchases shares of Class A Common Stock additional shares equal to the number of such repurchased shares, up to shares, will be available for Options; and PROVIDED, FURTHER, that the total number of shares of Class A Common Stock Available for Restricted Stock awards is not to exceed . No Participant may be granted Awards covering in excess of 10% of the shares of Class A Common Stock available for issuance over the life of the 1996 Incentive Compensation Plan. If any Award is cancelled or forfeited or terminates, expires, or lapses (other than a termination of a Tandem SAR (as defined below)), upon exercise of the related Option or the termination of a related Option upon exercise of the corresponding Tandem SAR, shares subject to such Award will be available for the grant of an Award under the 1996 Incentive Compensation Plan.

     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Committee or the Company Board may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to outstanding Awards and in the number, kind and price of shares subject to outstanding Options of SAR's as it may determine to be appropriate.

     The 1996 Incentive Compensation Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Code.

                                      108

  OPTIONS

     The term of Options granted under the 1996 Incentive Compensation Plan may not exceed 10 years. The exercise price for each Option granted will be determined by the Committee; PROVIDED that the exercise price may not be less than 100% of the fair market value (as defined in the 1996 Incentive Compensation Plan) of a share of Class A Common Stock on the date of grant.

     A Participant exercising an Option may pay the exercise price in full in cash, or, if approved by the Committee, with previously acquired shares of Class A Common Stock. The Committee, in its discretion, may allow cashless exercise of Options.

     Options are nontransferable other than by will or laws of descent and distribution (and, in the case of a nonqualified Option, pursuant to a domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership), and, during the Participant's lifetime, may be exercised only by the Participant or his legal representative.

  SARS

     SARs may be granted by the Committee in connection with all or part of any Option grant ("Tandem SARs"), or granted separately and unrelated to any Option ("Freestanding SARs"). A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable. SARs permit the Participant to receive in cash or shares of Class A Common Stock (or a combination of both) an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the SAR is exercised over the exercise price for the SAR times the number of shares of Class A Common Stock with respect to which such SAR is exercised.

     The term of SARs granted under the 1996 Incentive Compensation Plan may not exceed 10 years. The exercise price of a Freestanding SAR will be determined by the Committee. The exercise price of a Tandem SAR will equal the exercise price of the related Option.

     SARs are nontransferable other than by will or laws of descent and distribution, and, during the Participant's lifetime, may be exercised only by the Participant; PROVIDED that, at the discretion of the Committee, an Award agreement may permit transfer of an SAR by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

  RESTRICTED STOCK

     The Committee may grant Restricted Stock to eligible employees in such amounts as the Committee determines. At the time of each award of Restricted Stock the Committee will establish a restricted period, which may not, unless specified conditions described below are satisfied, be less than three years from the grant date (the "Restricted Period") during which such stock may not be sold, transferred, pledged, assigned or otherwise alienated; PROVIDED that the Committee may permit transfers of Restricted Stock during such period to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons. If a Participant terminates his employment or is involuntarily terminated for cause during the Restricted Period, all Restricted Stock held by such Participant will be forfeited. If a Participant is involuntarily terminated other than for cause, the Committee may waive all or part of any remaining restrictions on such Participant's Restricted Stock. Up to one-third of the shares of Class A Common Stock available for grant under the 1996 Incentive Compensation Plan as Restricted Stock awards may be issued without a minimum Restricted Period. After the Restricted Period has expired, the related Restricted Stock is freely transferable.

     The Committee has discretion to determine whether holders of Restricted Stock will be entitled to dividends or other distributions thereon. If any such dividends or distributions are in shares of Class A Common Stock, such shares will be subject to the same restrictions as the related Restricted Stock. In the event the holder of Restricted Stock on which dividends or distributions are made is subject to Section 16 of the Exchange Act, the vesting period for such dividend or distribution will be the longer of (i) the remaining vesting period on the related Restricted Stock and (ii) six months.

                                      109

  PERFORMANCE AWARDS

     The Committee may from time to time grant Performance Awards, which, as determined by the Committee, may include, without limitation, cash, Common Stock, performance units, performance shares or any combination thereof. The Committee will set the performance goals and restrictions applicable to each Performance Award, including establishing the applicable performance period and the value of the Performance Award. After the applicable performance period has ended, the holder of a Performance Award will be entitled to receive the payout earned to the extent to which the corresponding performance goals were satisfied.

     Performance Awards are nontransferable other than by will or laws of descent and distribution and during the Participant's lifetime may be exercised only by the Participants; PROVIDED that, at the discretion of the Committee, an award agreement may permit transfer of a Performance Award by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

  CHANGE OF CONTROL

     In the event of a Change of Control (as defined in the 1996 Incentive Compensation Plan), (i) any Option or SAR that is not then exercisable and vested will become fully exercisable and vested (PROVIDED that in the case of any holder of an Option or SAR who is subject to Section 16(b) of the Exchange Act, such Option or SAR has been outstanding for at least six months as of the date of such Change of Control), (ii) the restrictions on any Restricted Stock will lapse and (iii) all Performance Awards will be deemed earned.

     During the 60-day period following a Change of Control, any Participant will have the right to surrender all or part of any Option held by such Participant, in lieu of payment of the exercise price, and to receive cash in an amount equal to the difference between (i) the higher of the price received for Common Stock in connection with the Change of Control and the fair market value of a share of Common Stock in connection with the Change of Control and the fair market value of a share of Common Stock on the date, if any, that such Option is cancelled (the "Change of Control Price"), and (ii) the exercise price (the difference between (i) and (ii) being referred to as the "Spread") multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such Option; PROVIDED that such Change of Control transaction would not thereby be made ineligible for pooling of interests accounting; and PROVIDED, FURTHER, that, if the Change of Control is within six months of the grant date for any such Option, no such election may be made prior to six months from such grant date; and PROVIDED, FURTHER, that, if the Option is an "incentive stock option" under Section 422 of the Code, the Change of Control Price will equal the fair market value of a share of the Class A Common Stock on the date, if any, that such Option is cancelled. If such 60-day period ends within the period six months after the grant date for an Option, any such Option held by a Participant subject to Section 16 of the Exchange Act will be cancelled and the holder thereof will receive six months and one day after the grant of such Option, an amount equal to the Spread multiplied times the number of shares of Class A Common Stock granted under or comprising such Option.

  DEFERRALS

     The Committee may permit a Participant to elect, or the Committee may require, at its sole discretion, subject to the proviso set forth below, any one or more of the following: (i) the deferral of a Participant's receipt of cash,
(ii) a delay in the exercise of an Option or SAR, (iii) a delay in the lapse or waiver of restrictions with respect to Restricted Stock, or (iv) a delay of the satisfaction of any requirements or goals with respect to Performance Awards; PROVIDED that the Committee's authority to take such actions exists only to the extent necessary to reduce or eliminate a limitation on the deductibility of compensation paid to a Participant pursuant to (and so long as such action in and of itself does not constitute the exercise of impermissible discretion under) Section 162(m) of the Code, or any successor provision thereunder. If any such deferral is required or permitted, the Committee will establish rules and procedures for such deferrals, including provisions relating to periods of deferral, the terms of payment following the expiration of the deferral periods, and the rate of earnings, if any, to be credited to any amounts deferred thereunder.

  AMENDMENTS

     The Company Board may at any time terminate, amend, or modify the 1996 Incentive Compensation Plan; PROVIDED that no amendment, alteration or discontinuation will be made which will disqualify the 1996 Incentive Compensation Plan from the exemption provided by Rule 16b-3 promulgated under the Exchange Act, and, to

                                      110

the extent required by law, no such amendment will be made without the approval of the Company's stockholders.

  FEDERAL INCOME TAX CONSIDERATIONS

     The following brief summary of the United States federal income tax rules currently applicable to nonqualified stock options, incentive stock options, SARs, restricted stock and performance awards is not intended to be specific tax advice to Participants under the 1996 Incentive Compensation Plan.

     Two types of stock options may be granted under the 1996 Incentive Compensation Plan: nonqualified stock Options ("NQOs") and incentive stock Options ("ISOs"). SARs, Restricted Stock and Performance Awards may also be granted under the Plan. The grant of an Award generally has no immediate tax consequences to the Participant or the Company. Generally, Participants will recognize ordinary income upon: (i) the exercise of NQOs or SARs; (ii) the vesting of shares of Restricted Stock; and (iii) the actual receipt of cash or stock pursuant to Performance Awards. In the case of NQOs and SARs, the amount of income recognized is measured by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. In the case of Restricted Stock and Performance awards, the amount of income is equal to the fair market value of the stock or other property (including cash) received. The exercise of an ISO for cash generally has no immediate tax consequences to a Participant or to the Company. Participants may, in certain circumstances, recognize ordinary income upon the disposition of shares acquired by exercise of an ISO, depending upon how long such shares were held prior to disposition. Special rules apply to shares acquired by exercise of ISOs for previously held shares. In addition, special tax rules may result in the imposition of a 20% excise tax on any "excess parachute payments" that result from the acceleration of the vesting or exercisability of Awards upon a Change of Control.

     The Company is generally required to withhold applicable income and Social Security taxes ("employment taxes") from ordinary income which a Participant recognizes on the exercise or receipt of an Award. The Company thus may either require Participants to pay to the Company an amount equal to the employment taxes the Company is required to withhold or retain or sell without notice a sufficient number of the shares to cover the amount required to be withheld.

     The Company generally will be entitled to a deduction for the amount includible in a Participant's gross income for federal income tax purposes upon the exercise or actual receipt of an Award. However, such deduction generally is available only if the Company timely complies with applicable information reporting requirements under Sections 6041 and 6041A of the Code. Furthermore,
Section 162(m) of the Code and the regulations thereunder may, in some circumstances, limit deductibility with respect to "covered employees" whose total annual compensation exceeds one million dollars, and Section 280G of the Code and the regulations thereunder may render nondeductible amounts includible in income by employees that are contingent upon a Change of Control and that are characterized as "excess parachute payments".

  RESALE OF SHARES

     The registration requirements of any applicable state securities laws and the resale restrictions of Rule 144 under the Securities Act may restrict the sale of shares of Class A Common Stock acquired pursuant to the exercise of Awards by "affiliates" of the Company within the meaning of the Securities Act. For purposes of creating short-swing profit liability under Section 16 of the Exchange Act, sales of such shares by affiliates will be matchable with market purchases within less than six months before or after such sales.

THE DIRECTOR STOCK COMPENSATION PLAN

     The Company has adopted the Bank United Director Stock Compensation Plan (the "Director Stock Plan"). The purposes of the Director Stock Plan are to (i) promote a greater identity of interest between the Company's non-employee directors and its stockholders, and (ii) attract and retain individuals to serve as directors and to provide a more direct link between directors' compensation and stockholder value.

  GENERAL

     The Director Stock Plan will be administered by the Company Board or a committee of the Company Board designated for such purpose.

     Pursuant to the terms of the Director Stock Plan, non-employee directors of the Company will be eligible to participate in the Director Stock Plan following the Distribution (each, an "Eligible Director"). A total of

                                      111

            shares of Class A Common Stock will be reserved for issuance and available for grants under the Director Stock Plan.

     In the event of any change in corporate capitalization (such as a stock split) or a corporate transaction (such as a merger, consolidation, separation including a spin-off or other distribution of stock or property of the Company, any reorganization or any complete liquidation of the Company), the Company Board or the designated committee may make such substitution or adjustments in the aggregate number and class of shares reserved for issuance under the Director Stock Plan, in the number, kind and option price of shares subject to outstanding Options, in the number and kind of shares subject to other outstanding awards granted under the Director Stock Plan, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; PROVIDED, HOWEVER, that the number of shares subject to any award must always be a whole number.

     Pursuant to the Director Stock Plan, each Eligible Director will receive an initial award of shares of Class A Common Stock after serving the first three months as a member of the Company Board.

  CLASS A COMMON STOCK

     With respect to the annual retainer paid to directors (the "Annual Retainer"), each Eligible Director may make an annual irrevocable election to receive shares of Class A Common Stock in lieu of all or any portion (in 25% increments) of the Annual Retainer; PROVIDED that the election of cash, Class A Common Stock and options under the Director Stock Compensation Plan are alternatives and taken together, may not exceed 100% of such Annual Retainer. The number of shares of Class A Common Stock granted to an Eligible Director will be equal to the appropriate percentage of the Annual Retainer payable in each fiscal quarter divided by the fair market value (as defined in the Director Stock Compensation Plan) of a share of Class A Common Stock on the last business day of such fiscal quarter rounded to nearest number of shares of Class A Common Stock. Fractional shares of Class A Common Stock will not be granted and any remainder in Annual Retainer which otherwise would have purchased fractional shares will be paid in cash.

  OPTIONS CLASS A

     Each Eligible Director may also make an irrevocable election to receive an Option for Class A Common Stock in lieu of all or any portion (in 25% increments) of the Annual Retainer equal to:


                                        PERCENT OF ANNUAL
NUMBER OF OPTIONS                       RETAINER FORGONE
- -------------------------------------   -----------------

                                               100%
                                                75%
                                                50%
                                                25%

The election of cash, Class A Common Stock and options under the Director Stock Compensation Plan are alternatives and, taken together, may not exceed 100% of such Annual Retainer. The exercise price for the options will be based on the fair market value of Class A Common Stock on the date of the grant of such option adjusted for the percentage of the Annual Retainer forgone, but in no event will the exercise price be less than 50% of such fair market value. The date of grant of any option will be the later of (i) the date of the annual stockholders' meeting following the Eligible Director's election to receive an Option in lieu of the Annual Retainer and (ii) six months and one day after such election.

     Except in the case of death, disability, retirement or termination, options granted under the Director Stock Compensation Plan will have a term of ten years and will vest and become exercisable on the last day of the fiscal year in which such option is granted, PROVIDED that the Eligible Director remains on the Company Board. An option shall vest immediately in the event of death. In the event that an Eligible Director terminates his or her membership on the Company Board due to disability or retirement, the amount of any outstanding options which are not then vested will be adjusted to reflect that portion of such Eligible Director's Annual Retainer actually earned in the year. In the event that an Eligible Director's membership on the Company Board is terminated by the Company for cause, options which have not become vested will be forfeited. As used in the Director Stock Compensation Plan, "cause" means (i) the conviction of a felony, or (ii) dishonesty in the course of performing the duties as a director.

                                      112

  TRANSFERABILITY

     Grants and awards under the Director Stock Plan are not assignable or transferable nor may they be pledged or hypothecated. Any grant or award that constitutes a "derivative security" within the meaning of the Exchange Act may not be transferred other than by will or Laws of descent and distribution or pursuant to domestic relations order or qualified domestic relations order.

  AMENDMENTS

     The Director Stock Compensation Plan may be amended by the Company Board, PROVIDED that, to the extent required to qualify transactions under the Director Stock Plan for exemption under Rule 16b-3 promulgated under the Exchange Act, no amendment to the Director Stock Compensation Plan may be adopted without further approval by the holders of at least a majority of the shares of Class A Common Stock present, or represented, and entitled to vote at a meeting held for such purpose; and PROVIDED, FURTHER, that, if and to the extent required for the Director Stock Compensation Plan to comply with Rule 16b-3, no amendment to the Director Stock Compensation Plan shall be made more than once in any six-month period that would change the amount, price or timing of the grants of awards or Options thereunder other than to comply with changes in the Code, ERISA, or the regulations thereunder.

  TERMINATION

     The Director Stock Compensation Plan may be terminated at any time by either the Company Board or by holders of a majority of the shares of Class A Common Stock present and entitled to vote at a duly convened meeting of stockholders.

  CHANGE OF CONTROL

     In the event of a Change of Control (as defined in the Director Stock
Plan), any outstanding options that are not then exercisable and vested will become fully exercisable and vested. During the 60-day period following a Change of Control, any Eligible Director will have the right to surrender all or part of any option or award of Class A Common Stock held by such Eligible Director, and, in the case of an option, in lieu of payment of the exercise price, to receive cash in an amount equal to the Spread multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such option so surrendered, or, in the case of an award of Class A Common Stock, to receive cash in an amount equal to the Change of Control Price multiplied by the number of shares of Class A Common Stock so surrendered; PROVIDED that, if the Change of control is within six months of the grant date for any such option or award, no such election may be made prior to six months from such grant date. If such 60-day period ends within the period six months after the grant date for an option or award, such option or award will be cancelled and the holder thereof will receive six months and one day after the grant of such option or award, an amount equal, in the case of an option, to the Spread multiplied times the number of shares of Class A Common Stock granted under such option and in the case of an award, the Change of Control Price multiplied by the number of Class A Common Stock so awarded.

  FEDERAL INCOME TAX CONSIDERATIONS

     Eligible Directors electing Class A Common Stock in lieu of cash fees will be taxed on the value of the Class A Common Stock at the time of receipt. Eligible Directors making an irrevocable election to receive an option in lieu of cash fees will be taxed at the time of exercise of the option on the difference between the exercise price and the fair market value of the Class A Common Stock covered by the option. In each case, the Company will receive a corresponding deduction; PROVIDED that Section 280G of the Code and the regulations thereunder may render nondeductible amounts that are contingent upon a Change of Control and are characterized as "excess parachute payments".

     RESALE OF SHARES. The holders of shares of Class A Common Stock received upon the exercise of an option must comply with the resale requirements of the Securities Act and the rules and regulations promulgated thereunder. Securities registration requirements under the Securities Act may be applicable to resales by any Eligible Director. The restrictions imposed by Section 16 of the Exchange Act upon any Eligible Director and the registration requirements of any applicable state securities laws may restrict the resales of shares acquired pursuant to the exercise of options by an Eligible Director.

                                      113

MANAGEMENT EMPLOYMENT ARRANGEMENTS

     Mr. Burkholder's employment contract, which was recently amended and extended for one year to April 10, 1997, provides for payment of an annual salary of $375,000 and a discretionary bonus. In addition, as a result of the Common Stock Offering, Mr. Burkholder will receive 42.5% of the Executive Management Compensation Plan, which satisfies the terms of his present employment agreement.

     Mr. Bender's employment letter provides for payment of an annual salary and a bonus up to 2.86% of the added economic value of the mortgage banking segment. The employment letter provides that added economic value is defined to be the sum of pre-tax income and the value of new loan servicing reduced by the sum of excess servicing revenues and revenues from the sale of servicing.

     Mr. Nocella's employment letter provides for the payment of an annual salary, a discretionary bonus, and in the event Mr. Nocella's employment is terminated without cause, payment of six months' base salary (or $157,500 based on 1995 base salary).

NON-QUALIFIED RETIREMENT SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Supplemental Executive Savings Plan ("SESP"). The SESP was effective on August 1, 1995. The 1995 SESP year covers the period of August 1, 1995 to December 31, 1995. In subsequent years, the SESP plan year will coincide with the calendar year. The SESP is available to a select group of management and other highly compensated employees. Eligible employees are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 20% of compensation (as defined in the SESP) and up to 100% of bonus income. The monies deferred earn interest at a rate approximately equal to the Bank's one year certificate of deposit rate. The Bank does not contribute to the SESP.

     The SESP is funded from the general assets of the Bank and participants are general unsecured creditors of the Bank. As of March 31, 1996, there were 17 participants in the SESP, and the total amount of deferrals and interest equaled approximately $380,000. The rate of interest for the SESP was 4.42% as of March 31, 1996.

DIRECTORS SUPPLEMENTAL SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Directors Supplemental Savings Plan ("DSSP"). The DSSP was effective on August 1, 1995. The 1995 DSSP year covers the period of August 1, 1995 to December 31, 1995. In subsequent years, the plan year will coincide with the calendar year. The DSSP is available to outside directors. Eligible Directors are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 100% of retainer and meeting fees. The monies deferred earn interest at a rate approximately equal to the Bank's one year CD rate. The Bank does not contribute to the DSSP.

     The DSSP is funded from the general assets of the Bank, and participants are general unsecured creditors of the Bank. As of March 31, 1996, there was one participant in the DSSP and the total amount of deferrals and interest equaled approximately $29,000. The rate of interest for the DSSP was 4.42% as of March 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company Board determines the compensation of the Company's executive officers. The members of the Compensation Committee are Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay, none of whom is an executive officer of the Company. Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay are also members of the Compensation Committee of the Board of Directors of the Bank. No other member of the Bank Compensation Committee is an officer or employee of the Company or the Bank.

     The Bank is a party to a written investment advisory services agreement which provides for payment by the Bank to Hyperion Capital, an affiliate of the Bank, of $175,000 per year for investment advisory services and for payment by Hyperion Capital to the Bank of $175,000 for information regarding the Bank's mortgage pipeline.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of June 18, 1996 the outstanding capital stock of the Company consists of 381,925 shares of Class A Common Stock, which entitles the holder thereof to one vote per share on each matter on which the stockholders of the Company are entitled to vote, and 28,481,075 shares of Class B Common Stock, which have no voting

                                      114

rights. Shares of Class B Common Stock are convertible, at the election of the holder thereof, into shares of Class A Common Stock, subject to certain restrictions set forth in the Certificate and the Letter Agreement, and except to the extent that the holder of the Class B Common Stock is prohibited by any applicable Federal or state regulation from holding voting securities of the type or in the amount represented by the shares of Class A Common Stock that such holder would hold upon such conversion. Certain Selling Stockholders hold significant shares of Class B Common Stock and are expected to continue to hold such shares after the Common Stock Offering. See "Common Stock Offering: Selling Stockholders". Conversion of such shares of Class B Common Stock by a holder thereof to shares of Class A Common Stock would have the effect of diluting the voting power of the existing holders of Class A Common Stock and would increase the voting power of such holder commensurately.

     The following table sets forth information concerning the persons who beneficially own more than 5% of the Company's voting stock assuming no elective, nonsale conversion of Class B Common Stock.

- ------------------------------------------------------------------------------------------------------------------
               (1)                                (2)                      (3)              (4)                (5)
                                                                                                            ESTIMATED
                                               NAME AND                 AMOUNT AND                          PERCENT OF
                                                ADDRESS                 NATURE OF       PERCENT OF       CLASS FOLLOWING
            TITLE OF                         OF BENEFICIAL              BENEFICIAL      CLASS AS OF        COMMON STOCK
              CLASS                              OWNER                  OWNERSHIP      JUNE 18, 1996       OFFERING(4)

- ------------------------------------------------------------------------------------------------------------------
      Class A Common Stock               LSR Hyperion Corp.(1)            188,747           49%                2.1%
- ------------------------------------------------------------------------------------------------------------------
      Class A Common Stock               SAR Hyperion Corp.(2)             93,906           25%                1.1%
- ------------------------------------------------------------------------------------------------------------------
      Class A Common Stock               SAS Hyperion Corp.(3)             93,906           25%                1.1%
- ------------------------------------------------------------------------------------------------------------------
      Class A Common Stock             Hyperion Funding Corp.(5)            5,366            1%              *
- ------------------------------------------------------------------------------------------------------------------

 * Percentage does not exceed 1% of the issued and outstanding shares.

(1) The sole shareholder of LSR Hyperion Corp. is Lewis S. Ranieri, a Director of the Company and the Chairman of the Company.

(2) The sole shareholder of SAR Hyperion Corp. is Salvatore A. Ranieri, a Director of the Company.

(3) The sole shareholder of SAS Hyperion Corp. is Scott A. Shay, a Director of the Company.

(4) Assumes the sale of 8,480,000 shares of Common Stock in the Offering, that each such share is a share of Class B Common Stock immediately prior to such sale, and that no elective, nonsale conversion of Class B Common Stock occurs.

(5) Hyperion Funding Corp. is controlled by Lewis S. Ranieri, Salvatore A. Ranieri and Scott A Shay.

                                      115

     The following table sets forth information about certain persons who would own 5% or more of the Company's voting stock, assuming that each holder of shares of Class B Common Stock converts each such share into one share of Class A Common Stock, and assuming that each Selling Stockholder sells the maximum number of shares such Selling Stockholder may sell in the Common Stock Offering pursuant to the Letter Agreement. Significant restrictions apply to such conversions. See "Common Stock Offering: Selling Stockholders".

- ------------------------------------------------------------------------------------------------------------------
                                                                                                            ESTIMATED PERCENT OF
             NAME AND ADDRESS                     AMOUNT AND NATURE           PERCENT OF CLASS AS             CLASS FOLLOWING
           OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP          OF JUNE 18, 1996           COMMON STOCK OFFERING
- ------------------------------------------------------------------------------------------------------------------
         The Prudential Insurance                     5,279,895                      18.29%                        10.06%
              Co. of America
- ------------------------------------------------------------------------------------------------------------------
              American Home                           2,790,772                       9.67%                         5.32%
              Assurance Co.
- ------------------------------------------------------------------------------------------------------------------
            Ameritech Pension                         2,817,209                       9.76%                         5.37%
                  Trust
- ------------------------------------------------------------------------------------------------------------------
             LW-SP1, L.P. and                         2,146,748                       7.44%                         7.44%
             LW-SP2, L.P.(6)
- ------------------------------------------------------------------------------------------------------------------
           Lewis S. Ranieri(7)                        1,926,879                       6.68%                          3.7%
- ------------------------------------------------------------------------------------------------------------------
            The Equitable Life                        1,730,705                        6.0%                          3.3%
           Assurance Society of
                  the US
        and The Equitable Variable
            Life Insurance Co.
- ------------------------------------------------------------------------------------------------------------------

(6) LW-SP1 and LW-SP2 are each limited partnerships in which an affiliate of Lehman Brothers Inc. is general partner and owns a 99% interest.

(7) Includes 752 shares held as custodian for two minors, as to which Mr. Ranieri disclaims beneficial ownership.

                                      116

  SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of June , 1996, regarding each class of equity securities of the Company beneficially owned by all directors and each of the executive officers set forth in the Summary Compensation Table.


- --------------------------------------------------------------------------------------------------------------
             (1)                                   (2)                             (3)               (4)
                                                                               AMOUNT AND
                                                                                NATURE OF
           TITLE OF                                                            BENEFICIAL         PERCENT OF
            CLASS                        NAME OF BENEFICIAL OWNER               OWNERSHIP           CLASS
- --------------------------------------------------------------------------------------------------------------
              --                 Barry C. Burkholder, President and Chief         --
                                            Executive Officer                                      --
- --------------------------------------------------------------------------------------------------------------
              --                    Anthony J. Nocella, Executive Vice            --
                                  President and Chief Financial Officer                            --
- --------------------------------------------------------------------------------------------------------------
              --                      Jonathon K. Heffron, Executive              --
                                   Vice President, General Counsel, and
                                         Chief Operation Officer                                   --
- --------------------------------------------------------------------------------------------------------------
              --                            George R. Bender,                     --
                                         Executive Vice President                                  --
- --------------------------------------------------------------------------------------------------------------
              --                         Leslie H. Green, Senior                  --
                                       Vice President Operations &
                                                Technology                                         --
- --------------------------------------------------------------------------------------------------------------
     Class A Common Stock             Lewis R. Ranieri, Director(1)               188,747             49%
- --------------------------------------------------------------------------------------------------------------
     Class A Common Stock           Salvatore A. Ranieri, Director(2)              93,906             25%
- --------------------------------------------------------------------------------------------------------------
     Class A Common Stock               Scott A. Shay, Director(3)                 93,906             25%
- --------------------------------------------------------------------------------------------------------------
     Class B Common Stock               Lewis R. Ranieri, Director              1,738,132(4)         6.1%
- --------------------------------------------------------------------------------------------------------------
     Class B Common Stock             Salvatore A. Ranieri, Director              866,310(5)         3.0%
- --------------------------------------------------------------------------------------------------------------
     Class B Common Stock                Scott A. Shay, Director                  864,163            3.0%
- --------------------------------------------------------------------------------------------------------------
               Directors and Executive Officers as a Group                      3,845,162             (6)
- --------------------------------------------------------------------------------------------------------------

(1) See Notes 1 and 4 to "Security Ownership of Certain Beneficial Owners," above.

(2) See Notes 2 and 4 to "Security Ownership of Certain Beneficial Owners," above.

(3) See Notes 3 and 4 to "Security Ownership of Certain Beneficial Owners," above.

(4) Includes 752 shares held as custodian for two minors as to which Mr. Ranieri disclaims beneficial ownership.

(5) Includes 7,513 shares held as custodian for a minor as to which Mr. Ranieri disclaims beneficial ownership.

(6) 100% of the outstanding Class A Common Stock and 13.32% of the outstanding Common Stock.

                                      117

  PRINCIPAL STOCKHOLDERS, BANK PREFERRED STOCK

     The following tables set forth with respect to the Bank Preferred Stock as of , 1996: (i) shares beneficially owned by all directors of the Company; (ii) each of the executive officers named in the Summary Compensation Table set forth herein; and (iii) shares beneficially owned by all directors of the Company, and executive officers as a group.

  PREFERRED STOCK, SERIES A


                                        NUMBER OF SHARES
                                         AND NATURE OF
                                           BENEFICIAL       PERCENT
NAME                                      OWNERSHIP(1)      OF CLASS
- -------------------------------------   ----------------    --------

Lewis S. Ranieri.....................       --                *
Salvatore A. Ranieri.................       --                *
Scott A. Shay........................       --                *
Barry C. Burkholder..................         8,000           *
George R. Bender.....................         4,000           *
Anthony J. Nocella...................         1,000           *
Jonathon K. Heffron..................         1,400(2)        *
Leslie H. Green......................       --                *
Directors and Executive Officers as a
  Group..............................        14,400           *

  PREFERRED STOCK, SERIES B


                                        NUMBER OF SHARES
                                         AND NATURE OF
                                           BENEFICIAL       PERCENT
NAME                                      OWNERSHIP(1)      OF CLASS
- -------------------------------------   ----------------    --------

Lewis S. Ranieri.....................       --                *
Salvatore A. Ranieri.................       --                *
Scott A. Shay........................       --                *
Barry C. Burkholder..................       --                *
George R. Bender.....................       --                *
Anthony J. Nocella...................         2,000           *
Jonathon K. Heffron..................       --                *
Leslie H. Green......................       --                *
Directors and Executive Officers as a
  Group..............................         2,000           *

- ------------

 * Percentages do not exceed 1% of the issued and outstanding shares.

(1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote. Beneficial ownership as shown in the table arises from sole investment power unless otherwise indicated by footnote.

(2) 1,000 shares direct, 400 shares held as custodian for minor children.

                                      118

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  CERTAIN TRANSACTIONS

     The Bank may from time to time make home mortgage or consumer loans to directors, officers, and employees. Any such loan will be made in the ordinary course of business, and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time with non-affiliated parties. The Bank had no loans to directors or executive officers outstanding during the six months ended March 31, 1996, or in fiscal 1995 or 1994.

     Historically, expenses paid to related parties were (i) for services provided in connection with hedging and asset and liability management strategies, and (ii) for services provided in connection with the management and marketing of real estate properties. No such expenses were incurred during the six months ended March 31, 1996, or fiscal 1995 or 1994. At March 31, 1996 and September 30, 1995 and 1994, the Company and the Bank had no outstanding receivables from or payables to related parties other than those related to participation in the filing of the consolidated tax return and there are no loans outstanding to directors, executive officers, or principal holders of the Company's equity securities.

     As a general benefit to all full-time employees with at least six months of service (excluding executive officers), the Bank, through its Mortgage Banking Group, will waive the 1% origination fee for a mortgage loan for the purchase or refinance of the employee's principal residence. In addition, the Bank offers a 0.50% discount on its posted rates for consumer installment loans made to employees.

     The Company is contemplating entering into a consulting agreement pursuant to which Lewis S. Ranieri would serve as a consultant to the Company for a three-year period.

                                      119

                  COMMON STOCK OFFERING: SELLING STOCKHOLDERS

     The Selling Stockholders consist of the limited and general partners of Hyperion Partners. LW-SP1 and LW-SP2 are limited partners of Hyperion Partners but are not Selling Stockholders. The partners received Class A Common Stock and Class B Common Stock in the Restructuring which was effected in June 18, 1996 and LW-SP1 and LW-SP2 received shares of Class B Common Stock. See "Summary -- Recent Developments".

     The following table sets forth information with respect to the beneficial ownership of Common Stock by the Selling Stockholders, LW-SP1 and LW-SP2 as of the date of this Prospectus and as adjusted to reflect the sale of the Class A Common Stock offered hereby (assuming no exercise of the underwriters' over-allotment option).

                                         SHARES OF
                                          CLASS A          CLASS A         SHARES OF          CLASS B
                                           COMMON           COMMON          CLASS B           COMMON            CLASS A
                                          STOCK --         STOCK --          COMMON       STOCK --PERCENT       COMMON
                                           OWNED        PERCENT OWNED     STOCK-OWNED          OWNED         STOCK OFFERED
                                       BEFORE COMMON    BEFORE COMMON    BEFORE COMMON     BEFORE COMMON       IN COMMON
                                       STOCK OFFERING   STOCK OFFERING   STOCK OFFERING   STOCK OFFERING    STOCK OFFERING
                                       --------------   --------------   --------------   ---------------   ---------------

LSR Hyperion Corp.(1)................       188,747             49%        1,698,725             6.0%
Hyperion Funding Corp.(2)............         5,366              1%           48,298             0.2%
SAR Hyperion Corp.(3)................        93,906             25%          845,153             3.0%
SAS Hyperion Corp.(4)................        93,906             25%          845,153             3.0%
KRW Hyperion Corp.(5)................       --              --               281,036             1.0%
CJK Hyperion Corp.(6)................       --              --               226,676             0.8%
David M. Golush(7)...................       --              --               423,251             1.5%
Patricia A. Sloan(8).................       --              --               193,979             0.7%
David A. Marcus(9)...................       --              --               176,630             0.6%
Jeffrey P. Cheesman(10)..............       --              --               152,709             0.5%
Robert A. Perro(11)..................       --              --                98,149             0.3%
The Prudential Insurance Co. of
 America.............................       --              --             5,279,895            18.6%
American Home Assurance Company......       --              --             2,790,772             9.8%
LW-SP1 L.P...........................       --              --             2,029,372             7.1%
LW-SP2 L.P...........................       --              --               117,376             0.4%
Ameritech Pension Trust..............       --              --             2,817,209             9.8%
The Equitable Life Assurance Society
 of the United States................       --              --             1,623,368             5.7%
The Equitable Variable Life Insurance
 Company.............................       --              --               107,337             0.4%
Equitable Deal Flow Fund LP..........       --              --               907,200             3.2%
Equitable Capital
 Partners LP.........................       --              --             1,085,400             3.8%
Equitable Capital Partners
 (Retirement Fund) LP................       --              --               534,600             1.9%
Lewis S. Ranieri.....................       --              --                11,404             0.0%
Salvatore A. Ranieri Cust for
 Margaret Ranieri NY UGMA-AGE 21.....       --              --                 7,513             0.0%
Lewis S. Ranieri A/C/F Eric Jimenez
 NJ UTMA-21..........................       --              --                   376             0.0%

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                          SHARES OF         CLASS A          SHARES OF         CLASS B
                                           CLASS A           COMMON           CLASS B           COMMON
                                           COMMON           STOCK --          COMMON           STOCK --
                                         STOCK-OWNED     PERCENT OWNED      STOCK OWNED     PERCENT OWNED
                                        AFTER COMMON      AFTER COMMON     AFTER COMMON      AFTER COMMON
                                       STOCK OFFERING    STOCK OFFERING   STOCK OFFERING    STOCK OFFERING
                                       ---------------   --------------   ---------------   --------------

LSR Hyperion Corp.(1)................
Hyperion Funding Corp.(2)............
SAR Hyperion Corp.(3)................
SAS Hyperion Corp.(4)................
KRW Hyperion Corp.(5)................
CJK Hyperion Corp.(6)................
David M. Golush(7)...................
Patricia A. Sloan(8).................
David A. Marcus(9)...................
Jeffrey P. Cheesman(10)..............
Robert A. Perro(11)..................
The Prudential Insurance Co. of
 America.............................
American Home Assurance Company......
LW-SP1 L.P...........................
LW-SP2 L.P...........................
Ameritech Pension Trust..............
The Equitable Life Assurance Society
 of the United States................
The Equitable Variable Life Insurance
 Company.............................
Equitable Deal Flow Fund LP..........
Equitable Capital
 Partners LP.........................
Equitable Capital Partners
 (Retirement Fund) LP................
Lewis S. Ranieri.....................
Salvatore A. Ranieri Cust for
 Margaret Ranieri NY UGMA-AGE 21.....
Lewis S. Ranieri A/C/F Eric Jimenez
 NJ UTMA-21..........................

                                         SHARES OF
                                          CLASS A          CLASS A         SHARES OF          CLASS B
                                           COMMON           COMMON          CLASS B           COMMON            CLASS A
                                          STOCK --         STOCK --          COMMON       STOCK --PERCENT       COMMON
                                           OWNED        PERCENT OWNED     STOCK-OWNED          OWNED         STOCK OFFERED
                                       BEFORE COMMON    BEFORE COMMON    BEFORE COMMON     BEFORE COMMON       IN COMMON
                                       STOCK OFFERING   STOCK OFFERING   STOCK OFFERING   STOCK OFFERING    STOCK OFFERING
                                       --------------   --------------   --------------   ---------------   ---------------
Lewis S. Ranieri A/C/F Jason Jimenez
 NJ UTMA-21..........................       --              --                   376             0.0%
Ranieri Family Trust F/B/O Claudia L.
 Ranieri U/A 7/1/93..................       --              --                 4,938             0.0%
Ranieri Family Trust F/B/O Angela S.
 Ranieri U/A 7/1/93..................       --              --                 4,938             0.0%
Scott A. Shay........................       --              --                 5,366             0.0%
Trust F/B/O Benjamin Jacob Shay U/A
 7/23/93.............................       --              --                 2,254             0.0%
Trust F/B/O Ariel Rebecca Shay U/A
 7/23/93.............................       --              --                 2,254             0.0%
Trust F/B/O Dara Jen Golush U/A
 12/20/84............................       --              --                 3,086             0.0%
Trust F/B/O Jason Reid Golush U/A
 12/20/84............................       --              --                 2,683             0.0%
Gail W. Marcus.......................       --              --                 2,281             0.0%
Janet L. Perro.......................       --              --                 1,073             0.0%
Ranieri Bros. Shay & Co., Inc........       --              --                24,117             0.1%
The Sweater Trust....................       --              --               644,024             2.3%
Sun Life Insurance Co. of America....       --              --             1,073,374             3.8%
Marilyn B. Arison....................       --              --               858,699             3.0%
Masco Capital Corp...................       --              --               536,687             1.9%
Wolfson Descendants' 1983 Trust......       --              --               214,675             0.8%
South Ferry #2, L.P..................       --              --               271,921             1.0%
EDN Equities.........................       --              --               135,961             0.5%
Leslie Wexner........................       --              --               429,350             1.5%
The Airlie Group, L.P................       --              --               429,350             1.5%
Julius Berman........................       --              --               126,975             0.4%
FAME Associates......................       --              --               193,207             0.7%
Institutional Interests..............       --              --               336,097             1.2%
Houston Firemen's Relief and
 Retirement Fund.....................       --              --               536,687             1.9%
Alpine Investment Partners...........       --              --               214,675             0.8%
Mortimer Zuckerman...................       --              --                21,467             0.1%
Edward Linde.........................       --              --                21,467             0.1%
Connie S. Maniatty...................       --              --                21,467             0.1%
Micha Astrachan......................       --              --                66,232             0.2%


                                          SHARES OF         CLASS A          SHARES OF         CLASS B
                                           CLASS A           COMMON           CLASS B           COMMON
                                           COMMON           STOCK --          COMMON           STOCK --
                                         STOCK-OWNED     PERCENT OWNED      STOCK OWNED     PERCENT OWNED
                                        AFTER COMMON      AFTER COMMON     AFTER COMMON      AFTER COMMON
                                       STOCK OFFERING    STOCK OFFERING   STOCK OFFERING    STOCK OFFERING
                                       ---------------   --------------   ---------------   --------------

Lewis S. Ranieri A/C/F Jason Jimenez
 NJ UTMA-21..........................
Ranieri Family Trust F/B/O Claudia L.
 Ranieri U/A 7/1/93..................
Ranieri Family Trust F/B/O Angela S.
 Ranieri U/A 7/1/93..................
Scott A. Shay........................
Trust F/B/O Benjamin Jacob Shay U/A
 7/23/93.............................
Trust F/B/O Ariel Rebecca Shay U/A
 7/23/93.............................
Trust F/B/O Dara Jen Golush U/A
 12/20/84............................
Trust F/B/O Jason Reid Golush U/A
 12/20/84............................
Gail W. Marcus.......................
Janet L. Perro.......................
Ranieri Bros. Shay & Co., Inc........
The Sweater Trust....................
Sun Life Insurance Co. of America....
Marilyn B. Arison....................
Masco Capital Corp...................
Wolfson Descendants' 1983 Trust......
South Ferry #2, L.P..................
EDN Equities.........................
Leslie Wexner........................
The Airlie Group, L.P................
Julius Berman........................
FAME Associates......................
Institutional Interests..............
Houston Firemen's Relief and
 Retirement Fund.....................
Alpine Investment Partners...........
Mortimer Zuckerman...................
Edward Linde.........................
Connie S. Maniatty...................
Micha Astrachan......................

- ------------

 (1) All stock owned by Lewis S. Ranieri.

 (2) All stock owned by Lewis S. Ranieri, Salvatore A. Ranieri, Scott A. Shay and Kendrick R. Wilson III.

 (3) All stock owned by Salvatore A. Ranieri.

 (4) All stock owned by Scott A. Shay.

 (5) All stock owned by Kendrick R. Wilson III.

 (6) All stock owned by Clinton J. Kendrick.

 (7)

 (8)

 (8)

(10)

(11)

     Since its formation in 1988, Hyperion Partners directly or indirectly has made a number of investments, other than in the Bank, including: (i) Hyperion Credit Capital Partners L.P., the partnership which purchased a portfolio of commercial and multifamily loans and real estate from the RTC; (ii) Hyperion Credit Services Corporation, which was formed to service the portfolio of real estate loans owned by Hyperion Credit Capital Partners L.P., (iii) Suntex Ventures, which made real estate investments in multifamily apartments and in high-rise residential condominiums; (iv) the Centeq Companies, which were real estate service companies, (v) Hyperion Capital, a Commission-registered investment advisory firm; (vi) Cardholder Partners L.P., which held accounts and other intangibles related to a credit card portfolio; (vii) DE MINIMIS minority equity investments in a Spanish mortgage banker and a mortgage conduit vehicle for the securitization of Spanish residential mortgage loans; and (viii) miscellaneous investments in marketable financial instruments.

     The general partner of Hyperion Partners is Hyperion Ventures L.P. ("Hyperion Ventures"). Four corporations are general partners of Hyperion
Ventures: (i) LSR Hyperion Corp., which is wholly owned by Lewis S. Ranieri;
(ii) Hyperion Funding Corp., which is owned by Lewis S. Ranieri, Salvatore A. Ranieri, Scott A. Shay and Kendrick R. Wilson III; (iii) SAR Hyperion Corp., which is wholly owned by Salvatore A. Ranieri; and (iv) SAS Hyperion Corp., which is wholly owned by Scott A. Shay.

     In June 1995, Lewis S. Ranieri and Scott A. Shay established a new private equity fund, Hyperion Partners II. Hyperion Partners II follows many of the same investment strategies as Hyperion Partners. Both the general partner of and the advisor to Hyperion Partners II are controlled by Lewis S. Ranieri and Scott A. Shay, who were also among the founders, and remain two of the three control persons, of Hyperion Partners and are members of the Company Board. See "Risk Factors -- Concentration of Ownership".

     Prior to the Restructuring, Hyperion Partners held all of the Company's common stock, other than the Class C Common Stock, through its wholly owned subsidiary, Hyperion Holdings. On June 18, 1996, Hyperion Holdings was merged with and into the Company in the Merger.

SELLING STOCKHOLDER LETTER AGREEMENTS

     Each of the Selling Stockholders, LW-SP1 and LW-SP2 (which are subject to each of the provisions described herein as applicable to Selling Stockholders, except as otherwise indicated) have entered into a Letter Agreement, dated as of June 17, with each of Hyperion Partners and the Company (the "Letter Agreement"). Pursuant to the Letter Agreement, each Selling Stockholder consented to the Distribution and agreed to hold the common stock of Hyperion Holdings received pursuant to the Distribution according to the terms of such Letter Agreement. Also, each Selling Stockholder (including those who prior to the Merger held voting shares of capital stock of Hyperion Holdings and those who prior to the Merger held shares of Class C Common Stock), by executing the Letter Agreement and agreeing to be bound thereby, consented to and approved of, for purposes of Section 228 of the DGCL and otherwise, the Merger Agreement, dated as of June 17, 1996, by and between Hyperion Holdings and the Company (the "Merger Agreement"), and the Merger.

     Pursuant to the Letter Agreement, each Selling Stockholder acknowledged (i) that under the By-laws of Hyperion Holdings, it is not permitted to Transfer any shares of capital stock of Hyperion Holdings except pursuant to the Merger Agreement and (ii) that, under the By-Laws, after the Distribution and prior to the consummation of the Common Stock Offering, such Selling Stockholder would not effect any Transfer of shares of capital stock of the Company (a) in the case of such shares received in respect of Class C Common Stock in the Merger, except as such Selling Stockholder would have been permitted to transfer such Class C Common Stock under the Stockholders' Agreement, dated as of August 1, 1989, by and among the Company and the other parties specified therein, and (b) in the case of any other such shares, except in accordance with the terms of the limited partnership agreement of Hyperion Partners applicable to the transfer of partnership interests of Hyperion Partners. Each 5% Stockholder acknowledged that it is not permitted, prior to the earlier of an IPO or October 31, 1996, to Transfer any such shares owned by such 5% Stockholder or its affiliates (other than to a person of whom the 5% Stockholder is a wholly-owned subsidiary) or acquire any additional such shares. If an IPO is not consummated within six months of the date of the Transaction Agreement, the Company is obligated to provide each Selling Stockholder with registration and tag-along rights substantially similar to those set forth in the Stock Purchase Agreement, dated as of August 1, 1989, by and among the Company and certain Selling Stockholders

                                      122

and the Stockholders' Agreement. Under the Letter Agreements, each Selling Stockholder is also obligated to provide certain cooperation to the Company in the case of an IPO, including entering into customary underwriting and lockup agreements.

     Selling Stockholders retaining shares of Common Stock may not sell such shares for (1) one year after the Common Stock Offering, if such stock was received in respect of general partnership interests in Hyperion Partners or (2) six months after the Common Stock Offering, if such shares were received in respect of limited partnership interests in Hyperion Partners (although a regulated insurance company may sell shares in a private off-market transaction subject to Rule 144 limits and reasonable representations requested by the underwriters). Subject to certain adjustments by the Company Board based upon advice of the underwriters to improve the marketability of the shares of Common Stock to be sold in the Common Stock Offering, each 5% Stockholder may sell up to 45% of such holder's shares of Common Stock in the Common Stock Offering, except for LW-SP1 and LW-SP2, affiliates of Lehman Brothers Inc., which are prohibited from selling any shares until August 8, 1998, and any other Selling Stockholder may sell up to 16% of its shares in the Common Stock Offering (subject to increase pro rata in the discretion of the Company Board if the 5% Stockholders elect to sell fewer than the maximum number of shares they are permitted to sell in the Common Stock Offering). Each Selling Stockholder acknowledged that, except for shares that could have been sold pursuant to the Common Stock Offering but were not sold at the election of such 5% Stockholder, no 5% Stockholder is permitted by the By-Laws to acquire or Transfer any shares of capital stock of the Company for three years following the Common Stock Offering (or upon termination of the Letter Agreement, if earlier) unless as of an earlier date the Company Board determines that such acquisition or Transfer would not be reasonably likely to have a material adverse effect on the tax position of the Company.

     Pursuant to the Letter Agreement, as soon as practicable after the Common Stock Offering, the Company is obligated to file, and to use best efforts to cause to promptly become effective, a registration statement under the Securities Act with respect to shares of class A or Class B Common Stock then held by any Selling Stockholder. The Company is also obligated to take action to keep such registration statement effective (subject to occasional periods of suspension of such effectiveness as necessary) until the later of the date on which all Common Stock registered thereunder has been sold pursuant thereto, but in no case later than December 31, 1999, or until such registration under the Securities Act is no longer required to sell such shares without restriction.

     The Letter Agreement also restricts the conversion rights of holders of Class B Common Stock.

     In connection with the Letter Agreement, each of the Selling Stockholders, Hyperion Partners, Hyperion Holdings and the Company have made certain representations and warranties. The Letter Agreement may be terminated by consent of each of the parties thereto and if not earlier terminated will terminate on the earlier of the third anniversary of the Common Stock Offering or of October 31, 1996 (except for certain provisions restricting transfers and pertaining to registration rights and conversion of Class B Common Stock).

                                      123

                         DESCRIPTION OF THE SENIOR NOTES

     The Rule 144A Notes were issued under the Original Indenture between the Company and the Bank of New York, as Trustee (the "Trustee"). Subsequently, upon approval by the requisite number of holders of Rule 144A Notes, the Supplemental Indenture was executed by the Company and the Trustee, effective as of January 23, 1995. The Supplemental Indenture clarified and/or modified the Original Indenture (i) to permit the Company to redeem the Senior Notes at 101% of their principal amount plus accrued interest to the date of redemption in connection with any sale or other disposition of the Bank or at least 80% of its assets;
(ii) to provide that in the event of such a sale or other disposition, the holders of the Senior Notes shall have the right to have their Senior Notes repurchased by the Company at 101% of their principal amount plus accrued interest to the date of redemption if the Company has not exercised its option to redeem the Senior Notes; (iii) to provide that the Company would not consummate the Exchange Offer prior to December 31, 1994, with the result that the interest rate on the Rule 144A Notes would continue to be 9.05% until at least that date. The Original Indenture and the Supplemental Indenture are collectively referred to as the "Indenture."

     The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the Senior Notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definition of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. Unless otherwise indicated, references under this caption to sections, "^" or articles are references to the Indenture.

GENERAL

     The Senior Notes are unsecured obligations of the Company, are limited to $115 million aggregate principal amount at any one time outstanding (including both the Rule 144A Notes and the Exchange Notes) and will mature on May 15, 1998.

     The Senior Notes bear interest at the rate of 8.05% per annum from May 17, 1993 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1993, to the Person in whose name the Senior Note (or any predecessor Senior Note) is registered at the close of business on the preceding May 1 or November 1, as the case may be. Interest on the Senior Notes is computed on the basis of a 360-day year of twelve 30-day months. (^ ^ 301, 307 and 310) Principal of and premium, if any, and interest on the Senior Notes is payable at the Corporate Trust Office of the Trustee in New York, New York. At the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (^ ^ 301, 305 and 1002) Upon any exchange of Rule 144A Notes for Exchange Notes pursuant to the Exchange Offer, the Rule 144A Notes so exchanged shall be cancelled and shall no longer be deemed Outstanding for any purpose. In no event shall the aggregate principal amount of Rule 144A Notes and Exchange Notes Outstanding exceed $115 million. The Rule 144A Notes and the Exchange Notes constitute one class for all purposes under the Indenture, including without limitation amendments, waivers, redemptions and Offers to Purchase, and for purposes of this Description of the Senior Notes all references herein to "Senior Notes" shall be deemed to refer collectively to Rule 144A Notes and any Exchange Notes, unless the context otherwise requires. (^^ 301, 305 and 1002)

     The interest rate on the Senior Notes was increased because the Company did not consummate the Exchange Offer (or, under certain circumstances, in lieu thereof, a "shelf" registration permitting resale of Senior Notes by the holders thereof) by certain dates, all as further described under "-- Registration Covenant; Exchange Offer". The additional interest on the Senior Notes is computed on the basis of a 365-day year.

     Except as described under "-- Change of Control; Sale or Other Disposition of Bank's Assets", the Senior Notes are not subject to redemption prior to maturity. The Notes do not have the benefit of any sinking fund obligation.

     The Trustee acts as Paying Agent and Registrar. The Senior Notes may be presented for registration of transfer and exchange at the offices of the Registrar. (^ 305)

                                      124

FORM, DENOMINATION AND BOOK-ENTRY PROCEDURES

     The Rule 144A Notes initially sold to "qualified institutional buyers" pursuant to Rule 144A under the Securities Act are represented by a global Senior Note (the "Book-Entry Note") in definitive fully registered form without coupons, which is registered in the name of a nominee of DTC as depositary. The Book Entry Note is exchangeable for certificated Rule 144A Notes, in definitive, fully registered form without coupons in denominations of $250,000 and integral multiples of $1,000 in excess thereof in the circumstances described below.

     In connection with the issuance of the Book-Entry Note, DTC credited on its book-entry registration and transfer system the respective principal amounts of Book-Entry Note represented by the global Senior Note deposited with it to the accounts of institutions that have accounts with DTC or its nominee ("participants") and that beneficially own (or hold for persons who beneficially own) interests in such Book-Entry Note. Ownership of beneficial interests in the Book-Entry Note is limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in the Book-Entry Note is shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC (with respect to participants' interests) or such participants (with respect to persons that may hold beneficial interests in the Book-Entry Note through such participants).

     So long as DTC or its nominee is the registered holder and owner of a global Senior Note representing the Book-Entry Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the related Book-Entry Note for all purposes of such Book-Entry Note and for all purposes under the Indenture. Unless (a) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Book-Entry Note, (b) DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, (c) the Company delivers to the Trustee a written notice that the Book-Entry Note shall be exchangeable for definitive Rule 144A Notes or (d) an Event of Default or event that after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing with respect to the Rule 144A Notes, owners of beneficial interests in the Book-Entry Note are not entitled to have certificated Rule 144A Notes registered in their names, will not receive and are not entitled to receive physical delivery of certificated Rule 144A Notes in definitive form and are not considered to be the owners or holders of any Senior Notes under the Indenture or of such Book-Entry Note.

     Payment of principal of and premium and interest, if any, on the Book-Entry Note will be made to the depositary or its nominee, as the case may be, as the registered owner and holder thereof.

     Rule 144A Notes sold to accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act are in registered, certificated form without interest coupons. Such Senior Notes are subject to certain restrictions on transfer as described under "Risk Factors -- Restrictions on Transfer".

     Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof. Transfers of Exchange Notes may be made only by presentation of the Exchange Notes, duly endorsed, to the Trustee for registration of transfer on the Security Register maintained by the Trustee for such purposes. Unless and until an Exchange Note is duly presented to the Trustee for registration of transfer, the Company and the Trustee may treat the Person in whose name such Exchange
Note is registered on the Security Register as the sole owner thereof for all purposes under the Indenture, notwithstanding any notice to the contrary.

REGISTRATION COVENANT; EXCHANGE OFFER

     The Company will be obligated to use its best efforts to consummate the Exchange Offer. The Company has further agreed to hold such offer open for at least 30 days and exchange Exchange Notes for all Rule 144A Notes validly tendered and not withdrawn prior to the expiration of such offer. Under existing Commission interpretations, the new Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, if, prior to consummation of the Exchange Offer, such existing Commission interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner, the Company will, in lieu of effecting a registration of Exchange Notes, use its best efforts to

                                      125

effect a "shelf" registration of the Rule 144A Notes for resale by holders (the "Resale Registration"). The terms of the Company's agreement regarding the Exchange Offer are set forth in Annex A hereto.

     Because the Company did not consummate the Exchange Offer (or, in lieu thereof, the Resale Registration did not become effective) by October 14, 1993, the interest rate on the Rule 144A Notes increased by 0.5% to 8.55% per annum until such time as the Company consummates the Exchange Offer (or, in lieu thereof, such Resale Registration has become effective). Because the Company did not consummate the Exchange Offer (or, in lieu thereof, such Resale Registration did not become effective) by February 11, 1994, the interest rate on the Rule 144A Notes increased by an additional 0.5% to 9.05% per annum until such time as the Company consummates the Exchange Offer (or, in lieu thereof, such Resale Registration becomes effective). The interest rate on the Rule 144A Notes will revert to 8.05% per annum from and including the date on which the Exchange Offer is consummated (or, in lieu thereof, such Resale Registration becomes effective). See "Purpose of the Exchange Offer".

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

  LIMITATION ON COMPANY DEBT

     The Company may not Incur any Debt, except (i) Debt represented by the Notes; (ii) Debt owed by the Company to any Wholly Owned Subsidiary of the Company (but only so long as such Debt is held by a Wholly Owned Subsidiary of the Company), PROVIDED, that the obligations of the Company to any of its Wholly Owned Subsidiaries with respect to such Debt shall be evidenced by an intercompany promissory note and shall be Subordinated Debt; (iii) Debt issued
(A) the proceeds of which Debt are used to effect acquisitions of the capital stock or assets of, assume the liabilities of, or make capital contributions to, Insured Depository Institutions, (B) which Debt does not exceed in outstanding principal amount any then unused binding capital commitments available to it to enable it to repay such Debt, (C) the Company in fact receives such amount and uses such amount to repay all of such Debt within 60 days of the incurrence thereof and (D) such Debt shall be evidenced by an intercompany promissory note and shall be Subordinated Debt; and (iv) Debt the proceeds of which are immediately applied to redeem or repurchase Senior Notes, in an amount not to exceed the principal amount of the Senior Notes so redeemed or repurchased, PROVIDED that, if the Senior Notes are redeemed or repurchased only in part, such refunding or refinancing Debt does not require the payment of all or a portion of the principal thereof (whether pursuant to repurchase, redemption, repayment, defeasance, retirement or sinking fund payment obligation, payment at stated maturity or otherwise) prior to the stated maturity of the Senior Notes. (^ 1008) The Indenture does not contain a limitation on the Incurrence of Debt by Subsidiaries of the Company.

  LIMITATION ON INVESTMENTS

     The Company (i) may not have or make any Investment other than (a) Qualified Investments and (b) Investments in Subsidiaries that are Insured Depository Institutions, PROVIDED, that the Company may make an Investment in an Unrestricted Subsidiary to the extent such Investment complies with the covenant described under "Limitation on Restricted Payments", and (ii) may not permit any Subsidiary to have or make any Investment other than Investments that are not in contravention of any Regulatory Requirement applicable to the Company or any of its Subsidiaries. (^ 1009)

  LIMITATION ON CONDUCT OF BUSINESS

     The Company may not engage in any line of business other than the ownership of the Capital Stock of, and the making of Investments in, Subsidiaries that are Insured Depository Institutions, except to the extent the Company is otherwise permitted to make an investment in an Unrestricted Subsidiary; PROVIDED, that any Subsidiary of the Company may engage in any line of business that is not in contravention of any Regulatory Requirement applicable to the Company and its Subsidiaries. The Company will cause each Subsidiary that is an Insured Depository Institution to maintain its status as an Insured Depository Institution and to do all things necessary to ensure that savings accounts of such Subsidiary are insured by the FDIC (or any successor organization) up to the maximum amount permitted by the FDIA and the regulations thereunder (or any succeeding legislation). (^ 1010)

                                      126

  LIMITATION ON RESTRICTED PAYMENTS

     The Company may not, and may not permit any Subsidiary of the Company to, directly or indirectly, (i) declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (including pursuant to a merger or consolidation of the Company or such subsidiary, but excluding (a) any pro rata dividend or distribution payable solely in shares of its Capital Stock or in options, warrants or rights to acquire shares of its Capital Stock and (b) any dividends or distributions payable by any Subsidiary to the Company or another Subsidiary), (ii) purchase, redeem, or otherwise retire or acquire for value (a) any Capital Stock of the Company, any Subsidiary of the Company (other than a Wholly Owned Subsidiary) or any Related Person of the Company or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company, any Subsidiary of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company, any Subsidiary of the Company or any Related Person of the Company, (iii) make any Investment in, or payment on a Guarantee of any obligation of, any Affiliate or any Related Person of the Company, other than the Company or a Wholly Owned Subsidiary which is a Wholly Owned Subsidiary prior to such Investment, (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company (other than the Senior Notes) and (v) make any Investment in any Unrestricted Subsidiary (each of clauses (i) through (v) being a "Restricted Payment") if:
(1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing or (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted payments from March 31, 1993, exceeds the sum of:
(a) 50% of cumulative Consolidated Net Income after March 31, 1993 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly or annual financial statements of the Company are available (or if such cumulative Consolidated Net Income shall be a deficit, minus 100% of such deficit) plus (b) 100% of the aggregate net proceeds, including the fair value of property other than cash (determined in good faith by the Company Board as evidenced by a resolution of the Company Board filed with the Trustee), from the issuance of Capital Stock (other than Disqualified Stock) of the Company and options, warrants or other rights on Capital Stock (other than Disqualified Stock) of the Company (other than to a Subsidiary of the Company) and the amount by which Debt of the Company is reduced on the Company's balance sheet upon the conversion of such Debt into Capital Stock (other than Disqualified Stock) of the Company (other than by a Subsidiary of the Company) after March 31, 1993 plus (c) $12 million.

     The foregoing provision will not be violated by reason of (i) the payment of any dividend within 60 days after the declaration thereof if at the declaration date such payment would have complied with the foregoing provision,
(ii) the declaration and payment of quarterly dividends by the Bank on its Preferred Stock, Series A, pursuant to the terms thereof as in effect on the date of the Indenture, PROVIDED, that amounts so paid shall be deducted from amounts available for Restricted Payments pursuant to the preceding paragraph,
(iii) payments made in lieu of dividends with respect to periods after the date of the Indenture to the extent such payments are required to be made under the terms of the FSLIC Warrants as in effect on the date of the Indenture, PROVIDED, that amounts so paid shall be deducted from amounts available for Restricted Payments pursuant to the preceding paragraph or (iv) dividends paid on a pro rata basis by the Bank with respect to common stock issued pursuant to the FSLIC Warrant to the extent such stock is not then held by an Affiliate of the Company, PROVIDED, that amounts so paid shall be deducted from amounts available for Restricted Payments pursuant to the preceding paragraph. (^ 1011)

  LIMITATIONS CONCERNING DISTRIBUTIONS BY SUBSIDIARIES

     The Company may not, and may not permit any Subsidiary of the Company that is an Insured Depository Institution ("Bank Subsidiary") and that is not a Subsidiary of another Subsidiary or Subsidiaries of the Company (a "Direct Bank Subsidiary") to, suffer to exist any consensual encumbrance or restriction (other than pursuant to law or regulation) on the ability of such Direct Bank Subsidiary (i) to pay directly or indirectly dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Subsidiary of the Company (other than a Subsidiary of such Direct Bank Subsidiary); (ii) to make loans or advances to the Company or any Subsidiary of the Company (other than a

                                      127

Subsidiary of such Direct Bank Subsidiary); or (iii) to transfer any of its property or assets to the Company; but only if such encumbrance or restriction shall consist of either (x) an express encumbrance or restriction on the ability of the Company or such Direct Bank Subsidiary to take any such action, or (y) the right of any party to encumber or restrict the Company or such Direct Bank Subsidiary from taking any such action through enforcing the specific performance of a term of covenant that does not expressly encumber or restrict the ability of the Company or such Direct Bank Subsidiary from taking any such action. Notwithstanding the foregoing, the Company may permit a Direct Bank Subsidiary to suffer to exist any such encumbrance or restriction (a) pursuant to the terms of Preferred Stock issued by such Subsidiary on terms no more restrictive than the terms of the Bank Preferred Stock as in effect on the date of the Indenture, (b) pursuant to an agreement relating to any Debt Incurred by such Subsidiary prior to the date on which such Direct Bank Subsidiary was acquired, directly or indirectly, by the Company and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary of the Company, or (c) pursuant to an agreement effecting a renewal, refunding, refinancing or extension of Debt or Preferred Stock Incurred pursuant to an agreement referred to in clause (a) or (b) above; PROVIDED, HOWEVER, that the provisions contained in such renewal, refunding, refinancing or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof in the reasonable judgment of the Company Board as evidenced by a resolution of the Company Board filed with the Trustee. (^ 1012)

  LIMITATION ON DISPOSITIONS OF, AND LIENS UPON, CERTAIN CAPITAL STOCK OF SUBSIDIARIES THAT ARE INSURED DEPOSITORY INSTITUTIONS

     The Company may not, and may not permit any Subsidiary of the Company to, directly or indirectly, (i) transfer, convey, sell, lease or otherwise dispose of any Common Stock or Voting Stock of any Subsidiary of the Company that is a Bank Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary of the Company or such Subsidiary, unless such transfer, conveyance, sale, lease or other disposition shall consist of a sale of all of the Common Stock and Voting Stock of such Bank Subsidiary owned by the Company and any Subsidiary of the Company, the Company receives consideration at the time of such sale at least equal to the fair market value of the Common Stock or Voting Stock sold (as determined in good faith by the Company Board) in the form of cash or readily marketable cash equivalents and the Net Available Proceeds from such sale within 90 days after such sale either are reinvested as an Investment in a Wholly Owned Bank Subsidiary or are applied to make an Offer to Purchase the Senior Notes at a purchase price in cash equal to 100% of their principal amount plus accrued interest to the date of purchase, (ii) permit any Bank Subsidiary to merge or consolidate with any other Person unless either (a) the surviving entity is the Company, a Wholly Owned Subsidiary of the Company or, in the case of a Bank Subsidiary that is a Subsidiary of another Subsidiary of the Company, such other Subsidiary or a Wholly Owned Subsidiary thereof, or (b) the Company receives consideration at the time of the merger or consolidation at least equal to the fair market value of the investment of the Company in the Bank Subsidiary that is merged or consolidated (as determined in good faith by the Company Board) in the form of cash or readily marketable cash equivalents and the Net Available Proceeds from such sale within 90 days either are reinvested as an Investment in a Wholly Owned Bank Subsidiary or are applied to make an Offer to Purchase the Senior Notes at a purchase price in cash equal to 100% of their principal amount plus accrued interest to the date of purchase,
(iii) permit any Bank Subsidiary to convey or transfer its properties and assets substantially as an entirety to any Person except the Company, a Wholly Owned Subsidiary of the Company or, in the case of a Bank Subsidiary that is a Subsidiary of another Subsidiary of the Company, such other Subsidiary or a Wholly Owned Subsidiary thereof, unless the Company receives consideration at the time of the conveyance or transfer at least equal to the fair market value of the properties and assets sold (as determined in good faith by the Company Board) in the form of cash or readily marketable cash equivalents and the Net Available Proceeds from such sale within 90 days either are reinvested as an Investment in a Wholly Owned Bank Subsidiary or are applied to make an Offer to Purchase the Senior Notes at a purchase price in cash equal to 100% of their principal amount plus accrued interest to the date of purchase, (iv) permit any Bank Subsidiary to issue shares of its Common Stock or Voting Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Common Stock or Voting Stock, to any Person other than the Company or a Wholly Owned Subsidiary of the Company or, in the case of a Bank Subsidiary that is a Subsidiary of another Subsidiary of the Company, such other Subsidiary or a Wholly Owned

                                      128

Subsidiary thereof, and (v) Incur or suffer to exist a Lien upon the Voting Stock or Common Stock of any Subsidiary that is an Insured Depository Institution as security for indebtedness for money borrowed or for bonds, debentures, notes or similar instruments; PROVIDED, HOWEVER, that this covenant will not be deemed to be violated by, or to prohibit, (i) the existence of the FSLIC Warrent or the exercise thereof or (ii) the FSLIC Pledge. (^ 1015)

  LIMITATION ON LIENS

     The Company may not Incur any Debt that is secured, directly or indirectly, by any Lien upon any property or assets of the Company now owned or hereafter acquired without making effective provision for securing the Notes (and, if the Company shall so determine, any other Debt of the Company which is not subordinate to the Notes) equally and ratably with such Debt or, in the event such Debt is Subordinated Debt, prior to such Debt, in either case as to such property or assets for so long as such Debt shall be so secured. The foregoing restrictions shall not apply to (i) the FSLIC Pledge, (ii) Liens securing only the Senior Notes, or (iii) Liens upon property or assets of Subsidiaries of the Company securing Debt of Subsidiaries of the Company. (^ 1013)

  LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     The Company may not, and may not permit any Subsidiary of the Company to, enter into any transaction or series of related transactions with an Affiliate or Related Person of the Company (other than between the Company and Wholly Owned Subsidiaries of the Company) unless (i) such transaction is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or a Related Person, (ii) with respect to a transaction or series of transactions involving aggregate value in excess of $1,000,000, the transaction or series of transactions is approved by a majority of the Company Board, and
(iii) with respect to a transaction or series of transactions involving aggregate value in excess of $5,000,000, the Company delivers to the Trustee an opinion of a nationally recognized investment banking firm stating that the transaction or series of transactions is fair (from a financial point of view) to the Company. A capital contribution to the Company or the issuance by the Company of Debt otherwise permitted under the Indenture shall not be deemed to be a transaction for purposes of the foregoing. (^ 1014)

  CHANGE OF CONTROL; SALE OR OTHER DISPOSITION OF BANK'S ASSETS

     Upon the occurrence of a Change of Control, the Company may at its option, as evidenced by a resolution of the Company Board filed with the Trustee, redeem the Senior Notes in whole but not in part at 101% of their principal amount plus accrued interest to the date of redemption. If the Company or any Subsidiary, directly or indirectly, in a transaction or series of transactions pursuant to a plan evidenced by a resolution of the Company Board filed with the Trustee, conveys or transfers properties or assets of the Bank representing in the aggregate at least 80% of the value of all of the assets of the Bank (as determined in good faith by a majority of the Company Board filed with the Trustee) to any Person except the Company or a Wholly Owned Subsidiary of the Company, then the Company may at its option, as evidenced by a resolution of the Company Board filed with the Trustee, redeem the Senior Notes in whole but not in part at 101% of their principal amount plus accrued interest to the date of redemption.

     In either case, such redemption shall be made upon not less than 30 nor more than 60 days' notice mailed to each Holder of the Senior Notes at his last address as it appears in the Security Register. If within 15 days of such Change of Control or the consummation of such transaction or transactions, the Company has not exercised its option to redeem the Senior Notes, the Company will commence an Offer to Purchase all Outstanding Senior Notes at a purchase price in cash equal to 101% of their principal amount plus accrued interest to the date of purchase. The Company will give Holders notice of such Offer to Purchase not more than 45 days following such Change of Control or the consummation of such transaction or series of transactions mailed by first class mail to the Holders' last addresses as they appear in the Security Register. In the event that the Company is required to offer to repurchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the 1934 Act.

     A "Change of Control" will be deemed to have occurred in the event that either (a) any Person or any Persons (other than one or more Permitted Holders) acting together that would constitute a group (for purposes of

                                      129

Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision thereto) at least 50% of the Voting Stock of the Company or the Bank; or (b) any Person or Group (other than one or more Permitted Holders), together with any Affiliates thereof, shall succeed in having sufficient of its nominees elected to the Company Board or the Board of Directors of the Bank such that such nominees, when added to any existing directors remaining on the Board of Directors or the Board of Directors of the Bank after such election who were nominated by or at the suggestion of, or who is an Affiliate of, such Person or Group, will constitute a majority of the Company Board or the Board of Directors of the Bank. "Permitted Holder" means Hyperion Partners or any Affiliate of Hyperion Partners. (^1015(d); ^ 1016)

     The Company does not have in place any commitment to fund any purchase or redemption pursuant to the provisions described above, and would not anticipate seeking any such alternative funding unless and until it is advised that any such transaction is contemplated. No assurance can be given that, if it were needed, any such alternative funding arrangement would be available.

PROVISION OF FINANCIAL INFORMATION

     Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, the Company shall prepare the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, and, unless such filing is not permitted under the Exchange Act, file such reports and other documents with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (ii) file with the Trustee copies of such annual reports, quarterly reports and other documents and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder or prospective purchaser of Book-Entry Notes. (^ 1017)

MERGERS, CONSOLIDATIONS AND CERTAIN SALES AND PURCHASES OF ASSETS

     The Company (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company or any Subsidiary of the Company (in a transaction in which such Subsidiary remains a Subsidiary of the Company); (ii) may not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its consolidated properties and assets; (iii) may not, and may not permit any Subsidiary of the Company to, directly or indirectly, acquire Capital Stock or other ownership interests of any other Person such that such Person becomes a Subsidiary of the Company; and (iv) may not, and may not permit any Subsidiary of the Company to, directly or indirectly, purchase, lease or otherwise acquire
(x) all or substantially all of the assets or (y) any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person unless: (1) in a transaction in which the Company does not survive or in which the Company directly or indirectly transfers, conveys, sells, leases or otherwise disposes of all or substantially all of its consolidated assets, the Successor Company is organized under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture; (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would become an Event of Default shall have happened and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company or the Successor Company is equal to or greater than that of the Company immediately prior to the transaction; (4) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "-- Certain

                                      130

Covenants -- Limitation on Liens", the Company or the Successor Company shall have secured the Notes as required by said covenant; and (5) certain other conditions are met. (^ 801)

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (^ 101)

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or to a Wholly Owned Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business. Notwithstanding the foregoing, an Asset Disposition shall not be deemed to include (i) any sale of a Covered Asset in the ordinary course of business or (ii) the sale in the ordinary course of business of any ownership interest in, or the assets of, any special purpose entity formed for the purpose of acquiring mortgages, mortgage-backed securities and related assets and issuing mortgage-backed securities.

     "Capital Distribution Requirement" means that the Bank shall (a) be a "Tier 1 association" as defined in the OTS regulation regarding capital distributions as in effect on the date of the Indenture (12 C.F.R. 563.134), (b) be treated as a Tier 1 association for all purposes of such regulation, and (c) not be subject to any written agreement, order, prohibition or directive with or by the OTS, the FDIC or any other supervisory entity restricting capital distributions (other than the Regulatory Capital Agreement; PROVIDED, that if an entity meeting the definition of Tier 1 association as in effect on the date of the Indenture under the OTS regulation regarding capital distributions would not, as a result of a change or addition to applicable Regulatory Requirements, be permitted, without prior approval by a supervisory entity, to make capital distributions in at least the amount provided in such regulation as in effect at the date of the Indenture, then "Capital Distribution Requirement" shall mean
(x) that the Bank shall be permitted, without prior approval by a supervisory entity, to make capital distributions to the Company in an aggregate amount equal to the aggregate interest payments scheduled to be made with respect to the Senior Notes for the two next succeeding Interest Payment Dates or (y) until such time, if any, as a supervisory entity shall have disapproved the making of any such capital distribution, that the Company shall have delivered to the Trustee an officers' certificate (and shall continue to deliver such certificate thereafter on a quarterly basis for so long as it proposes to rely on this clause (y)) of the CEO and the Chief Financial Officer of the Bank, in the form set forth in the Indenture, to the effect that such officers, in their good faith judgment, reasonably believe that the Bank would be granted all regulatory approvals that may be necessary to permit the Bank to make in a timely fashion capital distributions to the Company in amounts as are necessary in order for the Company to make the next two scheduled interest payments with respect to the Senior Notes, as such payments become due.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Subsidiary of such Person which is subject to

                                      131

restrictions which prevent the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (d) gains or losses on Asset Dispositions by such Person or its Subsidiaries and (e) all extraordinary gains and extraordinary losses; PROVIDED, FURTHER that there shall be added thereto the aggregate amount of dividends paid with respect to Preferred Stock of Subsidiaries of the Company to the extent such amount was otherwise deducted in the foregoing calculation of Consolidated Net Income.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; PROVIDED that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

     "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Company, any Subsidiary of the Company or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Senior Notes.

     "FSLIC Pledge" means the pledge of the Capital Stock of the Bank pursuant to the Regulatory Capital Maintenance Agreement dated December 30, 1988, among the Company, the Bank, Hyperion Holdings, Inc., Hyperion Partners, L.P. and the FSLIC.

     "FSLIC Warrant" means the warrant issued pursuant to the Warrant Agreement dated December 30, 1988 between the Bank and the FSLIC as amended by the Amended and Restated Warrant Agreement dated December 28, 1993, between the Bank and the FDIC.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,
(ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

     "Hyperion Partners" means Hyperion Partners L.P., a limited partnership organized under the laws of the State of Delaware.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or

                                      132

other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person; PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Investment" in any Person means the acquisition or ownership of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt of such Person, any capital contribution to such Person, any deposit with, or advance, loan or other extension of credit to, such Person, any Guarantee of, or other contingent obligation with respect to, Debt or other liability of such action Person or any amount committed to be advanced, lent or extended to such Person.

     "Insured Depository Institution" means an insured depository institution within the meaning of 12 U.S.C. ^ 1813(c)(2) or any successor law, rule or regulation.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Available Proceeds" from any disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such disposition or by applicable law, be repaid out of the proceeds from such disposition and (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such disposition.

     "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the Security Registrar on the date of the Offer offering to purchase up to the principal amount of Senior Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Offer Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Securities within five Business Days after the Offer Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include
(i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in Clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be

                                      133

included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Senior Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

          (2) the Offer Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the Outstanding Senior Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined) (the "Purchase Amount");

          (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Senior Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

          (5) that the Holder may tender all or any portion of the Senior Notes registered in the name of such Holder and that any portion of a Senior Note tendered must be tendered in an integral multiple of $1,000 principal amount, PROVIDED, that if such Holder does not tender all of such Holder's Senior Notes and the Senior Notes are not Exchange Notes, the principal amount of the remaining Senior Notes of such Holder shall be equal to at least $250,000 plus integral multiples of $1,000 in excess thereof;

          (6) the place or places where Senior Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any Senior Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each Senior Note accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each Holder electing to tender a Senior Note pursuant to the Offer to Purchase will be required to surrender such Senior Note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Senior Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

          (10) that Holders will be entitled to withdraw all or any portion of Senior Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Offer Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Note the Holder tendered, the certificate number of the Senior Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

          (11) that (a) if Senior Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Senior Notes and (b) if Senior Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Senior Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Senior Notes in denominations of $1,000 or integral multiples thereof shall be purchased and, if the Senior Notes of a particular Holder are not Exchange Senior Notes, so that the principal amount of the remaining Senior Notes of such Holder shall be equal to at least $250,000); and

          (12) that in case of any Holder whose Senior Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Senior Note without service charge, a new Senior Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Senior Note so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

                                      134

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior to, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Qualified Investments" means investments in the following types instruments:

          (a) direct obligations of the United States of America or any agency or instrumentality thereof, or obligations guaranteed by the United States of America or any agency or instrumentality thereof, provided that such obligations mature within one year from the date of acquisition thereof;

          (b) demand deposit accounts, or certificates of deposit or other obligations, maturing within one year after acquisition thereof, either fully insured by the FDIC (or any successor Federal agency) or issued by a national or state bank, trust or thrift institution having capital, surplus and undivided profits of at least $250,000,000, and having (or being the Wholly Owned Subsidiary of a holding company having) a short-term credit rating, at the time of purchase, within one of the two then-highest rating categories of Moody's Investors Service or Standard & Poor's Corporation; or

          (c) commercial paper rated at the time of purchase in one of the two then-highest rating categories by Moody's Investors Service or by Standard & Poor's Corporation and maturing not more than 270 days from the date of creation thereof; or

          (d) guaranteed invesment contracts of insurance companies whose claims-paying ability at the time of purchase is rated AA/Aa or higher by Moody's Investors Service or by Standard & Poor's Corporation, PROVIDED that the total amount of investments in such contracts which may constitute Qualified Investments at any one time pursuant to this section (d) shall not at any time exceed 20% of the Company's total Qualified Investments; or

          (e) repurchase agreements with respect to direct obligations of the United States of America or any agency or instrumentality thereof, or obligations guaranteed by the United States of America or any agency or instrumentality thereof, provided that such repurchase agreements mature within one year from the date of creation thereof; or

        (f) cash.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final Stated Maturity of the Senior Notes or is redeemable at the option of the holder thereof at any time prior to the final Stated Maturity of the Senior Notes.

     "Regulatory Capital Agreement" means the Regulatory Capital Maintenance Agreement, dated December 30, 1988, by and among the Bank, the Company, certain of its direct and indirect parents and FSLIC, as in effect at the date of the Indenture.

     "Regulatory Requirement", as to any Person, means any law, ordinance, administrative or governmental rule, regulation or official interpretation applicable to it or any of its properties or any order, directive or decree of any court or governmental agency or body having jurisdiction over such Person or any of its properties, including any such order or directive by the OTS applicable to OTS regulated institutions generally, including such Person.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of combined voting power of the Voting Stock of such Person.

     "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Senior Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Senior Notes exists; (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect

                                      135

to the Senior Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Senior Notes or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Senior Notes (unless the Senior Notes shall no longer then be Outstanding), other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon the change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority of ownership and power to direct the policies, management and affairs thereof. For purposes of the Indenture, no Unrestricted Subsidiary created in accordance with the definition of Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Company.

     "Unrestricted Subsidiary" means (1) any entity which, but for its designation as an Unrestricted Subsidiary by the Company Board would be a Subsidiary of the Company, but only if (a) neither the Company nor any of its other Subsidiaries (i) provides credit support for, or a Guarantee of, any Debt of such entity or any Subsidiary of such entity (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such entity or any Subsidiary of such entity, and (b) no default with respect to any Debt of such entity or any Subsidiary of such entity (including any right which the holders thereof may have to take enforcement action against such entity or Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Company Board may designate any Subsidiary (other than the Bank or its successor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated, PROVIDED that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving pro forma effect to such designation, the Company would then be permitted to make a Restricted Payment pursuant to the "Limitation on Restricted Payments" covenant in an amount equal to the greater of (A) the aggregate amount of all Investments made by the Company and all Subsidiaries of the Company in such Subsidiary and its Subsidiaries prior to such designation and (B) the Consolidated Net Worth of such Subsidiary, and upon such designation such amount shall be deemed to be a Restricted Payment. The Company Board may designate any Unrestricted Subsidiary to be a Subsidiary, provided that (i) had such Unrestricted Subsidiary been a Subsidiary of the Company immediately prior thereto there would not have occurred and be continuing any Event of Default or event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, and (ii) for purposes of the definition of "Consolidated Net Income," only the net income of such entity for the period beginning on the date of such designation shall be included therein. Any such designation by the Company Board shall be evidenced by filing a resolution with the Trustee and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person. For purposes of the covenants described under "Limitation

                                      136

on Company Debt", "Limitation on Dispositions of, and Liens upon Certain Capital Stock of Subsidiaries that are Insured Depository Institutions", "Limitation on Transactions with Affiliates and Related Persons" and "Limitation on Restricted Payments", and for the purpose of the definition of "Asset Dispositions", the Bank shall be deemed to be a Wholly Owned Subsidiary of the Company provided that it is wholly owned by the Company except to the extent of (i) common stock issued pursuant to the FSLIC Warrant and not then held by an Affiliate of the Company and (ii) any Preferred Stock that is not Voting Stock and is not issued in contravention of the terms of the Indenture.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Senior Note when due; (b) failure to pay any interest on any Senior Note when due, continued for 30 days; (c) default in the payment of principal and interest on Senior Notes required to be repurchased pursuant to an Offer to Purchase as described under "Limitation on Dispositions of, and Liens upon, Certain Capital Stock of Subsidiaries that are Insured Depository Institutions" and "Change of Control; Sale or Other Disposition of Bank's Assets" when due and payable; (d) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales and Purchases of Assets"; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Senior Notes continued for 30 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of Outstanding Senior Notes; (f) the occurrence of any event under the terms of any instrument evidencing or securing Debt for money borrowed by the Company or any Subsidiary in an aggregate principal amount in excess of $10 million, individually or in the aggregate, (i) which shall consist of the failure to pay any portion of principal of such Debt when due or the failure to pay any portion of interest on such Debt when due and beyond any applicable grace period therefor or (ii) which results in, or (with the giving of any notice of the lapse of time or both) would permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; (g) the failure to declare or pay in full any quarterly dividend with respect to the Preferred Stock, Series A or Series B, or any preferred stock issued by any Subsidiary of the Company; (h) the failure of the Bank at any time to meet the Capital Distribution Requirement; (i) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any Subsidiary in an amount in excess of $10 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and
(j) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary. (^ 501) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (^ 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (^ 512)

     If an Event of Default (other than an Event of Default described in clause
(j) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Senior Notes; PROVIDED HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Senior Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (j) above occurs, the Outstanding Senior Notes will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. (^ 502) For information as to waiver of defaults, see "-- Modification and Waiver".

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also (i) the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (ii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes a direction inconsistent with such request and (iii) the Trustee shall have failed to institute such proceeding within 60 days. (^ 507) However, such limitations

                                      137

do not apply to a suit instituted by a Holder of a Senior Note for enforcement of payment of the principal of and premium, if any, or interest on such Senior Note on or after the respective due dates expressed in such Senior Note. (^ 508)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (^ 1019)

GOVERNING LAW

     The Indenture and the Senior Notes will be governed by the laws of the State of New York.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note, (b) reduce the principal amount of, or the premium or interest on, any Senior Note, (c) change the place or currency of payment of principal of, or premium or interest on, any Senior Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Note, (e) reduce the above-stated percentage of Outstanding Senior Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding Senior Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Senior Notes required under the "Limitation on Dispositions of, and Liens upon, Certain Capital Stock of Subsidiaries that are Insured Depository Institutions" and "Change of Control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof. (^ 902)

     The Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. (^ 1020) Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from a Change of Control. (^ 513)

DEFEASANCE

     The Indenture provides that (A) if applicable, the Company will be discharged from any and all obligations in respect of then Outstanding Senior Notes, other than the obligation to duly and punctually pay the principal of, and premium and interest on, the Senior Notes in accordance with the terms of the Senior Notes and the Indenture, or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture or the Senior Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each instalment of interest, if any, on the Outstanding Senior Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that Holders of the Senior Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or with respect to clause (B), the Company has delivered to the Trustee an opinion of counsel to the effect that the Holders of the Senior Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; and (iii) certain other customary conditions precedent are satisfied. (Article Twelve)

                                      138

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (^^ 601 and
605)

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. (^608)

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Rule 144A Notes where such Rule 144A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ......, 199.., all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Exchange Notes will be passed upon for the Company by Bryan Cave LLP, Washington, D.C.

                                     EXPERTS

     The consolidated financial statements of the Company as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                      139

                         INDEX OF CERTAIN DEFINED TERMS


TERM                                              PAGE


15.75% Notes...................................     56
1988 Act.......................................     92
1995 Amendments................................     89
1996 Incentive Compensation Plan...............    108
5% Stockholder.................................     15
ACE............................................     96
Acquisition....................................     10
ADA............................................     94
adequately capitalized.........................     80
affiliate......................................     87
ALCO...........................................      9
American Marine................................    102
AMT............................................     96
AMTI...........................................     96
Annual Retainer................................    112
APY............................................     93
Assistance Agreement...........................     20
Awards.........................................    108
Bank...........................................      4
Bank Common Stock..............................     12
Bank Preferred Stock...........................     12
Bank Subsidiary................................    127
Barnett........................................    104
BIF............................................     16
Book-Entry Note................................    125
BSA............................................     92
capital distributions..........................     83
CDs............................................     48
CEO............................................      9
CGSA...........................................     76
Change of Control..............................    129
Change of Control Price........................    110
Class A Common Stock...........................      7
CMOs...........................................     70
Code...........................................     15
Commission.....................................      1
Committee......................................    108
Common Stock Offering..........................      7
Company........................................      1
Company Board..................................     10
Compensation Plan..............................    108
core capital...................................     82
Covered Assets.................................     77
Covered Transactions...........................     87
CRA............................................     86
DBL............................................     95
DGCL...........................................     17
Direct Bank Subsidiary.........................    127
Director Stock Plan............................    111
Distribution...................................      9
DSSP...........................................    114
DTC............................................      5
ECOA...........................................     19
EFTA...........................................     93
Eligible Director..............................    111
Eligible Institution...........................     24
employment taxes...............................    111
ERISA..........................................    108
Exchange Act...................................     23
Exchange Notes.................................      1
Exchange Offer.................................      1
Expedited Funds Act............................     93
Expiration Date................................      1
FASB...........................................     45
FDIA...........................................     86
FDIC...........................................      1
Federal Reserve Board..........................     14
FH Act.........................................     19
FHA............................................     17
FHLB...........................................     10
FHLB Dallas....................................     15
FHLBB..........................................    101
FHLMC..........................................     17
FIRREA.........................................     10
First Amendment to Warrant Agreement...........     78
FNMA...........................................     17
Forbearance Agreement..........................     10
FRA............................................     86
Freestanding SARs..............................    109
FRF............................................     10
FSLIC..........................................     10
GAAP...........................................     82
gap............................................     36
GNMA...........................................     17
Goldman Sachs..................................      4
Group..........................................    130
HELOC..........................................     61
HMDA...........................................     91
HOLA...........................................     79
Holder.........................................     26
interest rate sensitivity gap..................     74
HUD............................................     90
Hyperion Capital...............................    102
Hyperion Holdings..............................      9
Hyperion Partners..............................      9
Hyperion Partners II...........................     18
Hyperion Ventures..............................    122
Indenture......................................      2

                                      140

TERM                                              PAGE


IRR............................................     83
ISOs...........................................    111
Letter Agreement...............................    122
Maxxam.........................................     19
MBF............................................      8
MBS............................................      7
Merger.........................................      9
Merger Agreement...............................    122
Meritor........................................    104
MSRs...........................................      7
NASD...........................................      4
Net Tax Benefits...............................     96
NOLs...........................................     10
non-agency securities..........................     70
nonconforming subsidiaries.....................     82
non-qualifying loans...........................     95
NQOs...........................................    111
Offer..........................................    133
Offer Expiration Date..........................    133
Old USAT.......................................     10
operating subsidiary...........................     85
Options........................................    108
Order..........................................    100
Original Indenture.............................      2
OTS............................................      1
Ownership Change...............................     15
Participants...................................    108
participants...................................    125
Performance Awards.............................    108
Permitted Holder...............................    130
portfolio Assets...............................     85
Purchase Amount................................    134
Purchase Date..................................    133
Purchase Price.................................    134
Principal Shareholder..........................     86
qualified investments..........................     92
qualifying real property loans.................     95
QTL............................................     79
REMICs.........................................     95
REO............................................     43
Registration Statement.........................      3
repurchase agreements..........................     45
Required Filing Dates..........................    130
Resale Registration............................    125
RESPA..........................................     19
Restricted Payment.............................    127
Restricted Period..............................    109
Restricted Stock...............................    108
Restructuring..................................      9
reverse repurchase agreement...................     15
RTC............................................     12
Rule 144A......................................      1
Rule 144A Notes................................      1
SAIF...........................................      7
Salomon........................................    102
SARs...........................................    108
Section 203....................................     18
Securities Act.................................      1
Selling Stockholders...........................      7
Senior Notes...................................      2
SESP...........................................    114
Settlement Agreement...........................     77
SFAS...........................................     34
Spread.........................................    110
Supplemental Indenture.........................      2
Tandem SARs....................................    109
Tangible capital...............................     82
Tier 1 association.............................     83
Tier 2 association.............................     83
Tier 3 association.............................     83
Tier 1 risk-based capital......................     80
TILA...........................................     19
TISA...........................................     93
total capital..................................     82
total risk-based capital.......................     80
Transfers......................................     16
Trustee........................................    124
UFM............................................     76
undercapitalized...............................     80
VA.............................................     17
Voting Stock...................................     18
Warrant Agreement..............................     78
Warrants.......................................     12
well capitalized...............................     80
Winstar cases..................................    101

                                      141

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                        PAGE
                                        ----


Independent Auditors' Report.........    F-2

Consolidated Statements of Financial
  Condition as of March 31, 1996
  (unaudited) and September 30, 1995
  and 1994...........................    F-3

Consolidated Statements of Operations
  for the Six Months Ended March 31,
  1996 (unaudited) and March 31, 1995
  (unaudited) and for the Years Ended
  September 30, 1995, 1994, and
  1993...............................    F-4

Consolidated Statements of
  Stockholders' Equity for the Six
  Months Ended March 31, 1996
  (unaudited) and March 31, 1995
  (unaudited) and for the Years Ended
  September 30, 1995, 1994, and
  1993...............................    F-5

Consolidated Statements of Cash Flows
  for the Years Ended September 30,
  1995, 1994, and 1993...............    F-6

Consolidated Statements of Cash Flows
  for the Six Months Ended March 31,
  1996 (unaudited) and March 31, 1995
  (unaudited)........................    F-8

Notes to Consolidated Financial
  Statements.........................   F-10

     All supplemental schedules are omitted as inapplicable or because the required information is included in the Consolidated Financial Statements or Notes thereto.

                                      F-1

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of Bank United Corp. (formerly USAT Holdings Inc.):

     We have audited the accompanying consolidated statements of financial condition of Bank United Corp. (formerly USAT Holdings Inc.) and its subsidiary (collectively known as the "Company") as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

     Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The information as of September 30, 1993, 1992, and 1991 and for the years ended September 30, 1992 and 1991 included in notes 3, 4, 5, and 8 are presented for the purpose of additional analysis, and are not a required part of the basic consolidated financial statements. This information is the responsibility of the Company's management. Such information has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements from which such information has been derived.

     As discussed in notes 1 and 6 to the consolidated financial statements, effective October 1, 1994, the Company changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122.

DELOITTE & TOUCHE LLP
New York, New York
October 31, 1995, except for Note 21, as to
which the date is June   , 1996

                                      F-2

                               BANK UNITED CORP.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         SEPTEMBER 30,
                                                     MARCH 31,    ---------------------------
                                         NOTES         1996           1995           1994
                                       ---------   -------------  -------------  ------------

                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents............     21       $     135,691  $     112,931  $     76,938
Securities purchased under agreements
  to resell and federal funds sold...      2             659,279        471,052       358,710
Trading account assets, at fair
  value..............................                      1,267          1,081         1,011
Securities                               3, 12
     Held to maturity, at amortized cost
      (fair value of $3.0 million in 1996,
       $2.7 million in 1995, and $2.8 million in
       1994).........................                      1,903          1,902         2,358
     Available for sale, at fair
       value.........................                     56,448        114,111       111,757
Mortgage-backed securities             4, 9, 10
     Held to maturity, at amortized cost (fair value of $657.6 million in 1996,
       $2,031 million in 1995, and $2,341
       million in 1994)..............                    674,488      2,051,304     2,394,978
     Available for sale, at fair
       value.........................                  1,279,582        346,959       433,925
Loans                                    5, 9
     Held to maturity (net of the allowance for credit losses of $36.4 million in 1996, $36.8 million in 1995, and $23.4
       million in 1994)..............                  7,447,500      7,763,676     4,780,328
     Held for sale (net of the
       allowance for credit losses of
       $44 thousand in 1996, $38
       thousand in 1995, and $76
       thousand in 1994).............                    430,580        496,564       265,846
FHLB stock...........................                    233,038        225,952       132,816
Premises and equipment...............                     36,157         37,687        40,537
Mortgage servicing rights............      6              83,383         75,097        56,677
Intangible assets....................                     23,105         26,519        36,446
Real estate owned (net of allowance
  for losses of $727 thousand in
  1996, $1.1 million in 1995, and
  $373 thousand in 1994).............                     27,539         23,764        20,311
Other assets.........................  4, 13, 21         176,676        234,935       197,523
                                                   -------------  -------------  ------------
TOTAL ASSETS.........................              $  11,266,636  $  11,983,534  $  8,910,161
                                                   =============  =============  ============
LIABILITIES, MINORITY INTEREST, AND
  STOCKHOLDERS' EQUITY
LIABILITIES
Deposits.............................      8       $   4,963,321  $   5,182,220  $  4,764,204
FHLB advances........................   4, 5, 9        4,139,023      4,383,895     2,620,329
Securities sold under agreements to
  repurchase and federal funds
  purchased..........................    4, 10           949,936      1,172,533       553,000
Senior Notes.........................     11             115,000        115,000       115,000
Advances from borrowers for taxes and
  insurance..........................                    104,749        183,968       145,383
Other liabilities....................                    282,666        264,315       175,383
                                                   -------------  -------------  ------------
          Total liabilities..........                 10,554,695     11,301,931     8,373,299
                                                   -------------  -------------  ------------
COMMITMENTS AND CONTINGENCIES........   12, 17
MINORITY INTEREST
Preferred stock issued by
  consolidated subsidiary............     16             185,500        185,500        85,500
                                                   -------------  -------------  ------------
STOCKHOLDERS' EQUITY.................   15, 16
Common stock
     Class A: 13,238 shares
       outstanding...................     21                   1              1             1
     Class C: 2,797 shares
       outstanding...................     21                   1              1             1
Paid-in capital......................                    118,009        118,009       121,767
Retained earnings....................     21             411,498        384,739       343,020
Unrealized gains (losses) on
  securities and mortgage-backed
  securities available for sale, net
  of tax.............................      4              (3,068)        (6,647)      (13,427)
                                                   -------------  -------------  ------------
          Total stockholders'
            equity...................                    526,441        496,103       451,362
                                                   -------------  -------------  ------------
TOTAL LIABILITIES, MINORITY INTEREST,
  AND STOCKHOLDERS' EQUITY...........              $  11,266,636  $  11,983,534  $  8,910,161
                                                   =============  =============  ============

          See accompanying Notes to Consolidated Financial Statements.

                                      F-3

                               BANK UNITED CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    FOR THE SIX
                                                    MONTHS ENDED       FOR THE YEAR ENDED SEPTEMBER
                                                     MARCH 31,                      30,
                                                --------------------  -------------------------------
                                       NOTES      1996       1995       1995       1994       1993
                                       ------   ---------  ---------  ---------  ---------  ---------

                                                    (UNAUDITED)
INTEREST INCOME
Short-term interest-earning assets...           $  17,360  $  14,415  $  29,675  $  19,019  $  14,301
Trading account assets...............                  35         29         62       (144)     6,224
Securities...........................       3       2,112      2,950      5,893      5,007         63
Mortgage-backed securities...........       4      70,699     87,134    173,155    151,972     83,525
Loans................................       5     323,930    218,370    526,528    308,804    344,515
FHLB stock...........................               7,085      4,688     11,446      5,558      3,095
Covered Assets and related assets....       7      --         --         --          4,490     30,767
                                                ---------  ---------  ---------  ---------  ---------
        Total interest income........             421,221    327,586    746,759    494,706    482,490
                                                ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE
Deposits.............................       8     138,510    122,504    264,366    209,034    225,983
FHLB advances........................       9     136,501     92,281    224,767     91,060     48,594
Securities sold under agreements to
  repurchase and federal funds
  purchased..........................      10      29,073     19,973     53,220     10,574     11,180
Long-term debt.......................      11      --         --         --         --         10,214
Senior Notes.........................      11       5,205      5,202     10,407     10,177      3,446
Other................................              --         --         --             79      1,414
                                                ---------  ---------  ---------  ---------  ---------
        Total interest expense.......             309,289    239,960    552,760    320,924    300,831
                                                ---------  ---------  ---------  ---------  ---------
        Net interest income..........             111,932     87,626    193,999    173,782    181,659
PROVISION FOR CREDIT LOSSES..........       5       5,850      4,157     24,293      6,997      4,083
                                                ---------  ---------  ---------  ---------  ---------
        Net interest income after
          provision for credit
          losses.....................             106,082     83,469    169,706    166,785    177,576
                                                ---------  ---------  ---------  ---------  ---------
NON-INTEREST INCOME
Net gains (losses)
    Sales of single family servicing
      rights and single family
      warehouse loans................              19,157     38,464     60,495     63,286     67,403
    Securities and mortgage-backed
      securities.....................     3,4       2,863          8         26     10,404     43,702
    Other loans......................               3,485       (380)    (1,210)       163      1,496
Loan servicing fees and charges......              22,107     22,813     43,508     31,741     21,780
Other fees and charges...............               6,997      5,748     12,162     13,295     12,310
                                                ---------  ---------  ---------  ---------  ---------
        Total non-interest income....              54,609     66,653    114,981    118,889    146,691
                                                ---------  ---------  ---------  ---------  ---------
NON-INTEREST EXPENSE
Compensation and benefits............      14      39,898     43,192     83,520     86,504     81,472
Occupancy............................      17       9,439      9,072     18,713     17,196     15,971
Data processing......................      17       8,120      8,116     16,360     15,821     15,072
Advertising and marketing............               4,053      4,782      9,262     10,796      8,772
Amortization of intangibles..........               9,801     10,718     21,856     18,247     24,469
SAIF deposit insurance premiums......               6,129      5,630     11,428     11,329     10,162
Furniture and equipment..............               3,128      3,219      6,428      6,810      5,535
Other................................              18,736     16,916     27,009     32,890     40,511
                                                ---------  ---------  ---------  ---------  ---------
        Total non-interest expense...              99,304    101,645    194,576    199,593    201,964
                                                ---------  ---------  ---------  ---------  ---------
        Income before income taxes,
          minority interest, and
          extraordinary loss.........              61,387     48,477     90,111     86,081    122,303
INCOME TAX EXPENSE (BENEFIT).........  13, 21      25,278     20,186     37,415    (31,899)   (26,153)
                                                ---------  ---------  ---------  ---------  ---------
INCOME BEFORE MINORITY INTEREST AND
  EXTRAORDINARY LOSS.................              36,109     28,291     52,696    117,980    148,456
Less minority interest:
    Subsidiary preferred stock
      dividends......................               9,126      4,326     10,600      8,653      6,537
    Payments in lieu of dividends....  16, 21         224        306        377        357     --
                                                ---------  ---------  ---------  ---------  ---------
INCOME BEFORE EXTRAORDINARY LOSS.....              26,759     23,659     41,719    108,970    141,919
Extraordinary loss -- early
  extinguishment of debt.............      11      --         --         --         --         14,549
                                                ---------  ---------  ---------  ---------  ---------
NET INCOME...........................           $  26,759  $  23,659  $  41,719  $ 108,970  $ 127,370
                                                =========  =========  =========  =========  =========
EARNINGS PER COMMON SHARE:
Income before extraordinary loss.....  16, 21   $    0.87  $    0.76  $    1.35  $    3.55  $    4.61
Extraordinary loss...................              --         --         --         --           0.50
                                                ---------  ---------  ---------  ---------  ---------
Net income...........................           $    0.87  $    0.76  $    1.35  $    3.55  $    4.11
                                                =========  =========  =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                                      F-4

                               BANK UNITED CORP.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             COMMON STOCK
                                                   ---------------------------------
                                                       CLASS A           CLASS C                             UNREALIZED
                                                   ---------------   ---------------   PAID-IN    RETAINED      GAINS
                                                   SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL    EARNINGS    (LOSSES)
                                                   ------   ------   ------   ------   --------   --------   -----------
BALANCE AT SEPTEMBER 30, 1992..................... 13,238     $1     2,797      $1     $125,691   $106,680    $  --
    Net income....................................  --       --       --       --         --      127,370        --
    Cost of subsidiary's preferred stock
      issuance....................................  --       --       --       --        (3,924)    --           --
    Change in unrealized gains (losses)...........  --       --       --       --         --        --           33,384
                                                   ------   ------   ------   ------   --------   --------   -----------
BALANCE AT SEPTEMBER 30, 1993..................... 13,238      1     2,797       1      121,767   234,050        33,384
    Net income....................................  --       --       --       --         --      108,970        --
    Change in unrealized gains (losses)...........  --       --       --       --         --        --          (46,811)
                                                   ------   ------   ------   ------   --------   --------   -----------
BALANCE AT SEPTEMBER 30, 1994..................... 13,238      1     2,797       1      121,767   343,020       (13,427)
    Net income....................................  --       --       --       --         --       41,719        --
    Cost of subsidiary's preferred stock
      issuance....................................  --       --       --       --        (3,758)    --           --
    Change in unrealized gains (losses)...........  --       --       --       --         --        --            6,780
                                                   ------   ------   ------   ------   --------   --------   -----------
BALANCE AT SEPTEMBER 30, 1995..................... 13,238     $1     2,797      $1     $118,009   $384,739    $  (6,647)
                                                   ======   ======   ======   ======   ========   ========   ===========
                                                                                (UNAUDITED)
BALANCE AT SEPTEMBER 30, 1994..................... 13,238     $1     2,797      $1     $121,767   $343,020    $ (13,427)
    Net income....................................  --       --       --       --         --       23,659        --
    Change in unrealized gains (losses)...........  --       --       --       --         --        --            1,672
                                                   ------   ------   ------   ------   --------   --------   -----------
BALANCE AT MARCH 31, 1995......................... 13,238     $1     2,797      $1     $121,767   $366,679    $ (11,755)
                                                   ======   ======   ======   ======   ========   ========   ===========
                                                                                (UNAUDITED)
BALANCE AT SEPTEMBER 30, 1995..................... 13,238     $1     2,797      $1     $118,009   $384,739    $  (6,647)
    Net income....................................  --       --       --       --         --       26,759        --
    Change in unrealized gains (losses)...........  --       --       --       --         --        --            3,579
                                                   ------   ------   ------   ------   --------   --------   -----------
BALANCE AT MARCH 31, 1996......................... 13,238     $1     2,797      $1     $118,009   $411,498    $  (3,068)
                                                   ======   ======   ======   ======   ========   ========   ===========

                                                       TOTAL
                                                    STOCKHOLDERS'
                                                       EQUITY
                                                    ------------
BALANCE AT SEPTEMBER 30, 1992.....................    $232,373
    Net income....................................     127,370
    Cost of subsidiary's preferred stock
      issuance....................................      (3,924)
    Change in unrealized gains (losses)...........      33,384
                                                    ------------
BALANCE AT SEPTEMBER 30, 1993.....................     389,203
    Net income....................................     108,970
    Change in unrealized gains (losses)...........     (46,811)
                                                    ------------
BALANCE AT SEPTEMBER 30, 1994.....................     451,362
    Net income....................................      41,719
    Cost of subsidiary's preferred stock
      issuance....................................      (3,758)
    Change in unrealized gains (losses)...........       6,780
                                                    ------------
BALANCE AT SEPTEMBER 30, 1995.....................    $496,103
                                                    ============
BALANCE AT SEPTEMBER 30, 1994.....................    $451,362
    Net income....................................      23,659
    Change in unrealized gains (losses)...........       1,672
                                                    ------------
BALANCE AT MARCH 31, 1995.........................    $476,693
                                                    ============
BALANCE AT SEPTEMBER 30, 1995.....................    $496,103
    Net income....................................      26,759
    Change in unrealized gains (losses)...........       3,579
                                                    ------------
BALANCE AT MARCH 31, 1996.........................    $526,441
                                                    ============

          See accompanying Notes to Consolidated Financial Statements.

                                      F-5

                               BANK UNITED CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       FOR THE YEAR ENDED SEPTEMBER 30,
                                                                                  -------------------------------------------

                                                                                      1995           1994           1993
                                                                                  -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................................................  $      41,719  $     108,970  $     127,370
Adjustments to reconcile net income to net cash (used) provided by operating activities:
     Provision for credit losses................................................         24,293          6,997          4,083
     Net gains on sales of assets...............................................        (72,918)       (80,524)      (112,349)
     Net depreciation, amortization, and accretion..............................        (49,335)        (7,921)        (8,781)
     Amortization of intangibles................................................         21,856         18,247         24,469
     FHLB stock dividend........................................................        (11,446)        (5,558)        (3,095)
     Purchases of trading account assets........................................           (203)           (46)      (222,593)
     Proceeds from sales of trading account assets..............................            143            103         30,220
     Repayments of trading account assets.......................................       --             --               29,590
     Originations of loans held for sale........................................     (2,275,058)    (4,128,979)    (6,116,430)
     Purchases of loans held for sale...........................................       (103,926)       (60,900)       (58,879)
     Proceeds from sales of loans held for sale.................................      2,164,407      4,838,051      6,258,670
     Change in loans held for sale..............................................          5,661         53,117        207,477
     Change in interest receivable..............................................        (37,778)       (10,284)           791
     Change in other assets.....................................................         (1,547)        (4,213)        41,616
     Change in other liabilities................................................         89,056        (44,432)       131,034
                                                                                  -------------  -------------  -------------
          Net cash (used) provided by operating activities......................       (205,076)       682,628        333,193
                                                                                  -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities purchased under agreements to resell and federal
       funds sold...............................................................       (117,342)       189,278       (341,988)
     Purchases of securities held to maturity...................................         (2,920)       (32,812)        (2,500)
     Proceeds from maturities of securities held to maturity....................          3,472         33,000          5,500
     Purchases of mortgage-backed securities held to maturity...................        (38,515)       (83,854)      (480,915)
     Proceeds from sales of mortgage-backed securities held to maturity.........       --               38,294       --
     Repayments of mortgage-backed securities held to maturity..................        390,364        162,328         40,966
     Purchases of securities available for sale.................................       --             (135,930)      --
     Proceeds from sales of securities available for sale.......................       --               61,482       --
     Purchases of mortgage-backed securities available for sale.................           (230)      (735,757)      (731,677)
     Proceeds from sales of mortgage-backed securities available for sale.......         77,626        187,189        403,129
     Repayments of mortgage-backed securities available for sale................         16,346        760,111        289,304
     Change in mortgage-backed securities available for sale....................       --              (12,148)      --
     Purchases of loans held to maturity........................................     (2,658,093)    (1,406,275)    (1,212,103)
     Proceeds from sales of loans held to maturity..............................         31,543         27,093          2,878
     Change in loans held to maturity...........................................       (379,229)      (734,276)      (404,530)
     Change in Covered Assets...................................................       --              318,176        152,467
     Purchases of FHLB stock....................................................       (100,190)          (793)       (55,030)
     Redemption of FHLB stock...................................................         18,500       --             --
     Purchases of premises and equipment........................................         (6,132)       (10,379)       (14,401)
     Proceeds from sales of real estate owned acquired through
       foreclosure..............................................................         34,137         31,212         29,117
     Proceeds from sales of servicing rights....................................         34,080         67,198         64,260
                                                                                  -------------  -------------  -------------
          Net cash used by investing activities.................................     (2,696,583)    (1,276,863)    (2,255,523)
                                                                                  -------------  -------------  -------------

                          (CONTINUED ON FOLLOWING PAGE)

                                      F-6

                               BANK UNITED CORP.
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)

                                            FOR THE YEAR ENDED SEPTEMBER 30,
                                        -----------------------------------------

                                           1995           1994           1993
                                        -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits..........   $   419,738    $   (73,290)   $   (72,284)
     Proceeds from FHLB advances.....     3,821,754      2,161,384      8,454,000
     Repayment of FHLB advances......    (2,058,200)    (1,726,500)    (6,900,900)
     Net change in securities sold
       under agreements to repurchase
       and federal funds purchased...       619,533        243,000        310,000
     Change in advances from
       borrowers for taxes and
       insurance.....................        38,585          1,191         11,693
     Repayment of long-term debt.....       --             --            (102,000)
     Repayment of notes payable to
       related party.................       --             --              (4,090)
     Proceeds from issuance of Senior
       Notes.........................       --             --             115,000
     Proceeds from issuance of the
       Bank's Preferred Stock........        96,242        --              81,576
                                        -----------    -----------    -----------
          Net cash provided by
            financing activities.....     2,937,652        605,785      1,892,995
                                        -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH
  EQUIVALENTS........................        35,993         11,550        (29,335)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................        76,938         65,388         94,723
                                        -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................   $   112,931    $    76,938    $    65,388
                                        ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION AND NONCASH INVESTING
  ACTIVITIES
     Cash paid for interest..........   $   523,250    $   313,092    $   298,643
     Cash paid for income taxes......         9,863          5,102        --
     Cash paid in lieu of taxes......           157          4,000          2,800
     Real estate owned acquired
       through foreclosure...........        49,403         44,753         30,751
     Covered real estate owned
       acquired through
       foreclosure...................       --               3,744         26,320
     Sales of real estate owned
       financed by the Bank..........            30          2,732         16,752
     Securitization of loans.........       --           1,182,172        572,582
     Transfer of loans from held to
       maturity to held for sale.....       --              88,100        575,306
     Transfer of loans from held for
       sale to held to maturity......       --             486,745        --
     Transfer of mortgage-backed
       securities from available for
       sale to held to maturity......       --           1,318,877          8,907
     Transfer of mortgage-backed
       securities from held to
       maturity to loans held to
       maturity......................       --             --              23,125
     Transfer of mortgage-backed
       securities from held to
       maturity to available for
       sale..........................       --              68,741        202,509
     Transfer of trading account
       assets to mortgage-backed
       securities available for
       sale..........................       --             --             214,926
     Transfer of trading account
       assets to securities available
       for sale......................       --             --              41,526
     Change in unrealized gains
       (losses) on securities and
       mortgage-backed securities
       available for sale............         6,780        (46,811)        33,384

          See accompanying Notes to Consolidated Financial Statements.

                                      F-7

                               BANK UNITED CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       FOR THE SIX MONTHS ENDED
                                                                                              MARCH 31,
                                                                                      --------------------------

                                                                                          1996          1995
                                                                                      ------------  ------------


                                                                                             (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income..........................................................................  $     26,759  $     23,659
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for credit losses....................................................         5,850         4,157
     Net gains on sales of assets...................................................       (26,783)      (40,976)
     Net depreciation, amortization, and accretion..................................        (7,753)      (11,386)
     Amortization of intangibles....................................................         9,801        10,718
     FHLB stock dividend............................................................        (7,086)       (4,687)
     Purchases of trading account assets............................................       (10,722)          (30)
     Proceeds from sales of trading account assets..................................        10,620       --
     Originations of loans held for sale............................................    (1,492,463)     (826,541)
     Purchases of loans held for sale...............................................       (52,957)      (63,074)
     Proceeds from sales of loans held for sale.....................................     1,810,776       932,582
     Change in loans held for sale..................................................        11,368          (455)
     Change in interest receivable..................................................        19,443       (11,304)
     Change in other assets.........................................................        27,365        (8,691)
     Change in other liabilities....................................................        18,350        16,164
                                                                                      ------------  ------------
          Net cash provided by operating activities.................................       342,568        20,136
                                                                                      ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities purchased under agreements to resell and federal funds
      sold..........................................................................      (188,227)     (277,564)
     Purchases of securities held to maturity.......................................        (1,460)       (1,451)
     Proceeds from maturities of securities held to maturity........................         1,500         1,972
     Purchases of mortgage-backed securities held to maturity.......................        (3,841)      (38,515)
     Repayments of mortgage-backed securities held to maturity......................       135,527       183,210
     Purchases of securities available for sale.....................................        (9,142)      --
     Proceeds from sales of securities available for sale...........................        67,375       --
     Proceeds from sales of mortgage-backed securities available for sale...........       201,523        77,651
     Repayments of mortgage-backed securities available for sale....................       115,954        10,819
     Purchases of loans held to maturity............................................      (100,247)     (765,118)
     Change in loans held to maturity...............................................       203,214      (399,890)
     Purchases of FHLB stock........................................................       --            (47,875)
     Redemption of FHLB stock.......................................................       --             18,500
     Purchases of premises and equipment............................................        (2,989)       (1,228)
     Proceeds from sales of real estate owned acquired through foreclosure..........        20,099        14,134
     Proceeds from sales of servicing rights........................................         6,174        28,304
                                                                                      ------------  ------------
          Net cash provided (used) by investing activities..........................       445,460    (1,197,051)
                                                                                      ------------  ------------

                          (CONTINUED ON FOLLOWING PAGE)

                                      F-8

                               BANK UNITED CORP.
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)

                                                                                       FOR THE SIX MONTHS ENDED
                                                                                              MARCH 31,
                                                                                      --------------------------

                                                                                          1996          1995
                                                                                      ------------  ------------


                                                                                             (UNAUDITED)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits.........................................................  $   (218,952) $    251,521
     Proceeds from FHLB advances....................................................       200,000     1,620,000
     Repayment of FHLB advances.....................................................      (444,500)     (958,200)
     Net change in securities sold under agreements to repurchase and
       federal funds purchased......................................................      (222,597)      286,939
     Change in advances from borrowers for taxes and insurance......................       (79,219)       (9,371)
                                                                                      ------------  ------------
          Net cash (used) provided by financing activities..........................      (765,268)    1,190,889
                                                                                      ------------  ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...........................................        22,760        13,974
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....................................       112,931        76,938
                                                                                      ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........................................  $    135,691  $     90,912
                                                                                      ============  ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND
  NONCASH INVESTING ACTIVITIES
     Cash paid for interest.........................................................  $    318,849  $    226,171
     Cash paid for income taxes.....................................................         2,044         6,440
     Real estate owned acquired through foreclosure.................................        33,983        20,700
     Transfer of loans from held to maturity to held for sale.......................       188,748       --
     Transfer of mortgage-backed securities from held to maturity to
       available for sale...........................................................     1,244,945       --
     Change in unrealized gains (losses) on securities and mortgage-backed
      securities available for sale.................................................         3,579         1,672

          See accompanying Notes to Consolidated Financial Statements.

                                      F-9

                               BANK UNITED CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     Bank United Corp. (formerly USAT Holdings Inc.) (the "Parent Company") was incorporated in the State of Delaware on December 19, 1988, and became the holding company for Bank United (formerly Bank United of Texas), a federal savings bank (the "Bank") upon the Bank's formation on December 30, 1988. The Parent Company has no significant assets other than its equity interest in the Bank. The Parent Company owns all of the outstanding common stock of the Bank, subject to a potential minority interest represented by certain warrants. The Parent Company and the Bank, are referred to on a consolidated basis as the "Company". Substantially all of the Parent Company's revenues are derived from the operations of the Bank.

     The accompanying consolidated financial statements include the accounts of the Parent Company, the Bank, and the Bank's wholly-owned subsidiaries. To date, the results of operations of these subsidiaries are not significant to the Bank's consolidated results of operations. All intercompany accounts and balances of these subsidiaries have been eliminated in consolidation.

     The accompanying consolidated financial statements and information as of March 31, 1996 and for the six months ended March 31, 1996 and 1995 are unaudited, and include all adjustments (consisting of only normal recurring adjustments), that are necessary, in the opinion of management, for a fair presentation.

     The accounting and reporting policies conform to generally accepted accounting principles and general practices within the thrift and mortgage banking industries. The following summarizes the more significant of these policies.

SHORT-TERM INTEREST-EARNING ASSETS

     Short-term interest-earning assets are comprised of cash, cash equivalents, securities purchased under agreements to resell ("repurchase agreements"), and federal funds sold. Short-term instruments with original maturities of three months or less (measured from their acquisition date) and highly liquid instruments readily convertible to cash are generally considered to be cash equivalents. Cash and cash equivalents consist primarily of interest-earning and non-interest earning deposits in other banks.

     The Parent Company's cash is principally invested in repurchase agreements that mature on a daily basis. Cash required for operating activities is withdrawn prior to the daily purchase of the securities.

     Federal Reserve Board regulations require average cash reserve balances based on deposit liabilities to be maintained by the Bank with the Federal Reserve Bank. The required reserve balances were approximately $62.6 million, $63.7 million, and $45.4 million for the periods including March 31, 1996 and September 30, 1995, and 1994. The Bank was in compliance with these requirements for each of these periods.

TRADING ACCOUNT ASSETS, SECURITIES, AND MORTGAGE-BACKED SECURITIES

     Debt and equity securities, including mortgage-backed securities, are classified into one of three categories: held to maturity, available for sale, or trading securities.

     Trading account assets are carried at fair value with any realized or unrealized gains and losses recognized in current operations. Trading account assets are generally comprised of assets that are actively and frequently bought and sold with the objective of generating income on short-term changes in price.

     Securities and mortgage-backed securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at cost, adjusted for the amortization of premiums and the accretion of discounts. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law, statutory requirements, or regulatory requirements), securities and mortgage-back securities held to maturity may be sold or transferred to another portfolio.

                                      F-10

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Securities and mortgage-back securities that the Bank intends to hold for indefinite periods of time are classified as available for sale and are recorded at fair value. Unrealized holding gains or losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized.

     In connection with the securitization of certain loans into mortgage-backed securities, a portion of the original loan basis is allocated to an excess servicing receivable. This receivable represents the present value of the estimated future servicing revenue in excess of a "normal" service fee. The securitized portion of the receivable is classified and accounted for as mortgage-backed securities in the Consolidated Statements of Financial Condition. That portion of the receivable not securitized is classified as other assets in the Consolidated Statements of Financial Condition and is amortized to operations over the lives of the underlying mortgages. The Bank reviews this asset periodically for valuation impairment in a manner similar to its mortgage servicing rights ("MSRs").

     The overall return or yield earned on mortgage-backed securities depends on the amount of interest collected over the life of the security and the amortization of any premium or discount. Premiums and discounts are recognized in income using the level-yield method over the assets' remaining lives (adjusted for anticipated prepayments). The actual yields and maturities of mortgage-backed securities depend on the timing of the payment of the underlying mortgage principal and interest. Accordingly, changes in interest rates and prepayments can have a significant impact on the yields of mortgage-backed securities.

     If the fair value of a security or mortgage-backed security classified as held to maturity or available for sale was to decline for reasons other than temporary market conditions, the carrying value of such a security would be written down to current fair value by a charge to operations.

LOANS

     Loans that the Bank has the intent and ability to hold to maturity are classified as held to maturity and are carried at unpaid principal balances, adjusted for unamortized premiums, unearned discounts, the allowance for credit losses, and net deferred loan origination fees (costs) ("Book Value"). Loans held for sale, excluding single family mortgage warehouse loans, are carried at the lower of allocated Book Value, as applicable, or fair value on an aggregate basis, as determined by discounting contractual cash flows (adjusted for anticipated prepayments) and using discount rates based on secondary market sources. The Book Value is allocated to loans and the MSRs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 122. See "-- Loan Servicing". Single family mortgage warehouse loans held for sale are carried at the lower of aggregate allocated Book Value or market value, as determined by commitments from investors or current investor yield requirements. Any net unrealized losses on loans held for sale are recognized in a valuation allowance by a charge to current operations.

     Interest income on loans, including impaired loans, is recognized principally using the level-yield method. Based upon management's periodic evaluation or at the time a loan is ninety days past due ("nonperforming"), the related accrued interest is generally reversed by a charge to operations and the subject loan is simultaneously placed on nonaccrual. Once a loan becomes current and the borrower demonstrates a continuation of its ability to repay the loan, the loan is returned to accrual status.

     Premiums, discounts and loan fees (net of certain direct loan origination costs) on warehouse loans held for sale are recognized in income when the related loans are sold. Premiums, discounts and loan fees (net of certain direct loan origination costs) associated with other loans for which collection is probable and estimable are recognized in income using the level-yield method, over the loans' remaining lives (adjusted for anticipated prepayments) or when such loans are sold. Net discounts associated with loans for which collection may not be probable and estimable are not accreted to income ("non-accretable discounts"). These non-accretable discounts relate to bulk purchases of loans, a portion of which were nonperforming and acquired at discounts from their principal balance. Management periodically evaluates current loss estimates on loans with non-accretable discounts to determine if the remaining non-accretable discounts should be accreted to income.

                                      F-11

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is maintained at levels management deems adequate to cover estimated losses on loans. The adequacy of the allowance is based on management's periodic evaluation of the loan portfolio and considers such factors as historical loss experience, delinquency status, identification of adverse situations that may affect the ability of obligors to repay, known and inherent risks in the portfolio, assessment of economic conditions, regulatory policies, and the estimated value of the underlying collateral, if any. Provisions for credit losses are charged to current operations when they are determined to be both probable and estimable. Losses are charged to the allowance for credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Cash recoveries are credited to the allowance for credit losses.

     The Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, an amendment of SFAS No. 114," effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogenous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases, and debt securities. These statements apply to all loans that are restructured in a troubled debt restructuring involving a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the loans.

     The adoption of SFAS No. 114 did not result in additional provisions for credit losses. SFAS No. 114 requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Any excess of the Bank's recorded investment in the loans (unpaid principal balance, adjusted for unamortized premium or discount and net deferred loan origination fees or costs) over the measured value of the loans is provided for in the allowance for credit losses.

LOAN SERVICING

     In September 1995, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65," effective October 1, 1994. (See Note 6). This statement requires mortgage loan servicing rights to be recognized as separate assets from the related loans, regardless of how those servicing rights are acquired. Upon origination of a mortgage loan, the Book Value of the mortgage loan is allocated to the MSR and to the loan (without the MSR) based on its estimated relative fair value, provided there is a plan to sell or securitize the related loan. The allocation of the Book Value of the loan between the MSR and the loan basis results in increased gains on the sales of the loan, reflecting the value of the servicing rights. Prior to the implementation of SFAS No. 122, the value of the originated mortgage servicing rights ("OMSRs") was not recognized until the servicing rights were sold.

     The statement further requires that MSRs, both OMSRs and purchased mortgage servicing rights ("PMSRs"), periodically be evaluated for impairment based on the fair value of those rights. The fair value of MSRs is determined by discounting the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporates assumptions that market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default, and interest rates. For purposes of measuring impairment, the loans underlying the MSRs are stratified on the basis of interest rate and type (conventional or government). The amount of impairment is the amount by which the MSRs, net of accumulated amortization, exceed their fair value. Impairment, if any, is recognized through a valuation allowance and a charge to current operations.

                                      F-12

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     MSRs, net of valuation allowances, are amortized in proportion to, and over the period of, the estimated net servicing revenue of the underlying mortgages, which are collateralized by single family properties. The amortization expense is reflected in amortization of intangibles in the Consolidated Statements of Operations.

     An allowance for other losses associated with the mortgage servicing portfolio and certain receivables, advances, and other assets associated with that portfolio is established for expected costs that are incurred as a result of the Bank's responsibility as servicer of Federal Housing Administration ("FHA") insured and Department of Veteran Affairs ("VA") guaranteed loans and is determined based on a number of variables. The allowance is netted against the related assets in the Consolidated Statements of Financial Condition and the related provision is included in non-interest expense in the Consolidated Statements of Operations.

SALES OF SINGLE FAMILY LOANS

     Loans are sold periodically to institutional and private investors. Gains or losses on loan sales are recognized at the time of sale, determined using the specific identification method, and reflect the extent that net sales proceeds differ from the allocated Book Value of the loans. Single family mortgage warehouse loans are generally packaged into pools and sold as mortgage-backed securities. Accordingly, gains or losses on loan sales include both gains from sales of mortgage-backed securities created from single family mortgage warehouse loans and whole loan sales. Certain of the loans and servicing rights are sold with general representations and warranties under contracts for sales of loans and servicing rights. Repurchases of the loans and servicing rights may be required when a loan fails to meet certain conditions specified in the contract pursuant to which the loans and servicing rights were sold and that failure was caused by a matter covered by the general representations and warranties. An accrual is determined for the estimated future costs of such obligations and is maintained at a level management believes is adequate to cover estimated losses. This accrual is included in other liabilities on the Consolidated Statements of Financial Condition and the related expense is reflected in non-interest expense in the Consolidated Statements of Operations.

FEDERAL HOME LOAN BANK STOCK

     As a member of the Federal Home Loan Bank (the "FHLB") System, the Bank is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to the greater of 1% of the aggregate unpaid balance of loans and securities secured by single family and multi-family properties, .3% of total assets, or 5% of total FHLB advances. FHLB stock is redeemable by the Bank at par value at the discretion of the FHLB of Dallas and is used to collateralize FHLB advances.

PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost, less accumulated depreciation, and include certain branch facilities and the related furniture, fixtures, and equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from two to 40 years.

INTANGIBLE ASSETS

     Intangible assets consist of the excess cost over fair value of net assets acquired, acquisition costs and debt issuance costs. The excess of cost over fair value of net assets acquired is comprised of identifiable and unidentifiable intangibles. The identifiable portion relates to core deposit premiums paid and the value of mortgage origination networks acquired. The core deposit premiums are amortized using an accelerated method over the estimated lives of the deposit relationships acquired. The premiums paid for mortgage origination networks are amortized using the straight-line method over 5 years. The unidentifiable intangible, or goodwill, resulting from thrift related acquisitions is amortized at a constant rate applied to the carrying amount of the long-term interest-earning assets acquired that are expected to be outstanding at the beginning of each subsequent period based on their terms. The original estimated lives of these long-term interest-earning assets ranged from one to 26 years. The amortization periods of the identifiable and unidentifiable intangibles are evaluated on an

                                      F-13

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) ongoing basis to determine whether events and circumstances have developed that warrant revision of the estimated lives of the related assets. Acquisition costs are being amortized over 5 years using the straight-line method. Debt issuance costs are being amortized over the life of the notes using the straight-line method.

REAL ESTATE OWNED

     At the time of foreclosure, REO is recorded at the lower of the outstanding loan amount (including accrued interest, if any) or fair value (less estimated costs to sell). The resulting loss, if any, is charged to the allowance for credit losses. Subsequent to foreclosure, REO is carried at the lower of its new cost basis or fair value, with any further declines in fair value charged to current operations. Revenues, expenses, gains or losses on sales and increases or decreases in the allowance for losses are charged to operations as incurred. Net gains on sales of certain REO properties, primarily single family residences, are deferred (a) when such properties are acquired through the foreclosure of loans that are part of discounted bulk purchases of loans and,
(b) uncertainty exists as to the total gains or losses that would be realized from foreclosures associated with the bulk loan purchase. Upon obtaining sufficient loss history or seasoning of the purchases, the deferred net gains are recognized.

OTHER FINANCIAL INSTRUMENTS

     The Bank enters into traditional financial instruments such as interest rate exchange agreements ("swaps"), interest rate caps and floors, financial options and futures contracts, and forward delivery contracts in the normal course of business in an effort to reduce its exposure to changes in interest rates. Fees incurred to enter into these financial contracts are amortized over the lives of the contracts as a component of the income or expense on the asset or liability hedged. Gains or losses on early termination of such contracts, if any, are amortized over the remaining terms of the hedged items. The Bank does not utilize instruments such as leveraged derivatives or structured notes.

     INTEREST RATE EXCHANGE AGREEMENTS, CAPS, FLOORS, AND OPTIONS. Amounts receivable and payable are accrued and offset against interest income or expense on the hedged items.

     FINANCIAL FUTURES CONTRACTS. Changes in the market value of futures contracts are deferred and recognized as interest income or expense over the remaining terms of the hedged items or recognized at the time the hedged items are sold.

     FORWARD DELIVERY CONTRACTS. Any gains or losses resulting from entering into forward delivery contracts are recognized when the hedged items are sold as net gains (losses) on sales of single family warehouse loans. Fees paid for commitments to deliver loans are charged to other non-interest expense if the likelihood that the commitment will be exercised is remote or the fees are offset against the related net gains as the commitment is filled.

     OTHER OFF-BALANCE-SHEET INSTRUMENTS. The Bank has entered into other off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

FEDERAL INCOME TAXES

     The Parent Company and the Bank are members of a consolidated group of corporations as defined by the Internal Revenue Code of 1986, as amended (the "Code") and accordingly participate in the filing of a consolidated tax return. For financial reporting purposes, however, the Parent Company and the Bank each compute their tax on a separate company basis and the results are combined for purposes of preparing the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A deferred tax asset has been recognized for certain net operating losses and credit carryforwards that will be utilized against future taxable income.

                                      F-14

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for recognizing and measuring impairment of long-lived assets (and related goodwill) to be held and used and for such assets held for disposal. The statement is effective for financial statements with fiscal years beginning after December 15, 1995, with earlier application encouraged. Implementation of this pronouncement should have no material adverse effect on the Consolidated Financial Statements.

EARNINGS PER COMMON SHARE

     Earnings per common share is calculated by dividing net income (adjusted for earnings on the common stock equivalents attributable to the Bank's warrants outstanding) by the weighted average number of Parent Company common shares outstanding. Common stock equivalents on the Bank's warrants are computed using the treasury stock method. Earnings per common share results have been retroactively restated for all periods presented to reflect an 1,800 to one stock conversion. See Notes 16 and 21.

RELATED PARTY TRANSACTIONS

     All transactions with the Parent Company's and the Bank's related parties have been reflected herein. Management believes that the amounts, terms, and conditions of such transactions are reasonably indicative of the marketplace at the time the transaction occurred. During the six months ended March 31, 1996 and for fiscal 1995, 1994, and 1993, there were no material transactions with related parties. At March 31, 1996 and September 30, 1995 and 1994, the Parent Company and the Bank had no outstanding receivables from or payables to related parties other than those related to participation in the filing of the consolidated tax return and there were no loans outstanding to directors, executive officers, or principal shareholders of the Bank's or the Parent Company's voting securities.

RECLASSIFICATIONS

     Certain amounts within the accompanying Consolidated Financial Statements and the related Notes as of March 31, 1995 and September 30, 1995, 1994, 1993, 1992, and 1991 have been reclassified to conform to the current presentation. Such reclassifications had no effect on previously presented net income or retained earnings.

                                      F-15

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND
    FEDERAL FUNDS SOLD

                                            FOR THE
                                          SIX MONTHS
                                             ENDED         FOR THE YEAR ENDED SEPTEMBER 30,
                                           MARCH 31,      ----------------------------------
                                             1996            1995        1994        1993
                                        ---------------   ----------  ----------  ----------
                                                       (DOLLARS IN THOUSANDS)
REPURCHASE AGREEMENTS
     Balance outstanding at
       period-end....................      $ 631,279      $  428,052  $  248,710  $  547,988
     Fair value of collateral at
       period-end....................        668,538         449,152     255,210     557,013
     Maximum outstanding at any
       month-end.....................        666,836         602,274     768,200     656,000
     Daily average balance...........        518,839         420,355     422,745     374,407
     Average interest rate...........          5.89%           6.28%       4.04%       3.45%

FEDERAL FUNDS SOLD
     Balance outstanding at
       period-end....................      $  28,000      $   43,000  $  110,000  $   --
     Maximum outstanding at any
       month-end.....................         69,000          75,000     110,000      65,000
     Daily average balance...........         47,060          37,493      16,948       3,559
     Average interest rate...........          5.39%           5.68%       4.01%       3.00%

     The repurchase agreements outstanding at March 31, 1996 and September 30, 1995 were collateralized by single family, multi-family, and commercial real estate loans and mortgage-backed securities. The loans and mortgage-backed securities underlying the repurchase agreements are held by the counterparty in safekeeping for the account of the Bank or by a third party custodian for the benefit of the Bank. All of the investments in repurchase agreements and federal funds sold at March 31, 1996 matured on or before April 24, 1996 and those outstanding at September 30, 1995 matured on or before October 5, 1995. The repurchase agreements provide for the same loans and mortgage-backed securities to be resold at maturity. At March 31, 1996 and September 30, 1995, the following concentrations of repurchase agreements and federal funds sold outstanding with individual counterparties exceeded ten percent of stockholders' equity:

                                        AT MARCH 31,    AT SEPTEMBER 30,
                                            1996              1995
                                        ------------    ----------------
                                                 CARRYING VALUE
                                        --------------------------------
                                                 (IN THOUSANDS)
Donaldson, Lufkin, and Jenrette
  Mortgage Capital...................     $204,936          $185,000
Salomon Brothers Holding Company
  Inc. ..............................      120,000            88,000
Paine Webber Inc.....................      120,000            75,000
Merrill Lynch Mortgage Capital
  Inc. ..............................       80,000           --
Bear Stearns and Company, Inc. ......       --                58,500
                                        ------------    ----------------
                                          $524,936          $406,500
                                        ============    ================

                                      F-16

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  SECURITIES

                                                             AT MARCH 31, 1996
                                       --------------------------------------------------------------
                                                      GROSS         GROSS
                                       AMORTIZED    UNREALIZED    UNREALIZED      FAIR      CARRYING
                                          COST        GAINS         LOSSES       VALUE       VALUE
                                       ----------   ----------    ----------   ----------  ----------
                                                               (IN THOUSANDS)
HELD TO MATURITY
     Federal agency..................  $    1,903     $1,107        $--        $    3,010  $    1,903
                                                    ==========    ==========               ==========
AVAILABLE FOR SALE
     Federal agency..................       4,278     $--           $--             4,278
     U.S. Treasury notes.............      52,466      --              296         52,170
                                       ----------   ----------    ----------   ----------
          Available for sale.........      56,744     $--           $  296         56,448  $   56,448
                                                    ==========    ==========               ==========
                                       ----------                              ----------
          Total securities...........  $   58,647                              $   59,458
                                       ==========                              ==========

                                                           AT SEPTEMBER 30, 1995
                                       --------------------------------------------------------------
HELD TO MATURITY
     Federal agency..................  $    1,902     $  799        $    1     $    2,700  $    1,902
                                                    ==========    ==========               ==========
AVAILABLE FOR SALE
     U.S. Treasury notes.............     114,924     $--           $  813        114,111  $  114,111
                                                    ==========    ==========               ==========
                                       ----------                              ----------
          Total securities...........  $  116,826                              $  116,811
                                       ==========                              ==========

                                                           AT SEPTEMBER 30, 1994
                                       --------------------------------------------------------------
HELD TO MATURITY
     Federal agency..................  $    1,894     $  541        $   76     $    2,359
     U.S. Treasury notes.............         464      --            --               464
                                       ----------   ----------    ----------   ----------
          Held to maturity...........       2,358     $  541        $   76          2,823  $    2,358
                                                    ==========    ==========               ==========
                                       ----------                              ----------
AVAILABLE FOR SALE
     U.S. Treasury notes.............     114,833     $--           $3,076        111,757  $  111,757
                                                    ==========    ==========               ==========
                                       ----------                              ----------
          Total securities...........  $  117,191                              $  114,580
                                       ==========                              ==========

                                                           AT SEPTEMBER 30, 1993
                                       --------------------------------------------------------------
HELD TO MATURITY
     Federal agency..................  $    1,904     $  492        $--        $    2,396  $    1,904
                                                    ==========    ==========               ==========
AVAILABLE FOR SALE
     Mutual funds....................      41,526     $--           $--            41,526  $   41,526
                                                    ==========    ==========               ==========
                                       ----------                              ----------
          Total securities...........  $   43,430                              $   43,922
                                       ==========                              ==========

     During the six months ended March 31, 1996, there were $67.4 million of available for sale securities sold with proceeds of $67.4 million and a gross gain of $1,000. During fiscal 1994, there were $62.7 million of available for sale securities sold with proceeds of $61.5 million and a gross loss of $1.2 million. There were no sales of securities during fiscal 1995 or 1993. At September 30, 1995, securities with carrying values totalling $13.5 million and fair values totalling $13.3 million, were pledged towards margin requirements for futures transactions and interest rate swap agreements.

                                      F-17

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Securities outstanding at March 31, 1996 and September 30, 1995 mature as follows:

                                                                  AT MARCH 31, 1996
                                                -----------------------------------------------------
                                                   HELD TO MATURITY             AVAILABLE FOR SALE
                                                ----------------------        -----------------------
                                                AMORTIZED      FAIR           AMORTIZED       FAIR
                                                   COST        VALUE             COST        VALUE
                                                ----------   ---------        ----------   ----------
                                                                   (IN THOUSANDS)
Due in one year or less......................     $1,903     $   3,010         $ 52,466    $   52,170
Due from one to five years...................      --           --                4,278         4,278
                                                ----------   ---------        ----------   ----------
                                                  $1,903     $   3,010         $ 56,744    $   56,448
                                                ==========   =========        ==========   ==========


                                                                AT SEPTEMBER 30, 1995
                                                -----------------------------------------------------

Due in one year or less......................     $1,902     $   2,700         $ 64,972    $   64,838
Due from one to five years...................      --           --               49,952        49,273
                                                ----------   ---------        ----------   ----------
                                                  $1,902     $   2,700         $114,924    $  114,111
                                                ==========   =========        ==========   ==========

                                      F-18

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  MORTGAGE-BACKED SECURITIES

                                                                AT MARCH 31, 1996
                                       --------------------------------------------------------------------
                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED       FAIR        CARRYING
                                           COST         GAINS         LOSSES        VALUE         VALUE
                                       ------------   ----------    ----------   ------------  ------------
                                                                  (IN THOUSANDS)
HELD TO MATURITY
    Agency
       CMOs -- fixed-rate............  $      3,061     $   61       $  --       $      3,122
     Non-agency
       Fixed-rate....................         7,529      1,837              93          9,273
       Adjustable-rate...............       559,365        635          12,526        547,474
       CMOs -- fixed-rate............       104,286          7           6,893         97,400
     Other...........................           303      --             --                303
                                       ------------   ----------    ----------   ------------
                                            674,544     $2,540       $  19,512        657,572
                                                      ==========    ==========
     Allowance for losses............           (56)                                  --
                                       ------------                              ------------
          Held to maturity...........       674,488                                   657,572  $    674,488
                                                                                               ============
                                       ------------                              ------------
AVAILABLE FOR SALE
     Agency
       Adjustable-rate...............       386,876     $3,335       $       5        390,206
       CMOs -- fixed-rate............         4,032          6          --              4,038
       CMOs -- adjustable-rate.......       245,565      1,219             121        246,663
     Non-agency
       Fixed-rate....................        72,760      2,390               1         75,149
       Adjustable-rate...............       440,638        687           2,723        438,602
       CMOs -- fixed-rate............        79,944      --              1,460         78,484
       CMOs -- adjustable-rate.......        37,851         12           1,017         36,846
     Other...........................         8,360      1,234          --              9,594
                                       ------------   ----------    ----------   ------------
          Available for sale.........     1,276,026     $8,883       $   5,327      1,279,582  $  1,279,582
                                                      ==========    ==========                 ============
                                       ------------                              ------------
          Total mortgage-backed
            securities...............  $  1,950,514                              $  1,937,154
                                       ============                              ============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              AT SEPTEMBER 30, 1995
                                       --------------------------------------------------------------------
                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED       FAIR        CARRYING
                                           COST         GAINS         LOSSES        VALUE         VALUE
                                       ------------   ----------    ----------   ------------  ------------
                                                                  (IN THOUSANDS)
HELD TO MATURITY
     Agency
       Fixed-rate....................  $      4,259    $    167      $     77    $      4,349
       Adjustable-rate...............       489,412       5,212         2,711         491,913
       CMOs -- fixed-rate............        57,935          96         1,623          56,408
     Non-agency
       Fixed-rate....................       126,562       4,489           318         130,733
       Adjustable-rate...............     1,130,102       4,343        21,256       1,113,189
       CMOs -- fixed-rate............       239,487         173         8,643         231,017
     Other...........................         3,603      --            --               3,603
                                       ------------   ----------    ----------   ------------
                                          2,051,360    $ 14,480      $ 34,628       2,031,212
                                                      ==========    ==========
     Allowance for losses............           (56)                                  --
                                       ------------                              ------------
          Held to maturity...........     2,051,304                                 2,031,212  $  2,051,304
                                                                                               ============
                                       ------------                              ------------
AVAILABLE FOR SALE
     Agency
       CMOs -- adjustable-rate.......       250,208    $  1,132      $    217         251,123
     Non-agency
       Fixed-rate....................        22,060         627        --              22,687
       CMOs -- fixed-rate............        36,895      --               640          36,255
       CMOs -- adjustable-rate.......        37,580           7           693          36,894
                                       ------------   ----------    ----------   ------------
          Available for sale.........       346,743    $  1,766      $  1,550         346,959  $    346,959
                                                      ==========    ==========                 ============
                                       ------------                              ------------
          Total mortgage-backed
            securities...............  $  2,398,047                              $  2,378,171
                                       ============                              ============


                                                              AT SEPTEMBER 30, 1994
                                       --------------------------------------------------------------------

HELD TO MATURITY
     Agency
       Fixed-rate....................  $      5,313    $     20      $     15    $      5,318
       Adjustable-rate...............       563,629         830        15,290         549,169
       CMOs -- fixed-rate............        81,395      --             3,967          77,428
     Non-agency
       Fixed-rate....................       184,929         603         2,057         183,475
       Adjustable-rate...............     1,288,271         226        23,048       1,265,449
       CMOs -- fixed-rate............       267,658      --            11,601         256,057
     Other...........................         3,896      --            --               3,896
                                       ------------   ----------    ----------   ------------
                                          2,395,091    $  1,679      $ 55,978       2,340,792
                                                      ==========    ==========
     Allowance for losses............          (113)                                  --
                                       ------------                              ------------
          Held to maturity...........     2,394,978                                 2,340,792  $  2,394,978
                                                                                               ============
                                       ------------                              ------------
AVAILABLE FOR SALE
     Agency
       Fixed-rate....................        85,492    $  1,688      $  1,552          85,628
       CMOs -- adjustable-rate.......       254,933      --             2,727         252,206
     Non-agency
       Fixed-rate....................        22,141      --             1,198          20,943
       CMOs -- fixed-rate............        41,825      --             2,634          39,191
       CMOs -- adjustable-rate.......        37,733      --             1,776          35,957
                                       ------------   ----------    ----------   ------------
          Available for sale.........       442,124    $  1,688      $  9,887         433,925  $    433,925
                                                      ==========    ==========                 ============
                                       ------------                              ------------
          Total mortgage-backed
            securities...............  $  2,837,102                              $  2,774,717
                                       ============                              ============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                                      AT SEPTEMBER 30, 1993
                                                 ----------------------------------------------------------------
                                                                GROSS         GROSS
                                                 AMORTIZED    UNREALIZED    UNREALIZED      FAIR        CARRYING
                                                   COST         GAINS         LOSSES        VALUE         VALUE
                                                 ---------    ----------    ----------    ---------     ---------
                                                                          (IN THOUSANDS)
HELD TO MATURITY
     Agency CMOs -- fixed-rate................   $   8,809     $    166       -$-         $   8,975
     Non-agency
       Fixed-rate.............................      46,573        3,461       --             50,034
       Adjustable-rate........................     205,482        1,271         371         206,382
       CMOs -- fixed-rate.....................      95,169        1,396         115          96,450
     Other....................................       3,436       --           --              3,436
                                                 ---------    ----------    ----------    ---------
                                                   359,469     $  6,294        $486         365,277
                                                              ==========    ==========
     Allowance for losses.....................        (573)                                  --
                                                 ---------                                ---------
          Held to maturity....................     358,896                                  365,277     $ 358,896
                                                                                                        =========
                                                 ---------                                ---------
AVAILABLE FOR SALE
     Agency
       Fixed-rate.............................     149,519     $  6,514        $189         155,844
       CMOs -- fixed-rate.....................      50,827       --               7          50,820
       CMOs -- adjustable-rate................     505,046        1,202          25         506,223
     Non-agency
       Fixed-rate.............................     365,433       41,122       --            406,555
       Adjustable-rate........................     619,874        4,833          41         624,666
       CMOs -- fixed-rate.....................      21,982       --              20          21,962
       CMOs -- adjustable-rate................      35,563           28           3          35,588
     Other....................................      15,371       --           --             15,371
                                                 ---------    ----------    ----------    ---------
          Available for sale..................   1,763,615     $ 53,699        $285       1,817,029     $1,817,029
                                                              ==========    ==========                  =========
                                                 ---------                                ---------
          Total mortgage-backed securities....   $2,122,511                               $2,182,306
                                                 =========                                =========

     In November 1995, the FASB issued, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This implementation guide provided the Bank the opportunity to reassess the appropriateness of the classifications of its securities. It further stated that reclassifications of securities from the held to maturity category resulting from this one-time reassessment would not call into question the intent to hold other securities to maturity in the future. During the first quarter of fiscal 1996, the Bank reassessed its securities portfolios and reclassified $1.2 billion in mortgage-backed securities from the held to maturity portfolio to the available for sale portfolio. An unrealized gain of $4.2 million before tax, or $2.6 million after tax, was recorded in stockholders' equity as a result of this transfer.

     During fiscal 1994, $68.7 million of fixed-rate collateralized mortgage obligations ("CMOs") were transferred at fair value from the held to maturity portfolio to the available for sale portfolio. The related unrealized gain ($66,000 at the time of transfer, before taxes) is included as a component of stockholders' equity. This transfer was made in response to the classification of securities as high-risk under the FASB's Emerging Issues Task Force guidelines in effect at that time. Subsequent to the transfer, $45.5 million of these securities were sold and the remaining $23.2 million was no longer classified as high-risk.

     During fiscal 1994, $38.3 million of non-agency mortgage-backed securities that had been included in the held to maturity portfolio were sold. This sale was made due to a deterioration of the issuer's creditworthiness and resulted in a gross gain of $42,000.

     Mortgage-backed securities of approximately $1.3 billion were transferred from the available for sale portfolio to the held to maturity portfolio at fair value during fiscal 1994. The gross unrealized loss of $10.8 million on these securities at the time of transfer is included as a component of stockholders' equity and is being amortized over the remaining lives of the securities.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At March 31, 1996 and September 30, 1995, mortgage-backed securities with carrying values totalling $1,213.9 million and $1,691.1 million and fair values totalling $1,199.4 million and $1,678.1 million were used to collateralize FHLB advances and securities sold under agreements to repurchase ("reverse repurchase agreements").

                      CHANGES IN UNREALIZED GAINS (LOSSES)

                                            MORTGAGE-BACKED
                                              SECURITIES
                                        -----------------------     SECURITIES
                                        AVAILABLE      HELD TO       AVAILABLE        TAX
                                        FOR SALE      MATURITY       FOR SALE        EFFECT       TOTAL
                                        ---------     ---------     -----------     --------     --------
                                                                 (IN THOUSANDS)
Balance at September 30, 1993........   $  53,414     $  --           $--           $(20,030)    $ 33,384
     Market value changes and the
       effect of prepayments.........     (60,960)       --            (4,264)        24,457      (40,767)
     (Gains) losses realized due to
       sales.........................     (11,488)       --             1,188          3,862       (6,438)
     Transfer to held to maturity....      10,835       (10,835)       --              --           --
     Amortization of held to
       maturity......................      --               633        --               (239)         394
                                        ---------     ---------     -----------     --------     --------
Balance at September 30, 1994........      (8,199)      (10,202)       (3,076)         8,050      (13,427)
                                        ---------     ---------     -----------     --------     --------
     Market value changes and the
       effect of prepayments.........       8,431        --             2,263         (4,005)       6,689
     (Gains) losses realized due to
       sales.........................         (16)       --            --                  6          (10)
     Amortization of held to
       maturity......................      --               162        --                (61)         101
                                        ---------     ---------     -----------     --------     --------
Balance at September 30, 1995........         216       (10,040)         (813)         3,990       (6,647)
                                        ---------     ---------     -----------     --------     --------
     Market value changes and the
       effect of prepayments.........       3,070        --               526         (1,348)       2,248
     (Gains) losses realized due to
       sales.........................      (2,770)       --                (9)         1,042       (1,737)
     Transfer from held to
       maturity......................       3,040         1,114        --             (1,558)       2,596
     Amortization of held to
       maturity......................      --               755        --               (283)         472
                                        ---------     ---------     -----------     --------     --------
Balance at March 31, 1996............   $   3,556     $  (8,171)      $  (296)      $  1,843     $ (3,068)
                                        =========     =========     ===========     ========     ========

     During fiscal 1994 and 1993, the Banking Segment securitized single family loans from its own portfolio as follows:

                                SECURITIZATIONS

                                          FOR THE YEAR ENDED
                                            SEPTEMBER 30,
                                       ------------------------
                                           1994         1993
                                       ------------  ----------
                                            (IN THOUSANDS)

Principal securitized, gross.........  $  1,178,999  $  674,132
Principal securitized, net...........     1,182,172     572,582
Principal sold.......................       161,864     269,511
Gains recognized.....................        10,441      41,001

     The activity in the excess servicing receivable generated as a result of these securitizations was as follows:

                          EXCESS SERVICING RECEIVABLE

                                        FOR THE SIX MONTHS    FOR THE YEAR ENDED SEPTEMBER
                                         ENDED MARCH 31,                   30,
                                       --------------------  -------------------------------
                                         1996       1995       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------
                                 (IN THOUSANDS)
Balance at beginning of period.......  $  11,116  $  12,182  $  12,182  $  15,023  $   3,623
     Additions.......................     --         --         --          2,044     13,534
     Amortization....................       (512)      (506)    (1,066)    (4,885)    (2,134)
                                       ---------  ---------  ---------  ---------  ---------
Balance at end of period.............  $  10,604  $  11,676  $  11,116  $  12,182  $  15,023
                                       =========  =========  =========  =========  =========

     Approximately $3.7 million, $4.0 million, $4.3 million, and $5.5 million of the excess servicing receivable balance at March 31,1996 and at September 30, 1995, 1994, and 1993 represented the securitized portion of the

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) receivable, which was included in the mortgage-backed securities portfolio. The remaining balance was included in other assets.

     The following table provides information related to the sales of mortgage-backed securities available for sale, including those assets securitized by the Bank.

                                                    FOR THE SIX MONTHS
                                                      ENDED MARCH 31,     FOR THE YEAR ENDED SEPTEMBER 30,
                                                   ---------------------  ---------------------------------
                                                      1996       1995       1995        1994        1993
                                                   ----------  ---------  ---------  ----------  ----------
                                                                        (IN THOUSANDS)
Proceeds from sales..............................  $  201,523  $  77,651  $  77,626  $  186,190  $  403,129
Gross gains on sales.............................       3,472        206        217      16,300      43,712
Gross losses on sales............................         702        201        201       4,812      --

5.  LOANS

     The loan portfolio, less the non-accretable unearned discounts and the undisbursed portion of loans in process, was as follows:

                                                                        AT SEPTEMBER 30,
                                       AT MARCH 31,   -----------------------------------------------------
                                           1996         1995       1994       1993       1992       1991
                                       ------------   ---------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS)
HELD TO MATURITY
    Single family....................   $6,651,723   $7,061,088 $4,203,614 $2,847,602 $2,302,073 $3,053,914
    Single family residential
      construction...................      179,505      115,436     57,786     35,904     31,920     24,215
    Consumer.........................      130,356      123,096    108,179     57,902     21,732     19,826
    Multi-family.....................      341,094      392,017    276,799    112,055     50,741     23,870
    Commercial real estate...........       45,098       31,006     61,919     49,510     58,521     58,931
    Business credit..................       15,008        6,495     --         --         --         --
    Mortgage banker finance line of
      credit.........................      141,781      109,339    147,754    385,548     --         --
                                       ------------   ---------  ---------  ---------  ---------  ---------
                                         7,504,565    7,838,477  4,856,051  3,488,521  2,464,987  3,180,756
    Allowance for credit losses......      (36,445)     (36,763)   (23,378)   (27,970)   (25,529)    (9,919)
    Accretable unearned discounts....      (17,168)     (34,784)   (50,384)   (25,486)   (53,174)  (193,900)
    Net deferred loan origination
      fees...........................       (3,452)      (3,254)    (1,961)      (625)      (402)      (485)
                                       ------------   ---------  ---------  ---------  ---------  ---------
        Held to maturity.............    7,447,500    7,763,676  4,780,328  3,434,440  2,385,882  2,976,452
                                       ------------   ---------  ---------  ---------  ---------  ---------
HELD FOR SALE
    Single family mortgage
      warehouse......................      379,720      411,287    252,153    899,602  1,016,854    457,137
    Single family....................      --            --         --        528,579    783,002     --
    Multi-family.....................       52,510       87,781     12,535     --         --         --
    Business credit..................        4,007          825     --         --         --         --
                                       ------------   ---------  ---------  ---------  ---------  ---------
                                           436,237      499,893    264,688  1,428,181  1,799,856    457,137
    Allowance for credit losses......          (44)         (38)       (76)    (1,894)    (2,685)      (229)
    Unrealized losses................         (256)      (1,142)    --         --         --         --
    Accretable unearned discounts....       (7,284)      (3,676)      (266)    (2,437)   (85,115)    (3,160)
    Net deferred loan origination
      costs..........................        1,927        1,527      1,500      4,089      3,778        954
                                       ------------   ---------  ---------  ---------  ---------  ---------
        Held for sale................      430,580      496,564    265,846  1,427,939  1,715,834    454,702
                                       ------------   ---------  ---------  ---------  ---------  ---------
        Total loans..................   $7,878,080    $8,260,240 $5,046,174 $4,862,379 $4,101,716 $3,431,154
                                       ============   =========  =========  =========  =========  =========
SUPPLEMENTAL INFORMATION
    Non-accretable unearned
      discounts......................   $  (11,210)   $ (15,423) $ (31,917) $ (42,975) $ (41,060) $ (41,306)
    Undisbursed portion of loans in
      process........................     (195,478)    (179,737)  (136,797)   (39,162)   (41,534)   (25,975)

                                      F-23

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following tables set forth the geographic distribution of loans by states with concentrations of 4% of loans or greater at March 31, 1996 and September 30, 1995. The geographic data is based on gross loan principal and includes REO.


                                                                   AT MARCH 31, 1996
                                       --------------------------------------------------------------------------
                                                                   COMMERCIAL
                                          SINGLE        % OF      REAL ESTATE      % OF                     % OF
                                          FAMILY       TOTAL      AND BUSINESS    TOTAL                    TOTAL
                STATE                   AND OTHER      ASSETS        CREDIT       ASSETS      TOTAL        ASSETS
- -------------------------------------  ------------    ------     ------------    ------   ------------    ------
                                                                 (DOLLARS IN THOUSANDS)
California...........................  $  3,793,197     33.67%      $ --           --  %   $  3,793,197     33.67%
Texas................................     1,299,730     11.54         44,660       0.39       1,344,390     11.93
Florida..............................       448,958      3.98          1,986       0.02         450,944      4.00
Other................................     1,851,933     16.44         18,313       0.16       1,870,246     16.60
                                       ------------    ------     ------------    ------   ------------    ------
                                          7,393,818     65.63%        64,959       0.57%      7,458,777     66.20%
                                       ------------    ======     ------------    ======   ------------    ======
Mortgage banker finance line of
  credit.............................       141,781                   --                        141,781
Single family mortgage warehouse.....       379,720                   --                        379,720
                                       ------------               ------------             ------------
     Total...........................  $  7,915,319                 $ 64,959               $  7,980,278
                                       ============               ============             ============

                                                                 AT SEPTEMBER 30, 1995
                                       --------------------------------------------------------------------------
                                                                   COMMERCIAL
                                          SINGLE        % OF      REAL ESTATE      % OF                     % OF
                                          FAMILY       TOTAL      AND BUSINESS    TOTAL                    TOTAL
                STATE                   AND OTHER      ASSETS        CREDIT       ASSETS      TOTAL        ASSETS
- -------------------------------------  ------------    ------     ------------    ------   ------------    ------
                                                                 (DOLLARS IN THOUSANDS)
California...........................  $  3,958,401     33.03%      $ --             --%   $  3,958,401     33.03%
Texas................................     1,340,063     11.18         15,065       0.13       1,355,128     11.31
Florida..............................       477,479      3.98          1,999       0.02         479,478      4.00
Other................................     2,038,953     17.02         24,971       0.20       2,063,924     17.22
                                       ------------    ------     ------------    ------   ------------    ------
                                          7,814,896     65.21%        42,035       0.35%      7,856,931     65.56%
                                       ------------    ======     ------------    ======   ------------    ======
Mortgage banker finance line of
  credit.............................       109,339                   --                        109,339
Single family mortgage warehouse.....       411,287                   --                        411,287
                                       ------------               ------------             ------------
     Total...........................  $  8,335,522                 $ 42,035               $  8,377,557
                                       ============               ============             ============

                                      F-24

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Contractual maturities of the loans held to maturity portfolio as of March 31, 1996 and September 30, 1995, were as follows:

                                              PRINCIPAL PAYMENTS CONTRACTUALLY DUE IN YEARS ENDED MARCH 31,
                                       ---------------------------------------------------------------------------
                                                                          2000-      2002-      2007-    2012 AND
                                         1997       1998       1999       2001       2006       2011     THEREAFTER   TOTAL
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
TYPE OF LOAN
Single family........................  $ 105,763  $ 113,983  $ 122,841  $ 275,066  $ 897,988  $1,265,826 $3,870,256 $6,651,723
Single family residential
  construction.......................    179,505     --         --         --         --         --         --        179,505
Consumer.............................     74,627      9,303     10,244     23,698     12,484     --         --        130,356
Multi-family.........................     93,097    101,389     55,140      4,943     85,329      1,196     --        341,094
Commercial real estate...............      2,780      3,018      3,276      6,593     17,652      6,453      5,326     45,098
Business credit......................      8,619      6,389     --         --         --         --         --         15,008
Mortgage banker finance line of
  credit.............................    136,606     --         --          2,685      2,490     --         --        141,781
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 600,997  $ 234,082  $ 191,501  $ 312,985  $1,015,943 $1,273,475 $3,875,582 $7,504,565
                                       =========  =========  =========  =========  =========  =========  =========  =========
TYPE OF INTEREST
Fixed-rate loans.....................  $  39,979  $  43,349  $  46,558  $ 104,417  $ 333,122  $ 298,805  $  --      $ 866,230
Adjustable-rate loans................    561,018    190,733    144,943    208,568    682,821    974,670  3,875,582  6,638,335
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 600,997  $ 234,082  $ 191,501  $ 312,985  $1,015,943 $1,273,475 $3,875,582 $7,504,565
                                       =========  =========  =========  =========  =========  =========  =========  =========

                                            PRINCIPAL PAYMENTS CONTRACTUALLY DUE IN YEARS ENDED SEPTEMBER 30,
                                       ---------------------------------------------------------------------------
                                                                          1999-      2001-      2006-    2011 AND
                                         1996       1997       1998       2000       2005       2010     THEREAFTER   TOTAL
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
TYPE OF LOAN
Single family........................  $ 106,424  $ 114,883  $ 124,015  $ 278,393  $ 914,393  $1,221,214 $4,301,766 $7,061,088
Single family residential
  construction.......................    115,436     --         --         --         --         --         --        115,436
Consumer.............................     80,277      7,624      8,398     19,437      7,360     --         --        123,096
Multi-family.........................     82,207     89,932     57,012      3,740    158,086      1,040     --        392,017
Commercial real estate...............        607        655        706      1,584     14,385      6,507      6,562     31,006
Business credit......................      2,154      2,201      2,140     --         --         --         --          6,495
Mortgage banker finance line of
  credit.............................    102,274     --         --          4,587      2,478     --         --        109,339
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 489,379  $ 215,295  $ 192,271  $ 307,741  $1,096,702 $1,228,761 $4,308,328 $7,838,477
                                       =========  =========  =========  =========  =========  =========  =========  =========
TYPE OF INTEREST
Fixed-rate loans.....................  $  34,770  $  37,643  $  40,857  $  92,814  $ 397,784  $ 229,547  $  --      $ 833,415
Adjustable-rate loans................    454,609    177,652    151,414    214,927    698,918    999,214  4,308,328  7,005,062
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 489,379  $ 215,295  $ 192,271  $ 307,741  $1,096,702 $1,228,761 $4,308,328 $7,838,477
                                       =========  =========  =========  =========  =========  =========  =========  =========

     The performing single family loans are pledged, under a blanket lien, as collateral securing advances from the FHLB at March 31, 1996 and September 30, 1995.

                                      F-25

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     PRINCIPAL BALANCE OF NONACCRUAL LOANS

                                                              AT SEPTEMBER 30,
                                       AT MARCH 31,    -------------------------------
                                           1996          1995       1994       1993
                                       -------------   ---------  ---------  ---------
                                                       (IN THOUSANDS)
NONACCRUAL LOANS
     Single family...................    $ 101,936     $  83,954  $  85,722  $  61,451
     Single family residential
       construction..................           35           505     --         --
     Consumer........................          745           563        506        427
     Multi-family....................          510           213      3,802      3,233
     Commercial real estate..........          488        --          2,342     --
                                       -------------   ---------  ---------  ---------
          Total......................    $ 103,714     $  85,235  $  92,372  $  65,111
                                       =============   =========  =========  =========

     At September 30, 1994 and 1993, nonaccrual loans above included $5.7 million and $9.0 million of single family loans that were ninety days delinquent, subject to government guaranty, and upon which interest continued to accrue. There were no such loans at March 31, 1996 and September 30, 1995.

     If the nonaccrual loans as of March 31, 1996 and September 30, 1995 had been performing in accordance with their original terms throughout the six months ended March 31, 1996 and fiscal 1995, interest income recognized would have been $4.3 million and $6.4 million. The actual interest income recognized on these loans for the six months ended March 31, 1996 was $695,000 and for fiscal 1995 was $2.0 million. No commitments exist to lend additional funds to borrowers whose loans were on nonaccrual status at March 31, 1996 and September 30, 1995.

     At March 31, 1996, the recorded investment in impaired loans pursuant to SFAS No. 114, totalled $4.7 million and the average outstanding balance for the six months ended March 31, 1996 was $4.5 million. No allowance for credit losses was required on these loans because the measured values of the loans exceeded the recorded investments in the loans. Interest income of $230,000 was recognized on impaired loans during the six months ended March 31, 1996, of which $192,000 was collected in cash.

                                      F-26

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          ALLOWANCE FOR CREDIT LOSSES

                                                             LOANS HELD TO MATURITY
                                       ------------------------------------------------------------------          LOANS
                                                                                    COMMERCIAL                 HELD FOR SALE
                                                                                       REAL      MORTGAGE   -------------------
                                                    SINGLE                            ESTATE      BANKER     SINGLE
                                                    FAMILY                             AND       FINANCE     FAMILY
                                       SINGLE    RESIDENTIAL               MULTI-    BUSINESS    LINE OF    MORTGAGE    SINGLE
                                       FAMILY    CONSTRUCTION   CONSUMER   FAMILY     CREDIT      CREDIT    WAREHOUSE   FAMILY
                                       -------   ------------   --------   ------   ----------   --------   ---------   -------
                                                                            (IN THOUSANDS)
Balance at
  September 30, 1990.................  $ 6,729       $ 38       $ --       $   53    $ --         $--         $--       $ --
    Provision........................    3,133        148         --           60         552      --           229       --
    Net charge-offs..................     (775)     --              (19 )    --        --          --         --          --
    Other............................     (131)     --              100        31      --          --         --          --
                                       -------   ------------   --------   ------   ----------   --------   ---------   -------
Balance at
  September 30, 1991.................    8,956        186            81       144         552      --           229       --
    Provision........................   14,156        135            39        75       6,261      --           467       --
    Net charge-offs..................   (2,827)     --              (76 )    --        --          --          (118)      --
    Other............................   (6,817)     --              100      --         4,564      --         --          2,107
                                       -------   ------------   --------   ------   ----------   --------   ---------   -------
Balance at
  September 30, 1992.................   13,468        321           144       219      11,377      --           578       2,107
    Provision........................    1,824         56           264     1,285         (25)       944       (265)      --
    Net charge-offs..................   (2,161)       (71)          (53 )    --        --          --          (148)      --
    Other............................      378      --            --          (30)         30      --         --           (378)
                                       -------   ------------   --------   ------   ----------   --------   ---------   -------
Balance at
  September 30, 1993.................   13,509        306           355     1,474      11,382        944        165       1,729
    Provision........................    2,369         93         2,794     1,215         875       (260)       (89)      --
    Net charge-offs..................   (1,702)     --           (1,327 )    (233)    (10,145)     --         --          --
    Other............................    1,729      --            --         --        --          --         --         (1,729)
                                       -------   ------------   --------   ------   ----------   --------   ---------   -------
Balance at
  September 30, 1994.................   15,905        399         1,822     2,456       2,112        684         76       --
    Provision........................   18,493        (38)        4,178       596       1,374       (274)       (36)      --
    Net charge-offs..................   (4,804)     --           (2,753 )       2      (3,389)     --            (2)      --
                                       -------   ------------   --------   ------   ----------   --------   ---------   -------
Balance at
  September 30, 1995.................  $29,594       $361       $ 3,247    $3,054    $     97     $  410      $  38     $ --
                                       =======   ============   ========   ======   ==========   ========   =========   =======

Balance at
  September 30, 1994.................  $15,905       $399       $ 1,822    $2,456    $  2,112     $  684      $  76     $ --
    Provision........................    2,293         74         1,791       516      --           (448)       (69)      --
    Net charge-offs..................   (1,414)     --           (1,158 )       2      --          --            (2)      --
                                       -------   ------------   --------   ------   ----------   --------   ---------   -------
Balance at
  March 31, 1995.....................  $16,784       $473       $ 2,455    $2,974    $  2,112     $  236      $   5     $ --
                                       =======   ============   ========   ======   ==========   ========   =========   =======

Balance at
  September 30, 1995.................  $29,594       $361       $ 3,247    $3,054    $     97     $  410      $  38     $ --
    Provision........................    2,429        122         3,030       175          86          2          6       --
    Net charge-offs..................   (3,224)     --           (2,938 )    --        --          --         --          --
                                       -------   ------------   --------   ------   ----------   --------   ---------   -------
Balance at
  March 31, 1996.....................  $28,799       $483       $ 3,339    $3,229    $    183     $  412      $  44     $ --
                                       =======   ============   ========   ======   ==========   ========   =========   =======

                                        TOTAL
                                       --------


Balance at
  September 30, 1990.................  $  6,820
    Provision........................     4,122
    Net charge-offs..................      (794)
    Other............................     --
                                       --------
Balance at
  September 30, 1991.................    10,148
    Provision........................    21,133
    Net charge-offs..................    (3,021)
    Other............................       (46)
                                       --------
Balance at
  September 30, 1992.................    28,214
    Provision........................     4,083
    Net charge-offs..................    (2,433)
    Other............................     --
                                       --------
Balance at
  September 30, 1993.................    29,864
    Provision........................     6,997
    Net charge-offs..................   (13,407)
    Other............................     --
                                       --------
Balance at
  September 30, 1994.................    23,454
    Provision........................    24,293
    Net charge-offs..................   (10,946)
                                       --------
Balance at
  September 30, 1995.................  $ 36,801
                                       ========
Balance at
  September 30, 1994.................  $ 23,454
    Provision........................     4,157
    Net charge-offs..................    (2,572)
                                       --------
Balance at
  March 31, 1995.....................  $ 25,039
                                       ========
Balance at
  September 30, 1995.................  $ 36,801
    Provision........................     5,850
    Net charge-offs..................    (6,162)
                                       --------
Balance at
  March 31, 1996.....................  $ 36,489
                                       ========

                                      F-27

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LOAN SERVICING

                       SINGLE FAMILY SERVICING PORTFOLIO
                               PRINCIPAL BALANCES


                                                          AT SEPTEMBER 30,
                                         AT MARCH 31,   --------------------
                                            1996          1995       1994
                                        -------------   ---------  ---------

                                                   (IN MILLIONS)
OWNED LOANS..........................      $ 7,261      $   7,603  $   4,537
     Less: Loans serviced by
       others........................        3,125          3,477      1,764
                                        -------------   ---------  ---------
          Total owned loans serviced
            by Bank..................        4,136          4,126      2,773
                                        -------------   ---------  ---------
LOANS SERVICED FOR OTHERS
     Purchased servicing rights......        4,315          4,652      1,419
     Loans originated and sold with
       servicing retained............        1,720          1,187      1,886
     Servicing sales -- not yet
       transferred from Bank.........          351          1,047      1,109
     Other...........................           27            276        239
                                        -------------   ---------  ---------
          Total loans serviced for
            others...................        6,413          7,162      4,653
MORTGAGE-BACKED SECURITIES
  SECURITIZED BY BANKING SEGMENT.....        1,225          1,360      1,554
                                        -------------   ---------  ---------
          Total servicing
            portfolio................      $11,774      $  12,648  $   8,980
                                        =============   =========  =========

     The table above includes single family, single family residential construction, and single family mortgage warehouse loans. In addition to the single family servicing portfolio, there were $296 million, $177 million, and $252 million of multi-family loans serviced for others at March 31, 1996 and September 30, 1995 and 1994.

                FAIR VALUE OF SINGLE FAMILY SERVICING PORTFOLIO

                                                           AT SEPTEMBER 30,
                                        AT MARCH 31,    ----------------------
                                            1996           1995        1994
                                        -------------   ----------  ----------

                                                    (IN MILLIONS)
PRINCIPAL
     Total loans serviced for
       others........................     $   6,413     $    7,162  $    4,653
     Mortgage-backed securities
       securitized by Banking
       Segment.......................         1,225          1,360       1,554
     Servicing purchases -- not yet
       transferred to Bank...........       --              --           3,357
     Servicing sales -- not yet
       transferred from Bank.........          (351)        (1,047)     (1,109)
     Single family mortgage warehouse
       loans subject to
       SFAS No. 122..................           380            411      --
                                        -------------   ----------  ----------
          Total principal............     $   7,667     $    7,886  $    8,455
                                        =============   ==========  ==========


                                                    (IN THOUSANDS)

FAIR VALUE...........................     $ 132,235     $  122,250  $  137,433
BOOK VALUE
     OMSR............................        38,267         23,062      --
     PMSR............................        45,116         52,035      56,677
                                        -------------   ----------  ----------
          Total book value...........        83,383         75,097      56,677
                                        -------------   ----------  ----------
          Fair value in excess of
            book value (see Note
            12)......................     $  48,852     $   47,153  $   80,756
                                        =============   ==========  ==========

                                      F-28

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           MORTGAGE SERVICING RIGHTS

                                                FOR THE SIX MONTHS ENDED
                                                       MARCH 31,                        FOR THE YEAR ENDED SEPTEMBER 30,
                                       ------------------------------------------  ------------------------------------------
                                               1996                  1995                  1995            1994       1993
                                       --------------------  --------------------  --------------------  ---------  ---------

                                         OMSRS      PMSRS      OMSRS      PMSRS      OMSRS      PMSRS      PMSRS      PMSRS
                                                                           (IN THOUSANDS)
Balance at beginning of period.......  $  23,062  $  52,035  $  --      $  56,677  $  --      $  56,677  $  10,650  $  16,036
    Additions........................     14,944      1,142     13,435     10,508     28,694     12,546     50,955      1,768
    Amortization.....................     (1,125)    (4,823)      (234)    (4,930)    (1,010)    (9,821)    (4,928)    (3,518)
    Writedown........................     --         --         --         --         --         --         --         (2,633)
    Deferred hedging (gains)
      losses.........................     --         (1,730)    --         --         --         (7,173)    --         --
    Sales............................     --           (122)    (8,543)    --         (4,622)      (376)    --         (1,003)
    Other............................      1,386     (1,386)    --           (173)    --            182     --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at end of period.............  $  38,267  $  45,116  $   4,658  $  62,082  $  23,062  $  52,035  $  56,677  $  10,650
                                       =========  =========  =========  =========  =========  =========  =========  =========

     As discussed in Note 1, SFAS No. 122 was implemented effective October 1, 1994. As a result, originated MSRs of $28.7 million were recorded, net income for fiscal 1995 and stockholders' equity increased $9.8 million, and earnings per common share increased $0.33. Per share results have been restated to reflect the 1,800 to one stock conversion effective June 1996. See Note 21 for a discussion of subsequent events. The effect of the implementation on the Consolidated Statement of Operations was as follows:


                                        TOTAL FISCAL    FOURTH      THIRD     SECOND      FIRST
                                            1995        QUARTER    QUARTER    QUARTER    QUARTER
                                        ------------    -------    -------    -------    -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
BEFORE SFAS NO. 122 IMPLEMENTATION
     Non-interest income.............     $ 98,042      $13,096    $23,185    $29,120    $32,641
     Non-interest expense............      193,567       51,905     40,251     51,381     50,030
     Income before income taxes and
       minority interest.............       74,181        9,256     21,106     17,593     26,226
     Income tax expense..............       31,323        3,754      9,164      7,546     10,859
     Net income......................       31,881        1,391      9,708      7,884     12,898
     Earnings per common share.......         1.02         0.04       0.31       0.25       0.42
AFTER SFAS NO. 122 IMPLEMENTATION
     Non-interest income.............      114,981       25,201     23,127     30,641     36,012
     Non-interest expense............      194,576       52,466     40,465     51,553     50,092
     Income before income taxes and
       minority interest.............       90,111       20,800     20,834     18,942     29,535
     Income tax expense..............       37,415        8,169      9,060      8,062     12,124
     Net income......................       41,719        8,520      9,540      8,717     14,942
     Earnings per common share.......         1.35         0.28       0.31       0.28       0.48

7.  COVERED ASSETS AND FEDERAL FINANCIAL ASSISTANCE

     Concurrent with the Bank's incorporation on December 30, 1988, the Parent Company, the Bank, and certain of their direct and indirect parent entities entered into an Assistance Agreement ("Assistance Agreement") with the Federal Savings and Loan Insurance Corporation ("FSLIC") whereby the Bank acquired substantially all of the assets and assumed all of the deposits and certain liabilities of United Savings Association of Texas ("Old USAT"), an insolvent thrift institution (the "Acquisition"). The majority of assets acquired were designated as Covered Assets ("Covered Assets") and were subject to certain provisions contained in the Assistance Agreement. The Assistance Agreement provided for, among other things, financial assistance to the Bank.

                                      F-29

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On December 23, 1993, the Parent Company, the Bank, and certain of their direct and indirect parent entities, and the Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund ("FRF"), entered into a Settlement and Termination Agreement (the "Settlement Agreement") providing, among other things, for the termination of the Assistance Agreement and the disposition of Covered Assets. Accordingly, effective December 28, 1993, the Bank no longer owned or managed any Covered Assets, and stopped receiving financial assistance from the FRF. In connection with this settlement, the Bank received a payment totalling $195.3 million.

                                        FOR THE YEAR ENDED
                                           SEPTEMBER 30,
                                       ---------------------
                                          1994       1993
                                       ----------  ---------
                                          (IN THOUSANDS)
Payments affecting the results of
  operations.........................  $   23,143  $   9,289
Other payments
     Settlement payment..............     195,300     --
     Other...........................         468     61,578
                                       ----------  ---------
          Total FRF payments.........  $  218,911  $  70,867
                                       ==========  =========

8.  DEPOSITS

                                                                                   AT SEPTEMBER 30,
                                                             ---------------------------------------------------------------
                                          AT MARCH 31,
                                              1996                  1995                  1994                  1993
                                       -------------------   -------------------   -------------------   -------------------
                                                  WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED
                                                  AVERAGE               AVERAGE               AVERAGE               AVERAGE
                                        AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE
                                       ---------  --------   ---------  --------   ---------  --------   ---------  --------
                                                                      (DOLLARS IN THOUSANDS)
NON-INTEREST BEARING DEPOSITS........  $ 242,560    --  %    $ 181,196    --  %    $  76,498    --  %    $  44,149    --  %
INTEREST-BEARING DEPOSITS
    Transaction accounts.............    222,148    1.00       219,307    1.50       233,666    1.49       229,972    2.07
    Insured money fund accounts
      Consumer.......................    493,000    4.11       397,473    3.73       407,029    3.12       397,511    2.69
      Commercial.....................    717,308    5.32       857,669    5.82       416,571    4.84        51,938    2.60
                                       ---------     ---     ---------     ---     ---------     ---     ---------     ---
        Subtotal.....................  1,210,308    4.83     1,255,142    5.16       823,600    3.99       449,449    2.68
                                       ---------     ---     ---------     ---     ---------     ---     ---------     ---
    Savings accounts.................    139,343    2.50       144,301    2.73       222,769    2.60       312,778    2.68
    Certificates of deposit
      Consumer.......................  2,912,263    5.72     3,063,631    5.84     2,949,715    4.88     3,251,391    4.77
      Commercial.....................      3,348    5.02         2,273    5.36        --        --          --        --
      Wholesale......................    233,351    9.70       316,370    9.06       457,956    7.92       551,649    7.13
                                       ---------     ---     ---------     ---     ---------     ---     ---------     ---
        Subtotal.....................  3,148,962    6.01     3,382,274    6.14     3,407,671    5.29     3,803,040    5.11
                                       ---------     ---     ---------     ---     ---------     ---     ---------     ---
        Total interest-bearing
          deposits...................  4,720,761    5.37     5,001,024    5.59     4,687,706    4.74     4,795,239    4.58
                                       ---------     ---     ---------     ---     ---------     ---     ---------     ---
        Total deposits...............  $4,963,321   5.11%    $5,182,220   5.40%    $4,764,204   4.67%    $4,839,388   4.53%
                                       =========     ===     =========     ===     =========     ===     =========     ===
Consumer.............................  $3,843,134            $3,868,498            $3,834,238            $4,207,739
Commercial...........................    886,836               997,352               472,009                80,000
Wholesale............................    233,351               316,370               457,957               551,649
                                       ---------             ---------             ---------             ---------
        Total deposits...............  $4,963,321            $5,182,220            $4,764,204            $4,839,388
                                       =========             =========             =========             =========

                                      F-30

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At March 31, 1996 and September 30, 1995, certificates of deposit ("CDs") summarized by scheduled maturity by year and weighted average interest rate were as follows:

                                                   CERTIFICATES MATURING IN THE YEAR ENDING MARCH 31,
                                       --------------------------------------------------------------------------
             STATED RATE                   1997          1998         1999        2000       2001      THEREAFTER      TOTAL
- -------------------------------------  ------------  ------------  ----------  ----------  ---------   ----------   ------------
                                                                            (IN THOUSANDS)
2.99% and below......................  $      1,824  $    --       $   --      $   --      $  --        $ --        $      1,824
3.00% to 3.99%.......................        21,033         3,827         649           8     --               3          25,520
4.00% to 4.99%.......................       291,351       237,112      16,495      32,615      1,051       3,099         581,723
5.00% to 5.99%.......................       524,650       564,293     144,050      47,412      5,496      15,581       1,301,482
6.00% to 6.99%.......................       131,259       436,705      82,683      57,147     60,189      19,592         787,575
7.00% to 7.99%.......................       127,964        80,121       7,690       5,723     21,599      12,888         255,985
8.00% to 8.99%.......................        11,580         1,273       2,581       3,010      1,700         379          20,523
9.00% to 9.99%.......................           265           741       6,249       2,925         12         446          10,638
10.00% to 10.99%.....................        31,200         7,444      23,974         728        591         325          64,262
Over 10.99%..........................        69,648        29,517      --             265     --          --              99,430
                                       ------------  ------------  ----------  ----------  ---------   ----------   ------------
                                       $  1,210,774  $  1,361,033  $  284,371  $  149,833  $  90,638    $ 52,313    $  3,148,962
                                       ============  ============  ==========  ==========  =========   ==========   ============

                                                 CERTIFICATES MATURING IN THE YEAR ENDING SEPTEMBER 30,
                                       --------------------------------------------------------------------------
             STATED RATE                   1996          1997         1998        1999       2000      THEREAFTER      TOTAL
- -------------------------------------  ------------  ------------  ----------  ----------  ---------   ----------   ------------
                                                                            (IN THOUSANDS)
2.99% and below......................  $      1,947  $    --       $   --      $   --      $  --        $ --        $      1,947
3.00% to 3.99%.......................        49,923         4,209         649           8     --               3          54,792
4.00% to 4.99%.......................       419,671        58,644       7,242      32,816         50         100         518,523
5.00% to 5.99%.......................       637,453       338,794     142,232      46,123      5,308         476       1,170,386
6.00% to 6.99%.......................       449,506       437,013      82,291      57,725     60,339      16,062       1,102,936
7.00% to 7.99%.......................       147,563        82,049       7,726       5,728     21,722      12,944         277,732
8.00% to 8.99%.......................        33,642         1,262         675       4,165      2,272         376          42,392
9.00% to 9.99%.......................        42,640           564       6,504       2,909         11         442          53,070
10.00% to 10.99%.....................         4,950        37,235      13,594      10,019        657         325          66,780
Over 10.99%..........................       --             78,438      15,026         252     --          --              93,716
                                       ------------  ------------  ----------  ----------  ---------   ----------   ------------
                                       $  1,787,295  $  1,038,208  $  275,939  $  159,745  $  90,359    $ 30,728    $  3,382,274
                                       ============  ============  ==========  ==========  =========   ==========   ============

     Scheduled maturities of CDs of $100,000 or more were as follows:


                                          AT MARCH 31, 1996      AT SEPTEMBER 30, 1995
                                        ---------------------    ---------------------
                                        NUMBER OF    DEPOSIT     NUMBER OF    DEPOSIT
                                        ACCOUNTS      AMOUNT     ACCOUNTS      AMOUNT
                                        ---------    --------    ---------    --------
                                                   (DOLLARS IN THOUSANDS)

Three months or less.................       648      $ 68,289        475      $ 51,307
Over three through six months........       895        94,458        664        70,615
Over six through twelve months.......     1,455       151,881      1,188       124,752
Over twelve months...................     1,352       143,660      2,115       222,801
                                        ---------    --------    ---------    --------
          Total......................     4,350      $458,288      4,442      $469,475
                                        =========    ========    =========    ========

                                      F-31

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          INTEREST EXPENSE ON DEPOSITS


                                         FOR THE SIX MONTHS
                                          ENDED MARCH 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ----------------------------------
                                          1996        1995        1995        1994        1993
                                       ----------  ----------  ----------  ----------  ----------
                                                             (IN THOUSANDS)
Transaction and insured money fund
  accounts...........................  $   34,453  $   25,261  $   61,232  $   22,261  $   18,314
Savings accounts.....................       1,883       2,620       4,715       7,311       7,055
Certificates of deposit..............     102,174      94,623     198,419     179,462     200,614
                                       ----------  ----------  ----------  ----------  ----------
     Total...........................  $  138,510  $  122,504  $  264,366  $  209,034  $  225,983
                                       ==========  ==========  ==========  ==========  ==========

9.  FEDERAL HOME LOAN BANK ADVANCES

                                         FOR THE
                                        SIX MONTHS
                                          ENDED          FOR THE YEAR ENDED SEPTEMBER 30,
                                        MARCH 31,    ----------------------------------------
                                           1996          1995          1994          1993
                                        ----------   ------------  ------------  ------------
                                                       (DOLLARS IN THOUSANDS)
Maximum outstanding at any
  month-end..........................   $4,384,798   $  4,386,605  $  2,697,829  $  2,217,745
Daily average balance................    4,346,960      3,560,844     2,285,630     1,344,129
Average interest rate................         6.18%          6.31%         3.98%         3.62%

     The aggregate amounts of principal maturities for FHLB advances for the periods indicated were as follows:

                                                                                 AT SEPTEMBER 30,
                                                                 -------------------------------------------------
                                            AT MARCH 31,
                                                1996                      1995                      1994
                                       -----------------------   -----------------------   -----------------------
                                                      WEIGHTED                  WEIGHTED                  WEIGHTED
                                                      AVERAGE                   AVERAGE                   AVERAGE
                                          AMOUNT        RATE        AMOUNT        RATE        AMOUNT        RATE
                                       ------------   --------   ------------   --------   ------------   --------
                                                                 (DOLLARS IN THOUSANDS)
1995.................................  $    --          --  %    $    --          --  %    $  1,838,200     4.98%
1996.................................       --          --          2,391,885     6.22          640,884     5.19
1997.................................     3,815,107     5.79        1,855,765     6.33          115,000     6.03
1998.................................       192,671     6.03          115,000     6.60            5,000     7.44
1999.................................       118,700     5.50            8,700     7.65            8,700     7.65
2000.................................         2,700     7.80            2,700     7.80            2,700     7.80
2001.................................         4,800     7.92            4,800     7.92            4,800     7.92
Thereafter...........................         5,045     8.33            5,045     8.33            5,045     8.33
                                       ------------   --------   ------------   --------   ------------   --------
          Total......................  $  4,139,023     5.80%    $  4,383,895     6.28%    $  2,620,329     5.11%
                                       ============   ========   ============   ========   ============   ========

                                      F-32

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     AND FEDERAL FUNDS PURCHASED

                                         FOR THE
                                        SIX MONTHS
                                          ENDED        FOR THE YEAR ENDED SEPTEMBER 30,
                                        MARCH 31,    ------------------------------------
                                           1996          1995         1994        1993
                                        ----------   ------------  ----------  ----------
                             (DOLLARS IN THOUSANDS)
REVERSE REPURCHASE AGREEMENTS
     Balance outstanding at
       period-end....................   $  949,936   $  1,172,533  $  553,000  $  300,000
     Fair value of collateral at
       period-end....................      987,478      1,239,527     673,000     321,200
     Maximum outstanding at any
       month-end.....................    1,096,508      1,355,540     553,000     659,000
     Daily average balance...........      982,115        887,932     273,899     345,269
     Average interest rate...........         5.82%          5.99%       3.85%       3.23%
FEDERAL FUNDS PURCHASED
     Balance outstanding at
       period-end....................   $   --       $    --       $   --      $   10,000
     Maximum outstanding at any
       month-end.....................       --            --           15,000      10,000
     Daily average balance...........           54            521         767         740
     Average interest rate...........         5.94%          5.95%       3.73%       2.84%

     Scheduled maturities of reverse repurchase agreements outstanding at March 31, 1996 and September 30, 1995 were as follows:


                                     AT MARCH 31, 1996    AT SEPTEMBER 30, 1995
                                     -----------------    ---------------------

                                                   (IN THOUSANDS)
October 1995......................       $--                    $ 627,533
April 1996........................         589,936                185,000
July 1996.........................         360,000                360,000
                                     -----------------    ---------------------
                                         $ 949,936              $1,172,533
                                     =================    =====================

     The counterparties to all reverse repurchase agreements at March 31, 1996 and September 30, 1995 have agreed to resell the same securities upon maturity of such agreements. The securities collateralizing the reverse repurchase agreements have been delivered to the counterparty or its agent. At March 31, 1996 and September 30, 1995, the reverse repurchase agreements were outstanding with the following counterparties:


                                        AT MARCH 31,    AT SEPTEMBER 30,
                                            1996              1995
                                        ------------    ----------------
                                                 CARRYING VALUE
                                        --------------------------------
                                                 (IN THOUSANDS)
Morgan Stanley and Co.
  Incorporated.......................     $360,000         $  496,614
Donaldson, Lufkin, and Jenrette
  Securities Corporation.............      239,936             94,000
CS First Boston Corporation..........      185,000            239,309
Goldman, Sachs and Co................      165,000            146,500
Salomon Brothers Holding Company
  Inc. ..............................       --                196,110
                                        ------------    ----------------
                                          $949,936         $1,172,533
                                        ============    ================

11.  SENIOR NOTES

     In May 1993, the Parent Company issued $115 million of 8.05% Senior Notes ("Senior Notes") and repaid the long-term debt and the note payable to a related party. In connection with this transaction, the Parent Company paid a prepayment penalty, a make-whole premium, and charged-off the remaining capitalized debt

                                      F-33

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) issuance costs of $9.5 million, $1.6 million, and $3.4 million, respectively. These penalties and costs are reflected as an extraordinary loss in fiscal 1993. The extraordinary loss had no tax benefit in accordance with SFAS No. 109.

     The Senior Notes were not registered under the Securities Act of 1933, as amended (the "Securities Act"), but were offered and sold in a private offering to qualified institutional investors in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act.

     The Senior Notes had an initial interest rate of 8.05% PER ANNUM, payable semi-annually, and are due on May 15, 1998. The interest rate on the Senior Notes was subject to increase in certain circumstances if the Parent Company did not consummate an Exchange Offer ("Exchange Offer") by certain dates. The Exchange Offer would provide holders of the Senior Notes with the ability to effect, for federal income tax purposes, a tax free exchange of the Senior Notes, for Exchange Notes ("Exchange Notes"). The PER ANNUM interest rate on the Senior Notes increased by 0.5%, to 8.55% in October 1993, and increased by 0.5% to 9.05% in February 1994. When the Exchange Offer is consumated, the interest rate will revert to the initial rate of 8.05%.

     The Senior Notes are not redeemable prior to maturity, except upon the occurrence of a change of control (as defined) of the Parent Company or the Bank
(i) at the option of the Parent Company, in whole but not in part, and (ii) at the option of holders, in whole or in part, in each case, at 101% of their principal amount plus accrued interest to the date of redemption. The Senior Notes do not have the benefit of any sinking fund obligation.

     The cost of issuing the Senior Notes totalled $4.9 million, and amortization for the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993 was $488,000, $488,000, $976,000, $977,000, and $366,000,
respectively.

     The Parent Company's ability to meet its long-term obligations is contingent on the Bank's ability to pay dividends on its common stock. As discussed in Note 15, the ability of the Bank to pay dividends on its preferred or common stock without prior Office of Thrift Supervision (the "OTS") approval is subject to its continued profitability and the maintenance of certain capital ratios. Further, the payment of dividends by the Bank to the Parent Company on the Bank's common stock is subordinate to the payment of dividends on the Bank's preferred stock. See Note 16 for a discussion of the preferred stock of the Bank. Under the Senior Note indenture, aggregate dividends paid by the Company on the Common Stock and by the Bank on the Preferred Stock, Series A and Preferred Stock, Series B, and certain other payments or investments, is limited to the sum of (i) 50% of cumulative consolidated net income (or, if negative 100% of such deficit) after March 31, 1993, subject to certain exclusions, (ii) the proceeds from any issuance of capital stock by the Parent Company after March 31, 1993, and (iii) $12 million. At March 31, 1996 and September 30, 1995, $123.7 million and $117.5 million were available for payment of future dividends under this restriction. See Note 21 for a discussion of subsequent events.

12.  FINANCIAL INSTRUMENTS

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. Because assumptions used in these valuation techniques are inherently subjective in nature, the estimated fair values cannot always be substantiated by comparison to independent market quotes and, in many cases, the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument.

     The fair value estimates presented herein are based on relevant information available to management as of March 31, 1996, September 30, 1995, and 1994. Management is not aware of any factors that would significantly

                                      F-34

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) affect these estimated fair value amounts. As these reporting requirements exclude certain financial instruments and all non-financial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of the Parent Company and the Bank. Additionally, such amounts exclude intangible asset values such as the value of core deposit intangibles. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

     SHORT-TERM INTEREST-EARNING ASSETS. The carrying amount approximates the fair value.

     TRADING ACCOUNT ASSETS. The carrying values are market values, which are generally based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for instruments with similar credit, maturity, and interest characteristics.

     SECURITIES AND MORTGAGE-BACKED SECURITIES. The carrying amounts for certain securities and mortgage-backed securities approximate fair value as they mature within 90 days and do not present significant credit concerns. The fair value of securities and mortgage-backed securities with longer maturities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

     LOANS. Fair values are estimated for portfolios of loans with similar characteristics and include the value of related servicing rights, if appropriate. Loans are segregated by type, by rate, and by performing and nonperforming categories. As adjustable-rate loans (excluding single family) reprice frequently, their carrying value approximates their fair value. For fixed-rate loans and single family loans, excluding the single family mortgage warehouse, fair value is estimated using contractual cash flows discounted at secondary market rates, adjusted for prepayment estimates, or using current rates offered for similar loans. Fair value of the single family mortgage warehouse loans is estimated using outstanding commitment prices from investors or current investor yield requirements. The fair value of nonperforming loans is estimated using the carrying value less any related allowance for credit losses.

     FHLB STOCK. The carrying amount approximates the fair value as it is redeemable at its par value.

     DEPOSITS. Under SFAS No. 107, the estimated fair value of deposits with no stated maturity, which includes demand deposits, money market, and other savings accounts, is equal to the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these deposits, SFAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The SFAS No. 107 fair value of fixed-maturity deposits is estimated, using a discounted cash flow model with rates currently offered by the Bank for deposits of similar remaining maturities.

     FHLB ADVANCES, REVERSE REPURCHASE AGREEMENTS, AND FEDERAL FUNDS PURCHASED. The fair value is estimated based on the discounted value of contractual cash flows using rates currently available to the Bank for borrowings with similar terms and remaining maturities.

     SENIOR NOTES. The fair value of the Senior Notes is based on discounting future cash flows using the current rates at which similar debt would be issued by issuers with similar credit ratings and remaining maturities.

     OTHER ASSETS AND LIABILITIES. With the exception of that portion of the excess servicing receivable classified as other assets, the carrying amounts of financial instruments in these classifications are considered a reasonable estimate of fair value due to their short-term nature. At March 31, 1996 and September 30, 1995 and 1994, the fair value of the excess servicing receivable exceeded its carrying value of $6.9 million, $7.1 million, and $7.9 million, by $4.3 million, $5.1 million, and $4.7 million. The fair value of the excess servicing receivable is equal to the present value of estimated net future cash flows discounted at a current market rate.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK. The fair value of interest rate swaps, caps, and floors, and financial options are based on pricing models. The fair value of financial futures contracts, forward delivery

                                      F-35

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) contracts, and fixed-rate commitments to extend credit are based on current market prices. The notional amount of adjustable-rate commitments to extend credit approximates their fair value.

     SERVICING PORTFOLIO. See Note 1 for a description of the method used to value the single family servicing portfolio.

                            SFAS NO. 107 FAIR VALUES

                                                                                   AT SEPTEMBER 30,
                                             AT MARCH 31,          -------------------------------------------------
                                                 1996                       1995                       1994
                                        -----------------------    -----------------------    ----------------------
                                         CARRYING     SFAS NO.      CARRYING     SFAS NO.     CARRYING     SFAS NO.
                                          VALUE       107 VALUE      VALUE       107 VALUE      VALUE      107 VALUE
                                        ----------    ---------    ----------    ---------    ---------    ---------
                                                                       (IN THOUSANDS)
FINANCIAL ASSETS
    Short-term interest-earning
      assets.........................   $  794,970    $ 794,970    $  583,983    $ 583,983    $ 435,648    $ 435,648
    Trading account assets...........        1,267        1,267         1,081        1,081        1,011        1,011
    Securities.......................       58,351       59,458       116,013      116,811      114,115      114,580
    Mortgage-backed securities.......    1,954,070    1,935,188     2,398,263    2,378,171    2,828,903    2,774,717
    Loans............................    7,878,080    8,014,145     8,260,240    8,418,464    5,046,174    5,095,133
    FHLB stock.......................      233,038      233,038       225,952      225,952      132,816      132,816
    Other assets.....................      108,708      112,996       150,542      155,631       86,849       91,548
NON-FINANCIAL ASSETS.................      238,152          N/A       247,460          N/A      264,645          N/A
                                                      =========                  =========                 =========
                                        ----------                 ----------                 ---------
        Total assets.................   $11,266,636                $11,983,534                $8,910,161
                                        ==========                 ==========                 =========
FINANCIAL LIABILITIES
    Deposits.........................   $4,963,321    $5,004,342   $5,182,220    $5,215,438   $4,764,204   $4,791,027
    FHLB advances....................    4,139,023    4,145,304     4,383,895    4,395,965    2,620,329    2,615,204
    Reverse repurchase agreements and
      federal funds purchased........      949,936      950,282     1,172,533    1,171,884      553,000      553,000
    Senior Notes.....................      115,000      119,701       115,000      115,383      115,000      111,324
    Other liabilities................      156,418      156,418       162,073      162,073      116,484      116,484
NON-FINANCIAL LIABILITIES, MINORITY
  INTEREST, AND STOCKHOLDERS'
  EQUITY.............................      942,938          N/A       967,813          N/A      741,144          N/A
                                                      =========                  =========                 =========
                                        ----------                 ----------                 ---------
        Total liabilities, minority
          interest, and stockholders'
          equity.....................   $11,266,636                $11,983,534                $8,910,161
                                        ==========                 ==========                 =========
  OTHER FINANCIAL -- FAIR VALUE
      Interest rate swaps............   $   --        $    (359)   $   --        $  (1,517)   $  --        $  (1,462)
      Interest rate caps.............       --            2,954        --            1,113       --           --
      Interest rate floors...........       --            3,305        --            4,895       --           --
      Financial options..............       --              156        --              103       --           --
      Financial futures contracts....       --              971        --           (1,869)      --              375
      Forward delivery contracts.....       --            6,686        --           (2,877)      --            3,014
      Commitments to extend credit...       --            1,257        --              897       --             (767)
  NON-FINANCIAL -- UNREALIZED GAINS
      Single family servicing
        portfolio, as adjusted (See
        Note 6)......................       --           48,852        --           47,153       --           80,756

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank enters into certain financial instruments with off-balance-sheet risk in the ordinary course of business to reduce its exposure to changes in interest rates. The Bank utilizes only traditional financial instruments for this purpose and does not enter into instruments such as leveraged derivatives or structured notes. The financial instruments used for hedging interest rate risk include interest rate swaps, caps, floors, and financial options, financial futures contracts, and forward delivery contracts. A hedge is an attempt to reduce risk by creating a relationship whereby any losses on the hedged asset or liability are expected to be counterbalanced in whole or part by gains on the hedging financial instrument. Thus, market risk resulting from a particular off-balance-sheet instrument is normally offset by other on or off-balance-sheet transactions. The Bank seeks to

                                      F-36

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) manage credit risk by limiting the total amount of arrangements outstanding, both by counterparty and in the aggregate, by monitoring the size and maturity structure of the financial instruments, by assessing the creditworthiness of the counterparty, and by applying uniform credit standards for all activities with credit risk.

     Notional principal amounts indicated in the following table represent the extent of the Bank's involvement in particular classes of financial instruments and generally exceed the expected future cash requirements relating to the instruments.

                                                         AT SEPTEMBER 30,
                                        AT MARCH 31,   ----------------------
                                            1996          1995        1994
                                        ------------   ----------  ----------

                                                   (IN THOUSANDS)
Interest rate swaps..................    $  150,000    $  615,000  $  505,000
Interest rate caps...................     1,315,000       565,000      --
Interest rate floors.................       310,000       310,000     200,000
Financial options....................        89,100        23,000      --
Financial futures contracts..........        31,800       529,000      40,900
Forward delivery contracts...........       514,767       509,463     354,439
Commitments to extend credit.........     1,300,855       999,792     969,072

     Financial instruments with off-balance-sheet risk at March 31, 1996 and September 30, 1995 were scheduled to mature as follows:

                                            MATURING IN THE YEAR ENDING MARCH 31,
                                       ------------------------------------------------
                                           1997         1998       1999      THEREAFTER      TOTAL
                                       ------------  ----------  ---------   ----------   ------------
                                                               (IN THOUSANDS)
Interest rate swaps..................  $    150,000  $   --      $  --        $  --       $    150,000
Interest rate caps...................       350,000     400,000     --          565,000      1,315,000
Interest rate floors.................       --          310,000     --           --            310,000
Financial options....................        89,100      --         --           --             89,100
Financial futures contracts..........        31,800      --         --           --             31,800
Forward delivery contracts...........       514,767      --         --           --            514,767
Commitments to extend credit.........     1,051,080     195,766     12,231       41,778      1,300,855
                                       ------------  ----------  ---------   ----------   ------------
          Total......................  $  2,186,747  $  905,766  $  12,231    $ 606,778   $  3,711,522
                                       ============  ==========  =========   ==========   ============

                                            MATURING IN THE YEAR ENDING SEPTEMBER 30,
                                       -------------------------------------------------
                                           1996         1997        1998      THEREAFTER      TOTAL
                                       ------------  ----------  ----------   ----------   ------------
                                 (IN THOUSANDS)
Interest rate swaps..................  $    565,000  $   50,000  $   --        $  --       $    615,000
Interest rate caps...................       --           --          --          565,000        565,000
Interest rate floors.................       --           60,000     250,000       --            310,000
Financial options....................        23,000      --          --           --             23,000
Financial futures contracts..........       529,000      --          --           --            529,000
Forward delivery contracts...........       509,463      --          --           --            509,463
Commitments to extend credit.........       866,728      78,195      17,764       37,105        999,792
                                       ------------  ----------  ----------   ----------   ------------
          Total......................  $  2,493,191  $  188,195  $  267,764    $ 602,105   $  3,551,255
                                       ============  ==========  ==========   ==========   ============

                                      F-37

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INTEREST RATE SWAPS. Below is an itemization of swaps by type and items hedged. These swaps were entered into in an effort to more closely match the repricing of the Bank's liabilities with the related assets. During the six months ended March 31, 1996, $465 million of interest rate swap contracts expired.


                                        NOTIONAL     FIXED       FLOATING             HEDGED
                                         AMOUNT      RATE          RATE                ITEM
                                        --------    -------      --------       -------------------
                                                          (DOLLARS IN THOUSANDS)
AT MARCH 31, 1996
Receive Floating/Pay Fixed...........   $100,000      6.58%        5.63%(2)     Commercial deposits
Receive Fixed/Pay Floating...........     25,000      4.60         5.58(2)      Consumer deposits
                                          25,000      6.00         5.40(1)      Consumer deposits
                                        --------
     Total...........................   $150,000
                                        ========
AT SEPTEMBER 30, 1995
Receive Floating/Pay Fixed...........   $ 75,000      6.10         5.81(1)      FHLB advances
                                         340,000      6.50         5.86(1)      Reverse repurchase
                                                                                agreements
                                         100,000      6.58         6.00(2)      Commercial deposits
Receive Fixed/Pay Floating...........     75,000      4.32         5.88(2)      Consumer deposits
                                          25,000      6.00         5.81(1)      Consumer deposits
                                        --------
     Total...........................   $615,000
                                        ========
AT SEPTEMBER 30, 1994
Receive Floating/Pay Fixed...........   $150,000      6.02         5.02(1)      FHLB advances
                                         280,000      5.76         4.90(1)      Reverse repurchase
                                                                                agreements
Receive Fixed/Pay Floating...........     75,000      4.32         4.82(2)      Consumer deposits
                                        --------
     Total...........................   $505,000
                                        ========

(1) Based on the one month London InterBank Offered Rate ("LIBOR") as of the last reset prior to the date reported.

(2) Based on the three month LIBOR as of the last reset prior to the date reported.

     During fiscal 1993, the Bank sold interest rate swap agreements with notional amounts totalling $215.0 million prior to the original maturities, resulting in a $4.1 million gain on the sale. The gain was deferred and amortized as a credit to interest expense over the remaining terms of the hedged deposit liabilities. This deferred gain was $1.8 million at September 30, 1994 and was fully amortized during fiscal 1995.

                                      F-38

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INTEREST RATE CAPS. The Bank simultaneously purchased and sold caps during fiscal 1995 in an effort to hedge certain adjustable-rate loans. The Bank purchased interest rate caps during fiscal 1996 in an effort to hedge certain adjustable-rate mortgage-backed securities. The Bank will receive interest on the caps it purchased if the index rates rise above the contracted rates. The Bank will pay interest on the cap it sold if the index rate rises above the contracted rate.


                                    NOTIONAL      INDEX       CONTRACTED
                                     AMOUNT       RATE           RATE
                                    --------      -----       ----------
                                          (DOLLARS IN THOUSANDS)
AT MARCH 31, 1996........  buy      $565,000      5.48 %(1)      7.86%
                           sell      565,000      5.48 (1)       8.57
                                     750,000      5.06 (2)       5.81


AT SEPTEMBER 30, 1995....  buy      $565,000      5.91 (1)       7.86
                           sell      565,000      5.91 (1)       8.57

(1) Based on the six month LIBOR as of the last reset prior to the date reported.

(2) Based on the one year Constant Maturity Treasury ("CMT") as of the last reset prior to the date reported.

     INTEREST RATE FLOORS. Floor agreements outstanding at September 30, 1994 were entered into in an effort to shorten the duration of certain long-term fixed-rate consumer deposits in a declining interest rate environment. Additional floor contracts were entered into during fiscal 1995 in an effort to hedge the MSRs against declines in value as a result of prepayments.


                                AVERAGE
                                NOTIONAL  INDEX       FLOOR         HEDGED
                                 AMOUNT   RATE        RATE           ITEM
                                --------  -----      -------   -----------------
                                        (DOLLARS IN THOUSANDS)
AT MARCH 31, 1996............   $260,000  5.78 %(1)    6.70%         MSRs
                                  50,000  6.43 (2)     7.20          MSRs
                                --------
     Total...................   $310,000
                                ========
AT SEPTEMBER 30, 1995........   $260,000  6.01 (1)     6.70          MSRs
                                  50,000  6.17 (2)     7.20          MSRs
                                --------
     Total...................   $310,000
                                ========
AT SEPTEMBER 30, 1994........   $200,000  5.13 (3)     3.13    Consumer deposits
                                ========

(1) Based on the five year CMT as of the last reset prior to the date reported.

(2) Based on the ten year CMT as of the last reset prior to the date reported.

(3) Based on the one month LIBOR as of the last reset prior to the date reported.

     An interest rate floor agreement with a notional principal amount of $530.0 million hedging single family MSRs was sold prior to its original maturity during fiscal 1995, resulting in a gain of $6.4 million. The gain was deferred and is being accreted to operations offsetting the related MSR intangible amortization expense. At March 31, 1996, the deferred gain remaining from the sale of the interest rate floor was approximately $5.5 million. Interest received on interest rate floor agreements totalled $1.7 million and $817,000 at March 31, 1996 and September 30, 1995.

     FINANCIAL OPTIONS. At March 31, 1996 and September 30, 1995 there were purchased Treasury call options outstanding with notional principal amounts totalling $22.5 million and $23.0 million. These options were entered into in an effort to hedge MSRs against declines in value as a result of an increase in prepayments caused by declining interest rates. The purchased Treasury call option outstanding at September 30, 1995 was sold

                                      F-39

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) during fiscal 1996, for a gain of $319,000 as the MSRs being hedged were sold. This gain was included in the gain on the sale of MSRs. During the six months ended fiscal 1996, an additional option with notional principal amount of $22.5 million was purchased.

     During fiscal 1996, the Bank purchased a Eurodollar put option with notional principal amount of $2 billion in an effort to hedge certain MBS. The Eurodollar put option was then sold for a loss of $49,000 as the mortgage-backed securities being hedged were sold. The loss was included in the gain on the sale of the MBS.

     During fiscal 1996, Treasury put options with notional principal amounts totalling $16.6 million were entered into in an effort to hedge loans the Bank originated for its own portfolio from the date that the interest rate is locked until the date the loans are sold or funded ("portfolio pipeline").

     During fiscal 1996, the Bank purchased a Treasury call option with a notional principal amount of $50.0 million. The option was entered into as a trading activity and the related premium paid was included in trading account assets at March 31, 1996.

     FINANCIAL FUTURES CONTRACTS. At March 31, 1996 and September 30, 1995 and 1994 there were Treasury futures contracts outstanding with notional principal amounts totalling $31.8 million, $160.0 million and $40.9 million. These treasury futures contracts were entered into in an effort to hedge loans in the portfolio pipeline. During fiscal 1996, Treasury futures contracts with notional principal amounts totalling $141.0 million were closed as the loans being hedged were sold. Losses of $327,000 and $6.0 million and gains of $37,000 on Treasury futures contracts as of March 31, 1996 and September 30, 1995 and 1994 were deferred and included as an adjustment to the carrying amount of the loans.

     The Eurodollar futures contracts outstanding at September 30, 1995 with notional amounts totalling $369.0 million, were entered into in an effort to hedge the interest costs for a fixed period on certain borrowings that reprice based on short-term rates. As of March 31, 1996, all of the Eurodollar futures contracts outstanding at September 30, 1995 were closed or had expired. Losses of $360,000 on closed Eurodollar futures contracts were deferred and included as an adjustment to the carrying amount of the borrowings at March 31, 1996.

     FORWARD DELIVERY CONTRACTS. Forward delivery contracts are entered into to sell single family mortgage warehouse loans and to manage the risk that a change in interest rates will decrease the value of the single family mortgage loan warehouse or commitments to originate mortgage loans ("mortgage pipeline").

                                      F-40

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           FORWARD DELIVERY CONTRACTS


                                AT SEPTEMBER 30,
                        AT MARCH 31, --------------------
                                            1996         1995       1994
                                        ------------   ---------  ---------

                                                   (IN MILLIONS)
COUNTERPARTY
     FNMA............................       $173       $     265  $     133
     GNMA............................        258             205        205
     Other...........................         84              39         16
                                        ------------   ---------  ---------
          Total......................       $515       $     509  $     354
                                        ============   =========  =========
TYPE
     Fixed...........................       $463       $     428  $     236
     Variable........................         52              81        118
                                        ------------   ---------  ---------
          Total......................       $515       $     509  $     354
                                        ============   =========  =========
LOANS AVAILABLE TO FILL COMMITMENTS
     Single family mortgage
     warehouse.......................       $380       $     411  $     252
     Mortgage pipeline (estimated)...        191             185        136
                                        ------------   ---------  ---------
          Total......................       $571       $     596  $     388
                                        ============   =========  =========

     SHORT SALES. During fiscal 1994, the Bank entered into short sales of $121.5 million of Treasury notes in an effort to hedge the fixed-rate portfolio pipeline, and also in an effort to hedge loans. The short sale positions were closed out prior to their maturity and the resulting gain of $103,000 was reflected as a realized gain on trading account assets for the year ended September 30, 1994. The Bank does not routinely enter into short sales.

     COMMITMENTS TO EXTEND CREDIT. The Bank's exposure to credit loss for commitments to extend credit is represented by the contractual amount of those agreements. The Bank uses the same credit policies in making funding commitments as it does for on-balance-sheet instruments. These commitments generally have fixed expiration dates or other termination clauses and require the payment of a fee to the Bank. Because commitments may expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements.


                                                           AT SEPTEMBER 30,
                                        AT MARCH 31,    ----------------------
                                            1996           1995        1994
                                        -------------   ----------  ----------

                                                    (IN THOUSANDS)
Single family........................     $ 773,137     $  589,157  $  468,604
Other................................       527,718        410,635     500,468
                                        -------------   ----------  ----------
          Total......................     $1,300,855    $  999,792  $  969,072
                                        =============   ==========  ==========
Fixed................................     $ 398,698     $  282,101  $  338,462
Variable.............................       902,157        717,691     630,610
                                        -------------   ----------  ----------
          Total......................     $1,300,855    $  999,792  $  969,072
                                        =============   ==========  ==========

     Included in the commitments to extend credit amounts above are letters of credit of $6.0 million, $5.4 million, and $320,000 at March 31, 1996 and September 30, 1995 and 1994.

     RECOURSE OBLIGATIONS. The Bank had servicing of approximately $25.6 million, $26.6 million, and $25.4 million, at March 31, 1996 and September 30, 1995 and 1994 for which certain recourse obligations apply. Management believes that it has adequately provided reserves for its recourse obligations related to this servicing.

                                      F-41

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  INCOME TAXES

                                        FOR THE SIX MONTHS
                                         ENDED MARCH 31,      FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ----------------------------------
                                         1996       1995       1995        1994        1993
                                       ---------  ---------  ---------  ----------  -----------
                                                            (IN THOUSANDS)
CURRENT TAX PROVISION (BENEFIT)
     Federal.........................  $   1,677  $   2,094  $   3,459  $    1,145  $     7,448
     State...........................      2,033      1,447      2,080       1,841        2,091
     Payments due in lieu of taxes...      7,112      6,327     15,261      (3,449)       8,491
DEFERRED TAX PROVISION (BENEFIT)
     Federal.........................     14,456     10,318     16,575      17,681       44,441
     State...........................     --         --             40      (1,279)     --
     Change in valuation allowance...     --         --         --         (47,838)    (103,203)
GOODWILL REDUCTION FOR UTILIZATION OF
  ACQUIRED NET OPERATING LOSS
  CARRYFORWARDS......................     --         --         --          --           14,579
                                       ---------  ---------  ---------  ----------  -----------
 Total income tax expense (benefit)..  $  25,278  $  20,186  $  37,415  $  (31,899) $   (26,153)
                                       =========  =========  =========  ==========  ===========

FEDERAL TAXATION

     The Parent Company and the Bank are subject to regular income tax and alternative minimum tax ("AMT"). For the six months ended March 31, 1996 and fiscal 1995, alternative minimum taxable income ("AMTI") was generated resulting primarily from the limitation on the utilization of AMT net operating loss carryforwards ("NOLs"). Corporations may only offset 90% of their AMTI with AMT NOLs. For the six months ended March 31, 1995 and fiscal 1994, federal taxable income was generated resulting primarily from residual interests in real estate mortgage investment conduits ("REMICs"), which cannot be offset by NOLs. For fiscal 1993, AMTI was generated resulting primarily from assistance received from the FRF and the limitation on the utilization of AMT NOLs.

     Tax NOLs at March 31, 1996 and September 30, 1995 were as follows:

                                                   AT MARCH 31, 1996
                                        ----------------------------------------
                                                       ALTERNATIVE    EXPIRATION
           YEAR GENERATED               REGULAR TAX    MINIMUM TAX       DATE
- -------------------------------------   -----------    -----------    ----------

                                                     (IN MILLIONS)
December 30, 1988....................      $  24          $  46          2003
September 30, 1989...................        329            154          2004
September 30, 1990...................        296            139          2005
September 30, 1991...................        119             52          2006
September 30, 1992...................         33             12          2007
September 30, 1994...................          7          --             2009



                                                 AT SEPTEMBER 30, 1995
                                        ----------------------------------------

December 30, 1988....................      $ 103          $ 113          2003
September 30, 1989...................        329            154          2004
September 30, 1990...................        296            139          2005
September 30, 1991...................        119             52          2006
September 30, 1992...................         33             12          2007

     Utilization of the NOLs generated for the year ended December 30, 1988 are subject to federal income tax rules that limit the utilization to federal taxable income of the Bank and its subsidiaries only. The remaining NOLs may be utilized against the federal taxable income of the other companies within the "affiliated group" of which the Parent Company and the Bank are members.

                                      F-42

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PAYMENTS DUE IN LIEU OF TAXES

     Pursuant to the terms of the Assistance Agreement, the amount of financial assistance paid to the Bank by the FRF was reduced each year by an amount equal to one-third of any Federal and State Net Tax Benefits (as defined by the Assistance Agreement). The Assistance Agreement further provided that in no event would the amount paid to the FRF related to Net Tax Benefits be less than a guaranteed minimum totalling $10 million payable over five years. Additional payments due in lieu of taxes above the guaranteed minimum payments are included in the Consolidated Statements of Operations as incurred as a component of the provision for taxes. The final guaranteed payment was made in July 1994 for fiscal 1993. The Assistance Agreement was terminated in December 1993. As part of the Settlement Agreement, the Parent Company, the Bank, and certain of their direct and indirect parent entities entered into a Tax Benefits Agreement, pursuant to which the Bank will pay one-third of certain tax benefits that are utilized by the Bank through the taxable year ending nearest to September 30, 2003. The amounts reflected in the Consolidated Financial Statements are based on estimated tax benefits utilized by the Bank and may vary from amounts paid due to the actual utilization of tax benefits reported in the federal income tax return.

ACCOUNTING FOR INCOME TAXES

     During the fourth quarter of fiscal 1993, the Bank recognized $59 million as a tax benefit for the expected utilization of $252 million in NOLs against future taxable income. Tax benefits arising from an acquisition should first reduce to zero any goodwill related to that acquisition, then decrease other non-current intangible assets resulting from that acquisition, and finally reduce income tax expense. As a result of the recognition of $59 million in tax benefits, income tax expense was reduced $44 million and goodwill associated with the Acquisition was reduced by $15 million during the fourth quarter of 1993. During fiscal 1994, the Bank recognized an additional $58 million as a tax benefit for the expected utilization of $249 million in NOLs against future taxable income. For the six months ended March 31, 1996 and 1995 and fiscal 1995, no tax benefit was recognized. See Note 21 for a discussion of subsequent events.

     For the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993, the Parent Company recognized no benefit for income taxes for its stand alone net operating loss and net operating loss carryforwards, because the criteria to recognize a tax benefit under SFAS No. 109 was not met.

                                      F-43

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax and related payments differ from the amount computed by applying the federal income tax statutory rate on income as follows:

                                        FOR THE SIX MONTHS
                                         ENDED MARCH 31,     FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ---------------------------------
                                         1996       1995       1995        1994        1993
                                       ---------  ---------  ---------  ----------  ----------
                                                          (IN THOUSANDS)
TAXES CALCULATED.....................  $  21,485  $  16,967  $  31,539  $   34,356  $   47,784
INCREASE (DECREASE) FROM
     Reduction in valuation allowance
       for
       deferred tax assets...........     --         --         --         (47,838)   (103,203)
     Change in estimate of net
       deferred tax
       assets........................     --         --         --         (11,340)     --
     Goodwill reduction for
       utilization of
       acquired net operating loss
       carryforwards.................     --         --         --          --          14,579
     Nontaxable assistance...........     --         --         --          (8,100)     (3,343)
     Alternative minimum tax.........     --         --         --          --           7,448
     Provision (benefit) for payments
       due
       in lieu of taxes..............     --         --         --          (3,449)      8,491
     State income tax................      2,033      1,448      2,080       1,841       2,091
     Other...........................      1,760      1,771      3,796       2,631      --
                                       ---------  ---------  ---------  ----------  ----------
          Total......................  $  25,278  $  20,186  $  37,415  $  (31,899) $  (26,153)
                                       =========  =========  =========  ==========  ==========

     The change in the valuation allowance for fiscal 1994 and 1993 arises from the utilization of NOLs against both current and expected future taxable income of the Bank.

                                      F-44

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                      DEFERRED TAX ASSETS AND LIABILITIES


                                                           AT SEPTEMBER 30,
                                        AT MARCH 31,   ------------------------
                                            1996          1995         1994
                                        ------------   -----------  -----------

                                                    (IN THOUSANDS)
DEFERRED TAX ASSETS
     Net operating losses............    $  193,196    $   211,637  $   241,702
     Purchase accounting.............         9,451         10,064       12,700
     Capital loss carryforwards......       --             --               169
     Unrealized losses on securities
       available for sale............         1,842          3,990        8,050
     State...........................         2,817          2,817        4,338
     AMT credit......................         4,458          2,985      --
     Other...........................        11,028          7,648        8,344
                                        ------------   -----------  -----------
          Total deferred tax
            assets...................       222,792        239,141      275,303
                                        ------------   -----------  -----------
DEFERRED TAX LIABILITIES
     Bad debt reserve................         8,955         11,577       34,928
     FHLB stock......................         8,673          8,673      --
     REO.............................         7,096          7,096      --
     State...........................            16             16        3,059
     Other...........................         6,016          3,008        7,897
                                        ------------   -----------  -----------
          Total deferred tax
            liabilities..............        30,756         30,370       45,884
                                        ------------   -----------  -----------
     Net deferred tax asset before
       valuation allowance...........       192,036        208,771      229,419
     Valuation allowance.............      (131,200)      (131,200)    (131,200)
                                        ------------   -----------  -----------
          Net deferred tax assets....    $   60,836    $    77,571  $    98,219
                                        ============   ===========  ===========

     The Bank is permitted under the Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the provision for credit losses for financial reporting purposes. No deferred taxes have been provided on approximately $52 million of tax bad debt reserves prior to 1988. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a reduction in loan levels relative to the end of 1987, failure to meet the tax definition of a savings institution, dividend payments in excess of both current year and accumulated tax earnings and profits, or other distributions in dissolution, liquidation, or redemption of stock. Because the Bank does not intend to use the reserves for purposes other than to absorb losses, deferred income taxes of approximately $18 million have not been provided. The Bank has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for credit losses arising after December 31, 1987. See Note 17.

                                      F-45

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14.  EMPLOYEE BENEFITS

     The Bank has an employee tax deferred savings plan (plan 401(k) under the Code) available to all eligible employees. Through June 30, 1995, the Bank contributed dollar for dollar up to three percent of the participant's earnings and employees could contribute up to twelve percent of their earnings on a tax deferred basis. The Bank's 401(k) plan was amended effective July 1, 1995. The Bank currently contributes fifty cents for every dollar contributed up to two percent of the participant's earnings, and dollar for dollar for contributions between two and four percent of the participant's earnings. The maximum contribution percentage is now fifteen percent of an employee's earnings on a tax deferred basis, subject to Internal Revenue Service maximum contributions limitations. This is a participant directed plan. Plan assets are held in trust and managed by Fidelity Institutional Retirement Services Company. Contributions to the plan are in such amounts and within certain limitations as the Bank may authorize. The Bank's contributions to the plan were approximately $739,000, $774,000, $1.5 million, $1.7 million, and $1.5 million for the six months ended March 31, 1996 and 1995 and for fiscal 1995, 1994, and 1993.

15.  REGULATORY MATTERS

     The regulatory capital requirements, as defined in the OTS capital regulations, are 1.50% for Tangible Capital, 3.00% for Core Capital, and 8.00% for Total Capital. Tangible and Core Capital are stated as a percentage of adjusted total assets and Total Capital is stated as a percentage of risk-weighted assets. The following table shows the Bank's compliance with regulatory capital requirements:

                             AT MARCH 31, 1996              AT SEPTEMBER 30, 1995            AT SEPTEMBER 30, 1994
                       ------------------------------   ------------------------------   ------------------------------
                        ACTUAL    REQUIRED   ACTUAL %    ACTUAL    REQUIRED   ACTUAL %    ACTUAL    REQUIRED   ACTUAL %
                       ---------  ---------  --------   ---------  ---------  --------   ---------  ---------  --------
                                                            (DOLLARS IN THOUSANDS)
STOCKHOLDERS'
  EQUITY.............  $ 826,455                        $ 794,678                        $ 646,334
  Add: Net unrealized
    losses...........      3,068                            6,647                           --
  Less:
    Intangible
      assets.........    (21,030)                         (23,956)                        (32,907)
    Non-qualifying
      deferred tax
      assets.........    (37,617)                         (37,617)                        (81,864)
    Non-qualifying
      MSRs...........       (112)                             (25)                         (3,244)
                       ---------                        ---------                        ---------
TANGIBLE CAPITAL.....    770,764  $ 168,104  6.88%        739,727  $ 178,844  6.20%        528,319  $ 131,887  6.01%
  Add: Core deposit
    intangibles......      9,463                           10,838                           15,259
                       ---------                        ---------                        ---------
CORE CAPITAL.........    780,227    336,492  6.96%        750,565    358,013  6.29%        543,578    264,232  6.17%
  General allowance
    for credit
    losses...........     36,545                           36,855                           23,567
                       ---------                        ---------                        ---------
TOTAL CAPITAL........  $ 816,772    460,220  14.20%     $ 787,420    468,245  13.45%     $ 567,145    323,525  14.02%
                       =========                        =========                        =========

     Notwithstanding the above capital requirements, the Bank's capital requirements were established pursuant to the Forbearance Agreement issued simultaneously with the Assistance Agreement. The OTS has taken the position, with which the Bank disagrees, that the capital forbearances are no longer available because of the enactment of the FIRREA. Despite the OTS position, management believes that all significant waivers, approvals, and forbearances related to the Bank's acquisition, including the capital forbearances, remain in full force and effect following the enactment of FIRREA. Pursuant to the Settlement Agreement, the Bank has retained all claims relating to the forbearances against the United States of America, and on July 25, 1995, the Bank, the Parent Company, and certain of their direct and indirect parent entities filed suit against the United States of America in the Court of Federal Claims for alleged failures of the United States to honor certain contractual obligations, including obligations related to the Forbearance Agreement. The lawsuit is in a preliminary stage.

                                      F-46

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Bank meets its fully phased-in capital requirements. OTS regulations generally allow dividends to be paid without prior OTS approval under certain conditions provided that the level of regulatory capital, following the payment of such dividends, meets the fully phased-in capital requirements. At March 31, 1996 and September 30, 1995, there was an aggregate of approximately $186.5 million and $148.9 million available for the payment of dividends under these requirements. See Note 21 for a discussion of subsequent events.

     The Bank's net income and stockholders' equity figures as presented in the Consolidated Statements of Financial Condition and Operations in the Bank's quarterly report on Form 10-Q for the quarter ended March 31, 1996 and the Bank's annual report on Form 10-K for the year ended September 30, 1995 agree with the information included in the Bank's Thrift Financial Report filed with the OTS as of March 31, 1996 and as of September 30, 1995. The Bank's capital level at March 31, 1996 and September 30, 1995, qualified it as "well-capitalized", the highest of five tiers under applicable regulatory definition.

16.  MINORITY INTEREST AND STOCKHOLDERS' EQUITY

MINORITY INTEREST

     The Bank is authorized by its charter to issue a total of 10,000,000 shares of preferred stock. In fiscal 1995, the Bank publicly issued 4,000,000 shares, $25 liquidation preference per share, of 9.60% noncumulative preferred stock (par value $0.01) (the "Preferred Stock, Series B"). In fiscal 1993, the Bank publicly issued 3,420,000 shares, $25 liquidation preference per share, of 10.12% noncumulative preferred stock (par value $0.01) (the "Preferred Stock, Series A"). Costs incurred in connection with the stock issuances were recorded as reductions of paid-in capital. These shares are not owned by the Parent Company.

     Shares of the Series A and Series B Preferred Stock are not subject to redemption prior to December 31, 1997 and September 30, 2000, except in the event of certain mergers and other transactions. The shares of Series A and Series B Preferred Stock are redeemable at the option of the Bank, in whole or in part, at any time on or after December 31, 1997 or September 30, 2000, at the redemption prices set forth in the table below:


       SERIES A                    SERIES B                                 DOLLAR EQUIVALENT
BEGINNING DECEMBER 31,     BEGINNING SEPTEMBER 30,     REDEMPTION PRICE         PER SHARE
- -----------------------    ------------------------    ----------------     -----------------
         1997                        2000                     105%               $ 26.25
         1998                        2001                     104                  26.00
         1999                        2002                     103                  25.75
         2000                        2003                     102                  25.50
         2001                        2004                     101                  25.25
  2002 and thereafter        2005 and thereafter              100                  25.00

WARRANTS

     Warrants outstanding represent the right to purchase 158,823 shares of the Bank's common stock for an exercise price of $0.01 per share. The warrants are exercisable through December 29, 2004. The Bank agreed to make payments in lieu of dividends to the holder of the warrants upon payment of dividends on the Bank's common stock from December 28, 1993 through December 30, 1998. The warrants will be redeemed upon the occurrence of the merger or liquidation of the Bank or certain events constituting a change in control of the Bank's direct or indirect parent entities, at a price equivalent to the value of the number of shares of the Bank's common stock into which the warrants are exercisable, such value to be derived from the consideration paid in connection with the merger, liquidation, or change in control.

CAPITAL STOCK

     The authorized capital stock of the Parent Company, par value of $0.01, consists of Preferred Stock and Common Stock, Class A, B, and C. Of the 2,500 shares of preferred stock and the 2,797 shares of Class B Common Stock authorized, no shares were issued at March 31, 1996 and September 30, 1995 and 1994. At

                                      F-47

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
March 31, 1996 and September 30, 1995, authorized shares of Class A Common Stock and Class C Common Stock were 22,500 and 2,797. The Class C Common Stock shares have been privately sold to investors and are non-voting stock. Holders of Class C Common Stock may, under certain circumstances, convert their shares into the same number of shares of Class B Common Stock.

EARNINGS PER COMMON SHARE

     The table below presents information necessary for the computation of earnings per common share, on both a primary and fully diluted basis (in thousands, except share data and earnings per share). The dilutive effect of the outstanding Bank warrants has been considered in computing earnings per common share. Average shares and per share results have been restated to reflect the 1,800 to one stock conversion effective June 1996. See Note 21 for a discussion of subsequent events.

                                        FOR THE SIX MONTHS
                                         ENDED MARCH 31,     FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ---------------------------------
                                         1996       1995       1995        1994        1993
                                       ---------  ---------  ---------  ----------  ----------
Income before extraordinary loss.....  $  26,759  $  23,659  $  41,719  $  108,970  $  141,919
Less: Bank's net income attributable
  to common stock equivalents on
  warrants...........................     (1,791)    (1,622)    (2,895)     (6,451)     (8,730)
                                       ---------  ---------  ---------  ----------  ----------
Income before extraordinary loss
  applicable to common shares........     24,968     22,037     38,824     102,519     133,189
Extraordinary loss...................     --         --         --          --         (14,549)
                                       ---------  ---------  ---------  ----------  ----------
Net income applicable to common
  shares.............................  $  24,968  $  22,037  $  38,824  $  102,519  $  118,640
                                       =========  =========  =========  ==========  ==========
Average number of common shares
  outstanding........................     28,863     28,863     28,863      28,863      28,863
                                       =========  =========  =========  ==========  ==========
Earnings per common share before
  extraordinary loss.................  $    0.87  $    0.76  $    1.35  $     3.55  $     4.61
Extraordinary loss per common
  share..............................     --         --         --          --            0.50
                                       ---------  ---------  ---------  ----------  ----------
EARNINGS PER COMMON SHARE............  $    0.87  $    0.76  $    1.35  $     3.55  $     4.11
                                       =========  =========  =========  ==========  ==========

17.  COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     A petition for review has been filed in the United States District Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order approving the Acquisition, which involved substantially all of the Bank's initial assets and liabilities. The same petitioner filed a Motion to Intervene and a Complaint in Intervention in an action pending in the U.S. District Court of Texas, also seeking to set aside the order approving the Acquisition. The petitioner contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of the Old USAT and that it should have been selected as the winning bidder.

     The Parent Company is not a party to either of these proceedings. The Bank has intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court case at a later date. Management believes, after consultation with legal counsel, that the claims of the petitioner are barred by applicable time limits, have no basis for assertion under existing law, and will not have a material adverse effect on the Bank's or the Parent Company's financial condition, results of operations, or liquidity.

     The Bank is involved in legal proceedings occurring in the ordinary course of business that management believes, after consultation with legal counsel, are not, in the aggregate, material to the financial condition, results of operations, or liquidity of the Bank or the Parent Company.

     A substantial part of the Bank's business has involved the origination, purchase, and sale of mortgage loans. During the past several years, numerous individual claims and purported consumer class actions were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending companies seeking civil statutory and actual damages and rescission under the federal Truth In Lending Act (the "TILA"), as well as remedies for alleged violations of various state unfair trade practices laws and restitution or unjust enrichment in connection with certain mortgage loan transactions.

                                      F-48

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Bank has a substantial mortgage loan servicing portfolio and maintains escrow accounts in connection with this servicing. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions generally seeking declaratory relief that certain of the lenders' escrow account servicing practices violate the Real Estate Settlement Practices Act and breach the lenders' contracts with borrowers. Such claims also generally seek actual damages and attorney's fees.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing, and collection of mortgage loans and that allege inadequate disclosure, breach of contract, or violation of state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance.

     While the Bank has had various claims similar to those discussed above asserted against it, management does not expect these claims to have a material adverse effect on the Bank's or the Parent Company's financial condition, results of operations, or liquidity.

INSURANCE ASSESSMENT

     Congress has passed legislation, which is currently in joint conference committee that, if it became law, would result in an assessment on all Savings Association Insurance Fund ("SAIF")-insured deposits in such amounts that will increase the SAIF Fund reserve ratio to 1.25% of SAIF-insured deposits. This one-time assessment has been estimated in the range of 0.75% to 0.90% of deposits. If this legislation became law, it could result in an assessment, net of tax, payable by the Bank amounting to as much as $23.7 million to $28.5 million. Thereafter, SAIF premiums are expected to decline to levels approximating BIF premiums. Management believes that the Bank will be able to maintain its status as a "well-capitalized" institution after payment of any assessment described above.

BAD DEBT RESERVE RECAPTURE

     The United States Congress has passed legislation that, if it became law, would require recapture of a thrift's post-1987 tax bad debt reserve over a six year period, with the opportunity to defer recapture by up to two years if certain residential loan requirements are met. There would be no financial statement impact from this recapture because a deferred tax liability has already been provided for on the Bank's post-1987 tax bad debt reserves. At September 30, 1995, the Bank had approximately $101 million of post-1987 tax bad debt reserves. The current tax liability resulting from recapture of these reserves would be reduced by NOLs available to offset this income.

                                      F-49

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FACILITIES OPERATIONS

     Future minimum payments on data processing agreements and significant operating leases in effect at September 30, 1995 were as follows (in thousands):


            YEARS ENDING
            SEPTEMBER 30,               AMOUNT
- -------------------------------------  ---------

   1996..............................  $  19,884
   1997..............................     11,671
   1998..............................      8,937
   1999..............................      5,072
   2000..............................      1,495
   Thereafter........................      8,678
                                       ---------
                                       $  55,737
                                       =========

     Total data processing and rental expense for the six months ended March 31, 1996 and 1995 and fiscal 1995, 1994, and 1993, under the same or similar agreements as in the preceding table, after consideration of certain credits and rental income, were $11.5 million, $11.5 million, $22.9 million, $22.4 million, and $21.5 million.

18.  FINANCIAL HIGHLIGHTS BY PRINCIPAL BUSINESS OPERATION

     The Bank operates as a fully integrated financial services company. This business is conducted through the Community Banking, Financial Markets, and Commercial Banking Groups, which comprise the Banking Segment, and the Mortgage Banking Segment of the Bank. Summarized financial information by business segment and for the Parent Company for the periods indicated, was as follows:

                                                       FOR THE SIX MONTHS ENDED MARCH 31, 1996
                                          -----------------------------------------------------------------
                                                         MORTGAGE
                                             BANKING      BANKING    PARENT
                                             SEGMENT      SEGMENT    COMPANY   ELIMINATIONS     COMBINED
                                          -------------  ---------   -------   ------------   -------------
                                                                   (IN THOUSANDS)
Revenues................................  $     123,856  $  49,842   $(1,366)   $   (5,791)   $     166,541
Earnings before income taxes and
  minority interest.....................         64,121      3,006   (1,930 )       (3,810)          61,387
Depreciation and amortization of
  intangibles...........................          4,594     11,132      488         (1,981)          14,233
Capital expenditures....................          2,750        239     --          --                 2,989
Average identifiable assets.............     11,295,739    634,013    4,707       (394,930)      11,539,529
Loan transfers to (from)................        493,180   (493,180)    --          --              --
Interest income (expense) on single
  family mortgage warehouse outstanding
  loan balance..........................         11,895    (11,895)    --          --              --
Servicing (expense) income on Banking
  Segment's loans.......................         (6,917)     6,917     --          --              --

- ------------

The elimination amounts reflect the following: (i) dividends received by the Parent Company from the Bank, (ii) interest income and MSR amortization expense relating to loans held by the Banking Segment serviced by the Mortgage Banking Segment, and (iii) the single family mortgage warehouse funded by the Banking Segment.

                                      F-50

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                       FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                          -----------------------------------------------------------------
                                                         MORTGAGE
                                             BANKING      BANKING    PARENT
                                             SEGMENT      SEGMENT    COMPANY   ELIMINATIONS     COMBINED
                                          -------------  ---------   -------   ------------   -------------
                                                                   (IN THOUSANDS)
Revenues................................  $      93,919  $  67,149   $   38     $   (6,827)   $     154,279
Earnings before income taxes and
  minority interest.....................         37,223     17,029     (566 )       (5,209)          48,477
Depreciation and amortization of
  intangibles...........................          6,194     10,149      488         (1,618)          15,213
Capital expenditures....................          1,123        105     --          --                 1,228
Average identifiable assets.............      9,359,478    452,593    9,587       (289,060)       9,532,598
Loan transfers to (from)................        659,186   (659,186)    --          --              --
Interest income (expense) on single
  family mortgage warehouse outstanding
  loan balance..........................          9,393     (9,393)    --          --              --
Servicing (expense) income on Banking
  Segment's loans.......................         (5,604)    (5,604)    --          --              --

                                                      FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                       -------------------------------------------------------------------
Revenues.............................        203,115      119,601   (3,910 )       (9,826)         308,980
Earnings before income taxes and
  minority interest..................         82,163       19,357   (5,000 )       (6,409)          90,111
Depreciation and amortization of
  intangibles........................         12,305       20,965      976         (3,417)          30,829
Capital expenditures.................          5,859          273     --          --                 6,132
Average identifiable assets..........     10,258,857      482,965    8,061       (312,820)      10,437,063
Loan transfers to (from).............      1,012,771   (1,012,771)    --          --              --
Interest income (expense) on single
  family mortgage warehouse
  outstanding loan balance...........         19,903      (19,903)    --          --              --
Servicing (expense) income on Banking
  Segment's loans....................        (12,672)      12,672     --          --              --

                                                      FOR THE YEAR ENDED SEPTEMBER 30, 1994
                                       -------------------------------------------------------------------
Revenues.............................        189,378      115,544    1,279        (13,530)         292,671
Earnings before income taxes and
  minority interest..................         73,757       24,404     (645 )      (11,435)          86,081
Depreciation and amortization of
  intangibles........................         16,560       10,696      977         (2,095)          26,138
Capital expenditures.................          5,456        4,962     --          --                10,418
Average identifiable assets..........      8,174,275      717,551    4,401       (612,600)       8,283,627
Loan transfers to (from).............      1,319,020   (1,319,020)    --          --              --
Interest income (expense) on single
  family mortgage warehouse
  outstanding loan balance...........         33,173      (33,173)    --          --              --
Servicing (expense) income on Banking
  Segment's loans....................        (10,223)      10,223     --          --              --

                                                      FOR THE YEAR ENDED SEPTEMBER 30, 1993
                                       -------------------------------------------------------------------
Revenues.............................        221,476      121,028    1,070        (15,224)         328,350
Earnings before income taxes,
  minority interest, and
  extraordinary loss.................        106,015       31,492       20        (15,224)         122,303
Depreciation and amortization of
  intangibles........................         20,757        8,445      694        --                29,896
Capital expenditures.................          6,145        8,256     --          --                14,401
Average identifiable assets..........      7,193,808      981,711    7,790       (864,532)       7,318,777
Loan transfers to (from).............        528,666     (528,666)    --          --              --
Interest income (expense) on single
  family mortgage warehouse
  outstanding loan balance...........         43,103      (43,103)    --          --              --
Servicing (expense) income on Banking
  Segment's loans....................         (8,256)       8,256     --          --              --

     Revenues are comprised of net interest income (before the provision for credit losses) and non-interest income, and, in the case of Parent Company only revenue, dividends received from the Bank. Interest costs incurred by the Parent Company are included in its results above since they relate to long-term debt and are not directly attributable to a specific segment.

                                      F-51

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
Earnings before income taxes, minority interest, and extraordinary loss equal revenue, less the provision for credit losses and non-interest expenses. Non-interest expenses of the Bank are fully allocated to each segment of the Bank. Non-interest expenses incurred by support departments that are directly attributable to a segment are charged to the appropriate segment. General corporate overhead expenses not specifically identified to an individual segment, but necessary for the maintenance of the Bank as a going concern, are also allocated to the two segments. Parent Company expenses are not allocated to the Bank's business segments.

     For segment reporting purposes, the value of servicing related to loans purchased from third parties by the Banking Segment is segregated from the original loan basis and is allocated to the Mortgage Banking Segment. The amortization of this capitalized amount approximated $1.2 million and $1.2 million for the six months ended March 31, 1996 and 1995, respectively, $2.4 million for fiscal 1995, and $1.8 million for fiscal 1994, and is reflected in the Mortgage Banking Segment figures above.

     For loans transferred from the Mortgage Banking Segment to the Banking Segment, the difference, if any, between the Banking Segment's "purchase price" and the loan's actual Book Value is retained by the Mortgage Banking Segment at the time of transfer. The amount retained is amortized to operations of the Mortgage Banking Segment and approximated $736,000 and $443,000 for the six months ended March 31, 1996 and 1995, respectively, $1.0 million for fiscal 1995, and $283,000 for fiscal 1994.

19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table represents summarized data for the first two quarters in fiscal 1996 and each of the quarters in fiscal 1995 and 1994 (in thousands, except earnings per share).

                                               1996                             1995                             1994
                                       --------------------  ------------------------------------------  --------------------
                                        SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST     FOURTH      THIRD
                                        QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest income......................  $ 203,436  $ 217,785  $ 224,308  $ 194,865  $ 172,992  $ 154,594  $ 133,563  $ 119,136

Interest expense.....................    148,548    160,741    166,580    146,220    129,915    110,045     93,118     76,998
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net interest income..............     54,888     57,044     57,728     48,645     43,077     44,549     40,445     42,138
Provision for credit losses..........      3,181      2,669      9,663     10,473      3,223        934      3,421        798
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision
  for credit losses..................     51,707     54,375     48,065     38,172     39,854     43,615     37,024     41,340
Non-interest income..................     27,687     26,922     25,201     23,127     30,641     36,012     28,479     26,453
Non-interest expense.................     50,012     49,292     52,466     40,465     51,553     50,092     50,607     53,723
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and
  minority interest..................     29,382     32,005     20,800     20,834     18,942     29,535     14,896     14,070
Income tax expense (benefit).........     12,144     13,134      8,169      9,060      8,062     12,124        681    (38,551)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income before minority
  interest...........................     17,238     18,871     12,631     11,774     10,880     17,411     14,215     52,621
Loss minority interest:
    Subsidiary preferred stock
      dividends......................      4,563      4,563      4,111      2,163      2,163      2,163      2,164      2,163
    Payments in lieu of dividends....     --            224     --             71     --            306     --            298
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    NET INCOME.......................  $  12,675  $  14,084  $   8,520  $   9,540  $   8,717  $  14,942  $  12,051  $  50,160
                                       =========  =========  =========  =========  =========  =========  =========  =========
Net income applicable to common
  stock..............................  $  11,824  $  13,144  $   7,936  $   8,851  $   8,086  $  13,951  $  11,531  $  47,199
Earnings per common share............  $    0.41  $    0.46  $    0.28  $    0.31  $    0.28  $    0.48  $    0.40  $    1.63
Average common shares and common
  stock equivalents outstanding......     28,863     28,863     28,863     28,863     28,863     28,863     28,863     28,863

                                        SECOND      FIRST
                                        QUARTER    QUARTER
                                       ---------  ---------
Interest income......................  $ 118,333  $ 123,674

Interest expense.....................     73,617     77,191
                                       ---------  ---------
    Net interest income..............     44,716     46,483
Provision for credit losses..........      1,298      1,480
                                       ---------  ---------
Net interest income after provision
  for credit losses..................     43,418     45,003
Non-interest income..................     27,909     36,048
Non-interest expense.................     45,133     50,130
                                       ---------  ---------
Income before income taxes and
  minority interest..................     26,194     30,921
Income tax expense (benefit).........      5,751        220
                                       ---------  ---------
Net income before minority
  interest...........................     20,443     30,701
Loss minority interest:
    Subsidiary preferred stock
      dividends......................      2,163      2,163
    Payments in lieu of dividends....         59     --
                                       ---------  ---------
    NET INCOME.......................  $  18,221  $  28,538
                                       =========  =========
Net income applicable to common
  stock..............................  $  17,038  $  26,751
Earnings per common share............  $    0.59  $    0.93
Average common shares and common
  stock equivalents outstanding......     28,863     28,863

     The 1995 figures have been restated to reflect the implementation of SFAS No. 122 effective October 1, 1994. See Notes 1 and 6. Average shares and per share results have been restated to reflect the 1,800 to one stock conversion effective June 1996. See Note 21 for a discussion of subsequent events.

                                      F-52

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

     The condensed financial statements of the Parent Company do not include all of the information and notes normally included with financial statements prepared in accordance with generally accepted accounting principles. See Note 21 for a discussion of subsequent events.

                                 PARENT COMPANY
                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)


                                           AT          AT SEPTEMBER 30,
                                        MARCH 31,   ----------------------
                                          1996         1995        1994
                                        ---------   ----------  ----------

ASSETS
Cash and cash equivalents............   $      1    $        1  $        1
Securities purchased under agreements
  to resell..........................        682         2,121         710
Investment in Bank United............    640,955       609,178     560,834
Intangible assets....................      2,075         2,563       3,539
Other assets.........................      1,775         1,287       5,398
                                        ---------   ----------  ----------
TOTAL ASSETS.........................   $645,488    $  615,150  $  570,482
                                        =========   ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Senior Notes.........................   $115,000    $  115,000  $  115,000
Other liabilities....................      4,047         4,047       4,120
                                        ---------   ----------  ----------
          Total liabilities..........    119,047       119,047     119,120
                                        ---------   ----------  ----------
STOCKHOLDERS' EQUITY
Common stock
     Class A.........................          1             1           1
     Class C.........................          1             1           1
Paid-in capital......................    118,009       118,009     121,767
Retained earnings....................    411,498       384,739     343,020
Unrealized gains (losses) on
  subsidiary's securities and
  mortgage-backed securities
  available for sale, net of tax.....     (3,068 )      (6,647)    (13,427)
                                        ---------   ----------  ----------
          Total stockholders'
            equity...................    526,441       496,103     451,362
                                        ---------   ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................   $645,488    $  615,150  $  570,482
                                        =========   ==========  ==========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                                      F-53

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                 PARENT COMPANY
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                           FOR THE SIX
                                           MONTHS ENDED
                                            MARCH 31,        FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ---------------------------------
                                         1996       1995       1995        1994        1993
                                       ---------  ---------  ---------  ----------  ----------
INCOME
Dividends from the Bank..............  $   3,810  $   5,209  $   6,409  $   11,435  $   15,224
Short-term interest-earning assets...         29         31         88          21         107
                                       ---------  ---------  ---------  ----------  ----------
          Total income...............      3,839      5,240      6,497      11,456      15,331
                                       ---------  ---------  ---------  ----------  ----------
EXPENSE
Interest expense -- note payable to
  related party......................     --         --         --          --             601
Interest expense -- long-term debt...     --         --         --          --          10,214
Interest expense -- Senior Notes.....      5,205      5,202     10,407      10,177       3,446
Amortization of intangibles..........        488        488        976         977         694
Other................................         76        116        114         947         356
                                       ---------  ---------  ---------  ----------  ----------
          Total expense..............      5,769      5,806     11,497      12,101      15,311
                                       ---------  ---------  ---------  ----------  ----------
INCOME (LOSS) BEFORE UNDISTRIBUTED
  INCOME OF BANK, INCOME TAXES, AND
  EXTRAORDINARY LOSS.................     (1,930)      (566)    (5,000)       (645)         20
  Equity in undistributed income of
     the Bank........................     28,198     23,675     45,322     104,316     141,910
                                       ---------  ---------  ---------  ----------  ----------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY LOSS.................     26,268     23,109     40,322     103,671     141,930
  Income tax (benefit) expense.......       (491)      (550)    (1,397)     (5,299)         11
                                       ---------  ---------  ---------  ----------  ----------
INCOME BEFORE EXTRAORDINARY LOSS.....     26,759     23,659     41,719     108,970     141,919
Extraordinary loss -- early
  extinguishment of debt.............     --         --         --          --         (14,549)
                                       ---------  ---------  ---------  ----------  ----------
NET INCOME...........................  $  26,759  $  23,659  $  41,719  $  108,970  $  127,370
                                       =========  =========  =========  ==========  ==========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                                      F-54

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                 PARENT COMPANY
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                         FOR THE SIX MONTHS
                                          ENDED MARCH 31,        FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ------------------------------------
                                          1996        1995        1995        1994         1993
                                       ----------  ----------  ----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................  $   26,759  $   23,659  $   41,719  $   108,970  $   127,370
Adjustments to reconcile net income
  to net cash
  (used) provided by operating
  activities:
     Equity in undistributed income
       of the
       Bank..........................     (28,198)    (23,675)    (45,322)    (104,316)    (141,910)
     Amortization of intangibles.....         488         488         976          977          694
     Change in other assets..........        (488)      3,566       4,111       (5,393)      (1,594)
     Change in other liabilities.....      --              26         (73)         159        2,670
                                       ----------  ----------  ----------  -----------  -----------
          Net cash (used) provided by
            operating activities.....      (1,439)      4,064       1,411          397      (12,770)
                                       ----------  ----------  ----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in securities purchased
  under agreements to resell.........       1,439      (4,064)     (1,411)        (397)        (313)
                                       ----------  ----------  ----------  -----------  -----------
          Net cash provided (used) by
            investing activities.....       1,439      (4,064)     (1,411)        (397)        (313)
                                       ----------  ----------  ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Repayment of long-term debt and
       note payable to related
       party.........................      --          --          --          --          (106,090)
     Proceeds from issuance of Senior
       Notes.........................      --          --          --          --           115,000
                                       ----------  ----------  ----------  -----------  -----------
          Net cash provided by
            financing activities.....      --          --          --          --             8,910
                                       ----------  ----------  ----------  -----------  -----------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS........................      --          --          --          --            (4,173)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD................           1           1           1            1        4,174
                                       ----------  ----------  ----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT
  END OF PERIOD......................  $        1  $        1  $        1  $         1  $         1
                                       ==========  ==========  ==========  ===========  ===========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                                      F-55

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

21.  SUBSEQUENT EVENTS

     NAME CHANGE. In June 1996, the Company changed its name from USAT Holdings Inc. to Bank United Corp. and the Bank changed its name from Bank United of Texas to Bank United.

     DIVIDEND PAYMENT. On May 6, 1996, the Bank paid a $100 million dividend to the Company on the Bank Common Stock and a related contractually required payment to the FDIC in lieu of dividends in the amount of $5.9 million. On the same day, the Company paid a dividend on its common stock in the amount of $100 million.

     RESTRUCTURING. Prior to June 1996, the Company was a subsidiary of Hyperion Holdings Inc., a Delaware corporation ("Hyperion Holdings"), which was a subsidiary of Hyperion Partners L.P., a Delaware limited partnership ("Hyperion Partners"). In June 1996, the following actions were taken (collectively, the "Restructuring"): (i) Hyperion Holdings exchanged shares of a newly created class of its nonvoting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock owned by it to its limited and general partners in accordance with the terms of the limited partnership agreement of Hyperion Partners (the "Distribution") and; (iii) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"). As a result of the Merger, the common stockholders of Hyperion Holdings (i.e. the limited and general partners of Hyperion Partners) received shares of Class A voting and Class B nonvoting Common Stock of the Company. As of the date of the Merger, Hyperion Holdings had no significant assets, liabilities or business other than its investment in the Company. The Merger was accounted for in a manner similar to a pooling of interests. Due to the immaterial nature of the assets, liabilities and operations of Hyperion Holdings prior to the Merger, prior period results were not restated.

     STOCK CONVERSION. Prior to the Merger, the Company had outstanding 13,238 shares of Class A voting and 2,797 shares of Class C nonvoting Common Stock. Subsequent to the Restructuring and an 1,800 to one stock conversion, the Company had a total of 28,863,000 shares of Common Stock outstanding as follows:
Class A Common Stock (voting) -- 23,828,400 shares, Class B (nonvoting) -- 5,034,600 shares, and no shares of Class C Common Stock (which were cancelled upon their conversion to Class B Common Stock in the Merger). The Company also filed a registration statement in June 1996 with the Securities and Exchange Commission to offer shares of the Class A Common Stock to the public.

     RECOGNITION OF TAX BENEFITS. The Parent Company's Certificate of Incorporation and By-Laws were restated with the intent to preserve certain beneficial tax attributes limiting disposition of Class A Common Stock and other interests in the Parent Company by certain stockholders. These limitations allowed the recognition of tax benefits in June 1996 for the expected utilization of NOLs. These tax benefits were not recognized in prior periods due to limitations on the utilization of NOLs if an ownership change had occurred. In June 1996 the Parent Company and the Bank entered into a federal tax sharing agreement. This agreement results in the recognition of a tax benefit for the expected utilization of the Parent Company's NOLs by the Bank. A total tax benefit of $101.7 million was recognized as a reduction of income tax expense and an increase in the net deferred tax asset.

     EXECUTIVE MANAGEMENT COMPENSATION PLAN. In June 1996, the Company Board approved an Executive Management Compensation Plan (the "Compensation Plan") containing the following provisions: (i) a cash bonus of $ million payable by 1996; (ii) the award of shares of Company Class A Common Stock with restrictions on its tranferability for a period of three years from its issuance; and (iii) issuance of options for purchase of an equivalent number of shares of Company Class A Common Stock; such options vest ratably over three years from the date of grant. The options' exercise price approximates the fair market value at the date of the grant and will expire if not exercised in June 2003.

     Compensation expense totalling $10 million, $6.2 million net of tax, will be recognized in the third quarter of 1996 for the cash bonus and the restricted stock award. Since the stock options have an exercise price approximating the fair value of the Parent Company's stock, compensation expense is not recognized for their issuance.

                                      F-56

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages adoption of that method for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method currently being followed and make pro forma disclosures of net income and earnings per share under the fair value based method of accounting. This statement is effective for financial statements with fiscal years beginning after December 15, 1995, with earlier application encouraged. Management is currently evaluating the proposed alternatives under this statement.

     These transactions are illustrated in the March 31, 1996 Pro Forma Condensed Consolidated Statement of Financial Condition and the March 31, 1996 Pro Forma Condensed Consolidated Statement of Operations.

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                           HISTORICAL                   PRO FORMA ADJUSTMENTS                  PRO FORMA
                                               AT         -------------------------------------------------        AT
                                            MARCH 31,     DIVIDEND       TAX       ISSUANCE    COMPENSATION    MARCH 31,
                                              1996         PAYMENT     BENEFIT      COSTS          PLAN           1996
                                           -----------    ---------    --------    --------    ------------    ----------
                                           (UNAUDITED)
ASSETS
  Cash and cash equivalents.............   $   135,691    $  --        $  --       $ --          $ --          $  135,691
  Securities purchased under agreements
    to resell and federal funds sold....       659,279     (105,900)      --        (2,000 )       (4,000)        547,379
  Trading account assets................         1,267       --           --         --            --               1,267
  Securities............................        58,351       --           --         --            --              58,351
  Mortgage-backed securities............     1,954,070       --           --         --            --           1,954,070
  Loans.................................     7,878,080       --           --         --            --           7,878,080
  Other assets..........................       579,898       --         101,700      --            --             681,598
                                           -----------    ---------    --------    --------    ------------    ----------
        Total assets....................   $11,266,636    $(105,900)   $101,700    $(2,000 )     $ (4,000)     $11,256,436
                                           ===========    =========    ========    ========    ============    ==========
LIABILITIES, MINORITY INTEREST, AND
  STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits..............................   $ 4,963,321    $  --        $  --       $ --          $ --          $4,963,321
  Borrowings............................     5,088,959       --           --         --            --           5,088,959
  Other liabilities.....................       502,415       --           --         --            (3,800)        498,615
                                           -----------    ---------    --------    --------    ------------    ----------
        Total liabilities...............    10,554,695       --           --         --            (3,800)     10,550,895
MINORITY INTEREST
  Preferred stock issued by consolidated
    subsidiary..........................       185,500       --           --         --            --             185,500
STOCKHOLDERS' EQUITY....................       526,441     (105,900)    101,700     (2,000 )         (200)        520,041
                                           -----------    ---------    --------    --------    ------------    ----------
TOTAL LIABILITIES, MINORITY INTEREST,
  AND STOCKHOLDERS' EQUITY..............   $11,266,636    $(105,900)   $101,700    $(2,000 )     $ (4,000)     $11,256,436
                                           ===========    =========    ========    ========    ============    ==========

                                      F-57

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                         HISTORICAL                                                            PRO FORMA
                                         FOR THE SIX                  PRO FORMA ADJUSTMENTS                   FOR THE SIX
                                        MONTHS ENDED     ------------------------------------------------    MONTHS ENDED
                                          MARCH 31,      DIVIDEND       TAX      ISSUANCE    COMPENSATION      MARCH 31,
                                            1996          PAYMENT     BENEFIT     COSTS          PLAN            1996
                                        -------------    ---------   ---------   --------    ------------    -------------
                                         (UNAUDITED)
INTEREST INCOME
    Interest income..................      $421,221       $ --       $  --        $--          $ --            $ 421,221
    Interest expense.................      309,289          --          --         --            --              309,289
                                        -------------    ---------   ---------   --------    ------------    -------------
        Net interest income..........      111,932          --          --         --            --              111,932
    Provision for credit losses......        5,850          --          --         --            --                5,850
                                        -------------    ---------   ---------   --------    ------------    -------------
        Net interest income after
          provision for credit
          losses.....................      106,082          --          --         --            --              106,082
NON-INTEREST INCOME
    Net gains (losses)
      Sales of single family
        servicing rights and single
        family warehouse loans.......       19,157          --          --         --            --               19,157
      Securities and mortgage-backed
        securities...................        2,863          --          --         --            --                2,863
      Other loans....................        3,485          --          --         --            --                3,485
    Loan servicing fees and
      charges........................       22,107          --          --         --            --               22,107
    Other fees and changes...........        6,997          --          --         --            --                6,997
                                        -------------    ---------   ---------   --------    ------------    -------------
        Total non-interest income....       54,609          --          --         --            --               54,609
NON-INTEREST EXPENSE
    Compensation and benefits........       39,898          --          --         --            10,000           49,898
    Occupancy........................        9,439          --          --         --            --                9,439
    Data processing..................        8,120          --          --         --            --                8,120
    Amortization of intangibles......        9,801          --          --         --            --                9,801
    Other............................       32,046          --          --         --            --               32,046
                                        -------------    ---------   ---------   --------    ------------    -------------
        Total non-interest expense...       99,304          --          --         --            10,000          109,304
                                        -------------    ---------   ---------   --------    ------------    -------------
INCOME BEFORE TAXES AND MINORITY
  INTEREST...........................       61,387          --          --         --           (10,000)          51,387
Income tax expense (benefit).........       25,278          --        (101,700)    --            (3,800)         (80,222)
                                        -------------    ---------   ---------   --------    ------------    -------------
Net Income Before Minority
  Interest...........................       36,109          --         101,700     --            (6,200)         131,609
    Less minority interest:
      Preferred Stock Dividends......        9,126          --          --         --            --                9,126
      Payments in lieu of
        dividends....................          224          5,900       --         --            --                6,124
                                        -------------    ---------   ---------   --------    ------------    -------------
Net Income...........................      $26,759        $(5,900)   $ 101,700    $--          $ (6,200)       $ 116,359
                                        =============    =========   =========   ========    ============    =============
EARNINGS PER COMMON SHARE............      $  0.87
                                        =============

     The historical average number of common shares outstanding used in computing earnings per common share for the six months ended March 31, 1996 were 28,863,000 and reflects the 1,800 to one stock conversion in June 1996. The pro forma average number of common shares outstanding have been adjusted to give effect to the shares of restricted stock issued in accordance with the Compensation Plan, as though these shares were issued on October 1, 1995.

                                      F-58

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table shows the Bank's regulatory capital ratios on a historical and a pro forma basis:


                                                  MARCH 31,
                                           -----------------------
                                              1996         1996
                                           HISTORICAL    PRO FORMA
                                           ----------    ---------

Tangible Capital........................       6.88%        5.89%
Core Capital............................       6.96         5.97%
Total Capital...........................      14.20        12.12%

     The Parent Company's and the Bank's dividend restrictions on a historical and a pro forma basis follows:


                                                  MARCH 31,
                                           -----------------------
                                              1996         1996
                                           HISTORICAL    PRO FORMA
                                           ----------    ---------

Parent Company
     Dividend Limitation -- Senior Note
       Indenture........................    $ 123,746    $ 62,672
Bank
     Dividend Limitation -- OTS
       Regulations......................    $ 186,460    $159,577

                                      F-59

                                                                         ANNEX A
                        EXCHANGE AND REGISTRATION RIGHTS

     EXCHANGE AND REGISTRATION RIGHTS, dated as of May 10, 1993, by and between USAT Holdings, Inc., a Delaware corporation [now known as Bank United Corp.] (the "Company"), and the purchasers (collectively the "Purchasers") of the 8.05% Senior Notes due May 15, 1998 of the Company.

     1.  CERTAIN DEFINITIONS.

     For purposes of these Exchange and Registration Rights, the following terms shall have the following respective meanings:

          (a) "CLOSING DATE" shall mean the date on which the Securities are initially issued.

          (b) "COMMISSION" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Exchange Act or the Securities Act, whichever is the relevant statute for the particular purpose.

          (c) "EFFECTIVE TIME", in the case of an Exchange Offer, shall mean the date on which the Commission declares the Exchange Offer registration statement effective or on which such registration statement otherwise becomes effective and, in the case of a Shelf Registration, shall mean the date on which the Commission declares the Shelf Registration effective or on which the Shelf Registration otherwise becomes effective.

          (d) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, or any successor thereto, as the same shall be amended from time to time.

          (e) "EXCHANGE OFFER" shall have the meaning assigned thereto in
     Section 2 hereof.

          (f) The term "HOLDER" shall mean any person who, at the Closing Date, owns any Registrable Securities and such of its respective successors and assigns who acquire Registrable Securities, directly or indirectly, from such person or from any successor or assign of such person.

          (g) "INDENTURE" shall mean the Indenture, dated as of May 15, 1993, between the Company and The Bank of New York, as Trustee.

          (h) The term "PERSON" shall mean a corporation, association, partnership, organization, business, individual, government or political subdivision thereof or governmental agency.

          (i) "REGISTRABLE SECURITIES" shall mean the Securities; PROVIDED, HOWEVER, that such Securities shall cease to be Registrable Securities when
     (i) a registration statement registering such Securities under the Securities Act has been declared or becomes effective and such Securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement or (ii) such Securities are sold pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act under circumstances in which any legend borne by such Securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company or pursuant to the Indenture.

          (j) "REGISTRATION EXPENSES" shall have the meaning assigned thereto in
     Section 4 hereof.

          (k) "SECURITIES" shall mean, collectively, the 8.05% Senior Notes due May 15, 1998 of the Company to be issued and sold to the Purchasers, and Securities issued in exchange therefor or in lieu thereof pursuant to the Indenture.

          (l) "SECURITIES ACT" shall mean the Securities Act of 1933, or any successor thereto, as the same shall be amended from time to time.

          (m) "SHELF REGISTRATION" shall have the meaning assigned thereto in
     Section 2 hereof.

          (n) "TRUST INDENTURE ACT" shall mean the Trust Indenture Act of 1939, or any successor thereto, and the rules, regulations and forms promulgated thereunder, all as the same shall be amended from time to time.

                                       A-1

     2.  REGISTRATION UNDER THE SECURITIES ACT.

     (a) Except as set forth in Section 2(b) below, the Company agrees to use its best efforts to file under the Securities Act, as soon as practicable, but no later than 30 days after the Closing Date, a registration statement relating to an offer to exchange (the "Exchange Offer") any and all of the Securities for a like aggregate principal amount of debt securities of the Company which are substantially identical to the Securities (and which are entitled to the benefits of a trust indenture which is substantially identical to the indenture and which has been qualified under the Trust Indenture Act) except that they have been registered pursuant to an effective registration statement under the Securities Act. The Company agrees to use its best efforts to consummate the Exchange Offer on or prior to the date that is 150 days after the Closing Date. The Exchange Offer will be registered under the Act on the appropriate form and will comply with all applicable tender offer rules and regulations under the Exchange Act. The Exchange Offer will be deemed to have been consummated only if the debt securities received by holders in the Exchange Offer for Registrable Securities are, upon receipt, transferable by each such holder (other than an affiliate of the Company) without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of a substantial proportion of the States. The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged new securities for all outstanding Registrable Securities pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, new securities for all Registrable Securities that have been tendered and not withdrawn on the date that is 30 days following the commencement of the Exchange Offer. Upon the making of an Exchange Offer in accordance with this paragraph (a), the Company may omit to comply with such of the procedures set forth in Section 3(c) hereof as may be appropriate under the circumstances without adversely affecting the interests of the holders of Registrable Securities under these Exchange and Registration Rights, taken as a whole, but the other provisions of these Exchange and Registration Rights other than Sections 3(d), 3(e), clause (i) and the last sentence of Section 4, and
Section 7, shall continue to apply MUTATIS MUTANDIS. The Company agrees, in the event any holder of Securities that is a broker-dealer shall have so requested a reasonable time prior to the effectiveness of the registration statement relating to the Exchange Offer and provided that such broker-dealer shall have provided the Company with all information required to be included in the registration statement with respect to such holder, (i) to use its best efforts to include in such registration statement a prospectus for use in any resales by such broker-dealer and (ii) to keep such registration statement effective for a period of 60 days after the effective date thereof. With respect to such registration statement the Company and such holder shall have the benefit of, and shall provide to the other party, the rights of indemnification and contribution set forth in Section 6 hereof.

     (b) If prior to the consummation of the Exchange Offer existing Commission interpretations are changed such that the debt securities received by holders in the Exchange Offer for Registrable Securities are not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the Company) without restriction under the Securities Act, the Company shall file under the Securities Act, as soon as practicable, but no later than 30 days after the Closing Date, a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities, pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission (the "Shelf Registration"). The Company agrees to use its best efforts to cause the Shelf Registration to become or be declared no later than 150 days after the Closing Date and to keep such Shelf Registration continuously effective for a period ending on the earlier of the third anniversary of the Effective Time or such time as there are no longer any Registrable Securities. The Company further agrees, if necessary, to supplement or make amendments to the Shelf Registration, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration or by the Securities Act or rules and regulations thereunder for shelf registration, and the Company agrees to furnish to the holders of the Registrable Securities copies of any such supplement or amendment prior to its being used and/or filed with the Commission.

     (c) The holders of the Registrable Securities shall be entitled to a "Step-Up" in the interest rate as set forth in the Registrable Securities during any period after the 30th day after the Closing Date prior to the date on which a registration statement is filed pursuant to Section 2(a) or 2(b) above, and during any period after the 150th day after the Closing Date prior to the date on which the Exchange Offer has been consummated or the Shelf Registration has become or been declared effective by the Commission. In addition, the holders of the Registrable Securities shall be entitled to a "Second Step-Up" in the interest rate as set forth in the Registrable

                                       A-2

Securities during any period after the 270th day after the Closing Date prior to the date on which the Exchange Offer has been consummated or the Shelf Registration has become or been declared effective by the Commission.

     3.  REGISTRATION PROCEDURES.

     (a) Prior to or at the Effective Time of the Exchange Offer or the Shelf Registration, as the case may be, the Company shall qualify the Indenture under the Trust Indenture Act of 1939.

     (b) In the event that such qualification would require the appointment of a new trustee under the Indenture, the Company shall appoint a new trustee thereunder pursuant to the applicable provisions of the Indenture.

     (c) In connection with the Company's obligations with respect to the Shelf Registration, if applicable, the Company shall use its best efforts to effect or cause the Shelf Registration to permit the sale of the Registrable Securities by the holders thereof in accordance with the intended method or methods of distribution thereof described in the Shelf Registration. In connection therewith, the Company shall, as soon as reasonably possible:

          (i) prepare and file with the Commission a registration statement with respect to the Shelf Registration on any form which may be utilized by the Company and which shall permit the disposition of the Registrable Securities in accordance with the intended method or methods thereof, as specified in writing by the holders of the Registrable Securities, and use its best efforts to cause such registration statement to become effective as soon as reasonably possible thereafter;

          (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus included therein as may be necessary to effect and maintain the effectiveness of such registration statement for the period specified in Section 2(b) hereof and as may be required by the applicable rules and regulations of the Commission and the instructions applicable to the form of such registration statement, and furnish to the holders of the Registrable Securities copies of any such supplement or amendment prior to its being used and/or filed with the Commission;

          (iii) comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities covered by such registration statement in accordance with the intended methods of disposition by the holders thereof set forth in such registration statement;

          (iv) provide (A) the holders of the Registrable Securities to be included in such registration statement, (B) the underwriters (which term, for purposes of these Exchange and Registration Rights, shall include a person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, thereof, (C) the sales or placement agent, if any, therefor, (D) counsel for such underwriters or agent, and (E) not more than one counsel for all the holders of such Registrable Securities the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment or supplement thereto;

          (v) for a reasonable period prior to the filing of such registration statement, and throughout the period specified in Section 2(b) hereof, make available for inspection by the parties referred to in Section 3(c)(iv) above who shall certify to the Company that they have a current intention to sell the Registrable Securities pursuant to the Shelf Registration Statement such financial and other information and books and records of the Company, and cause the officers, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary, in the judgment of the respective counsel referred to in such Section, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; PROVIDED, HOWEVER, that each such party shall be required to maintain in confidence and not to disclose to any other person any information or records reasonably designated by the Company in writing as being confidential, until such time as (A) such information becomes a matter of public record (whether by virtue of its inclusion in such registration statement or otherwise), or
     (B) such person shall be required so to disclose such information pursuant to the subpoena or order of any court or other governmental agency or body having jurisdiction over the matter (subject to the requirements of such order, and only after such person shall have given the Company prompt prior written notice of such requirement), or (C) such information is required to be set forth in such registration statement or the prospectus included therein or in an amendment to such registration statement or an amendment or supplement to such prospectus in order that such registration statement, prospectus, amendment or supplement, as the case may be, does not contain an untrue statement of a material fact or omit to state therein a material fact required to

                                       A-3

     be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (vi) promptly notify the selling holders of Registrable Securities, the sales or placement agent, if any, therefor and the managing underwriter or underwriters, if any, thereof and confirm such advice in writing, (A) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of any comments by the Commission and by the Blue Sky or securities commissioner or regulator of any state with respect thereto or any request by the Commission for amendments or supplements to such registration statement or prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for that purpose, (D) if at any time the representations and warranties of the Company contemplated by Section 3(c)(xv) or Section 5 hereof cease to be true and correct in all material respects, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (F) at any time when a prospectus is required to be delivered under the Securities Act, that such registration statement, prospectus, prospectus amendment or supplement or post-effective amendment, or any document incorporated by reference in any of the foregoing, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (vii) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement or any post-effective amendment thereto at the earliest practicable date;

          (viii) if requested by any managing underwriter or underwriters, any placement or sales agent or any holder of Registrable Securities, promptly incorporate in a prospectus supplement or post-effective amendment such information as is required by the applicable rules and regulations of the Commission and as such managing underwriter or underwriters, such agent or such holder specifies should be included therein relating to the terms of the sale of such Registrable Securities, including, without limitation, information with respect to the principal amount of Registrable Securities being sold by such holder or agent or to any underwriters, the name and description of such holder, agent or underwriter, the offering price of such Registrable Securities and any discount, commission or other compensation payable in respect thereof, the purchase price being paid therefor by such underwriters and with respect to any other terms of the offering of the Registrable Securities to be sold by such holder or agent or to such underwriters; and make all required filings of such prospectus supplement or post-effective amendment promptly after notification of the matters to be incorporated in such prospectus supplement or post-effective amendment;

          (ix) furnish to each holder of Registrable Securities, each placement or sales agent, if any, therefor, each underwriter, if any, thereof and the respective counsel referred to in Section 3(c)(iv) an executed copy of such registration statement, each such amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and such number of copies of such registration statement (excluding exhibits thereto and documents incorporated by reference therein unless specifically so requested by such holder, agent or underwriter, as the case may be) and of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other documents, as such holder, agent, if any, and underwriter, if any, may reasonably request in order to facilitate the offering and disposition of the Registrable Securities owned by such holder, offered or sold by such agent or underwritten by such underwriter and to permit such holder, agent and underwriter to satisfy the prospectus delivery requirements of the Securities Act; and the Company hereby consents to the use of such prospectus (including such preliminary and summary prospectus) and any amendment or supplement thereto by each such holder and by any such agent and underwriter, in each case in the form most recently provided to such party by the Company, in connection with the offering and sale of the Registrable Securities covered by the prospectus (including such preliminary and summary prospectus) or any supplement or amendment thereto;

                                       A-4

          (x) use its best efforts to (A) register or qualify the Registrable Securities to be included in such registration statement under such securities laws or blue sky laws of such jurisdictions as any holder of such Registrable Securities and each placement or sales agent, if any, therefor and underwriter, if any, thereof shall reasonably request, (B) keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers, sales and dealings therein in such jurisdictions during the period the Shelf Registration is required to remain effective under Section 2(b) above and for so long as may be necessary to enable any such holder, agent or underwriter to complete its distribution of Securities pursuant to such registration statement and (C) take any and all other actions as may be reasonably necessary or advisable to enable each such holder, agent, if any, and underwriter, if any, to consummate the disposition in such jurisdictions of such Registrable Securities; PROVIDED, HOWEVER, that the Company shall not be required for any such purpose to (I) qualify as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this Section 3(c)(x), (II) consent to general service of process in any such jurisdiction or (III) make any changes to the Company's Certificate of Incorporation or By-laws or any agreement between the Company and its stockholders;

          (xi) use its best efforts to obtain the consent or approval of each governmental agency or authority, whether federal, state or local, which may be required to effect the Shelf Registration or the offering or sale in connection therewith or to enable the selling holder or holders to offer, or to consummate the disposition of, their Registrable Securities;

          (xii) cooperate with the holders of the Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall be printed, lithographed or engraved, or produced by any combination of such methods, and which shall not bear any restrictive legends; and, in the case of an underwritten offering, enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of the Registrable Securities;

          (xiii) provide a CUSIP number for all Registrable Securities, not later than the effective date of the Shelf Registration;

          (xiv) enter into one or more underwriting agreements, engagement letters, agency agreements, "best efforts" underwriting agreements or similar agreements, as appropriate, including (without limitation) customary provisions relating to indemnification and contribution, and take such other actions in connection therewith as any holder of Registrable Securities aggregating at least 33% in aggregate principal amount of the Outstanding Securities, and as the holders of Registrable Securities aggregating at least 66% in aggregate principal amount of the Outstanding Securities, shall request in order to expedite or facilitate the disposition of such Registrable Securities; provided, that the Company shall not be required to enter into any such agreement more than once with respect to all of the Registrable Securities, and may delay entering into such agreement until the consummation of any underwritten public offering which the Company shall have then engaged;

          (xv) whether or not an agreement of the type referred to in Section
     (3)(c)(xiv) hereof is entered into and whether or not any portion of the offering contemplated by such registration statement is an underwritten offering or is made through a placement or sales agent or any other entity,
     (A) make such representations and warranties to the holders of such Registrable Securities and the placement or sales agent, if any, therefor and the underwriters, if any, thereof in form, substance and scope as are customarily made in connection with an offering of debt securities pursuant to any appropriate agreement and/or to a registration statement filed on the form applicable to the Shelf Registration; (B) obtain an opinion of counsel to the Company in customary form and covering such matters, of the type customarily covered by such an opinion, as the managing underwriters, if any, as any holder of at least 25% in aggregate principal amount of the Registrable Securities, and as the holders of at least a majority in aggregate principal amount of the Registrable Securities may reasonably request, addressed to such holder or holders and the placement or sales agent, if any, therefor and the underwriters, if any, thereof and dated the effective date of such registration statement (and if such registration statement contemplates an underwritten offering of a part or all of the Registrable Securities, dated the date of the closing under the underwriting agreement relating thereto) (it being agreed that the matters to be covered by such opinion shall include, without limitation, the

                                       A-5

     due incorporation and good standing of the Company and its subsidiaries; the qualification of the Company and its subsidiaries to transact business as foreign corporations; the due authorization, execution and delivery of these Exchange and Registration Rights and of any agreement of the type referred to in Section (3)(c)(xiv) hereof; the due authorization, execution, authentication and issuance, and the validity and enforceability, of the Securities; the absence of material legal or governmental proceedings involving the Company; the absence of a breach by the Company or its subsidiaries of, or a default under, agreements binding the Company or any subsidiary; the absence of governmental approvals required to be obtained in connection with the Shelf Registration, the offering and sale of the Registrable Securities, these Exchange and Registration Rights or any agreement of the type referred to in Section
     (3)(c)(xiv) hereof; the compliance as to form of such registration statement and any documents incorporated by reference therein and of the Indenture with the requirements of the Securities Act and the Trust Indenture Act, respectively; and, as of the date of the opinion and of the registration statement or most recent post-effective amendment thereto, as the case may be, the absence from such registration statement and the prospectus included therein, as then amended or supplemented, and from the documents incorporated by reference therein of an untrue statement of a material fact or the omission to state therein a material fact necessary to make the statements therein not misleading (in the case of such documents, in the light of the circumstances existing at the time that such documents were filed with the Commission under the Exchange Act)); (C) obtain a "cold comfort" letter or letters from the independent certified public accountants of the Company addressed to the selling holders of Registrable Securities and the placement or sales agent, if any, therefor and the underwriters, if any, thereof, dated (I) the effective date of such registration statement and (II) the effective date of any prospectus supplement to the prospectus included in such registration statement or post-effective amendment to such registration statement which includes unaudited or audited financial statements as of a date or for a period subsequent to that of the latest such statements included in such prospectus (and, if such registration statement contemplates an underwritten offering pursuant to any prospectus supplement to the prospectus included in such registration statement or post-effective amendment to such registration statement which includes unaudited or audited financial statements as of a date or for a period subsequent to that of the latest such statements included in such prospectus, dated the date of the closing under the underwriting agreement relating thereto), such letter or letters to be in customary form and covering such matters of the type customarily covered by letters of such type; (D) deliver such documents and certificates, including officers' certificates, as may be reasonably requested by any holder of at least 25% in aggregate principal amount of the Registrable Securities being sold or by the holders of at least a majority in aggregate principal amount of the Registrable Securities being sold and the placement or sales agent, if any, therefor and the managing underwriters, if any, thereof to evidence the accuracy of the representations and warranties made pursuant to clause (A) above or those contained in Section 5(a) hereof and the compliance with or satisfaction of any agreements or conditions contained in the underwriting agreement or other agreement entered into by the Company; and (E) undertake such obligations relating to expense reimbursement, indemnification and contribution as are provided in Section 6 hereof;

          (xvi) notify in writing each holder of Registrable Securities of any proposal by the Company to amend or waive any provision of these Exchange and Registration Rights pursuant to Section 9(h) hereof and of any amendment or waiver effected pursuant thereto, each of which notices shall contain the text of the amendment or waiver proposed or effected, as the case may be;

          (xvii) in the event that any broker-dealer registered under the Exchange Act shall underwrite any Registrable Securities or participate as a member of an underwriting syndicate or selling group or "assist in the distribution" (within the meaning of the Rules of Fair Practice and the By-Laws of the National Association of Securities Dealers, Inc. ("NASD")) thereof, whether as a holder of such Registrable Securities or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, assist such broker-dealer in complying with the requirements of such Rules and By-Laws, including, without limitation, by
     (A) if such Rules or By-Laws, including Schedule E thereto, shall so require, engaging a "qualified independent underwriter" (as defined in such Schedule) to participate in the preparation of the registration statement relating to such Registrable Securities, to exercise usual standards of due diligence in respect thereto and, if any portion of the offering contemplated by such registration statement is an underwritten offering or is made through a placement or sales agent, to recommend the yield

                                       A-6

     of such Registrable Securities, (B) indemnifying any such qualified independent underwriter to the extent of the indemnification of underwriters provided in Section 6 hereof, and (C) providing such information to such broker-dealer as may be required in order for such broker-dealer to comply with the requirements of the Rules of Fair Practice of the NASD; and

          (xviii) comply with all applicable rules and regulations of the Commission, and make generally available to its security holders as soon as practicable but in any event not later than eighteen months after the effective date of such registration statement, an earning statement of the Company and its subsidiaries complying with Section 11(a) of the Securities Act (including, at the option of the Company, Rule 158 thereunder).

     (d) In the event that the Company would be required, pursuant to Section 3(c)(vi)(F) above, to notify the selling holders of Registrable Securities, the placement or sales agent, if any, therefor and the managing underwriters, if any, thereof, the Company shall without delay prepare and furnish to each such holder, to each placement or sales agent, if any, and to each underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Each holder of Registrable Securities agrees that upon receipt of any notice from the Company pursuant to Section 3(c)(vi)(F) hereof, such holder shall forthwith discontinue the disposition of Registrable Securities pursuant to the registration statement applicable to such Registrable Securities until such holder shall have received copies of such amended or supplemented prospectus, and if so directed by the Company, such holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus covering such Registrable Securities at the time of receipt of such notice.

     (e) The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such holder and such holder's intended method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing, but only to the extent that such information is required in order to comply with the Securities Act. Each such holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such holder to the Company or of the occurrence of any event in either case as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such holder or such holder's intended method of distribution of such Registrable Securities or omits to state any material fact regarding such holder or such holder's intended method of distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such holder or the distribution of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

     4.  REGISTRATION EXPENSES.

     The Company agrees to bear and to pay or cause to be paid promptly upon request being made therefor all expenses incident to the Company's performance of or compliance with these Exchange and Registration Rights, including, without limitation, (a) all Commission and any NASD registration and filing fees and expenses, (b) all fees and expenses in connection with the qualification of the Securities for offering and sale under the State securities and blue sky laws referred to in Section 3(c)(x) hereof, including reasonable fees and disbursements of counsel for the placement or sales agent or underwriters in connection with such qualifications, (c) all expenses relating to the preparation, printing, distribution and reproduction of each registration statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the certificates representing the Securities and all other documents relating hereto, (d) messenger and delivery expenses, (e) fees and expenses of the Trustee under the Indenture and of any escrow agent or custodian, (f) internal expenses (including, without limitation, all salaries and expenses of the Company's officers and employees performing legal or accounting duties), (g) fees, disbursements and expenses

                                       A-7

of counsel and independent certified public accountants of the Company (including the expenses of any opinions or "cold comfort" letters required by or incident to such performance and compliance), (h) fees, disbursements and expenses of any "qualified independent underwriter" engaged pursuant to Section 3(c)(xvii) hereof, (i) reasonable fees, disbursements and expenses of one counsel for the holders of Registrable Securities retained in connection with such registration, as selected by the holders of at least a majority in aggregate principal amount of the Registrable Securities being registered, and fees, expenses and disbursements of any other persons, including special experts, retained by the Company in connection with such registration (collectively, the "Registration Expenses"). To the extent that any Registration Expenses are incurred, assumed or paid by any holder of Registrable Securities or any placement or sales agent therefor or underwriter thereof, the Company shall reimburse such person for the full amount of the Registration Expenses so incurred, assumed or paid promptly after receipt of a request therefor. Notwithstanding the foregoing, the holders of the Registrable Securities being registered shall pay all agency fees and commissions and underwriting discounts and commissions attributable to the sale of such Registered Securities and the fees and disbursements of any counsel or other advisors or experts retained by such holders (severally or jointly), other than the counsel and experts specifically referred to above.

     5.  REPRESENTATIONS AND WARRANTIES.

     The Company represents and warrants to, and agrees with, each Purchaser and each of the holders from time to time of Registrable Securities that:

          (a) Each registration statement covering Registrable Securities and each prospectus (including any preliminary or summary prospectus) contained therein or furnished pursuant to Section 3(c)(ix) hereof and any further amendments or supplements to any such registration statement or prospectus, when it becomes effective or is filed with the Commission, as the case may be, and, in the case of an underwritten offering of Registrable Securities, at the time of the closing under the underwriting agreement relating thereto will conform in all material respects to the requirements of the Securities Act and the Trust Indenture Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and at all times subsequent to the Effective Time when a prospectus would be required to be delivered under the Securities Act, other than from (i) such time as a notice has been given to holders of Registrable Securities pursuant to Section 3(c)(vi)(F) hereof until (ii) such time as the Company furnishes an amended or supplemented prospectus pursuant to Section 3(d) hereof, each such registration statement, and each prospectus (including any summary prospectus) contained therein or furnished pursuant to Section 3(c)(ix) hereof, as then amended or supplemented, will conform in all material respects to the requirements of the Securities Act and the Trust Indenture Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a holder of Registrable Securities expressly for use therein.

          (b) Any documents incorporated by reference in any prospectus referred to in Section 5(a) hereof, when they become or became effective or are or were filed with the Commission, as the case may be, will conform or conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and none of such documents will contain or contained an untrue statement of a material fact or will omit or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a holder of Registrable Securities expressly for use therein.

          (c) The compliance by the Company with all of the provisions of these Exchange and Registration Rights and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of the property or assets of the Company or any subsidiary is subject, nor will such action result in any violation of the provisions of the Certificate of

                                       A-8

     Incorporation, as amended, or the By-Laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any subsidiary or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by these Exchange and Registration Rights, except the registration under the Securities Act of the Registrable Securities, qualification of the Indenture under the Trust Indenture Act and such consents, approvals, authorizations, registrations or qualifications as may be required under State securities or blue sky laws in connection with the offering and distribution of the Registrable Securities.

          (d) These Exchange and Registration Rights have been duly authorized, executed and delivered by the Company.

     6.  INDEMNIFICATION.

     (a) INDEMNIFICATION BY THE COMPANY. Upon the registration of the Registrable Securities pursuant to Section 2 hereof, and in consideration of the agreements of the Purchasers contained herein, and as an inducement to the Purchasers to purchase the Securities, the Company shall, and it hereby agrees to, indemnify and hold harmless each of the holders of Registrable Securities to be included in such registration, and each person who participates as a placement or sales agent or as an underwriter in any offering or sale of such Registrable Securities against any losses, claims, damages or liabilities, joint or several, to which such holder, agent or underwriter may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, or any preliminary, final or summary prospectus contained therein or furnished by the Company to any such holder, agent or underwriter, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company shall, and it hereby agrees to, reimburse such holder, such agent and such underwriter for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; PROVIDED, HOWEVER, that the Company shall not be liable to any such person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary, final or summary prospectus, or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such person expressly for use therein; PROVIDED, FURTHER , that the Company shall not be liable to any underwriter to the extent such loss, claim, damage, or liability results from the fact that there was not delivered by such underwriter a final prospectus the delivery of which would have avoided such loss, claim, damage or liability.

     (b) INDEMNIFICATION BY THE HOLDERS AND ANY AGENTS AND UNDERWRITERS. The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 2 hereof and to entering into any underwriting agreement with respect thereto, that the Company shall have received an undertaking reasonably satisfactory to it from the holder of such Registrable Securities and from each underwriter named in any such underwriting agreement, severally and not jointly, to (i) indemnify and hold harmless the Company, and all other holders of Registrable Securities, against any losses, claims, damages or liabilities to which the Company or such other holders of Registrable Securities may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement, or any preliminary, final or summary prospectus contained therein or furnished by the Company to any such holder, agent or underwriter, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such holder or underwriter expressly for use therein, and (ii) reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim; PROVIDED, HOWEVER, that no such holder shall be required

                                       A-9

to undertake liability to any person under this Section 6(b) for any amounts in excess of the dollar amount of the proceeds to be received by such holder from the sale of such holder's Registrable Securities pursuant to such registration.

     (c) NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party under subsection (a) or (b) above of written notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party pursuant to the indemnification provisions of or contemplated by this Section 6, notify such indemnifying party in writing of the commencement of such action; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under the indemnification provisions of or contemplated by Section 6(a) or 6(b) hereof. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

     (d) CONTRIBUTION. Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 6(a) or Section 6(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this
Section 6(d) were determined by pro rata allocation (even if the holders or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6(d), no holder shall be required to contribute any amount in excess of the amount by which the dollar amount of the proceeds received by such holder from the sale of any Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) exceeds the amount of any damages which such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The holders' and any underwriters' obligations in this
Section 6(d) to contribute shall be several in proportion to the principal amount of Registrable Securities registered or underwritten, as the case may be, by them and not joint.

     (e) The obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer, director and partner of each holder, agent and underwriter and each person, if any, who controls any holder, agent or

                                      A-10

underwriter within the meaning of the Securities Act; and the obligations of the holders and any underwriters contemplated by this Section 6 shall be in addition to any liability which the respective holder or underwriter may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company (including any person who, with his consent, is named in any registration statement as about to become a director of the Company) and to each person, if any, who controls the Company within the meaning of the Securities Act.

     7.  UNDERWRITTEN OFFERINGS.

     (a) SELECTION OF UNDERWRITERS. If any of the Registrable Securities covered by the Shelf Registration are to be sold pursuant to an underwritten offering, the managing underwriter or underwriters thereof shall be designated by the holders of at least a majority in aggregate principal amount of the Registrable Securities to be included in such offering, provided that such designated managing underwriter or underwriters is or are reasonably acceptable to the Company.

     (b) PARTICIPATION BY HOLDERS. Each holder of Registrable Securities hereby agrees with each other such holder that no such holder may participate in any underwritten offering hereunder unless such holder (i) agrees to sell such holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

     8.  RULE 144.

     The Company covenants to the holders of Registrable Securities that to the extent it shall be required to do so under the Exchange Act, the Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including, but not limited to, the reports under Section 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 adopted by the Commission under the Securities Act) and the rules and regulations adopted by the Commission thereunder, and shall take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written statement as to whether it has complied with such requirements.

     9.  MISCELLANEOUS.

     (a) NO INCONSISTENT AGREEMENTS. The Company represents, warrants, covenants and agrees that it has not granted, and shall not grant, registration rights with respect to Registrable Securities or any other securities which would be inconsistent with the terms contained in these Exchange and Registration Rights.

     (b) SPECIFIC PERFORMANCE. The parties hereto acknowledge that there may be no adequate remedy at law if any party fails to perform any of its obligations hereunder and that each party may be irreparably harmed by any such failure, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under these Exchange and Registration Rights in accordance with the terms and conditions of these Exchange and Registration Rights, in any court of the United States or any State thereof having jurisdiction.

     (c) NOTICES. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, if delivered personally or by courier, or three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested) as follows: If to the Company, to it at USAT Holdings Inc., 520 Madison Ave., New York, New York 10022, Attention:
General Counsel, [now Bank United Corp. at 50 Charles Lindbergh Blvd., Uniondale, New York 11553] and if to a holder, to the address of such holder set forth in the security register or other records of the Company, or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     (d) PARTIES IN INTEREST. All the terms and provisions of these Exchange and Registration Rights shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. In the event that any transferee of any holder of Registrable Securities shall acquire Registrable

                                      A-11

Securities, in any manner, whether by gift, bequest, purchase, operation of law or otherwise, such transferee shall, without any further writing or action of any kind, be deemed a party hereto for all purposes and such Registrable Securities shall be held subject to all of the terms of these Exchange and Registration Rights, and by taking and holding such Registrable Securities such transferee shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of these Exchange and Registration Rights. If the Company shall so request, any such successor, assign or transferee shall agree in writing to acquire and hold the Registrable Securities subject to all of the terms hereof.

     (e) SURVIVAL. The respective indemnities, agreements, representations, warranties and each other provision set forth in these Exchange and Registration Rights or made pursuant hereto shall remain in full force and effect regardless of any investigation (or statement as to the results thereof) made by or on behalf of any holder of Registrable Securities, any director, officer or partner of such holder, any agent or underwriter or any director, officer or partner thereof, or any controlling person of any of the foregoing, and shall survive delivery of and payment for the Registrable Securities pursuant to the Purchase Agreements and the transfer and registration of Registrable Securities by such holder and the consummation of an Exchange Offer.

     (f) LAW GOVERNING. These Exchange and Registration Rights shall be governed by and construed in accordance with the laws of the State of New York.

     (g) HEADINGS. The descriptive headings of the several Sections and paragraphs of these Exchange and Registration Rights are inserted for convenience only, do not constitute a part of these Exchange and Registration Rights and shall not affect in any way the meaning or interpretation of these Exchange and Registration Rights.

     (h) ENTIRE AGREEMENT; AMENDMENTS. These Exchange and Registration Rights and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. These Exchange and Registration Rights supersede all prior agreements and understandings between the parties with respect to its subject matter. These Exchange and Registration Rights may be amended and the observance of any term of these Exchange and Registration Rights may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument duly executed by the Company and the holders of at least 66 2/3 percent in aggregate principal amount of the Registrable Securities at the time outstanding. Each holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any amendment or waiver effected pursuant to this Section 9(h), whether or not any notice, writing or marking indicating such amendment or waiver appears on such Registrable Securities or is delivered to such holder.

     (i) INSPECTION. For so long as these Exchange and Registration Rights shall be in effect, these Exchange and Registration Rights and a complete list of the names and addresses of all the holders of Registrable Securities shall be made available for inspection and copying on any business day by any holder of Registrable Securities at the offices of the Company at the address thereof set forth in Section 9(c) above.

                                      A-12

================================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE, OR A SOLICITATION OF AN OFFER TO EXCHANGE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO EXCHANGE OR A SOLICITATION OF AN OFFER TO EXCHANGE SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Additional Information.......................................................................................    3
Exchange Agent...............................................................................................    3
Summary......................................................................................................    4
Risk Factors.................................................................................................   13
The Company..................................................................................................   20
Purpose of the Exchange Offer................................................................................   22
The Exchange Offer...........................................................................................   22
Federal Income Tax Considerations............................................................................   27
Use of Proceeds..............................................................................................   28
Dividend Policy..............................................................................................   28
Capitalization...............................................................................................   29
Ratios of Earnings to Fixed Charges..........................................................................   31
Selected Consolidated Financial and Other Data...............................................................   32
Management's Discussion and Analysis of
  Financial Condition and Results of Operations..............................................................   35
Business.....................................................................................................   59
Regulation...................................................................................................   79
Description of Properties....................................................................................  100
Legal Proceedings............................................................................................  100
Management...................................................................................................  102
Common Stock Offering: Selling Stockholders..................................................................  120
Description of the Notes.....................................................................................  124
Plan of Distribution.........................................................................................  139
Legal Matters................................................................................................  139
Experts......................................................................................................  139
Index of Certain Defined Terms...............................................................................  140
Index to Consolidated Financial Statements...................................................................  F-1
Independent Auditors' Report.................................................................................  F-2
Exchange and Registration Rights.............................................................................  A-1

     UNTIL .............., ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================

                                BANK UNITED CORP.

                                 EXCHANGE OFFER

                               8.05% SENIOR NOTES
                                DUE MAY 15, 1998

                         -------------------------------
                                   PROSPECTUS
                         -------------------------------

                                 JUNE    , 1996

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Restated Certificate of Incorporation of the Company (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company.

     The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     The Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

                                      II-1

     In addition, Lewis S. Ranieri, Salvatore A. Ranieri, and Scott A. Shay, who are directors of the Company, may be entitled to indemnification from Hyperion Partners L.P. and Hyperion Ventures L.P., the former upstream affiliates of the Company. Such former upstream affiliates, at their sole discretion, may elect to indemnify other persons who serve as directors or officers of the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

        ITEM 601
     REGULATION S-K
        EXHIBIT
       REFERENCE
         NUMBER                                                  DESCRIPTION
- ------------------------  ------------------------------------------------------------------------------------------
           3.1**     --   Form of Restated Certificate of Incorporation of the Registrant, as amended.

           3.2**     --   Form of By-Laws of the Registrant.
           4.1**     --   Indenture, dated as of May 15, 1993, between the
                          Registrant and Bank of New York, as Trustee, relating
                          to the Registrant's 8.05% Senior Notes due May 15,
                          1998.
           4.2**     --   Form of 8.05% Senior Note due May 15, 1998 (included in the Indenture filed as Exhibit 4.1 hereto).
           4.3**     --   Exchange and Registration Rights relating to Registrant's 8.05% Senior Notes due May 15,
                          1998.
           4.4**     --   First Supplemental Indenture, dated as of January 23, 1995, between the Registrant and the
                          Bank of New York, as Trustee, relating to Registrant's 8.05% Senior Notes due May 15,
                          1998.
           5.1`      --   Opinion and consent of Bryan Cave LLP.
           8`        --   Opinion and consent of Bryan Cave LLP (Federal Tax Matters).
          10.1**     --   Assistance Agreement, dated December 30, 1988, among the Bank, the Registrant, Hyperion
                          Holdings, Hyperion Partners, and the FSLIC.
          10.1a**    --   Settlement and Termination Agreement, dated as of
                          December 23, 1993, among the Bank, the Registrant,
                          Hyperion Holdings, Hyperion Partners and the FDIC.
          10.1b**    --   Tax Benefits Agreement, dated December 28, 1993,
                          among the Bank, the Registrant, Hyperion Holdings,
                          Hyperion Partners and the FDIC.
          10.2**     --   Acquisition Agreement, dated December 30, 1988, between the Bank and the FSLIC.
          10.3**     --   Warrant Agreement, dated December 30, 1988, between the Bank and the FSLIC.
          10.3a**    --   Amended and Restated Warrant Agreement dated December 28, 1993, between the Bank and the
                          FDIC.
          10.4**     --   Regulatory Capital Maintenance Agreement, dated
                          December 30, 1988 among the Bank, the Registrant,
                          Hyperion Holdings, Hyperion Partners, and the FSLIC
                          (terminated).
          10.5**     --   Federal Stock Charter of the Bank and First Amendment to charter approved on August 26,
                          1992.
          10.6**     --   Amended and Restated Federal Stock Charter of the Bank and Second Amendment approved on
                          October 30, 1992.
          10.6a**    --   Third Amendment to the Federal Stock Charter of the Bank approved on April 23, 1996.
          10.6b**    --   Amended and Restated Bylaws of the Bank.
          10.7**     --   Specimen Preferred Stock, Series A, certificate, $25.00 per share stated value of the
                          Bank.
          10.7a**    --   Certificate of Designation of Noncumulative Preferred Stock, Series A, of the Bank.
          10.7b**    --   Specimen Preferred Stock, Series B, certificate, $25.00 per share stated value, of the
                          Bank.
          10.7c**    --   Certificate of Designation of Noncumulative Preferred Stock, Series B, of the Bank.
          10.8**     --   Data Processing Agreement, dated January 1, 1992, between the Bank and Systematics
                          Financial Services, Inc., and First Amendment (dated
                          October 28, 1992) and Second Amendment (dated
                          September 1, 1992).
          10.8a**    --   Third Amendment, dated December 17, 1993, to the
                          Data Processing Agreement, dated January 1, 1992,
                          between the Bank and Systematics Financial Services,
                          Inc.
          10.8b**    --   Fourth Amendment, dated March 28, 1994, to the Data
                          Processing Agreement, dated January 1, 1992, between
                          the Bank and Systematics Financial Services, Inc.
          10.8c**    --   Fifth Amendment, dated April 1, 1994 to the Data
                          Processing Agreement, dated January 1, 1992, between
                          the Bank and Systematics Financial Services, Inc.

                                      II-2

        ITEM 601
     REGULATION S-K
        EXHIBIT
       REFERENCE
         NUMBER                                                  DESCRIPTION
- ------------------------  ------------------------------------------------------------------------------------------

          10.8d**    --   Sixth Amendment, dated February 26, 1996 to the
                          Data Processing Agreement, dated January 1, 1992,
                          between the Bank and Systematics Financial Services,
                          Inc.
          10.9**     --   Management and Consulting Services Agreement, dated January 1, 1992, between the Bank and
                          Systematics Financial Services, Inc., and First Amendment (dated March 18, 1992) and
                          Second Amendment (dated September 1, 1992).
          10.10**    --   Lease Agreement, dated April 1, 1989, between the
                          Bank and Homart Development Co. (Leased premises at
                          3200 Southwest Freeway) and First Amendment thereto
                          dated January 31, 1990.
          10.10a**   --   Second Amendment, dated November 14, 1994 to Lease
                          Agreement dated April 1, 1989, between the Bank and
                          Homart Development Co. (assigned to HD Delaware
                          Properties, Inc.).
          10.10b**   --   Third Amendment, dated January 8, 1996 to Lease
                          Agreement dated April 1, 1989 between the Bank and
                          Homart Development Co. (predecessor in interest of HMS
                          Office, L.P.).
          10.11**    --   Lease Agreement, dated November 20, 1990, between the Bank and Greenway Plaza, LTD.
                          (Leased premises at 3800 Buffalo Speedway).
          10.12**    --   Employment Agreement, dated March 18, 1991, between the Bank and Barry C. Burkholder.
          10.12a**   --   Amendment, dated April 10, 1996, to the Employment Agreement between the Bank and Barry C.
                          Burkholder.
          10.13**    --   Letter Agreement Related to Employment, dated April 4, 1990, between the Bank and Anthony
                          J. Nocella.
          10.14**    --   Letter Agreement Related to Employment, dated June 18, 1990 between the Bank and George R.
                          Bender.
          10.15**    --   Letter Agreement Related to Employment, dated April 6, 1990, between the Bank and Jonathon
                          K. Heffron.
          10.16**    --   Letter Agreement Related to Employment, dated May 10, 1991, between the Bank and Leslie H.
                          Green.
          10.17**    --   Management Incentive Plan, dated April 20, 1992.
          10.18**    --   Letter Agreement, dated January 5, 1990, between Hyperion Partners and certain shareholders of the Registrant with respect to the provision of managerial assistance to the Registrant.
          10.22**    --   Supplemental Executive Savings Plan of the Bank.
          10.23**    --   Directors Supplemental Savings Plan of the Bank.
          12         --   Statement re: Calculation of Ratios of Earnings to Fixed Charges.
          21`        --   Subsidiaries of the Registrant.
          23.1`      --   Consent of Bryan Cave LLP (included in Exhibit 5.1).
          23.2`      --   Consent of Deloitte & Touche LLP, independent auditors.
          26*        --   Statement of Eligibility and Qualification of Trustee on Form T-1 of the Bank of New York
                          under the Trust Indenture Act of 1939.
          28.1*      --   Form of Letter of Transmittal.
          99.2`      --   Exchange Agent Agreement between Registrant and Bank of New York, as Exchange Agent.
          99.3**     --   Complaint filed by the Registrant and certain of its affiliates against the FDIC and certain other governmental agencies in the Southern District of Texas, Galveston Division,
                          C.A. No. G-93-461.

- ------------

 * Previously filed.

** Filed as an Exhibit to the Company's Registration Statement on Form S-1
   (Registration No. 333-06229), under same exhibit number, and incorporated herein by this reference.

 ` To be filed by amendment.

                                      II-3

     All other Exhibits have been filed previously.

     (b)  Financial Statement Schedules.

     The Consolidated Financial Statements listed in the Index to Consolidated Financial Statements contained in the Offering Circular are hereby incorporated herein by reference.

     Schedules to the Consolidated Financial Statements are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or the registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      II-4

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN UNIONDALE, STATE OF NEW YORK, ON THE 28TH DAY OF JUNE, 1996.

                                          BANK UNITED CORP.
                                          By /s/LEWIS S. RANIERI
                                            CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED BELOW.


     SIGNATURES                             TITLE                      DATE
- --------------------------------- -----------------------------    ------------


(1)  Principal Executive Officer:
     /s/LEWIS S. RANIERI             Chairman of the Board,        June 28, 1996
        LEWIS S. RANIERI          President and Chief Executive
                                           Officer

(2)  Principal Financial and
       Accounting Officer:
     /s/ANTHONY J. NOCELLA        Executive Vice President and     June 28, 1996
        ANTHONY J. NOCELLA           Chief Financial Officer

(3)  Directors:
     /s/LEWIS S. RANIERI                    Director               June 28, 1996
        LEWIS S. RANIERI
     /s/SALVATORE A. RANIERI                Director               June 28, 1996
        SALVATORE A. RANIERI
     /s/SCOTT A. SHAY                       Director               June 28, 1996
        SCOTT A. SHAY

                                      II-5